UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
(Rule 14c-101)
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934
Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement
STRONGHOLD DIGITAL MINING, INC.
(Name of Registrant as Specified in its Charter)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

STRONGHOLD DIGITAL MINING, INC.
595 Madison Avenue, 28th Floor
New York, New York 10022

NOTICE OF ACTION PURSUANT TO WRITTEN CONSENT
OF THE STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
January 30, 2023
Dear Stockholder:
We are furnishing this Notice and the accompanying Information Statement to the stockholders of Stronghold Digital Mining, Inc., a Delaware corporation (together with its subsidiaries, the “Company,” “we,” “us” or “our”), as of January 10, 2023 (the “Record Date”) and as of January 18, 2023 (the “Second Record Date”), pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. The purpose of this Notice is to inform stockholders that, with the unanimous approval of the board of directors of the Company (the “Board”), (i) on January 9, 2023, stockholders holding a majority of the issued and outstanding Common Stock (as defined below) of the Company (collectively, the “Majority Stockholders”), approved, by written consent (the “Written Consent”), (a) the issuance of the Company’s Class A common stock, par value $0.0001 per share, pursuant to the exchange agreement, dated December 30, 2022, by and among the Company and the holders named therein (the “Exchange Agreement”), resulting from the conversion or exercise of the Series C Preferred Stock, the Pre-Funded Warrants, the Amended May 2022 Warrants and the November 2022 Warrants (each as defined in the Information Statement) (the “Stock Issuance”) and certain other Class A Common Stock issued to a party to the Exchange Agreement and (b) authorizing the Board, in its discretion on or prior to June 30, 2023, to approve and adopt an amendment to our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of our issued and outstanding Common Stock by a ratio in a range from and including one-for-two (1:2) up to and including one-for-ten (1:10), or anywhere between (the “Reverse Stock Split”), and (ii) on January 18, 2023, stockholders holding a majority of the issued and outstanding Common Stock (collectively, the “OIP Majority Stockholders”), approved, by written consent (the “Second Written Consent”), the First Amendment to the Company’s Omnibus Incentive Plan (the “OIP”) to increase the amount of shares of Class A Common Stock available for delivery with respect to awards under the OIP by 6,000,000 shares, with such total also being available for the issuance of shares upon the exercise of incentive stock options (the “OIP Amendment”).
Stockholder approval of the Reverse Stock Split was required pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”) and Article IX of the Certificate of Incorporation, which requires the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, to amend the Certificate of Incorporation. Stockholder approval of the Stock Issuance was required by The Nasdaq Stock Market (“Nasdaq”) Rule 5635(b), which requires stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the Company, and Nasdaq Rule 5635(d), which requires stockholder approval prior to a 20% Issuance (as defined in the Information Statement) at a price that is less than the Minimum Price (as defined in the Information Statement) in a transaction other than a public offering. Stockholder approval of the OIP Amendment was required by Nasdaq Rule 5635(c), which requires stockholder approval when the Company establishes or materially amends a plan or arrangement pursuant to which stock may be acquired by officers, directors, employees or consultants.
As the Stock Issuance and the Reverse Stock Split have been duly authorized and approved by the Majority Stockholders pursuant to the Written Consent, and the OIP Amendment has been duly authorized and approved by the OIP Majority Stockholders pursuant to the Second Written Consent, as further detailed in the accompanying Information Statement, your vote or consent is not requested or required to approve these actions. The accompanying

Information Statement is provided solely for your information, pursuant to Section 14(c) of the Exchange Act. This Notice and the accompanying Information Statement also serve as the notice required by Section 228(e) of the DGCL of the taking of a corporate action without a meeting by less than unanimous written consent of our stockholders.
You are urged to read the accompanying Information Statement in its entirety.
The accompanying Information Statement is being mailed on or about January 30, 2023, to stockholders of record as of the Record Date and as of the Second Record Date. In accordance with Rule 14c-2 promulgated under the Exchange Act, the actions described herein will become effective no sooner than 20 calendar days after the mailing of the accompanying Information Statement.
We thank you for your continued support.
Very truly yours,

Gregory A. Beard
Co-Chairman and Chief Executive Officer

NOTICE ABOUT INFORMATION CONTAINED IN THIS INFORMATION STATEMENT
You should assume that the information in this Information Statement or any supplement is accurate only as of the date on the front page of this Information Statement. Our business, financial condition, results of operations and prospects may have changed since that date and may change again.
i

STRONGHOLD DIGITAL MINING, INC.

INFORMATION STATEMENT

January 30, 2023
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
SUMMARY
We are furnishing this Information Statement to the stockholders of record of Stronghold Digital Mining, Inc. (together with its subsidiaries, the “Company,” “we,” “us” or “our”) in connection with (i) a written consent in lieu of a special meeting, dated January 9, 2023 (the “Written Consent”), executed and delivered to the Company by the holders of approximately 52.62% of the voting power of our Common Stock (as defined below) outstanding as of the date of the Written Consent (collectively, the “Majority Stockholders”), and (ii) a written consent in lieu of a special meeting, dated January 18, 2023 (the “Second Written Consent”), executed and delivered to the Company by the holders of approximately 50.54% of the voting power of our Common Stock outstanding as of the date of the Second Written Consent (collectively, the “OIP Majority Stockholders”).
The Written Consent and the Second Written Consent were effected in accordance with the Delaware General Corporation Law (the “DGCL”), our Second Amended and Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”), and our Amended and Restated Bylaws, as amended (our “Bylaws”), which permit any action which may be taken at a meeting of our stockholders to also be taken by written consent of our stockholders holding outstanding stock having at least the number of votes necessary to approve such action at a meeting at which all shares entitled to vote thereon were present and voted. The Written Consent and the Second Written Consent required the approval of the holders of a majority of the outstanding shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and of our Class V common stock, par value $0.0001 per share (the “Class V Common Stock” and, together with the Class A Common Stock, the “Common Stock”), voting as a single class.
This Information Statement will be mailed on or about January 30, 2023, to holders of our outstanding Common Stock of record as of the close of business on January 10, 2023 (the “Record Date”) and January 18, 2023 (the “Second Record Date”). On those dates, there were 31,710,217 shares of our Class A Common Stock and 26,057,600 shares of our Class V Common Stock issued and outstanding. Pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the action will become effective on or after February 19, 2023, which is 20 calendar days following the date on which we first mail this Information Statement to our stockholders.
On January 9, 2023, our board of directors (the “Board”), acting by unanimous written consent, approved, and recommended that our stockholders approve the following:
•
issuance of up to an aggregate of 67,316,416 shares of Class A Common Stock pursuant to the exchange agreement, dated December 30, 2022, by and among the Company and the holders identified therein (the “Noteholders”), filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 3, 2023 (the “Exchange Agreement”), resulting from (i) the conversion of shares of the Company’s Series C Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), to be created by filing a certificate of designation in the form attached to the Exchange Agreement as Exhibit A (the “Certificate of Designation”), which is convertible into shares of Class A Common Stock, or pre-funded warrants that may be exercised for shares of Class A Common Stock, the form of which is attached as Annex B to the Certificate of Designation (the “Pre-Funded Warrants”), at an initial conversion price of $0.40 per share, (ii) the exercise of the Company’s Pre-Funded Warrants, the Amended May 2022 Warrants (as defined herein) and certain other warrants issued by the Company to the Noteholders on November 15, 2022 (the “November 2022 Warrants”), and (iii) Class A Common Stock issued by the Company to one of the Noteholders on November 15, 2022 (such issuance, the “Stock Issuance”); and

•
authorizing the Board, in its discretion on or prior to June 30, 2023, to approve and adopt the amendment to our Certificate of Incorporation, the form of which is attached as Annex A to this Information Statement

(the “Certificate of Amendment”), to effect a reverse stock split of our issued and outstanding Common Stock by a ratio in a range from and including one-for-two (1:2) up to and including one-for-ten (1:10), (the “Range”) (with the Board being authorized to determine the exact amount for such split within the Range, such ratio being the “Reverse Split Ratio”) such that every holder of outstanding shares of Common Stock on the effective date specified in the Certificate of Amendment shall receive, subject to the treatment of fractional shares described in the Certificate of Amendment, one share of Class A Common Stock or Class V Common Stock, as applicable, in exchange for a number of shares of Class A Common Stock or Class V Common Stock, as applicable, held by such holder that is to be determined but will be proportionate to the Reverse Split Ratio selected by the Board, in its discretion, within the Range (the “Reverse Stock Split”).
On January 18, 2023, the Board, acting by unanimous written consent, approved and recommended that our stockholders approve the following:
•
the First Amendment to the Company’s Omnibus Incentive Plan, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 25, 2021 (the “OIP”) to increase the amount of shares of Class A Common Stock available for delivery with respect to awards under the OIP by 6,000,000 shares, with such total also being available for the issuance of shares upon the exercise of incentive stock options (the “OIP Amendment”).

In adopting the Written Consent, the Majority Stockholders approved and adopted the following:
•
the Stock Issuance in all respects, including (i) the adoption of and filing with the Secretary of State for the State of Delaware the Certificate of Designation attached to the Exchange Agreement as Exhibit A (the “Certificate of Designation”) and the subsequent issuance of the shares of Series C Preferred Stock pursuant to the terms of the Exchange Agreement, and (ii) for purposes of Nasdaq Rules 5635(b) and 5635(d), the issuance of up to an aggregate of 67,316,416 shares of Class A Common Stock (a) issued to one of the Noteholders on November 15, 2022, and (b) issuable upon conversion of the Series C Preferred Stock and the exercise of the Pre-Funded Warrants, the Amended May 2022 Warrants and the November 2022 Warrants; and

•
(i) the consummation of the Reverse Stock Split with a Reverse Split Ratio to be determined by the Board within the Range, (ii) the bestowal of authorization onto the Board to determine the exact Reverse Split Ratio within the Range, (iii) the Certificate of Amendment and the consequent filing thereof with the Secretary of State for the State of Delaware at any time on or before June 30, 2023, and (iv) the right of the Board to abandon the Reverse Stock Split and not to file the Certificate of Amendment, if the Board, in its discretion, at any time determines that the Reverse Stock Split is no longer in the best interests of the Company or its stockholders.

In adopting the Second Written Consent, the OIP Majority Stockholders approved and adopted the following:
•
the OIP Amendment in all respects, including an increase in the amount of shares of Class A Common Stock available for delivery with respect to awards under the OIP by 6,000,000 shares, with such total also being available for the issuance of shares upon the exercise of incentive stock options.

This Information Statement contains a summary of the material aspects of the actions relating to the Stock Issuance, the Reverse Stock Split and the OIP Amendment approved by the Board, the Majority Stockholders and the OIP Majority Stockholders, as applicable.

FORWARD-LOOKING STATEMENTS
The information, financial projections and other estimates contained herein contain “forward-looking” statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including, but not limited to statements regarding the closing of the transactions contemplated by the Exchange Agreement, the Certificate of Designation, the Series C Preferred Stock, the Pre-Funded Warrants, the Stock Issuance, the Certificate of Amendment, the Reverse Stock Split, and the anticipated effect of the same on the Company and our stockholders. Such financial projections and estimates are as to future events and are not to be viewed as facts, and reflect various assumptions of management of the Company concerning the future performance of the Company and are subject to significant business, financial, economic, operating, competitive and other risks and uncertainties and contingencies (many of which are difficult to predict and beyond the control of the Company) that could cause actual results to differ materially from the statements and information included herein. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Forward-looking statements may include statements about various risks and uncertainties, including those described under the heading “Risk Factors” as detailed from time to time in the Company’s reports filed with the SEC, including the Company’s annual report on Form 10-K, periodic quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC. Such risk and uncertainties are not exclusive. Any forward-looking statements speak only as of the date of this communication. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information or development, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Additionally, descriptions herein of market conditions and opportunities are presented for informational purposes only; there can be no assurance that such conditions will actually occur or result in positive returns. Recipients of this communication should make their own investigations and evaluations of any information referenced herein.

OUTSTANDING VOTING SECURITIES AND CONSENTING STOCKHOLDERS
As of the date of the Written Consent and the Second Written Consent, there were 57,767,817 shares of our Common Stock, including 31,710,217 shares of our Class A Common Stock and 26,057,600 shares of our Class V Common Stock, issued and outstanding. Each share of Common Stock entitles the holder thereof to one vote on each matter submitted to our stockholders. The holders of the Class A Common Stock and the Class V Common Stock vote together as a single class.
Stockholder approval of the Stock Issuance was required by Nasdaq Rule 5635(b), which requires stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the Company, and Nasdaq Rule 5635(d), which requires stockholder approval prior to a 20% Issuance (as defined herein) of securities at a price that is less than the Minimum Price (as defined herein) in a transaction other than a public offering. See “Approval of the Stock Issuance—Nasdaq Listing Requirements and Stockholder Approval.”
Stockholder approval of the Reverse Stock Split was required pursuant to Section 242 of the DGCL and Article IX of the Certificate of Incorporation, which requires the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, to amend the Certificate of Incorporation.
Stockholder approval of the OIP Amendment was required by Nasdaq Rule 5635(c), which requires stockholder approval when the Company establishes or materially amends a plan or arrangement pursuant to which stock may be acquired by officers, directors, employees or consultants.
Pursuant to Section 228 of the DGCL, Section 6.1 of our Certificate of Incorporation and Section 2.12 of our Bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Accordingly, pursuant to the Written Consent, the Majority Stockholders have approved and adopted:
•
the Stock Issuance in all respects, including (i) the adoption of and filing with the Secretary of State for the State of Delaware the Certificate of Designation and the subsequent issuance of the shares of Series C Preferred Stock pursuant to the terms of the Exchange Agreement, and (ii) for purposes of Nasdaq Rules 5635(b) and 5635(d), the issuance of up to an aggregate of 67,316,416 shares of Class A Common Stock (a) issued to one of the Noteholders on November 15, 2022, and (b) issuable upon conversion of the Series C Preferred Stock and the exercise of the Pre-Funded Warrants, the Amended May 2022 Warrants and the November 2022 Warrants; and

•
(i) the consummation of the Reverse Stock Split with a Reverse Split Ratio to be determined by the Board within the Range, (ii) the bestowal of authorization onto the Board to determine the exact Reverse Split Ratio within the Range, (iii) the Certificate of Amendment and the consequent filing thereof with the Secretary of State for the State of Delaware at any time on or before June 30, 2023, and (iv) the right of the Board to abandon the Reverse Stock Split and not to file the Certificate of Amendment, if the Board, in its discretion, at any time determines that the Reverse Stock Split is no longer in the best interests of the Company or its stockholders.

Pursuant to the Second Written Consent, the OIP Majority Stockholders have approved and adopted the OIP Amendment in all respects, including an increase in the amount of shares of Class A Common Stock available for delivery with respect to awards under the OIP by 6,000,000 shares, with such total also being available for the issuance of shares upon the exercise of incentive stock options.

Set forth below are the stockholders who comprise the Majority Stockholders, and their voting power as of the date of the Written Consent:
Stockholder Name	Shares of Class A Common Stock Voted	Shares of Class V Common Stock Voted	Voting Power
Q Power LLC	14,400	26,057,600	45.14%
Cooper Creek Partners Mgmt	1,201,348	—	2.08%
William Spence	1,000,000	—	1.73%
Dean Vanech	776,000	—	1.34%
Gregory A. Beard	602,409	—	1.04%
Richard Vicens	601,775	—	1.04%
Cooper Schiefflin	145,845	—	0.25%
Total:	4,341,777	26,057,600	52.62%
Set forth below are the stockholders who comprise the OIP Majority Stockholders, and their voting power as of the date of the Second Written Consent:
Stockholder Name	Shares of Class A Common Stock Voted	Shares of Class V Common Stock Voted	Voting Power
Q Power LLC	14,400	26,057,600	45.14%
William Spence	1,000,000	—	1.73%
Dean Vanech	776,000	—	1.34%
Gregory A. Beard	602,409	—	1.04%
Richard Vicens	601,775	—	1.04%
Cooper Schiefflin	145,845	—	0.25%
Total:	3,140,429	26,057,600	50.54%
Such approvals and consents by the Majority Stockholders and the OIP Majority Stockholders constitute the approval and consent of a majority of the total number of shares of the Company’s outstanding voting stock as of the dates of the Written Consent and the Second Written Consent, respectively, and are sufficient under the DGCL, the Certificate of Incorporation, and the Bylaws to approve the Stock Issuance, the Reverse Stock Split and the OIP Amendment. Accordingly, approval of the Stock Issuance, the Reverse Stock Split and the OIP Amendment will not be submitted to the other stockholders of the Company for a vote, and this Information Statement is being furnished to such other stockholders to provide them with certain information concerning approval of the Stock Issuance, the Reverse Stock Split and the OIP Amendment in accordance with the requirements of the Exchange Act, and the regulations promulgated under the Exchange Act, including Regulation 14C.
Your consent is not required and is not being solicited in connection with approval of (i) the Stock Issuance and the Reverse Stock Split by the Majority Stockholders, or (ii) the OIP Amendment by the OIP Majority Stockholders. This Information Statement is intended to provide our stockholders information required by the rules and regulations of the Exchange Act.

APPROVAL OF THE STOCK ISSUANCE
General
On December 30, 2022 and January 9, 2023, our Board, acting by unanimous written consent, approved the effectuation of the transactions provided for in the Exchange Agreement, including the Stock Issuance. On January 9, 2023, the Majority Stockholders executed the Written Consent which, among other things, approved the Stock Issuance in all respects, including (i) the adoption of and filing with the Secretary of State for the State of Delaware the Certificate of Designation and the subsequent issuance of the shares of Series C Preferred Stock pursuant to the terms of the Exchange Agreement, and (ii) for purposes of Nasdaq Rules 5635(b) and 5635(d), the issuance of up to an aggregate of 67,316,416 shares of Class A Common Stock (a) issued to one of the Noteholders on November 15, 2022, and (b) issuable upon conversion of the Series C Preferred Stock and the exercise of the Pre-Funded Warrants, the Amended May 2022 Warrants and the November 2022 Warrants.
Background and Reasons for the Stock Issuance
The Board and the Company’s management regularly evaluate the Company’s liquidity and capital resources, including potential debt and equity transactions.
On May 15, 2022, the Company and the Noteholders entered the Note and Warrant Purchase Agreement (the “Purchase Agreement”), pursuant to which the Company issued and sold to the Noteholders (i) $33,750,000 aggregate principal amount of 10.00% unsecured convertible promissory notes (the “May 2022 Notes”) and (ii) warrants to purchase an aggregate of 6,318,000 shares of Class A Common Stock (the “May 2022 Warrants”). On August 16, 2022, the Company and the Noteholders amended the terms of the May 2022 Notes (the “Amended May 2022 Notes”) whereby an aggregate of $11.25 million of the outstanding principal under the May 2022 Notes was exchanged for an amendment of the May 2022 Warrants to reduce the strike price from $2.50 to $0.01 per share (the “Amended May 2022 Warrants”). After giving effect to the principal reduction under the Amended May 2022 Notes, the Company became required to make subsequent payments to the Noteholders on the fifteenth day of each of November 2022, December 2022, January 2023 and February 2023. The Company made the November 15, 2022 payment to the Noteholders through a combination of cash, Class A Common Stock, and the November 2022 Warrants. On December 15, 2022, the Company entered into an amendment to the Amended May 2022 Notes with each of the Noteholders (“Amendment No. 1”) to delay the December 15, 2022 amortization payment date to December 22, 2022, among other items, and on December 22, 2022, the Company entered into a second amendment to the Amended May 2022 Notes with each of the Noteholders (“Amendment No. 2” and, together with the Amended May 2022 Notes and Amendment No. 1, the “Notes”) to further delay the December 22, 2022 amortization payment to December 30, 2022.
Facing a potentially prolonged downturn in the cryptocurrency markets and the resulting stress on the industry, along with unpredictability of the forward power curve, we entered into negotiations with the Noteholders to pursue an exchange of the Notes for equity. We believe such a deleveraging transaction with respect to the Notes is necessary to preserve cash, reduce our financial obligations, and improve our liquidity position. In addition, we believe an exchange of the Notes for equity will create a more comprehensive alignment of interests between the Company’s existing stockholders and the Noteholders, which is important during this time of stress on the industry. Following the Closing (as defined herein) of the Exchange Agreement, the Company expects to have less than $55 million in total principal amount of debt outstanding.
The Exchange Agreement
On December 30, 2022, the Company and the Noteholders entered into the Exchange Agreement. Pursuant to the terms of the Exchange Agreement, at the Closing the Company will issue an aggregate of 23,102 shares of Series C Convertible Preferred Stock in exchange for the cancellation of an aggregate $17,893,750.00 of principal and accrued interest representing all of the amounts owed to the Noteholders under the terms of the Notes. Pursuant to the terms of the Exchange Agreement, no principal or interest on the Notes shall become due or payable from the date of the Exchange Agreement until the earlier of the Closing or the termination of the Exchange Agreement. The rights and preferences of the Series C Preferred Stock will be designated in the Certificate of Designation, and the Company has agreed to provide certain registration rights to the Noteholders with respect to the Class A Common Stock received by the Noteholders upon conversion of their shares of Series C Preferred Stock and exercise of their Pre-Funded Warrants pursuant to the terms of a registration rights agreement in a form to be mutually agreed to by the Company and the Noteholders and executed in connection with the Closing (the “Registration Rights Agreement”). See “—Series C Preferred Stock” and “—Pre-Funded Warrants.”

The Exchange Agreement provides that the closing of the transactions described therein will be held as soon as practicable following the satisfaction or waiver, as applicable, of the conditions therein, but in no event later than February 20, 2023 (the “Closing”). The Exchange Agreement contains representations, warranties, covenants, and indemnities customary for transactions of this type and provides for customary termination rights of the parties. The Closing is subject to certain conditions, including, among other things: (i) the effectiveness of the Written Consent pursuant to the terms of the Exchange Agreement and Rule 14c-2 under the Exchange Act, which will occur no earlier than 20 calendar days after the mailing of this Information Statement to our stockholders, (ii) the filing with, and acceptance by, the Secretary of State for the State of Delaware of the Certificate of Designation and the issuance of the Series C Preferred Stock, (iii) the execution and delivery by the Company and the Noteholders of the Registration Rights Agreement, and (iv) that the Company shall not have experienced a Material Adverse Effect (as defined the Exchange Agreement) or experienced certain bankruptcy events.
The foregoing description of the material terms of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Exchange Agreement.
Series C Preferred Stock
Pursuant to the terms of the Exchange Agreement, the Company will file the Certificate of Designation with the Secretary of State for the State of Delaware in connection with the Closing. The material terms of the Series C Preferred Stock set forth in the Certificate of Designation are as follows:
Designation and Amount
The Certificate of Designation designates twenty-three thousand, one hundred two (23,102) shares of Series C Preferred Stock, with each share having a stated value of $1,000, subject to any adjustment for stock splits, stock combinations, recapitalizations and similar transactions as set forth in the Certificate of Designation (the “Stated Value”).
Ranking and Liquidation Preference
The Series C Preferred Stock ranks, with respect to rights upon an acquisition, merger or consolidation of the Company, sale of all or substantially all assets of the Company, other business combination or liquidation, dissolution or winding up of the affairs of the Company, either voluntary or involuntary (collectively, a “Liquidation Event”), (i) senior to the Common Stock and any other class or series of capital stock of the Company the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series C Preferred Stock with respect to a Liquidation Event (“Junior Stock”), (ii) on a parity with any other class or series of capital stock of the Company the terms of which provide that such class or series ranks on a parity with the Series C Preferred Stock with respect to a Liquidation Event (“Parity Stock”), and (iii) junior to any other class or series of capital stock of the Company the terms of which expressly provide that such class or series ranks senior to the Series C Preferred Stock with respect to a Liquidation Event (“Senior Stock”). In the event of a Liquidation Event, each holder of shares of Series C Preferred Stock then outstanding shall be entitled to receive, before any payment or distribution of any assets of the Company shall be made or set apart for holders of the Junior Stock, an amount per share of Series C Preferred Stock equal to the Stated Value.
Voting Rights
Except as required by the DGCL or the Certificate of Incorporation, holders of shares of Series C Preferred Stock do not have any voting rights, except that the approval of holders of at least two-thirds (66.67%) of the then-outstanding shares of Series C Preferred Stock is required to (i) amend, alter, repeal or otherwise modify (whether by merger, operation of law, consolidation or otherwise) (a) any provision of the Certificate of Incorporation or the Bylaws in a manner that would adversely affect the powers, rights, preferences or privileges of the Series C Preferred Stock, or (b) any provision of the Certificate of Designation, (ii) authorize, create, increase the amount of, or issue any Series C Preferred Stock or any class or series of Senior Stock or Parity Stock or any security convertible into, or exchangeable or exercisable for, shares of Series C Preferred Stock, Senior Stock, or Parity Stock, (iii) authorize, enter into or otherwise engage in a Fundamental Transaction (as defined in the Certificate of Designation) unless such Fundamental Transaction does not adversely affect the rights, preferences or privileges of the Series C Preferred Stock, and (iv) agree or consent to any of the foregoing.

Optional Conversion
From and after the date of issuance of the Series C Preferred Stock, each holder shall be entitled, upon written notice to the Company, to convert all or a portion of such holder’s outstanding shares of Series C Preferred Stock into a number of shares of Class A Common Stock (an “Optional Conversion”) at a conversion rate equal to (i) the Stated Value plus cash in lieu of any fractional shares, divided by (ii) a conversion price of $0.40 per share of Class A Common Stock, subject to certain adjustments provided in the Certificate of Designation (the “Conversion Price”). A holder will not have the right to effect an Optional Conversion to the extent that, after giving effect to such conversion, such holder (together with such holder’s affiliates and any person acting as a group with such holder or any of its affiliates) would beneficially own in excess of 9.99% of the number of shares of Class A Common Stock outstanding immediately after giving effect to such conversion (the “Beneficial Ownership Limitation”).
In the event of any Fundamental Transaction, as described in the Certificate of Designation and generally including any merger with or into another entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, reclassification of shares of the Class A Common Stock, or stock purchase agreement or other business combination wherein another person or group acquires more than 50% of the then-outstanding shares of Class A Common Stock, then upon any subsequent Optional Conversion or the Automatic Conversion (as defined below), the holder will have the right to receive as alternative consideration, for each share of Class A Common Stock that would have been issuable upon such Optional Conversion or the Automatic Conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Class A Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Class A Common Stock into which the shares of Series C Preferred Stock are convertible immediately prior to such event.
Automatic Conversion
Upon the fifth anniversary of the date of issuance of the Series C Preferred Stock, each share of Series C Preferred Stock then outstanding will automatically and immediately convert into shares of Class A Common Stock or, to the extent such conversion would cause a holder to exceed the Beneficial Ownership Limitation, into Pre-Funded Warrants (the “Automatic Conversion”). See “—Pre-Funded Warrants.”
Registration Rights
We have agreed to provide certain registration rights to the Noteholders with respect to the Class A Common Stock received by the Noteholders upon conversion of their shares of Series C Preferred Stock and exercise of their Pre-Funded Warrants pursuant to the terms of a registration rights agreement in a form to be mutually agreed to by the Company and the Noteholders and executed in connection with the Closing.
Other Rights
The Series C Preferred Stock is not entitled to receive dividends, does not have preemptive or subscription rights, and has no redemption or sinking fund provisions or rights.
There is no established trading market for the Series C Preferred Stock, and the Company does not expect a market to develop. The Company does not intend to apply for a listing for the Series C Preferred Stock on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Series C Preferred Stock will be limited.
This section describes the material terms of the Certificate of Designation. The foregoing description of the Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the complete text of the Certificate of Designation in the form attached as Exhibit A to the Exchange Agreement.
Pre-Funded Warrants
The following is a summary of the material terms and provisions of the Pre-Funded Warrants. This summary is subject to and qualified in its entirety by the Certificate of Designation and the form of Pre-Funded Warrant.
The Pre-Funded Warrants are exercisable at the option of each holder, in whole or in part, on a mandatory cashless basis (with cash in lieu of any fractional shares) upon delivery to the Company of a duly executed exercise notice, for shares of Class A Common Stock at an exercise price equal to $0.001 per share, in each case subject to adjustment in the event of stock dividends, stock splits, reorganizations, distributions, repurchases or similar events affecting shares of the Class A Common Stock. The Pre-Funded Warrants will be outstanding from the date of issuance until they are exercised in full.
Pre-Funded Warrants will be issued only upon the Automatic Conversion and only to the extent that the Automatic Conversion would cause a holder of Series C Preferred Stock to exceed the Beneficial Ownership Limitation. Accordingly, the number of shares of Class A Common Stock for which the Pre-Funded Warrants are exercisable is currently indeterminate.
In the event of any Fundamental Transaction, as described in the form of Pre-Funded Warrant and generally including any merger with or into another entity, sale of all or substantially all of the Company’s assets, tender offer or exchange offer, reclassification of shares of the Class A Common Stock, or stock purchase agreement or other business combination wherein another person or group acquires more than 50% of the then-outstanding shares of Class A Common Stock, then upon any subsequent exercise of the Pre-Funded Warrant, the holder will have the right to receive as alternative consideration, for each share of Class A Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Class A Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Class A Common Stock for which the Pre-Funded Warrant is exercisable immediately prior to such event.
In accordance with its terms and subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to the Company together with the appropriate instruments of transfer. There is no established trading market for the Pre-Funded Warrants, and the Company does not expect a market to develop. The Company does not intend to apply for a listing for the Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.
Except as otherwise provided in the Pre-Funded Warrants or by virtue of the holders’ ownership of shares of Class A Common Stock, the holders of Pre-Funded Warrants do not have the rights or privileges of holders of shares of Class A Common Stock, including any voting rights, until such Pre-Funded Warrant holders exercise their Pre-Funded Warrant.
A Pre-Funded Warrant may be modified or amended, or the provisions thereof waived with the written consent of the Company and the holder of the Pre-Funded Warrant.
We have agreed to provide certain registration rights to the Noteholders with respect to the Class A Common Stock received by the Noteholders upon conversion of their shares of Series C Preferred Stock and exercise of their Pre-Funded Warrants pursuant to the terms of a registration rights agreement in a form mutually agreed to by the Company and the Noteholders and executed in connection with the Closing.
Possible Effects of the Stock Issuance
The Series C Preferred Stock ranks senior to the Common Stock with respect to payments upon liquidation, and its issuance may have an adverse effect on the value of the Common Stock. Based on the 57,755,000 shares of Class A Common Stock that we would be required to issue if the Noteholders fully convert their shares of Series C Preferred Stock (not taking into effect the Beneficial Ownership Limitation), as well as the 667,610 shares of Class A Common Stock issued to one of the Noteholders on November 15, 2022, and the 8,893,806 shares of Class A Common Stock that we would be required to issue if the Noteholders fully exercise the Amended May 2022 Warrants and the November 2022 Warrants, our stockholders will experience significant dilution to their ownership, voting power and right to participate in dividends or other payments from future earnings, if any, and the market price of our Class A Common Stock may experience a significant decline. A decline in the market price of our Class A Common Stock could impair our ability to raise funds in additional equity or debt financings.
In addition to the foregoing, the increase in the number of shares of Class A Common Stock issued in connection with the conversion of shares of Series C Preferred Stock and the exercise of the Pre-Funded Warrants, the Amended May 2022 Warrants and the November 2022 Warrants, which would equal approximately 51% of the fully diluted shares of Common Stock outstanding as of the Record Date pro forma for such transactions, may result in a change of control of the Company, and may further have an incidental anti-takeover effect in that the additional shares of Class A Common Stock issued could dilute the stock ownership of parties seeking to obtain control of the Company.

The increased number of issued shares could discourage the possibility of, or render more difficult, certain mergers, tender offers, proxy contests or other change of control or ownership transactions. However, we currently know of no specific effort to accumulate our securities or to gain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise.
Notwithstanding the foregoing, we believe the benefits of the transactions contemplated under the Exchange Agreement exceed the potential dilutive effects and related risks described above. We believe that our ability to succeed in our business plans and ultimately generate value for our stockholders is dependent on our ability to materially reduce our debt, strengthen our balance sheet, and improve our liquidity position. Following the Closing, the Company expects to have less than $55 million in total principal amount of debt outstanding.
Nasdaq Listing Requirements and Stockholder Approval
The Company is subject to the Nasdaq Listing Rules because our Class A Common Stock is currently listed on Nasdaq. The Stock Issuance implicates certain of the Nasdaq listing standards requiring prior stockholder approval in order to maintain our listing on Nasdaq, as follows:
•
Nasdaq Rule 5635(b) requires stockholder approval when any issuance or potential issuance will result in a “change of control” of the issuer (which may be deemed to occur if after a transaction a single investor or affiliated investor group acquires, or has the right to acquire, 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of the issuer and such ownership would be the largest ownership position of the issuer). For the purposes of this rule, Adage Capital Partners, L.P., one of the Noteholders, would have the right to acquire 61.08% of the issued and outstanding shares of Class A Common Stock as of the Record Date, adjusted pro forma for the conversion of the Series C Preferred Stock and the exercise of the Pre-Funded Warrants, the Amended May 2022 Warrants and the November 2022 Warrants, and would otherwise be deemed to be the controlling stockholder of the Company following such conversion and exercise if the Beneficial Ownership Limitation were to be removed. Stockholders should note that a “change of control” as described under Nasdaq Rule 5635(b) applies only with respect to the application of such rule, and does not necessarily constitute a “change of control” for purposes of Delaware law, our organizational documents, or any other purpose.

•
Nasdaq Rule 5635(d) requires stockholder approval prior to a transaction, other than a public offering, involving the sale, issuance or potential issuance by the issuer of common stock (or securities convertible into or exercisable for common stock), which alone or together with sales by officers, directors or substantial stockholders of the issuer, equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance (a “20% Issuance”) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement (the “Minimum Price”).

The issuance of our Class A Common Stock upon conversion of shares of Series C Preferred Stock or exercise of the Pre-Funded Warrants may be at a discount to the market value of our Class A Common Stock within the meaning of Nasdaq Listing Rule 5635(d). Pursuant to the terms of the Exchange Agreement, the aggregate of 57,755,000 shares of Class A Common Stock that we would be required to issue if the Noteholders fully convert their shares of Series C Preferred Stock (not taking into effect the Beneficial Ownership Limitation), as well as the 667,610 shares of Class A Common Stock issued to one of the Noteholders on November 15, 2022, and the 8,893,806 shares of Class A Common Stock that we would be required to issue if the Noteholders fully exercise the Amended May 2022 Warrants and the November 2022 Warrants, would represent in the aggregate approximately 65.9% of the issued and outstanding shares of our Class A Common Stock on the date of the Exchange Agreement, and thus the issuance of such shares requires prior stockholder approval under Nasdaq Rule 5635(d).

APPROVAL OF THE REVERSE STOCK SPLIT
General
On January 9, 2023, our Board, acting by unanimous written consent, approved the Reverse Stock Split. On January 9, 2023, the Majority Stockholders executed the Written Consent which, among other things, approved and adopted (i) the consummation of the Reverse Stock Split with a Reverse Split Ratio to be determined by the Board within the Range, (ii) the bestowal of authorization onto the Board to determine the exact Reverse Split Ratio within the Range, (iii) the Certificate of Amendment and the consequent filing thereof with the Secretary of State for the State of Delaware at any time on or before June 30, 2023, and (iv) the right of the Board to abandon the Reverse Stock Split and not to file the Certificate of Amendment, if the Board, in its discretion, at any time determines that the Reverse Stock Split is no longer in the best interests of the Company or its stockholders.
Reasons for the Reverse Stock Split
On November 30, 2022, the Company received a letter from the Listing Qualifications Department of Nasdaq notifying the Company that, based upon the closing bid price of the Class A Common Stock for the previous 30 consecutive business days, the Class A Common Stock did not meet the minimum bid price of $1.00 per share required by Nasdaq Rule 5450(a)(1). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has a period of 180 calendar days from the date of the 5450 Notification, or until May 29, 2023, to achieve compliance with the minimum bid price requirement by closing at or above $1.00 per share for a minimum of 10 consecutive business days (“Bid Price Compliance”).
The primary purpose of the Reverse Stock Split is to increase the per share market price of the Class A Common Stock in order to achieve Bid Price Compliance. Further, this may increase the acceptability of the Class A Common Stock to long-term investors who may not find our shares attractive due to the trading volatility often associated with stocks below certain prices, or make the Class A Common Stock eligible for investment by brokerage houses and institutional investors that have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers or by restricting or limiting the ability to purchase such stocks on margin. The reduction in the number of issued and outstanding shares of Class A Common Stock as a result of the Reverse Stock Split is, absent other factors, expected to proportionately increase the market price of our Class A Common Stock to a level above the current market trading price.
While our Board believes that the shares of Class A Common Stock will trade at higher prices than those which have prevailed in the recent past, there can be no assurance that such increase in the trading price will occur or, if it does occur, that it will equal or exceed the direct arithmetical result of the Reverse Stock Split because there are numerous factors and contingencies which could affect our market price. Further, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of the Class A Common Stock. As a result, we cannot assure you that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of the Class A Common Stock will increase following the Reverse Stock Split or that the market price of the Class A Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of the Class A Common Stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of the Class A Common Stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of the Class A Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.
Additionally, the liquidity of trading in the Class A Common Stock may be harmed by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the expected increase in the per share stock price as a result of the Reverse Stock Split is not sustained. In addition, the Reverse Stock Split may increase the number of stockholders who own odd lots (less than 100 shares) of the Class A Common Stock. Following the Reverse Stock Split, the resulting per share stock price may nevertheless fail to attract institutional investors and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of the Class A Common Stock may not improve.
Board Discretion to Implement the Reverse Stock Split
We believe that the Board’s authority to (i) select the Reverse Split Ratio within the Range (as opposed to a single reverse stock split ratio), (ii) select the effective date of the Reverse Stock Split, at any time before June 30,

2023 and after the effectiveness of the Written Consent, and (iii) abandon the Reverse Stock Split and not file the Certificate of Amendment in its sole discretion, is in the best interests of the Company and our stockholders because it is not possible to predict market conditions at the time the Reverse Stock Split would be effected.
In determining the exact Reverse Split Ratio and whether and when to effect the Reverse Stock Split, the Board will consider a number of factors, including, without limitation:
•	our ability to maintain the listing of the Class A Common Stock on Nasdaq;
•	the historical trading price and trading volume of the Class A Common Stock;
•	the number of shares of Common Stock outstanding immediately before and after the Reverse Stock Split;
•
the then-prevailing trading price and trading volume of the Class A Common Stock and the anticipated impact of the Reverse Stock Split on the trading price and trading volume of the Class A Common Stock;

•	the anticipated impact of a particular Reverse Split Ratio on our market capitalization; and
•	prevailing general market and economic conditions.
We believe that granting our Board the authority to pick the Reverse Split Ratio, as well as determining whether and when to implement the Reverse Stock Split, is essential because it allows us to take these factors into consideration and to react to changing market conditions. If our Board chooses to implement the Reverse Stock Split, we will make a public announcement regarding the determination of the Reverse Split Ratio and the effective date.
Effect of the Reverse Stock Split
If the Reverse Stock Split is effected, every holder of outstanding shares of Common Stock on the effective date specified in the Certificate of Amendment shall receive, subject to the treatment of fractional shares described in the Certificate of Amendment, one share of Class A Common Stock or Class V Common Stock, as applicable, in exchange for a number of shares of Class A Common Stock or Class V Common Stock, as applicable, held by such holder that is to be determined but will be proportionate to the Reverse Split Ratio selected by the Board. The Reverse Stock Split will be effected simultaneously for all issued and outstanding shares of Common Stock. The Reverse Stock Split will affect all of our stockholders uniformly and will not change any stockholder’s percentage ownership interest in the Company, except for such changes as may result from the treatment of fractional shares as described in more detail below.
The Reverse Stock Split will not change the terms of the Common Stock. The Reverse Stock Split is not intended as, and would not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act. Following the Reverse Stock Split, we will continue to be subject to the periodic reporting requirements of the Exchange Act.
As described in more detail below, the Reverse Stock Split will have the effect of increasing the number of authorized but unissued shares of Common Stock. This increase in shares of Common Stock available for issuance could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law or the requirements of an applicable stock exchange) in one or more transactions that could make a change in control or takeover of the Company and the removal of incumbent management more difficult. For example, additional shares of Common Stock could be issued by the Company so as to dilute the stock ownership or voting power of persons seeking to obtain control of the Company, even if the persons seeking to obtain control of the Company offer an above-market premium that is favored by a majority of stockholders. Such dilution will cause a party attempting a takeover to be required to buy more shares of Common Stock and to expend additional resources to accomplish a takeover. The Reverse Stock Split is not part of a plan by management to affect the ability of third parties to take over or change control of the Company, nor are we currently contemplating any such anti-takeover plan.
We will also adjust and proportionately decrease the number of shares of Class A Common Stock issuable upon exercise or vesting of, and adjust and proportionately increase the exercise price of, existing equity awards under our Amended and Restated 2021 Long Term Incentive Plan (the “Initial LTIP”), the OIP and our other outstanding or issuable convertible instruments, including the Series C Preferred Stock and Pre-Funded Warrants, pursuant to the terms thereof. In addition, as of the effective time of the Reverse Stock Split, we will adjust and proportionately decrease the number of shares of Class A Common Stock that may be the subject of future grants or awards under the LTIP and the OIP.

Authorized Shares of Common Stock
We are currently authorized under our Certificate of Incorporation to issue up to a total of 288,000,000 shares of Common Stock, including 238,000,000 shares of Class A Common Stock and 50,000,000 shares of Class V Common Stock. While the Reverse Stock Split will decrease the number of outstanding shares of Common Stock, it will not change the number of authorized shares under our Certificate of Incorporation. Consequently, the Reverse Stock Split will have the effect of increasing the number of shares of Common Stock available for issuance under our Certificate of Incorporation.
We believe that the availability of additional authorized but unissued shares of Common Stock will provide the Company with additional flexibility to issue additional shares of Common Stock for a variety of general corporate purposes as our Board may determine to be desirable including, without limitation, raising capital, future financings, investment opportunities, acquisitions, or other distributions. Our Board has not authorized the Company to take any action with respect to the additional shares that would be available for issuance as a result of the Reverse Stock Split, and the Company currently does not have any definitive plans, arrangements or understandings with respect to the issuance of the additional shares of Common Stock that would be available for issuance as a result of the Reverse Stock Split, except that a portion of such additional shares may be issued upon the conversion or exercise of outstanding convertible instruments, including upon conversion of shares of Series C Preferred Stock and exercise of Pre-Funded Warrants when issued.
The issuance of additional shares of Common Stock available for issuance as a result of the Reverse Stock Split may occur at times or under circumstances as to have a dilutive effect on earnings per share, book value per share or the percentage voting or ownership interest of the present holders of Common Stock.
Fractional Shares
The Reverse Stock Split will affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests, except to the extent that the Reverse Stock Split results in such stockholder owning a fractional share. No fractional shares will be issued. Instead, stockholders that would otherwise be entitled to receive a fractional share will have such fractional share rounded up to the nearest whole share.
Accounting Treatment
The par value of the Common Stock will remain unchanged after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on the balance sheet attributable to the Common Stock will be reduced proportionally from its present amount, and the additional paid-in capital account will be increased by the amount by which the stated capital is reduced. The per share Common Stock net income or loss and any other per share amount will be increased because there will be fewer shares of the Common Stock outstanding and we will adjust historical per share amounts set forth in our future financial statements. The Company does not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.
Material U.S. Federal Income Tax Considerations Related to the Reverse Stock Split
The following is a general summary of the material U.S. federal income tax considerations related to the Reverse Stock Split that may be relevant to U.S. Holders (as defined below) of our common stock that hold our common stock as a “capital asset” (generally property held for investment), but does not purport to be a complete analysis of all potential tax considerations. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder (“Treasury Regulations”), administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position with respect to the tax consequences of the Reverse Stock Split described below.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax consequences applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:
•	persons that are not U.S. Holders;
•	U.S. Holders who hold common stock through non-U.S. brokers or other non-U.S. intermediaries;

•	banks, insurance companies or other financial institutions;
•	tax-exempt or governmental organizations;
•	dealers in securities or foreign currencies;
•	persons whose functional currency is not the U.S. dollar;
•	real estate investment trusts or regulated investment companies;
•	corporations that accumulate earnings to avoid U.S. federal income tax;
•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;
•	persons subject to the alternative minimum tax;
•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;
•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; and
•
persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED TO BE TAX ADVICE. THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT MAY NOT BE THE SAME FOR ALL HOLDERS OF OUR COMMON STOCK. HOLDERS OF OUR COMMON STOCK ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of our common stock that for U.S. federal income tax purposes is: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust (a) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (b) which has made a valid election under applicable Treasury Regulations to be treated as a United States person.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) to consult their tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split to them.
The Reverse Stock Split should be treated as a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss as a result of the Reverse Stock Split. A U.S. Holder’s aggregate tax basis in its post-Reverse Stock Split shares of our common stock should equal the aggregate tax basis of its pre-Reverse Stock Split shares of our common stock, and such U.S. Holder’s holding period in its post-Reverse Stock Split shares of our common stock should include the holding period in its pre-Reverse Stock Split shares of our common stock. A U.S. Holder that holds shares of our common stock acquired on different dates and at different prices should consult its tax advisor with regard to identifying the bases or holding periods of the particular shares of common stock it holds after the Reverse Stock Split.

APPROVAL OF THE OIP AMENDMENT
Background and Purpose of the OIP Amendment
The OIP was adopted in connection with the initial public offering of the Company (the “IPO”), and provides the Company the ability to grant equity-based incentive awards to certain employees and other service providers of the Company. The OIP replaced the Initial LTIP, under which options for a total of 3,423,715 shares of Class A Common Stock were granted to employees and other service providers. No shares remain available under the Initial LTIP for issuance as of the date hereof.
The OIP authorizes awards to be granted covering up to 5,069,517 shares of our Class A Common Stock, subject to the share recycling and adjustment provisions described below. As of January 10, 2023, there were approximately 3,905,001 shares of our Class A Common Stock available for new awards under the OIP.
On January 18, 2023, our Board, acting by unanimous written consent and subject to approval by our stockholders, approved the OIP Amendment, which increases the amount of shares of Class A Common Stock available for delivery with respect to awards under the OIP by 6,000,000, from 5,069,517 to 11,069,517, with such total also being available for the issuance of shares upon the exercise of incentive stock options. The OIP Amendment was approved by written consent of the OIP Majority Stockholders on January 18, 2023. The number of shares authorized for issuance under the OIP, as amended by the OIP Amendment, is expected to provide flexibility to enable the continued use of stock-based compensation consistent with the objectives of our compensation program for approximately two to three years (based on our historical grant practices) while attempting to minimize dilution to our stockholders. The actual length of time that the OIP share pool will support our incentive compensation program will depend on numerous factors that cannot be fully anticipated by us at this time including our share price, executive retention rate, and changes in compensation practices of companies with which we compete for executive talent.
As of January 10, 2023, awards for a total of 5,539,537 shares of stock have been granted, with options for 3,423,715 shares granted under the Initial LTIP and awards for 2,115,822 shares granted under the OIP out of a total of 5,069,517 shares currently authorized for issuance under the OIP of the awards for 2,115,822 shares granted. As of January 10, 2023, under the OIP, a total of 1,851,579 shares remained subject to unsettled restricted stock units (“Restricted Stock Units” or “RSUs”) , 137,911 shares remained subject to unsettled performance share units (“Performance Share Units” or “PSUs”) and 126,332 shares remain subject to outstanding stock options. As of January 10, 2023, under the Initial LTIP, no shares remained subject to unsettled Restricted Stock Units, no shares remained subject to unsettled Performance Share Units, and 3,423,715 shares remained subject to outstanding stock options. No other equity awards are outstanding under the OIP or Initial LTIP as of such date. As of January 10, 2023, there were 31,710,217 shares of our Class A Common Stock outstanding. The closing price per share of Class A Common Stock on the Nasdaq as of January 10, 2023 was $0.49.
Summary of the OIP and OIP Amendment
The following is a summary of the material features of the OIP, as amended by the OIP Amendment. This summary does not purport to be a complete description of all the provisions of the OIP. A copy of the OIP is filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 25, 2021, and a copy of the OIP Amendment is attached to this Information Statement as Annex B. The following summary is qualified in its entirety by reference to the full text of the OIP and OIP Amendment, and you should refer to the OIP and OIP Amendment for further details of the OIP and awards that may be made thereunder.
The purpose of the OIP is to attract, retain and motivate qualified persons as employees, directors and consultants of the Company and its affiliates. The OIP also provides a means through which such persons can acquire and maintain stock ownership or awards, the value of which is tied to the performance of the Company, thereby strengthening their concern for the Company and its affiliates.
The OIP provides for potential grants of: (i) incentive stock options qualified as such under U.S. federal income tax laws (“ISOs”); (ii) stock options that do not qualify as ISOs (“Nonstatutory Options,” and together with ISOs, “Options”); (iii) stock appreciation rights (“SARs”); (iv) awards of restricted stock (such stock, “Restricted Stock,” and such awards, “Restricted Stock Awards”); (v) Restricted Stock Units; (vi) awards of vested stock (“Stock Awards”); (vii) dividend equivalents; (viii) other stock-based or cash awards; and (ix) substitute awards (“Substitute Awards” and together with Options, SARs, Restricted Stock Awards, RSUs, Stock Awards, dividend equivalents and other stock-based or cash awards, the “Awards”).

Administration
The Board (or a committee of two or more directors appointed by the Board) will administer the OIP (as applicable, the “Committee”). Unless otherwise determined by the Board, the Committee will consist at all times of two or more directors who qualify as (i) “nonemployee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) “independent” under the applicable listing standards or rules of the securities exchange upon which the Company’s Class A Common Stock is traded, but only to the extent such independence is required in order to take the action at issue pursuant to such standards or rules. Unless otherwise limited by the OIP or applicable law, the Committee has broad discretion to administer the OIP, interpret its provisions, and adopt policies for implementing the OIP. This discretion includes the power to determine when and to whom Awards will be granted; decide how many Awards will be granted (measured in cash, shares of Class A Common Stock or as otherwise designated); prescribe and interpret the terms and provisions of each Award agreement (the terms of which may vary); delegate duties under the OIP; terminate, modify or amend the OIP; and execute all other responsibilities permitted or required under the OIP. The Committee’s determinations need not be uniform with respect to all individuals participating in the OIP, and need not apply consistently across Awards.
Eligibility to Participate
Employees, non-employee directors and other service providers of the Company and its affiliates are eligible to receive awards under the OIP. Eligible individuals to whom an Award is granted under the OIP are referred to as “Participants.” As of January 10, 2023, the Company and its affiliates have approximately 3 executive officers, 4 non-employee directors, 19 employees and 160 other service providers who will be eligible to participate in the OIP. The Company engages consultants from time to time who could be eligible for awards and the number of employees employed by the Company and its affiliates varies over time, hence these numbers may change during the life of the OIP.
Securities to be Offered
Subject to adjustment, in the event of any distribution, recapitalization, stock split, merger, consolidation or other corporate event, the aggregate number of shares of our Class A Common Stock that may be issued pursuant to Awards under the OIP is equal to 11,069,517, and all such shares will be available for issuance upon the exercise of ISOs; provided, that, on January 1 of each calendar year occurring on January 1 of each calendar year beginning in 2022 and ending in 2031, the total number of shares of Class A Common Stock will be increase by the lesser of (a) 3% of the total number of shares of Class A Common Stock outstanding as of December 31 of the immediately preceding calendar year and (b) such smaller number of shares of Class A Common Stock as determined by the Board. The shares to be delivered under the OIP shall be made available from (i) authorized but unissued shares of Class A Common Stock, (ii) Class A Common Stock held in the treasury of the Company, or (iii) previously issued shares of Class A Common Stock reacquired by the Company, including shares purchased on the open market.
Any shares subject to an Award under the OIP that expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated, including shares forfeited with respect to Restricted Stock and the number of shares withheld or surrendered to the Company in payment of any exercise or purchase price or taxes relating to Awards, will not be considered “delivered shares” under the OIP, and will be available for delivery with regard to other Awards.
Award Limitations for Non-Employee Members of the Board
In each calendar year during any part of which the OIP is in effect, a non-employee member of the Board may not be paid compensation for such individual’s service on the Board in excess of $750,000; provided, that for any calendar year in which a non-employee member of the Board (i) first commences service on the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director of the Board, additional compensation, whether denominated in cash or Awards may be paid to such non-employee member of the Board in excess of such limit. The limit described in the preceding sentence is without regard to grants of Awards, if any, made to a non-employee member of the Board during any period in which such individual was an employee of the Company or any affiliate or was otherwise providing services to the Company or to any affiliate other than in the capacity as a director of the Company. Any cash compensation that is deferred shall be counted towards the limit for the year in which it was first earned, and not when paid or settled, if later.
Awards Under the OIP
Stock Options. Under the OIP, the Committee may grant Options to eligible persons, including (i) ISOs and (ii) Nonstatutory Options. The exercise price of each Option granted under the OIP will be established by the

Committee, stated in the Option agreement, and may vary from Award to Award; provided, however, that, the exercise price for an Option generally must not be less than the greater of (a) the par value per share of Class A Common Stock or (b) 100% of the fair market value per share of the Class A Common Stock as of the date of grant of the Option (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any affiliate, 110% of the fair market value per share of the Class A Common Stock as of the date of grant). Notwithstanding the foregoing, the exercise price of a Nonstatutory Option may be less than 100% of the fair market value per share of the Class A Common Stock as of the date of grant if the Nonstatutory Option (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the requirements of Section 409A of the Code and the guidance and regulations promulgated thereunder (the “Nonqualified Deferred Compensation Rules”), or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules. Options may be exercised as the Committee determines, but not later than ten years from the date of grant (or in the case of an ISO granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its affiliate, for a period of no more than five years following the date of grant). ISOs will not be granted more than ten years after the earlier of the adoption of the OIP or the approval of the OIP by the stockholders of the Company. The terms of any ISO granted under the OIP are intended to comply in all respects with the provisions of Section 422 of the Code, however, if any ISO fails to comply with Section 422 of the Code for any reason, such ISO will be reclassified as a Nonstatutory Option, which will be exercisable as such. The Committee will determine the methods and form of payment for the exercise price of an Option (including, in the discretion of the Committee, payment in cash, Class A Common Stock, other Awards, net settlement, broker assisted exercise, or other property) and the methods and forms in which Class A Common Stock will be delivered to a Participant.
Restricted Stock. An award of Restricted Stock is a grant of shares of Class A Common Stock subject to a risk of forfeiture, restrictions on transferability, and any other restrictions imposed by the Committee in its discretion. Restrictions may lapse at such times and under such circumstances as determined by the Committee. The holder of Restricted Stock may have rights as a stockholder, including the right to vote the Restricted Stock and, unless otherwise provided in an Award agreement, the right to receive dividends on the Restricted Stock. Unless otherwise determined by the Committee, Class A Common Stock distributed to a holder of a Restricted Stock in connection with a stock split or stock dividend, and other property (other than cash) distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Class A Common Stock or other property has been distributed. During the restricted period applicable to the Restricted Stock, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.
Restricted Stock Units. A Restricted Stock Unit is a right to receive (i) the delivery of a number of shares of Class A Common Stock equal to the number of Restricted Stock Units that vest, (ii) cash equal to the fair market value of the Class A Common Stock on the day of vesting multiplied by the number of Restricted Stock Units that vest, or (iii) any combination of (i) and (ii) determined by the Committee at the date of grant or thereafter. The Committee may subject Restricted Stock Units to restrictions (which may include a risk of forfeiture) to be specified in the Award agreement and those restrictions may lapse at such times determined by the Committee.
SARs. An SAR is the right to receive an amount equal to the excess of the fair market value of one share of Class A Common Stock on the date of exercise over the grant price of the SAR, as determined by the Committee. SARs may be awarded in connection with or separate from an Option. SARs awarded in connection with an Option will entitle the holder, upon exercise, to surrender the related Option or portion thereof relating to the number of shares for which the SAR is exercised. The surrendered Option or portion thereof will then cease to be exercisable. However, an SAR awarded in connection with an Option is exercisable only to the extent that the related Option is exercisable. SARs granted independently of an Option will be exercisable as the Committee determines. The grant price for an SAR may not be less than the greater of (a) the par value per share of Class A Common Stock or (b) 100% of the fair market value per share of the Class A Common Stock as of the date of grant of the SAR. Notwithstanding the foregoing, the grant price of an SAR may be less than 100% of the fair market value per share of the Class A Common Stock as of the date of grant if the SAR (1) does not provide for a deferral of compensation by reason of satisfying the short-term deferral exception set forth in the Nonqualified Deferred Compensation Rules, or (2) provides for a deferral of compensation and is compliant with the Nonqualified Deferred Compensation Rules. The term of an SAR will be for a period determined by the Committee but no SAR may be exercisable for a period of more than ten years following the date of grant. The Committee will determine the form of consideration payable upon settlement.

Stock Awards. The Committee may grant Stock Awards to eligible persons as a bonus, as additional compensation, or in lieu of cash compensation that such person is otherwise entitled to receive in amounts and subject to the terms determined by the Committee.
Substitute Awards. The Committee may grant Substitute Awards in substitution for any other Award granted under the OIP or another plan of the Company or its affiliates or any other right of an eligible person to receive payment from the Company or its affiliates. Awards may also be granted in substitution for awards held by individuals who become eligible persons as a result of certain business transactions. Substitute Awards that are Options or SARs may have an exercise price per share that is less than the fair market value of a share of Class A Common Stock on the date of substitution if the substitution complies with the Nonqualified Deferred Compensation Rules, Section 424 of the Code and the guidance and regulations promulgated thereunder, if applicable, and other applicable laws.
Dividend Equivalents. Dividend equivalents may be granted, entitling a Participant to receive cash, Class A Common Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Class A Common Stock at the discretion of the Committee. Dividend equivalents that are granted may be awarded on a freestanding basis or in connection with another Award. The Committee may provide that dividend equivalents that are granted as free-standing awards will be payable or distributed when accrued or that they will be deemed reinvested in additional Class A Common Stock, Awards, or other investment vehicles. The Committee will specify any restrictions on transferability and risks of forfeiture that are imposed upon dividend equivalents.
Other Stock-Based Awards. Participants may be granted, subject to applicable legal limitations and the terms of the OIP and its purposes, other Awards related to Class A Common Stock (in terms of being valued, denominated, paid or otherwise defined by reference to Class A Common Stock). Such Awards may include, but are not limited to, convertible or exchangeable debt securities, other rights convertible or exchangeable into Class A Common Stock, purchase rights for Class A Common Stock, Awards with value and payment contingent upon the Company’s performance or any other factors designated by the Committee, and Awards valued by reference to the book value of Class A Common Stock or the value of securities of or the performance of specified affiliates. The Committee will determine the terms and conditions of all such Awards, including method of delivery, consideration to be paid, the timing and methods of payment, and any performance criteria associated with an Award.
Cash Awards. Cash awards may be granted on a freestanding basis or as an element of or a supplement to, or in lieu of, any Awards under the OIP in such amounts and subject to such other terms (including the achievement of performance goals and/or future service requirements) as the Committee in its discretion determines to be appropriate, including for purposes of any annual or short-term incentive or other bonus program.
Other Provisions
Repricing. The Committee reserves the right to, without the approval of the stockholders of the Company, amend terms of outstanding Awards at any time determined in the Committee’s discretion to (i) reduce the exercise price or grant price of an outstanding Option or SAR; (ii) grant a new Option, SAR or other Award in substitution for any previously granted Option or SAR that has the effect of reducing the exercise price or grant price of the Award; (iii) exchange any Option or SAR for Class A Common Stock, cash or other consideration when the exercise price or grant price of the Option or SAR exceeds the fair market value of a share of Class A Common Stock; and (iv) take any other action that would be considered “repricing” of an Option or SAR under the applicable listing standards of the national securities exchange upon which the Class A Common Stock is listed (if applicable).
Tax Withholding. The Company is authorized to withhold from any Award granted or any payment relating to an Award taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company to satisfy the payment of withholding taxes and any other tax obligations related to an Award in such amounts as may be determined by the Committee. The Committee will determine, in its sole discretion, the form of payment acceptable for such tax withholding obligations, including the delivery of cash or cash equivalents, Class A Common Stock (including through delivery of previously owned shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to the Award), other property, or any other legal consideration the Committee deems appropriate. Any determination made by the Committee to allow a Participant who is subject to Rule 16b-3 of the Exchange Act to pay taxes with shares of Class A Common Stock through net settlement or previously owned shares shall be approved by either a committee made up of solely two or more “nonemployee directors” within the meaning of Rule 16b-3(b)(3) of the Exchange Act or the full Board. If such tax withholding amounts are satisfied through net settlement or previously owned shares of Class A Common Stock, the maximum number of shares that may be so withheld (or surrendered) shall be the number of shares that have an aggregate fair market value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee.
Merger or Recapitalization. In the event of certain changes to the Company’s capitalization that result in subdivision or consolidation of the shares (e.g., by reclassification, stock split, reverse stock split, or the issuance of a distribution on Class A Common Stock payable in Class A Common Stock) or any other corporate transaction that would be considered an equity restructuring, appropriate adjustments will be made by the Committee as to the number, kind, and price of shares subject to outstanding Awards, the number and kind of shares available for issuance under the OIP, and any limitations on the number of Awards that may be granted to particular classes of eligible persons.
Change in Control. Upon the occurrence of a “Change in Control” (as such term is defined in the OIP) or other changes in the Company or the outstanding Class A Common Stock by reason of recapitalization, reorganization, merger, consolidation, combination, exchange or other relevant change, the Committee may adjust outstanding Awards as it determines appropriate in its sole discretion, which adjustments may vary among Participants and among Awards, and may include the exercise of any of its general administrative powers (e.g., the power to accelerate vesting, waive forfeiture conditions, or otherwise modify or adjust any other condition or limitation) as well as: (i) acceleration of the time of exercisability of an Award so that the award may be exercised for a limited period of time on or before a date specified by the Committee, after which date all unexercised Awards will terminate; (ii) requiring the mandatory surrender to the Company by selected holders of some or all of the outstanding Awards as of a certain date in exchange for cash or other consideration, which may include the cancellation of Options or SARs for no consideration if such Awards have an exercise price or grant price that exceeds the “Change in Control Price” (as defined in the OIP); (iii) cancellation of Awards that are unvested as of the date of the event without payment of any consideration; or (iv) approval of other adjustments to Awards as the Committee deems appropriate. Except the extent otherwise provided in any applicable Award agreement, vesting of any Award shall not occur solely upon the occurrence of a Change in Control.
Amendment. Without stockholder or Participant approval, the Committee may amend, alter, suspend, discontinue or terminate any Award or Award agreement, the OIP or the Committee’s authority to grant Awards, except that any amendment or alteration to the OIP, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the next annual meeting if stockholder approval is required by any state or federal law or regulation or the rules of any stock exchange or automated quotation system on which the Class A Common Stock may then be listed or quoted. The Committee may otherwise, in its discretion, determine to submit other changes to the OIP to stockholders for approval. Notwithstanding the foregoing sentences, without the consent of an affected Participant, no such action by the Board may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award unless the action is taken pursuant to the terms of the OIP in the context of a Change in Control or other similar transaction or recapitalization.
Transferability of Awards. Except as provided below, each Option and SAR is exercisable only by the Participant during the Participant’s lifetime, or, by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution and no Award may be assigned, sold or otherwise transferred by a Participant. ISOs are not transferable other than by will or the laws of descent and distribution. Only to the extent specifically provided by the Committee and permitted pursuant to Form S-8 and the instructions thereto, an Award may be transferred by a Participant on the terms and conditions provided by the Committee from time to time, except that no award (other than a Stock Award) may be transferred to a third-party financial institution for value. An Award may also be transferred pursuant to a domestic relations order.
Clawback. The OIP and all Awards granted under the OIP are subject to any written clawback policies the Company, with the approval of the Board or an authorized committee thereof, may adopt, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and that the Company determines should apply to Awards. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.
Section 409A. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Nonqualified Deferred Compensation Rules, and Awards will be operated and construed accordingly. The Company makes no guarantee or representation to any Participant regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of any Award (or the Class A Common Stock underlying such Award). In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules.
Federal Income Tax Consequences
The following discussion is for general information only and is intended to summarize briefly the U.S. federal income tax consequences to Participants that are U.S. residents arising from participation in the OIP and to the Company. This description is based on current law, which is subject to change (possibly retroactively). In addition, Nonstatutory Options or SARs with an exercise price less than the fair market value of a share of Class A Common Stock on the date of grant or Nonstatutory Options or SARs that are based on shares of Class A Common Stock that are not deemed to be service recipient stock for the Participant could be subject to additional taxes unless such Nonstatutory Options or SARs are designed to comply with certain restrictions set forth in the Nonqualified Deferred Compensation Rules, and Participants should consult with their legal counsel before determining for themselves whether a transaction relating to a Nonstatutory Option or a SAR complies with the conditions specified in the Nonqualified Deferred Compensation Rules. The tax treatment of Participants in the OIP may vary depending on the particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign jurisdiction, or U.S. state or local tax consequences in this section.
Options; SARs. Participants will not realize taxable income upon the grant of a Nonstatutory Option or an SAR. Upon the exercise of a Nonstatutory Option or SAR, a Participant will recognize ordinary compensation income (subject to withholding) in an amount equal to the excess of (i) the amount of cash and the fair market value of the Class A Common Stock received, over (ii) the exercise price (if any) paid therefor. A Participant will generally have a tax basis in any shares of Class A Common Stock received pursuant to the exercise of a SAR or pursuant to the cash exercise of a Nonstatutory Option, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “Tax Code Limitations on Deductibility” below, the Company or its affiliate (as applicable) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.
Participants eligible to receive an ISO will not recognize taxable income on the grant of an ISO. Upon the exercise of an ISO, a Participant will not recognize taxable income, although the excess of the fair market value of the shares of Class A Common Stock received upon exercise of the ISO (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the Participant, which may cause such Participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an ISO would be allowed as a credit against the Participant’s regular tax liability in a later year to the extent the Participant’s regular tax liability is in excess of the alternative minimum tax for that year.
Upon the disposition of ISO Stock that has been held for the requisite holding period (generally, at least two years from the date of grant and one year from the date of exercise of the ISO), a Participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the Participant for the ISO Stock. However, if a Participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the Participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the ISO (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the Participant for such ISO Stock. A Participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

Generally, the Company will not be entitled to any federal income tax deduction upon the grant or exercise of an ISO, unless a Participant makes a Disqualifying Disposition of the ISO Stock. If a Participant makes a Disqualifying Disposition, the Company will then, subject to the discussion below under “Tax Code Limitations on Deductibility,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a Participant under the rules described in the preceding paragraph.
Under current rulings, if a Participant transfers previously held shares of Class A Common Stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a Nonstatutory Option or ISO, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the Nonstatutory Option or ISO exercise price (although a Participant would still recognize ordinary compensation income upon exercise of an Nonstatutory Option in the manner described above). Moreover, that number of shares of Class A Common Stock received upon exercise which equals the number of shares of previously held Class A Common Stock surrendered therefor in satisfaction of the Nonstatutory Option or ISO exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of Class A Common Stock surrendered in satisfaction of the Nonstatutory Option or ISO exercise price. Any additional shares of Class A Common Stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Participant, plus the amount of compensation income recognized by the Participant under the rules described above.
The OIP allows the Committee to permit the transfer of Awards in limited circumstances. For income and gift tax purposes, certain transfers of Nonstatutory Options and SARs generally should be treated as completed gifts, subject to gift taxation.
The IRS has not provided formal guidance on the income tax consequences of a transfer of Nonstatutory Options (other than in the context of divorce) or SARs. However, the IRS has informally indicated that after a transfer of stock options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the stock options. If Nonstatutory Options are transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.
In addition, if a Participant transfers a vested Nonstatutory Option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the Nonstatutory Option at the time of the gift. The value of the Nonstatutory Option may be affected by several factors, including the difference between the exercise price and the fair market value of the Class A Common Stock, the potential for future appreciation or depreciation of the Class A Common Stock, the time period of the Nonstatutory Option and the illiquidity of the Nonstatutory Option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $17,000 per person (the amount is current for the 2023 year, but may change in future tax years), (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deduction rules. The gifted Nonstatutory Option will not be included in the Participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.
This favorable tax treatment for vested Nonstatutory Options has not been extended to unvested Nonstatutory Options. Whether such consequences apply to unvested Nonstatutory Options is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition. The IRS has not specifically addressed the tax consequences of a transfer of SARs.
Restricted Stock; Restricted Stock Units; Stock Awards; Cash Awards. A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon. A Participant will not have taxable income at the time of grant of an Award of Restricted Stock Units, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or Class A Common Stock in settlement of the Restricted Stock Units in an amount equal to the cash or the fair market value of the Class A Common Stock received. In general, a Participant will recognize ordinary compensation income as a result of the receipt of Class A Common Stock pursuant to a Restricted Stock or Stock Award in an amount equal to the fair market value of the Class A Common Stock when such Class A Common Stock is received; provided, that, if the Class A Common Stock is not transferable and is subject to a substantial risk of forfeiture when received, a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the Class A Common Stock (i) when the Class A Common Stock first becomes transferable or is no longer subject to a substantial risk of forfeiture, in cases where a Participant does not make a valid election under Section 83(b) of the Code or (ii) when the Class A Common Stock is received, in cases where a Participant makes a valid election under Section 83(b) of the Code.
A Participant will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income under the rules described above with respect to Class A Common Stock or cash received. Dividends that are received by a Participant prior to the time that the Class A Common Stock is taxed to the Participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis in the Class A Common Stock received by a Participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the Participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse.
Subject to the discussion immediately below, the Company or its affiliate (as applicable) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.
Tax Code Limitations on Deductibility. In order for the amounts described above to be deductible, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The Company’s ability (or the ability of one of the Company’s affiliates, as applicable) to obtain a deduction for future payments under the OIP could also be limited by the golden parachute payment rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.
New Plan Benefits
The future awards, if any, that will be made to eligible persons under the OIP are subject to the discretion of the Committee, and therefore, the benefits or number of shares subject to awards that may be granted in the future to our executive officers, employees and directors is not currently determinable. Therefore, a New Plan Benefits Table is not provided.
Equity Compensation Plan Information Table
Securities authorized for issuance under equity compensation plans at December 31, 2022 were as follows:
Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders(1)	5,069,517	$9.48	3,905,001
Equity compensation plans not approved by security holders	—	—	—
Total	5,069,517	$9.48	3,905,001(2)
(1)
Following our stockholder’s approval of the OIP in connection with our IPO, the Initial LTIP was frozen and no future awards may be granted under the Initial LTIP. Shares of our Class A Common Stock may still be issued under the Initial LTIP upon the exercise, vesting and settlement of stock options and RSUs granted under the Initial LTIP.

(2)	Represents the total number of shares of our Class A Common Stock remaining available for issuance under the OIP as of December 31, 2022. No further awards may be issued under the Initial LTIP.

EXECUTIVE COMPENSATION
The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC and may contain statements regarding future individual and company performance targets and goals. These targets and goals should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.
We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year-End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year.
Overview
This section discusses the material components of the executive compensation program for our Chief Executive Officer and our next two most highly compensated officers other than our Chief Executive Officer (collectively, our “Named Executive Officers”) for the fiscal year ended December 31, 2022. For the fiscal year ended December 31, 2022, our Named Executive Officers and their positions were as follows:
•	Gregory A. Beard − Chief Executive Officer and Co-Chair of the Board
•	Matthew J. Smith − Chief Financial Officer
•	Richard J. Shaffer − Senior Vice President, Asset Management
•	Ricardo Larroude – Former Chief Financial Officer
We entered into a transition and separation agreement with Mr. Ricardo Larroude, our former Chief Financial Officer. The terms and conditions of these arrangements are described further in the section below.
The compensation of our Named Executive Officers has consisted of a base salary, annual cash bonus opportunities, long-term incentive compensation in the form of equity awards and other benefits, as described below. As described below, Named Executive Officers are also eligible to receive certain payments and benefits upon a termination of employment under certain circumstances in accordance with the terms of their employment arrangements.
Summary Compensation Table
The following table summarizes the compensation paid to, awarded to, or earned by the Named Executive Officers for our last two completed fiscal years.
Name and Position	Year	Salary	Bonus	Stock Awards(4)	Option Awards(5)	Other Compensation(6)	Total
Gregory A. Beard(1) Chief Executive Officer and Co-Chair	2022	$493,615	$—	$—	$—	$—	$493,615
	2021	$230,769	$—	$—	$4,351,555	$—	$4,582,324
Matthew J. Smith(2) Chief Financial Officer	2022	$213,461	$300,000	$1,131,348	$—	$—	$1,644,809
Richard J. Shaffer Senior Vice President- Asset Management	2022	$142,671	$30,498	$88,448	$—	$7,912	$269,529
	2021	$144,561	$—	$—	$635,050	$6,149	$785,760
Ricardo Larroudé(3) Former Chief Financial Officer	2022	$94,216	$—	$—	$—	$—	$94,216
	2021	$116,501	$350,000	$—	$1,283,367	$—	$1,749,868
(1)
In an effort to align Mr. Beard’s compensation with that of the stockholders, on November 7, 2022, Mr. Beard agreed to separate his $600,000 annual salary to a cash salary of $58,500 per year and $542,000 in equity compensation. While Mr. Beard’s cash salary has been adjusted as of November 7, 2022, no equity has been paid to Mr. Beard.

(2)	Mr. Smith was appointed as our Chief Financial Officer effective April 18, 2022.
(3)	Mr. Larroudé resigned as our Chief Financial Officer effective April 17, 2022 and officially terminated his employment with us on May 15, 2022.

(4)
The amounts reported in the Stock Awards column represent the grant date fair value of the RSU and PSU awards granted in fiscal year 2022 as computed in accordance with FASB ASC Topic 718. Only Mr. Smith received PSU awards during 2022. Mr. Smith was granted 250,000 PSU’s with a grant date fair market value of $1,131,348. Based on certain goal achievements, Mr. Smith can earn between 0 and 3 times the amount of shares based on the Company’s performance.

(5)
The amounts reported in the Options Awards column represent the grant date fair value of the stock options granted to the Named Executive Officers in fiscal year 2021 as computed in accordance with FASB ASC Topic 718. No stock options were granted to the Named Executive Officers during 2022.

(6)
All of our employees, including our Named Executive Officers, are eligible to participate in our 401(k) plan. The amounts shown for each Named Executive Officer represent matching contributions made to each of our Named Executive Officers in 2021.

Narrative to the Summary Compensation Table
Employment Agreements/Offer Letters
We currently do not have a formal employment agreement or offer letter with Mr. Shaffer. We did not have a formal employment agreement or offer letter with Mr. Larroudé, but in connection with his resignation as Chief Financial Officer effective April 17, 2022, we entered into a transition and separation agreement, as described below. On July 8, 2021, Mr. Beard executed an offer letter with the Company, which provides for at-will employment and sets forth an annualized base salary of $600,000 and Mr. Beard’s eligibility to participate in the Company’s benefit plans. In connection with his offer letter, Mr. Beard also entered into a confidentiality, intellectual property, arbitration and non-solicitation agreement, effective January 1, 2021. On November 7, 2022, Mr. Beard agreed to receive his salary of $600,000 in the form of a cash salary of $58,500 and equity grants totaling $542,000 paid in quarterly installment in arrears in immediately vested stock.
Mr. Smith executed the offer letter to become the Company’s Chief Financial Officer (the “Offer Letter”) on April 14, 2022 and currently serves as the Company’s Chief Financial Officer, effective as of April 18, 2022 (the “Effective Date”). Under the Offer Letter, Mr. Smith is entitled to receive (i) an annual salary of $300,000; (ii) an initial equity award of 200,000 restricted stock units, vesting in equal amounts each month over three (3) years; (iii) an initial equity award of 200,000 performance stock units, vesting in equal amounts each quarter over three (3) years which may be settled into shares of Class A Common Stock in an amount of zero (0) to three (3) times the number of performance stock units granted based on extent to which certain financial metrics set forth in the Offer Letter are achieved; (iv) and an annual equity award grant, subject to the approval of the Company’s Compensation Committee, in a mix of stock options, restricted stock, restricted stock units and/or performance stock units consistent with those granted to other executive officer equity participants. In connection with his appointment as Chief Financial Officer, Mr. Smith has resigned as a member and the Chairperson of both the Audit and Compensation Committees of the Company.
If Mr. Smith is terminated without Cause or for Good Reason (each as defined in the Offer Letter), as each is defined in the Offer Letter, within eighteen (18) months of the Effective Date, Mr. Smith is eligible to receive the sum of one year’s salary, a pro rata share of his annual bonus, reimbursement for of the cost of COBRA premiums for one year, and additional vesting of his restricted stock units as set forth in the Offer Letter, subject to the execution and non-revocation of a general release of claims. If Mr. Smith is terminated without Cause or for Good Reason within 60 days following a change in control that is consummated within 18 months following the Effective Date, Mr. Smith is eligible to receive to the sum of one year’s salary, one times the annual bonus for the year of termination plus any earned but not paid bonus for prior year, a lump sum amount equal to of the cost of COBRA premiums for 18 months, and accelerated vesting of 50% of the unvested restricted stock units, subject to the execution and non-revocation of a general release of claims.
Mr. Smith is also eligible to receive benefits and perquisites, consistent with those other executive officers are eligible to receive, including life and health insurance benefits, and participation in a qualified 401(k) savings plan. Mr. Smith recused himself from Compensation Committee discussions about his salary and benefits. The foregoing description of the Offer Letter is qualified in its entirety by reference to the Offer Letter, including exhibits thereto, a copy of which is filed as an exhibit to a prior Company filing.
Separation Agreement with Mr. Larroudé
On April 14, 2022, we entered into a transition and separation agreement and general release of claims with Mr. Larroudé (the “Separation Agreement”) pursuant to which Mr. Larroudé resigned as the Company’s Chief Financial Officer effective April 17, 2022 and was required to leave the Company no later than May 15, 2022 (the last day of his employment, the “Separation Date”).

Subject to the terms of the Separation Agreement, Mr. Larroudé is eligible to receive: a cash payment of $129,330 plus unused vacation days as of the Separation Date, 92,975 shares of fully vested common stock, full vesting of all outstanding Company options, and reimbursement of the Company’s portion of COBRA premiums for twelve (12) months following the Separation Date, as well as waiver of certain non-competition and non-solicitation terms. The Separation Agreement also includes release, non-disparagement, and continued cooperation provisions. Mr. Larroudé will receive his current salary and benefits through the Separation Date. The foregoing description of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement, including exhibits thereto, a copy of which will be filed as an exhibit to a subsequent Company filing.
Base Salary
Each of our Named Executive Officers for fiscal year 2022 provided for the payment of a base salary. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting each Named Executive Officer’s skill set, experience, role, responsibilities and contributions. The annualized base salaries for our Named Executive Officers during 2022 were Mr. Beard $600,000, Mr. Smith $300,000, and Mr. Shaffer $156,291.
Annual Bonuses
The annual bonus payable to each Named Executive Officer, if any, is intended to provide a fixed component of compensation reflecting each Named Executive Officer’s skill set, experience, role, responsibilities and contributions. The annual bonuses for our Named Executive Officers during 2022 were Mr. Beard $0, Mr. Smith $300,000, and Mr. Shaffer $30,498.29.
Equity Compensation
2021 Long Term Incentive Plan
Prior to our IPO, we adopted the Initial LTIP pursuant to which we granted stock options to employees and officers of the Company and our affiliates. Our Named Executive Officers were eligible to participate in the Initial LTIP and were granted stock options as detailed below. The Initial LTIP was administered by our board of directors. Following our IPO, no further awards can be granted under the Initial LTIP.
Restrictive Covenants
Under the stock option award agreement pursuant to which Messrs. Beard and Shaffer entered into in connection with stock options granted in fiscal year 2021, each Named Executive Officer entered into restrictive covenants including non-disclosure, non-solicit and non-compete covenants. These restrictive covenants apply to the Named Executive Officer throughout their employment or service and through the first anniversary of their termination. In addition, each Named Executive Officer covenanted to devote his full business attention to the Company upon the occurrence of a change in control for a period of one year following such change in control. If an Named Executive Officer violates these restrictive covenants, the Company has the right to cause automatic forfeiture of the outstanding stock options, in addition to all other remedies available in law or equity.
In addition to the stock options granted under the Initial LTIP, certain of the Company’s employees, including Messrs. Larroudé and Shaffer, were granted equity-based awards in Q Power. Under the associated award agreements, Messrs. Larroudé and Shaffer entered into restrictive covenants including non-disclosure, non-solicit and non-compete covenants. These restrictive covenants apply to Messrs. Larroudé and Shaffer so long as they are employed by Q Power, the Company or any of their respective affiliates and through the first anniversary of their termination. Similarly to the stock option grants discussed above, if Messrs. Larroudé and Shaffer violate these restrictive covenants, Q Power has the right to cause an automatic forfeiture of the outstanding equity interests, in addition to all other remedies available in law or equity.
Omnibus Incentive Plan
In connection with our IPO, we adopted the OIP, which provides the Company with the ability to grant awards to employees, consultants and directors. Our Named Executive Officers are eligible to participate in the OIP. The OIP provides that we may grant options (including incentive stock options and nonqualified stock options), stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, other stock-based awards, and substitute awards intended to align the interests of service providers, including our Named Executive Officers, with those of our stockholders. A description of the OIP and the OIP Amendment has been provided above.
Other Compensation Benefits
We currently provide broad-based welfare benefits that are available to all of our employees, including our Named Executive Officers, and include health, dental, life, vision and short- and long-term disability insurance.
In addition, we maintain, and the Named Executive Officers participate in, a 401(k) plan, which is intended to be qualified under Section 401(a) of the Code and provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis, and we match 100% of an employee’s contributions up to 3% of the employee’s eligible earnings. Employees’ pre-tax contributions and our matching contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions.
Outstanding Equity Awards at Fiscal Year End
The following reflects information regarding outstanding equity-based awards held by the Named Executive Officers as of December 31, 2022.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)
Greg Beard	349,500	485,700	9.33	9/2/31	—	—	—	—
	—	—	—	—	—	—	—	—
Matt Smith	28,800	—	21.29	11/21/31	—	—	—	—
	—	—	—	—	208,542	91,578	—	—
	—	—	—	—	—	—	161,539	71,077
RJ Shaffer	51,120	71,658	9.33	9/2/31	19,316	8,499	—	—
	—	—	—	—	—	—	—	—
Ricardo Larroudé	—	—	—	—	—	—	—	—
Director Compensation
We believe that attracting and retaining qualified non-employee directors is critical to our future growth and governance. Our non-employee director compensation policy provides the following cash and equity-based incentive awards and other benefits to our non-employee directors:
•	An initial equity grant of 10,000 stock options;
•	An annual retainer equal to $100,000, which is paid in fully-vested shares of our Class A Common Stock on a quarterly basis in arrears;
•
Once a non-employee director obtains exposure to our Class A Common Stock of $500,000 or greater, a director may choose to receive the annual retainer in USD or any other currency (including Bitcoin); and

•	Reimbursement for travel expenses and other reasonable out-of-pocket expenses.
On March 22, 2022, we amended the Compensation Policy to better align it with peer companies. The Compensation Policy now provides the following cash and equity-based incentive awards:
•	An annual cash retainer of $55,000;
•	Committee chairperson retainers in the following amounts by committee: $20,000 (Audit); $17,500 (Compensation); and $13,750 (Nominating and Corporate Governance);

•	An annual equity award equal to $100,000, which is paid in fully-vested shares of our Class A Common Stock on a quarterly basis in arrears;
•	Reimbursement for travel expenses and other reasonable out-of-pocket expenses.
To further align the interests of Mr. Spence with the interests of our stockholders and to further focus Mr. Spence on our long-term performance, on September 3, 2021 Mr. Spence, as co-chairman of the board, was granted stock options to purchase 835,200 shares of our Class A Common Stock. Under the stock option award agreement Mr. Spence entered into restrictive covenants including non-disclosure, non-solicit and non-compete covenants. These restrictive covenants apply to Mr. Spence throughout his service and through the first anniversary of his separation from service. In addition, Mr. Spence covenanted to devote his full business attention to the Company upon the occurrence of a change in control for a period of one year following such change in control. If Mr. Spence violates these restrictive covenants, the Company has the right to cause automatic forfeiture of the outstanding stock options, in addition to all other remedies available in law or equity. The vesting of outstanding stock options did not accelerate in connection with the IPO.
Under the OIP, in a single calendar year, a non-employee director may not be granted awards for such individual’s service on our board of directors having a value in excess of $750,000. Additional awards may be granted for any calendar year in which a non-employee director first becomes a director, serves on a special committee of our board of directors, or serves as lead director. This limit does not apply to cash fees or awards granted in lieu of cash fees.
The following table presents the total compensation for each person who served as a non-employee member of our Board during the fiscal year ended December 31, 2022. We also reimbursed our non-employee directors for their business expenses incurred in connection with their performance of services.
Name	Fees Earned or Paid in Cash(4)	Stock Awards	Total
William B. Spence(1)	$600,000	$0	$600,000
Sarah P. James	$53,599	$95,000	$148,599
Thomas J. Pacchia	$42,879	$95,000	$137,879
Matthew Smith(2)	$72,116	$20,000	$$92,115
Thomas Trowbridge, IV	$55,057	$95,000	$150,057
Indira Agarwal(3)	$52,192	$50,000	$102,192
(1)	Mr. Spence is paid for his service to the Company through a management agreement between Mr. Spence and Q Power.
(2)
Effective April 18, 2022, Mr. Smith was appointed as Chief Financial Officer of the Company and was compensated as set forth above as an employee of the Company. While Mr. Smith remains a member of the Board of Directors, his compensation is based solely on his position as Chief Financial Officer. Prior to his appointment as Chief Financial Officer, Mr. Smith was compensated as a non-employee director.

(3)	Ms. Agarwal was appointed to the board on April 22, 2022.
(4)	The amounts reported in the Fees Earned or Paid in Cash column represent cash compensation earned in 2022 for Board and committee service.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following management’s discussion and analysis of financial conditions and results of operations of the Company for three and nine months ended September 30, 2022 and 2021, and the years ended December 31, 2021, and 2020, and should be read in conjunction with the Company’s financial statements and the notes to those financial statements that are included elsewhere in this Information Statement.
Overview
We are a vertically integrated crypto asset mining company currently focused on mining Bitcoin. We wholly own and operate two low-cost, environmentally-beneficial coal refuse power generation facilities that we have upgraded: (i) our first reclamation facility located on a 650-acre site in Scrubgrass Township, Venango County, Pennsylvania, which we acquired the remaining interest of in April 2021 and has the capacity to generate approximately 83.5 megawatts (“MW”) of electricity (the “Scrubgrass Plant”) and (ii) a facility located near Nesquehoning, Pennsylvania, which we acquired in November 2021 and which has the capacity to generate approximately 80 MW of electricity (the “Panther Creek Plant”), each of which is as an Alternative Energy System because coal refuse is classified under Pennsylvania law as a Tier II Alternative Energy Source (large-scale hydropower is also classified in this tier). We are committed to generating our energy and managing our assets sustainably, and we believe that we are one of the first vertically integrated crypto asset mining companies with a focus on environmentally beneficial operations. We believe that our integrated model of owning our own power plants and Bitcoin mining data center operations helps us to produce Bitcoin at a cost that we believe is attractive versus the price of Bitcoin, and generally below the prevailing market price of power that many of our peers must pay and may have to pay in the future during periods of uncertain or elevated power pricing. Due to the environmental benefit resulting from the remediation of the sites from which the waste coal utilized by our two power generation facilities is removed, we also qualify for Tier II renewable energy tax credits (“RECs”) in Pennsylvania. These RECs are currently valued at approximately $17.00 per megawatt hour and help reduce our net cost of power. We believe that our ability to utilize RECs in reducing our net cost of power further differentiates us from our public company peers that purchase power from third party sources or import power from the grid and that do not have access to RECs or other similar tax credits. Should power prices weaken to a level that is below the Company’s cost to produce power, we have the ability to purchase power from the PJM (as defined below) grid to ensure that we are producing Bitcoin at the lowest possible cost. Conversely, if power prices exceed the price of Bitcoin, we may choose to sell power to the PJM grid instead of producing Bitcoin, as we have recently done, on an opportunistic basis.
We expect that our net cost of power will be approximately $45.00 to $50.00 per megawatt-hour (“MWh”) in the first quarter of 2023 and thereafter, taking into account RECs and waste coal tax credits that we receive. This $45.00 to $50.00 per MWh corresponds to approximately $10,000 to $12,000 per Bitcoin equivalent with modern miners and assuming a network hash rate of approximately 250 exahash per second (“EH/s”). We believe this cost to mine is attractive versus the price of Bitcoin and generally below the prevailing market price of power that many of our peers, who do not generate power but must purchase it, must pay. For reference, per Bloomberg, as of December 21, 2022, average 2023 futures grid prices for six major pricing points (Electric Reliability Council of Texas (“ERCOT”) North, ERCOT West, Midcontinent Independent System Operator (“MISO”) Illinois, MISO Indiana, PJM East, and PJM West) range from approximately $50.00 to $65.00 per MWh, with an average of approximately $58.00 per MWh, to which our expected cost of approximately $45.00 to $50.00 per MWh compares favorably.
In addition, we operate as a market participant through PJM Interconnection, a Regional Transmission Organization (“RTO”) that coordinates the movement of wholesale electricity. Our ability to sell energy in the wholesale generation market in the PJM RTO provides us with an additional source of revenue. We also believe that owning our own power source makes us a more attractive partner to crypto asset mining equipment purveyors. We intend to leverage these competitive advantages to continue to grow our business through the opportunistic acquisition of additional power generating assets and miners.
In light of the recent downturn in the price of Bitcoin, we have taken steps that we believe will strengthen our balance sheet and liquidity position, including transferring a portion of our Bitcoin miners back to certain equipment lenders in exchange for cancellation of indebtedness, entering into the Exchange Agreement described in this Information Statement, and selling power generated at our power plants to the grid on an opportunistic basis. We are actively monitoring the Bitcoin miner market for both new and used Bitcoin miners and evaluating options to purchase additional miners or otherwise enter into arrangements to replenish our current unfilled mining capacity.

With lower Bitcoin margins and higher power costs, we have been consistently toggling between selling power to the grid and mining. Nevertheless, we believe that the price of Bitcoin will recover over time, and our primary strategy remains to expand our Bitcoin mining capacity (including through opportunistic hosting agreements or joint ventures) over time through opportunistic Bitcoin miner purchases.
Bitcoin Mining
During 2018 and 2019, we began providing Bitcoin mining services to third parties and also began operating our own Bitcoin mining equipment to generate Bitcoin, which we then exchange for U.S. Dollars. We have been expanding our mining operations since such date. As of September 30, 2022, we operated approximately 18,200 Bitcoin mining computers (known as “miners”) with hash rate capacity of approximately 1.6 EH/s. As of September 30, 2022, we had entered into definitive agreements with one supplier to deliver approximately 600 additional miners with capacity of approximately 54 PH/s through the end of 2022. We intend to house our miners at the Scrubgrass Plant and the Panther Creek Plant data centers. On August 16, 2022, the Company agreed to sell approximately 26,000 NYDIG-secured Bitcoin miners to NYDIG ABL, LLC, a Delaware limited liability company formerly known as Arctos Credit LLC (“NYDIG”), fewer than 19 thousand of which were installed as of August 16, 2022, to NYDIG in exchange for assignment to us and cancellation of the NYDIG Debt (as defined below). Through October 26, 2022, we have sold or assigned all of the approximately 26,000 miners that we agreed to sell or assign and cancelled all of the NYDIG Debt.
As of November 8, 2022, we operate approximately 21,900 Bitcoin miners with hash rate capacity of approximately 1.9 EH/s. Of these Bitcoin miners, approximately 19,000 are wholly owned with hash rate capacity of approximately 1.7 EH/s. We will host the remaining approximately 2,900 Bitcoin miners, for which we will receive a hosting fee of $60 per MWh and profit share of 50% of the Bitcoin mining profit. As of November 8, 2022, we have entered into definitive agreements to receive an additional approximately 8,400 Bitcoin miners with hash rate capacity of approximately 0.8 EH/s, which includes approximately 0.4 EH/s related to the MinerVa Purchase Agreement that have not yet been scheduled for delivery. We do not know when the remaining MinerVa miners will be received, if at all.
Power Plant Acquisitions
On March 3, 2021, Stronghold Digital Mining LLC (“SDM”) entered into a non-binding letter of intent (the “Olympus LOI”) with Olympus Power, LLC (together with its affiliates, “Olympus”) for the purchase of (i) the ownership interest in Scrubgrass Reclamation Company, L.P. (f/k/a Scrubgrass Generating Company, L.P.) (“Scrubgrass”) held by Aspen Scrubgrass Participant, LLC (the “Aspen Interest”), (ii) the Panther Creek Plant, and (iii) a third coal refuse power generation facility (the “Third Plant”).
On July 9, 2021, Stronghold Digital Mining Holdings LLC (“Stronghold LLC”) entered into a purchase agreement for the Panther Creek Plant (the “Panther Creek Acquisition”), as contemplated by the Olympus LOI, from Olympus. The Panther Creek Acquisition included all of the assets of Panther Creek Power Operating LLC, comprising of primarily the Panther Creek Plant. We completed the Panther Creek Acquisition on November 2, 2021. The consideration for the Panther Creek Plant was approximately $2.2 million ($3 million less $0.8 million in shared land closing costs) in cash and 1,152,000 Class A common units of Stronghold LLC (“Stronghold LLC Units”), together with a corresponding number of shares of Class V Common Stock.
We continue to evaluate the acquisition of the Third Plant as contemplated by the Olympus LOI, although we do not consider this acquisition to be probable at this time. The acquisition of the Third Plant is subject to further due diligence and the negotiation of a definitive agreement, and there is no assurance that the acquisition will be completed.
Initial Public Offering
We completed the issuance and sale of our Class A Common Stock in an initial public offering (the “IPO”) on October 22, 2021, and our Class A Common Stock is listed on Nasdaq under the symbol “SDIG.”
Stock Split
We effected a 2.88-for-1 stock split on October 22, 2021, pursuant to which each share of Common Stock held of record by the holder thereof was reclassified into approximately 2.88 shares of Common Stock. No fractional shares were issued. Pursuant to the Second Amended and Restated Limited Liability Company Agreement of

Stronghold LLC, as amended from time to time, each “Stronghold LLC Unit” was also split on a corresponding 2.88-for-1 basis, such that there are an equivalent number of Stronghold LLC Units outstanding as the aggregate number of shares of Class V Common Stock and Class A Common Stock outstanding following the stock split. We refer to this collectively as the “Stock Split.”
Bitmain
On October 28, 2021, we entered into an agreement with Bitmain Technologies Limited (“Bitmain”) to purchase 12,000 miners, which were to be delivered in six equal batches on a monthly basis beginning in April 2022 (the “First Bitmain Purchase Agreement”). Per the First Bitmain Purchase Agreement, on October 29, 2021, we made an initial payment of $23,300,000 to Bitmain for the miners. On November 18, 2021, we made an additional payment of $4,550,000. Subsequent payments were to be made in the future in connection with additional deliveries of miners under the First Bitmain Purchase Agreement. The miners associated with the First Bitmain Purchase Agreement were part of the APA Collateral (as defined below) pursuant the Asset Purchase Agreement whereby the APA Seller Parties (as defined below) agreed to sell, and the purchasers (or their respective designee) agreed to purchase, the APA Collateral in a private disposition in exchange for the forgiveness, reduction and release of the NYDIG Debt.
On November 16, 2021, we entered into a second agreement with Bitmain to purchase 1,800 miners, which were to be delivered in six equal batches on a monthly basis beginning in July 2022 (the “Second Bitmain Purchase Agreement”). Per the Second Bitmain Purchase Agreement, on November 18, 2021, we made an initial payment of $6,835,000 to Bitmain for the miners. Subsequent payments were to be made in the future in connection with additional deliveries of miners under the Second Bitmain Purchase Agreement.
The miners purchased pursuant to the two agreements with Bitmain were to have an aggregate hash rate capacity of approximately 1,450 PH/s.
On May 13, 2022, we entered into a purchase order to transfer the Second Bitmain Purchase Agreement for 1,800 Bitmain Antminer S19 XP miners (the “Bitmain Sale”) to Cryptech Solutions, Inc. (“Cryptech”) for a total value of $12,600,000, including a $5,638,500 payment to the Company along with a transfer of the responsibility of the future payments to Cryptech.
Nowlit Solutions Corp.
We paid for two separate purchases of miners from Nowlit Solutions Corp. The first purchase payment was made on November 23, 2021, in the amount of $1,605,360 for 190 miners. The second purchase payment was made on November 26, 2021, in the amount of $2,486,730 for an additional 295 miners.
Luxor Technology Corporation
We paid for three separate purchases of miners from Luxor Technology Corporation (“Luxor”). The first purchase payment was made on November 26, 2021, in the amount of $4,312,650 for 770 miners. The second and third purchase payments were made on November 29, 2021, in the amount of $5,357,300 for 750 miners and $3,633,500 for 500 miners, respectively.
On November 30, 2021, we entered into a fourth purchase agreement with Luxor to acquire 400 Antminer T19 miners with a hash rate of 84 TH/s and 400 Antminer T19 miners with a hash rate of 88 TH/s for a total purchase price of $6,260,800.
Cryptech Purchase Agreement
On December 7, 2021, we entered into a Hardware Purchase and Sales Agreement (the “Cryptech Purchase Agreement”) with Cryptech to acquire 1,000 Bitmain S19a miners with a hash rate of 96 TH/s for a total purchase price of $8,592,000. Pursuant to the Cryptech Purchase Agreement, all hardware will be paid for in advance of being shipped to the Company.
Supplier Purchase Agreements
On December 10, 2021, we entered into a Hardware Purchase and Sale Agreement (the “First Supplier Purchase Agreement”) to acquire 3,000 MicroBT WhatsMiner M30S miners (the “M30S Miners”) with a hash rate per unit of 87 TH/s. Pursuant to the First Supplier Purchase Agreement, the unit price per M30S Miner was $6,960 for a cumulative purchase price of $20,880,000 that was paid in full within five business days of the execution of the First Supplier Purchase Agreement.

On December 16, 2021, we entered into a Second Hardware Purchase and Sale Agreement (the “Second Supplier Purchase Agreement”) to acquire a cumulative amount of approximately 4,280 M30S Miners and MicroBT WhatsMiner M30S+ miners with a hash rate per unit of 100 TH/s (the “M30S+ Miners”). Pursuant to the Second Supplier Purchase Agreement, the unit price per M30S Miner was $2,714 and the unit price per M30S+ Miner was $3,520 for a cumulative purchase price of $11,340,373.
NYDIG ABL LLC
On December 15, 2021, we entered into a Master Equipment Finance Agreement (the “Second NYDIG Financing Agreement”) with NYDIG whereby NYDIG agreed to lend Stronghold Digital Mining BT, LLC (“Digital Mining BT”) up to $53,952,000 to finance the purchase of certain Bitcoin miners and related equipment (the “Second NYDIG-Financed Equipment”). Outstanding borrowings under the Second NYDIG Financing Agreement were secured by the Second NYDIG-Financed Equipment, contracts to acquire Second NYDIG-Financed Equipment, and the Bitcoin mined by the Second NYDIG-Financed Equipment. The Second NYDIG Financing Agreement included customary restrictions on additional liens on the Second NYDIG-Financed Equipment.
See “– Recent Developments” and Note 6 – Long-Term Debt in the notes to the Company’s financial statements for the nine months ended September 30, 2022 attached to this Information Statement (the “Q322 Financials”) for further discussion of the transactions we completed on October 26, 2022, pursuant to the Asset Purchase Agreement, which resulted in the cancellation of all of the NYDIG Debt and the termination of the NYDIG Financing Agreements.
O&M Agreement
On November 2, 2021, we entered into the Operations, Maintenance and Ancillary Services Agreement (the “Omnibus Services Agreement”) with Olympus Stronghold Services, LLC (“Olympus Stronghold Services”), whereby Olympus Stronghold Services provides certain operations and maintenance services to Stronghold LLC, as well as employs certain personnel to operate the Panther Creek Plant and the Scrubgrass Plant. Stronghold LLC reimburses Olympus Stronghold Services for those costs incurred by Olympus Stronghold Services and approved by Stronghold LLC in the course of providing services under the Omnibus Services Agreement, including payroll and benefits costs and insurance costs. The material costs incurred by Olympus Stronghold Services are approved by Stronghold LLC. Stronghold LLC also pays Olympus Stronghold Services a management fee at the rate of $1,000,000 per year, payable monthly, and an additional one-time mobilization fee of $150,000 upon the effective date of the Omnibus Services Agreement. Effective October 1, 2022, Stronghold LLC only pays Olympus Stronghold Services a management fee in the amount of $500,000 per year, payable monthly, for services provided at the Panther Creek Plant.
Miner Sales Agreement
During the second quarter of 2022, the Company entered into multiple miner sales agreements with multiple buyers. The Company previously disclosed its effort to optimize its Bitcoin miner fleet through its sale of 3,425 miners (approximately 411 PH/s) with a historical carrying value of $21.9 million, or $50.70 per TH/s. The Company recognized a realized loss on sale of miner assets of approximately $8.0 million on these miners during the second quarter of 2022. The Company undertook these sales due to its priorities of improving its liquidity position and improved returns over growth. The loss was recorded in Realized loss on sale of miner assets on the consolidated statements of operations. The various buyers paid the Company an aggregate of $13.8 million up front and took over the remaining installment payment obligations upon transfer of the contract, relieving the Company of the outstanding purchase obligation.
During the third quarter of 2022, the Company consensually delivered approximately 26,000 Bitcoin miners (approximately 18,700 of which were plugged in and operating prior to delivery) to NYDIG and The Provident Bank, a Massachusetts savings bank (“BankProv”) and the related debt was cancelled pursuant to the terms of the Asset Purchase Agreement. See Note 6 – Long-Term Debt in the notes to the Q322 Financials for further discussion of the Asset Purchase Agreement.
Reorganization
On April 1, 2021, we effected the corporate reorganization described in Note 1 – Business Combinations in the notes to the Q322 Financials.

Trends and Other Factors Impacting Our Performance
COVID-19 and Supply Chain Constraints
The coronavirus (“COVID-19”) global pandemic has resulted and is likely to continue to result in significant national and global economic disruption, which may adversely affect our business. Among other things, the COVID-19 pandemic has caused supply chain disruptions that may have lasting impacts. Additionally, the global supply chain for Bitcoin miners is presently further constrained due to unprecedented demand coupled with a global shortage of mining equipment and mining equipment parts. Based on our current assessments, however, we do not expect any material impact on long-term development, operations, or liquidity due to the spread of COVID-19. However, we are actively monitoring this situation and the possible effects on its financial condition, liquidity, operations, suppliers, and industry.
China’s Crackdown on Bitcoin Mining
In May 2021, the Chinese government called for a crackdown on Bitcoin mining and trading. Following this, the majority of Bitcoin miners in China were taken offline. This resulted in (i) a significant reduction in the Bitcoin global network hash rate, (ii) an increase in the availability of Bitcoin miners for purchase and (iii) an increase in the demand for power outside of China. Further, in September 2021, Chinese regulators instituted a blanket ban on all crypto mining and transactions, including overseas crypto exchange services taking place in China, effectively making all crypto-related activities illegal in China. The reduction in network hash rate has improved Bitcoin mining profitability (not factoring in underlying Bitcoin prices), with plugged-in Bitcoin miners representing a larger percentage of the global hash rate. We do not believe that higher demand for power will have a negative impact on our business because we own and operate our power sources.
Scrubgrass Plant and Data Center
During the fourth quarter of 2021 and continuing into the second and third quarter of 2022, the Scrubgrass Plant had downtime that was greater than anticipated, driven largely by mechanical failures. The upgrades and maintenance that were necessary took longer and were more extensive than originally anticipated. Additionally, during the first half of 2022, higher than anticipated requirements from PJM Interconnection LLC (“PJM”) resulted in unplanned and extended outages of our mining operations at the Scrubgrass Plant, diverting capacity away from our mining operations at a time that was not economical for our business strategy. These diversions of power away from our mining operations during the first and second quarters had a material adverse effect on our business, financial condition and results of operations. The Scrubgrass Plant also experienced higher than expected cost capping, as the result of its role as a capacity resource, from PJM which obligated the Scrubgrass Plant to supply power to the PJM grid at pre-set prices in an effort to stabilize PJM grid pricing. Starting in June, Scrubgrass Plant was no longer classified as a capacity resource, and is now an energy resource, which allows the plant to sell power to the grid at market prices.
Starting in the third quarter of 2022, the Scrubgrass Plant conducted its planned maintenance outage that lasted for approximately two weeks from the end of September into early October, during which time it did not generate power. During the outage, management undertook a thorough review of plant-level profitability and identified opportunities for immediate cost reductions including improved fuel purchasing, headcount reductions and optimization, and inventory and maintenance planning enhancements. Given seasonally low power prices in October, and some additional desired maintenance objectives, management kept the plant offline while it implemented the cost reduction program and improved the fuel mix through accelerated deliveries of low-cost fuel, and then returned Scrubgrass to service in late October. Following the outage, the Scrubgrass Plant has demonstrated the ability to run at baseload output levels, as expected. During the outage, the Scrubgrass Data Center imported power from the grid to support operations.
Panther Creek Plant and Data Center
During the second quarter of 2022, the Panther Creek Plant's mining operations were offline for ten days due to the failure of a switchgear and the need to source, deliver and install a new piece of equipment, causing ten days of no mining revenue generation at the facility and resulting in an estimated loss of approximately $1.4 million. The operation of our power generation facilities, information technology systems and other assets and conduct of other activities subjects us to a variety of risks, including the breakdown or failure of equipment, accidents, security breaches, viruses or outages affecting information technology systems, labor disputes, obsolescence, delivery/transportation problems and disruptions of fuel supply, failure to receive spare parts in a timely manner, and performance below expected levels.
As previously disclosed on the Company's Current Report on Form 8-K dated July 25, 2022, the Panther Creek Plant experienced approximately 8.5 days of unplanned downtime in the month of June from damaged transmission lines caused by a storm, and other plant maintenance issues. The Company estimated the financial impact of the June outages to be lost revenue of $1.8 million and a net income impact of $1.4 million.
In the third quarter of 2022, the Panther Creek Plant completed its planned maintenance outage which lasted for approximately two weeks, during which time it did not generate power. The outage went as planned, and the plant was restored to service in October. During the outage, the Panther Creek Data Center imported power from the grid to support operations.
Bitcoin Price Volatility
The market price of Bitcoin has historically and recently been volatile. For example, the price of Bitcoin ranged from a low of approximately $29,000 to a high of approximately $69,000 during 2021 and has ranged from approximately $18,000 to approximately $48,000 year-to-date as of November 7, 2022. Since the IPO, the price of Bitcoin has dropped over 70%, resulting in an adverse effect on our results of operations, liquidity and strategy, and resulting in increased credit pressures on the cryptocurrency industry. Our operating results depend on the value of Bitcoin because it is the only crypto asset we currently mine.
We cannot accurately predict the future market price of Bitcoin and, as such, we cannot accurately predict potential adverse effects, including whether we will record impairment of the value of our Bitcoin assets. The future value of Bitcoin will affect the revenue from our operations, and any future impairment of the value of the Bitcoin we mine and hold for our account would be reported in our financial statements and results of operations as charges against net income, which could have a material adverse effect on the market price for our securities.
Recent Developments
Nasdaq Continued Listing Deficiency
As disclosed in our Form 8-K filing on December 6, 2022, on November 30, 2022, we received a written notification from Nasdaq notifying the Company that, based upon the closing bid price of the Class A Common Stock, for the last 30 consecutive business days, the Class A Common Stock did not meet the minimum bid price of $1.00 per share required by Nasdaq Listing Rule 5450(a)(1), initiating an automatic 180 calendar-day grace period for the Company to regain compliance. Pursuant to the Nasdaq Listing Rule 5810(c)(3)(A), the Company has been granted a 180 calendar day compliance period, or until May 29, 2023, to regain compliance with the minimum bid price requirement. During the compliance period, the Class A Common Stock will continue to be listed and traded on the Nasdaq Global Market. The Company will regain compliance with the minimum bid price requirement if at any time before May 29, 2023, the bid price for the Class A Common Stock closes at or above $1.00 per share for a minimum of 10 consecutive business days.
If the Company does not regain compliance within the allotted compliance period, including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that the Class A Common Stock will be subject to delisting. At such time, the Company may appeal the delisting determination to a hearings panel. The Company intends to continue to monitor the bid price levels for the Class A Common Stock and will consider appropriate alternatives to achieve compliance within the initial 180 calendar-day compliance period, including, among other things, the reverse stock split described in this Information Statement. There can be no assurance, however, that the Company will be able to do so.
General Digital Asset Market Conditions
The prices of cryptocurrencies, including Bitcoin, have experienced substantial volatility. For example, the price of Bitcoin ranged from a low of approximately $30,000 to a high of approximately $68,000 during 2021, and has ranged from approximately $15,000 to approximately $50,000 year-to-date as of December 15, 2022. During 2022, a number of companies in the crypto assets industry have declared bankruptcy, including Core Scientific Inc., Celsius Network LLC, Voyager Digital Ltd., Three Arrows Capital, BlockFi Lending LLC (“BlockFi”), and FTX Trading Ltd. Such bankruptcies have contributed, at least in part, to further price decreases in Bitcoin, a loss of confidence in the participants of the digital asset ecosystem and negative publicity surrounding digital assets more broadly. To date, aside from the general decrease in the price of Bitcoin and in our and our peers’ stock price that may be indirectly attributable to the bankruptcies in the crypto assets industry, we have not been indirectly or directly materially impacted by such bankruptcies. As of the date hereof, we have no direct or material contractual relationship with any company in the crypto assets industry that has experienced a bankruptcy. Additionally, there has been no impact on our hosting agreement or relationship with Foundry Digital, LLC. The hosting agreement is performing in line with our expectations. We continue to conduct diligence, including into liquidity or insolvency issues, on third-parties in the crypto asset space with whom we have potential or ongoing relationships. To date, we have not been materially impacted by any liquidity or insolvency issues with such third parties.
We safeguard and keep private our digital assets, including the Bitcoin that we mine, by utilizing storage solutions provided by Anchorage Digital Bank (“Anchorage”), which requires multi-factor authentication. While we are confident in the security of our digital assets held by Anchorage, given the broader market conditions, there can be no assurance that other crypto asset market participants, including Anchorage as our custodian, will not ultimately be impacted. Further, given the current conditions in the digital assets ecosystem, we are liquidating our mined Bitcoin often, and at multiple points every week through Anchorage. We continue to monitor the digital assets industry as a whole, although it is not possible at this time to predict all of the risks stemming from these events that may result to us, our service providers, our counterparties, and the broader industry as a whole.
Northern Data
On August 17, 2021, Stronghold LLC entered into an agreement with Northern Data PA, LLC (“Northern Data”) whereby Northern Data will construct and operate a colocation data center facility located on the Scrubgrass Plant (the “Hosting Agreement”), the primary business purpose of which will be to provide hosting services and support the cryptocurrency miners that we have purchased but not yet received entirely from Northern Data. On March 28, 2022, we restructured the Hosting Agreement to obtain an additional 2,675 miners at cost of $37.5 per terahash (to be paid five months after delivery) and temporarily reduced the profit share for Northern Data while incorporating performance thresholds until the data center build-out is complete. On August 10, 2022 the Company and Northern Data terminated the provision of the restructured Hosting Agreement related to the additional 2,675 miners and the Company shall neither make payment for such additional miners nor obtain title to such additional miners.
On September 30, 2022, the Company entered into a settlement agreement with Northern Data (the “Settlement Agreement”) whereby the Hosting Agreement was mutually terminated. Pursuant to the Settlement Agreement, for a term of two years until October 1, 2024, the Company has the right to lease from Northern Data for its exclusive use, access, and operation of (i) 24 Northern Data manufactured pods capable of supporting approximately 550 Bitcoin miners each for an aggregate amount of approximately 13,200 available slots and (ii) four Strongboxes that the Company previously sold to Northern Data capable of supporting approximately 264 Bitcoin miners each for an aggregate of approximately 1,056 mining slots for $1,000 annually. Following the Settlement Agreement, no future revenue share will be applicable for miners in the Northern Data pods or Strongboxes, and the Company will receive 100% of the profits generated by Bitcoin miners in the Northern Data pods and Strongboxes. At the end of the two-year term of the Settlement Agreement, the Company has the option, but not the obligation, to purchase the Northern Data pods and Strongboxes for an amount between $2 million and $6 million based on the prevailing hash price at the time, net of a maximum of $1.5 million of expenditures that the Company has the option to use to upgrade the Northern Data pods throughout the two-year term.
Pursuant to the Settlement Agreement, the Company will pay Northern Data an aggregate amount of $4.5 million as follows: (i) $2.5 million to Northern Data not later than October 3, 2022, which amount was paid to Northern Data in full on October, 3, 2022; (ii) $1.0 million to Northern Data not later than October 31, 2022, which amount was paid to Northern Data in full on October 31, 2022; and (iii) $1.0 million to Northern Data not later than November 30, 2022, and included in accounts payable on the condensed consolidated balance sheet as of September 30, 2022. The Company recorded the settlement costs of $4.5 million in September 2022, partially offset by the elimination of approximately $2.6 million payable to Northern Data. The net impact of $1.9 million was recorded as operations and maintenance expense on the condensed consolidated statements of operations for the three and nine months ended September 30, 2022.

MinerVa
On April 2, 2021, we entered into a purchase agreement with MinerVa (the “MinerVa Purchase Agreement”) for the acquisition of 15,000 of their MV7 ASIC SHA256 model cryptocurrency miner equipment (miners) with a total terahash to be delivered equal to 1.5 million terahash. In December 2021, we extended the deadline for delivery of the MinerVa miners to April 2022. As of September 30, 2022, MinerVa has delivered, refunded cash, or swapped into deliveries of industry leading miners of equivalent value to approximately 9,100 of the 15,000 miners. We do not know when the remaining MinerVa miners will be received, if at all. As a result, an impairment totaling $12,228,742 was recognized on March 31, 2022. On July 18, 2022, the Company provided written notice of dispute to MinerVa pursuant to the MinerVa Purchase Agreement obligating the Company and MinerVa to work together in good faith towards a resolution for a period of sixty (60) days. In accordance with the MinerVa Purchase Agreement, if no settlement has been reached after sixty (60) days, Stronghold may end discussions and declare an impasse and adhere to the dispute resolution provisions of the MinerVa Purchase Agreement. As the 60-day period has now expired, the Company is evaluating all available remedies under the MinerVa Purchase Agreement.
McClymonds Supply & Transit Company, Inc. and DTA, L.P. vs Scrubgrass Generating Company, L.P.
On May 9, 2022, an award in the amount of $5.0 million plus interest computed as of May 15, 2022, in the amount of $0.8 million was issued in favor of the McClymonds Supply & Transit Company, Inc. in the previously disclosed dispute over a trucking contract between the claimant and our subsidiary. The two managing members of Q Power, LLC, our primary Class V shareholder, have agreed to and begun to pay the full amount of the award such that there will be no effect on the financial condition of the Company.
September 2022 Private Placement
On September 13, 2022, we entered into Securities Purchase Agreements (the “Armistice Purchase Agreements”) with Armistice Capital Master Fund Ltd. (“Armistice”) and Greg Beard, our co-chairman and chief executive officer, for the purchase and sale of 2,274,350 and 602,409 shares, respectively, of Class A Common Stock at a purchase price of $1.60 and $1.66, respectively, and warrants to purchase an aggregate of 5,602,409 shares of Class A Common Stock, at an initial exercise price of $1.75 per share (subject to certain adjustments) (the “September 2022 Private Placement”). Subject to certain ownership limitations, such warrants are exercisable upon issuance and will be exercisable for five and a half years commencing upon the date of issuance. Armistice also purchased pre-funded warrants to purchase 2,725,650 shares of Class A Common Stock (the “September 2022 Warrants”) at a purchase price of $1.60 per September 2022 Warrant. The September 2022 Warrants have an exercise price of $0.0001 per warrant share. The transaction closed on September 19, 2022. The gross proceeds, before deducting offering expenses, from the sale of such securities was approximately $9.0 million. The Company intends to use the proceeds from this offering for general corporate purposes, which may include acquisition of Bitcoin miners.
Pursuant to the Armistice Purchase Agreements, we entered into a registration rights agreement with Armistice (the “Armistice Registration Rights Agreement”), filed a registration statement covering the resale of all Registrable Securities (as defined in the Armistice Registration Rights Agreement), and agreed to use our commercially reasonable efforts to cause the registration statement to become effective within the timeframes specified in the Armistice Registration Rights Agreement; failure to do so will result in certain liquidated damages as set forth in the Armistice Registration Rights Agreement.
Subject to certain exceptions, until 30 days after the effective date of the registration statement (the “Armistice Registration Effective Date”), we will be prohibited from issuing, entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of Class A Common Stock or securities convertible or exercisable into Class A Common Stock, or filing, amending or supplementing certain other registration statements. Until six months after the Armistice Registration Effective Date, we will also be prohibited from effecting or entering into an agreement to effect any issuance involving a variable rate transaction.
Second WhiteHawk Amendment
On March 28, 2022, Equipment LLC and WhiteHawk Finance LLC (“WhiteHawk”) amended the WhiteHawk Financing Agreement (as defined below) for a second time (the “Second WhiteHawk Amendment”) to exchange the collateral under the equipment financing agreement dated June 30, 2021, by and between Stronghold LLC and WhiteHawk (the “WhiteHawk Financing Agreement”). Pursuant to the Second WhiteHawk Amendment, (i) the

approximately 11,700 remaining miners under the MinerVa Purchase Agreement were exchanged as collateral for additional miners received by us from other suppliers and (ii) WhiteHawk agreed to lend to us an additional amount not to exceed $25.0 million to finance certain previously purchased Bitcoin miners and related equipment (the “Second Total Advance”). Pursuant to the Second WhiteHawk Amendment, Equipment, LLC paid an amendment fee in the amount of $275,414.40 and a closing fee with respect to the Second Total Advance of $500,000. In addition to the purchased Bitcoin miners and related equipment, Panther Creek and Scrubgrass each agreed to a negative pledge of the Panther Creek Plant and Scrubgrass Plant, respectively, and guaranteed the WhiteHawk Financing Agreement. Each of the negative pledge and the guaranty by Panther Creek and Scrubgrass will be released upon payment in full of the Second Total Advance, regardless of whether the Total Advance remains outstanding. In conjunction with the Second WhiteHawk Amendment, we issued a warrant to WhiteHawk to purchase 125,000 shares of Class A Common Stock, subject to certain antidilution and other adjustment provisions as described in the warrant agreement, at an exercise price of $0.01 per share (the “Second WhiteHawk Warrant”). The Second WhiteHawk Warrant expires on March 28, 2032.
WhiteHawk Refinancing Agreement
On August 16, 2022, we entered into a commitment letter (the “Commitment Letter”) with WhiteHawk to provide for committed financing to refinance the WhiteHawk Financing Agreement and provide up to $20 million in additional commitments for an aggregate loan not to exceed $60.0 million.
On October 27, 2022, we entered into a secured credit agreement (the “Credit Agreement”) with WhiteHawk to refinance the WhiteHawk Financing Agreement, effectively terminating the WhiteHawk Financing Agreement. The Credit Agreement consists of $35.1 million in term loans and $23.0 million in additional commitments (such additional commitments, the “Delayed Draw Facility”). Such loans under the Delayed Draw Facility were drawn on the closing date of the Credit Agreement. The Credit Agreement and Delayed Draw Facility together reduce monthly principal payments and added approximately $21 million of cash to the Company’s balance sheet following the Company’s draw down on the full amount of the Delayed Draw Facility. The full amount of the WhiteHawk Financing Agreement has been drawn as of the date hereof.
The financing pursuant to the Credit Agreement (such financing, the “WhiteHawk Refinancing Agreement”) was entered into by Stronghold LLC as Borrower (the “Borrower”) and is secured by substantially all of the assets of the Company and its subsidiaries and is guaranteed by the Company and each of its material subsidiaries. The WhiteHawk Refinancing Agreement requires equal monthly amortization payments resulting in full amortization at maturity. The WhiteHawk Refinancing Agreement has customary representations, warranties and covenants including restrictions on indebtedness, liens, restricted payments and dividends, investments, asset sales and similar covenants and contains customary events of default. The WhiteHawk Refinancing Agreement also contains covenants requiring the Borrower and its subsidiaries to maintain a minimum (x) of $7.5 million of liquidity at all times, (y) a minimum liquidity of $10 million of average daily liquidity for each calendar month (rising to $20 million beginning July 1, 2023) and (z) a maximum total leverage ratio covenant of (i) 7.5:1.0 for the quarter ending December 31, 2022, (ii) 5.0:1.0 for the quarter ending March 31, 2023, (iii) 4.0:1.0 for the quarter ending June 30, 2023 and (iv) 4.0:1.0 for each quarter ending thereafter.
The borrowings under the WhiteHawk Refinancing Agreement mature on October 26, 2025 and bear interest at a rate of either (i) the Secured Overnight Financing Rate (“SOFR”) plus 10% or (ii) a reference rate equal to the greater of (x) 3%, (y) the federal funds rate plus 0.50% and (y) the Term SOFR rate plus 1%, plus 9%. The loan under the Delayed Draw Facility was issued with 3% closing fee on the drawn amount, paid when such amount was drawn. Amounts drawn on the WhiteHawk Refinancing Agreement are subject to a prepayment premium such that the lenders thereunder achieve a 20% return on invested capital. The Company also issued a stock purchase warrant to WhiteHawk in conjunction with the closing of the WhiteHawk Refinancing Agreement, which provides for the purchase of an additional 4,000,000 shares of Class A Common Stock at an exercise price of $0.01 per share.
The Company is currently in discussions with WhiteHawk on a potential amendment to the WhiteHawk Credit Agreement, including the payment terms therein.

NYDIG Asset Purchase Agreement
On August 16, 2022, the Company, Stronghold LLC, Stronghold Digital Mining LLC, a Delaware limited liability company (“SD Mining”) and Stronghold Digital Mining BT, LLC, a Delaware limited liability company (“SD Mining BT”, and together with SD Mining, the “APA Sellers” and, together with the Company and Stronghold LLC, the “APA Seller Parties”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with NYDIG and BankProv.
Pursuant to the June 25, 2021 $34,481,700 master equipment financing agreement with an affiliate of NYDIG (the “Arctos/NYDIG Financing Agreement” and the Second NYDIG Financing Agreement (collectively, the “NYDIG Agreements”), certain miners were pledged as collateral under such agreements (and together with certain related agreements to purchase miners, the “APA Collateral”). Under the Asset Purchase Agreement, the APA Seller Parties agreed to sell, and the purchasers (or their respective designee) agreed to purchase, the APA Collateral in a private disposition in exchange for the forgiveness, reduction and release of all principal, interest, and fees owing under each of the NYDIG Agreements (collectively, the “NYDIG Debt”). Following (i) delivery of the APA Collateral to the purchasers or their designees pursuant to a master bill of sale and (ii) a subsequent inspection period of up to 14 days (which may be extended up to seven additional days), upon acceptance of the APA Collateral, the related portion of the NYDIG Debt will be assigned to the APA Sellers and cancelled pursuant to the terms of the Asset Purchase Agreement (each, a “Settlement”).
On September 30, 2022, the APA Seller Parties completed the sale, in two separate settlements, of six tranches of APA Collateral to BankProv and NYDIG in exchange for the extinguishment of an aggregate of $65.3 million of principal under the NYDIG Debt and related interest. On October 26, 2022, the APA Seller Parties completed the transfer of the seventh and final tranche of the APA Collateral to NYDIG pursuant to the Asset Purchase Agreement in exchange for the extinguishment of $2.1 million of principal under the NYDIG Debt and related interest (the “Final Settlement”). Following the Final Settlement, the aggregate amount of principal under the NYDIG Debt extinguished is $67.4 million, the entire amount of the NYDIG Debt, and it will therefore no longer be reflected on our balance sheet. The NYDIG Agreements were terminated concurrently with the Final Settlement.
Debt Restructuring Initiatives
In August and September of 2022, the Company undertook several steps aimed to improve its liquidity and flexibility to deploy capital opportunistically through cycles in the Bitcoin and power markets. Largely driven by depressed Bitcoin mining economics, the Company’s ability to sell power to the PJM grid, and the value of miner collateral per terahash under the Company’s non-recourse financing agreements, on August 16, 2022, the Company entered into (i) the Asset Purchase Agreement, (ii) an amendment to the Purchase Agreement (the “May 2022 Private Placement Amendment”), and (iii) the WhiteHawk Refinancing Agreement. The Company also entered into the Settlement Agreement.
Collectively, the Asset Purchase Agreement, May 2022 Private Placement Amendment and WhiteHawk Refinancing Agreement (i) reduced the Company’s principal amount of debt outstanding by approximately $79 million (approximately 55% of total principal amount outstanding as of June 30, 2022), (ii) reduced cash interest and principal payments through year-end 2023 by approximately $113 million, and (iii) improved the Company's forecasted cash flow through year-end 2023 through a reduction in interest and principal payments and monetization of the power capacity formerly dedicated to miners. The Company believes the Asset Purchase Agreement, May 2022 Private Placement Amendment, WhiteHawk Refinancing Agreement and Settlement Agreement provide the Company with increased operational control to opportunistically take advantage of the distressed Bitcoin miner market at attractive prices while preserving liquidity. For context on the Bitcoin miner market, pursuant to the Asset Purchase Agreement, the Company transferred approximately 26,000 miners to NYDIG and BankProv in exchange for the extinguishment of approximately $67 million of debt. Based on recent publicly disclosed Bitcoin miner purchases as well as offerings provided to the Company by third-party brokers of Bitcoin miners, the Company estimates that the current market value of these miners is between $30 million and $35 million, primarily due to the decrease in the market value of Bitcoin miners generally from the dates we acquired them to now. Since executing the Asset Purchase Agreement, the Company has received over 6,300 miners for an existing fleet of 21,900 miners, and expects to receive an additional approximately 4,000 miners, bringing the total number of miners operated by the Company to over 25,900 upon receipt. Of the current Bitcoin miners, approximately 19,000 are wholly owned with hash rate capacity of approximately 1.7 EH/s. We host the remaining approximately 2,900 Bitcoin miners.

On December 30, 2022, the Company and the Noteholders entered into the Exchange Agreement. Pursuant to the terms of the Exchange Agreement, at the Closing the Company will issue an aggregate of 23,102 shares of Series C Convertible Preferred Stock in exchange for the cancellation of an aggregate $17,893,750.00 of principal and accrued interest representing all of the amounts owed to the Noteholders under the terms of the Notes. Pursuant to the terms of the Exchange Agreement, no principal or interest on the Notes shall become due or payable from the date of the Exchange Agreement until the earlier of the Closing or the termination of the Exchange Agreement. The rights and preferences of the Series C Preferred Stock will be designated in the Certificate of Designation, and the Company has agreed to provide certain registration rights to the Noteholders with respect to the Class A Common Stock received by the Noteholders upon conversion of their shares of Series C Preferred Stock and exercise of their Pre-Funded Warrants pursuant to the terms of the Registration Rights Agreement.
The Company is currently in discussions with WhiteHawk on a potential amendment to the WhiteHawk Credit Agreement, including the payment terms therein.
Critical Accounting Policies and Significant Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements. The most significant accounting estimates inherent in the preparation of our financial statements include estimates associated with revenue recognition, investments, intangible assets, stock-based compensation, and business combinations. Our financial position, results of operations and cash flows are impacted by the accounting policies we have adopted. In order to get a full understanding of our financial statements, one must have a clear understanding of the accounting policies employed.
A summary of our critical accounting policies follows:
Fair Value Measurements
We measure at fair value certain of our financial and non-financial assets and liabilities by using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price, based on the highest and best use of the asset or liability. The levels of the fair value hierarchy are:
Level 1: Observable inputs such as quoted market prices in active markets for identical assets or liabilities;
Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data; and
Level 3: Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.
A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
Cryptocurrency Machines
Management has assessed the basis of depreciation of our cryptocurrency machines used to verify digital currency transactions and generate digital currencies and believes they should be depreciated over a three-year period. The rate at which we generate digital assets and, therefore, consume the economic benefits of our Bitcoin miners is influenced by a number of factors including the following:
1.	The complexity of the Bitcoin mining process which is driven by the algorithms contained within the Bitcoin open-source software;
2.	The general availability of appropriate computer processing capacity on a global basis (commonly referred to in the industry as hashing capacity which is measured in petahash units); and

3.
Technological obsolescence reflecting rapid development in the Bitcoin miner industry such that more recently developed hardware is more economically efficient to run in terms of digital assets generated as a function of operating costs, primarily power costs (i.e., the speed of hardware evolution in the industry is such that later hardware models generally have faster processing capacity combined with lower operating costs and a lower cost of purchase).

We operate in an emerging industry for which limited data is available to make estimates of the useful economic lives of specialized equipment. Management has determined that three years best reflects the current expected useful life of Bitcoin miners. This assessment takes into consideration the availability of historical data and management’s expectations regarding the direction of the industry including potential changes in technology. Management will review this estimate annually and will revise it as and when data becomes available.
To the extent that any of the assumptions underlying management’s estimate of useful life of its Bitcoin miners are subject to revision in a future reporting period, either as a result of changes in circumstances or through the availability of greater quantities of data, then the estimated useful life could change and have a prospective impact on depreciation expense and the carrying amounts of these assets.
Revenue Recognition
We recognize revenue under ASC 606, Revenue from Contracts with Customers. The core principle of this revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:
1.	Step 1: Identify the contract with the customer.
2.	Step 2: Identify the performance obligations in the contract.
3.	Step 3: Determine the transaction price.
4.	Step 4: Allocate the transaction price to the performance obligations in the contract.
5.	Step 5: Recognize revenue when we satisfy a performance obligation.
In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets the definition of a “distinct” good or service (or bundle of goods or services) per ASC 606 if both of the following criteria are met: the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).
If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.
The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both.
When determining the transaction price, an entity must consider the effects of all of the following:
•	Variable consideration;
•	Constraining estimates of variable consideration;
•	The existence of a significant financing component in the contract;
•	Noncash consideration; and
•	Consideration payable to a customer.
Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate. There were no revenue streams with variable consideration during the nine months ended September 30, 2022, and 2021.
There is currently no specific definitive guidance under GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the Financial Accounting Standards Board (the “FASB”), we may be required to change our policies, which could have an effect on our consolidated financial position and results from operations.
The Company has determined that the Bitcoin awarded through its Bitcoin mining operations are a current asset and should be accounted for as cash flow from operating activities due to the fact that it has been selling cryptocurrency on a regular basis in order to fund its operations. As such, any changes in the balance of the current asset account, including those resulting from mining revenue, sales of Bitcoin and any associated gains and losses, and impairments, should be accounted for as cash flows from operating activities as opposed to cash flows from investing activities, where sales of Bitcoin had appeared previously.
Fair value of the digital asset award received is determined using the quoted price of the related cryptocurrency at the time of receipt.
Our policies with respect to our revenue streams are detailed below.
Energy Revenue
We operate as a market participant through PJM Interconnection, an RTO that coordinates the movement of wholesale electricity. We sell energy in the wholesale generation market in the PJM RTO. Energy revenues are delivered as a series of distinct units that are substantially the same and that have the same pattern of transfer to the customer over time and, therefore, are accounted for as a distinct performance obligation. The transaction price is based on pricing published in the day ahead market which constitutes the stand-alone selling price.
Energy revenue is recognized over time as energy volumes are generated and delivered to the RTO (which is contemporaneous with generation), using the output method for measuring progress of satisfaction of the performance obligation. We apply the invoice practical expedient in recognizing energy revenue. Under the invoice practical expedient, energy revenue is recognized based on the invoiced amount which is considered equal to the value provided to the customer for the performance obligation completed to date.
Reactive energy power is provided to maintain a continuous voltage level. Revenue from reactive power is recognized ratably over time as we stand ready to provide it if called upon by the PJM RTO.
Capacity Revenue
We provide capacity to a customer through participation in capacity auctions held by the PJM RTO. Capacity revenues are a series of distinct performance obligations that are substantially the same and that have the same pattern of transfer to the customer over time and, therefore, are accounted for as a distinct performance obligation. The transaction price for capacity is market-based and constitutes the stand-alone selling price. As capacity represents our stand-ready obligation, capacity revenue is recognized as the performance obligation is satisfied ratably over time, on a monthly basis, since we stand ready equally throughout the period to deliver power to the PJM RTO if called upon. We apply the invoice practical expedient in recognizing capacity revenue. Under the invoice practical expedient, capacity revenue is recognized based on the invoiced amount which is considered equal to the value provided to the customer for the performance obligation completed to date. Penalties may be assessed by the PJM RTO against generation facilities if the facility is not available during the capacity period. The penalties assessed by the PJM RTO, if any, are recorded as a reduction to capacity revenue when incurred.
Cryptocurrency Hosting
We have entered into customer hosting contracts whereby we provide electrical power to cryptocurrency mining customers, and the customers pay a stated amount per MWh (“Contract Capacity”). This amount is paid monthly in advance. Amounts used in excess of the Contract Capacity are billed based upon calculated formulas as contained in the contracts. If any shortfalls occur due to outages, make-whole payment provisions contained in the contracts are used to offset the billings to the customer which prevent them from cryptocurrency mining. Advanced payments and customer deposits are reflected as contract liabilities.

Cryptocurrency Mining
We have entered into digital asset mining pools by executing contracts, as amended from time to time, with the mining pool operators to provide computing power to the mining pool. The contracts are terminable at any time by either party, and our enforceable right to compensation only begins when we provide computing power to the mining pool operator. In exchange for providing computing power, we are entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less digital asset transaction fees to the mining pool operator which are recorded as reduction to cryptocurrency mining revenues) for successfully adding a block to the blockchain. The terms of the agreement provide that neither party can dispute settlement terms after thirty-five days following settlement. Our fractional share is based on the proportion of computing power we contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm.
Providing computing power in Bitcoin miners is an output of our ordinary business activities. The provision of providing such computing power is the only performance obligation in our contracts with mining pool operators. The transaction consideration we receive, if any, is noncash consideration, which we measure at fair value on the date received, which is not materially different than the fair value at contract inception or the time we have earned the award from the pools. The consideration is not variable. Because it is not probable that a significant reversal of cumulative revenue will not occur, the consideration is constrained until the mining pool operator successfully places a block (by being the first to solve an algorithm) and we receive confirmation of the consideration we will receive, at which time revenue is recognized. There is no significant financing component in these transactions.
Fair value of the cryptocurrency award received is determined using the quoted price of the related cryptocurrency at the time of receipt. There is currently no specific definitive guidance under GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, we may be required to change our policies, which could have an effect on our consolidated financial position and results from operations.
Asset Retirement Obligations
Asset retirement obligations, including those conditioned on future events, are recorded at fair value in the period in which they are incurred, if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset in the same period. In each subsequent period, the liability is accreted to its present value and the capitalized cost is depreciated over the estimated useful life of the long-lived asset. If the asset retirement obligation is settled for other than the carrying amount of the liability, we recognize a gain or loss on settlement. Our asset retirement obligation represents the cost we would incur to perform environmental clean-up or dismantle certain portions of the facilities.
Impairment of long-lived assets
We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. A long-lived asset (group) that is held and used must be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the long-lived asset (group) might not be recoverable (i.e., information indicates that an impairment might exist). We are responsible for routinely assessing whether impairment indicators are present and ensuring systems or processes are in place to assist in the identification of potential impairment indicators.
We are not required to perform an impairment analysis (i.e., test the asset (group) for recoverability and potentially measure an impairment loss) if indicators of impairment are not present. We assess the need for an impairment write-down only if an indicator of impairment (e.g., a significant decrease in the market value of a long-lived asset (group)) is present. The Company performed an impairment test on its long-lived assets and $11.6 million and $16.6 million was recognized as expenses for the three and nine months ended September 30, 2022, respectively. No impairment indicators existed as of September 30, 2021, that required impairment testing of our long-lived assets in the prior year.
Derivative Contracts
In accordance with guidance on accounting for derivative instruments and hedging activities all derivatives should be recognized at fair value. Derivatives or any portion thereof, that are not designated as, and effective as, hedges must be adjusted to fair value through earnings. Derivative contracts are classified as either assets or liabilities on the accompanying condensed consolidated balance sheets. Certain contracts that require physical delivery may qualify for, and be designated as, normal purchases/normal sales. Such contracts are accounted for on an accrual basis.
We use derivative instruments to mitigate our exposure to various energy commodity market risks. We do not enter into any derivative contracts or similar arrangements for speculative or trading purposes. We will, at times, sell our forward unhedged electricity capacity to stabilize our future operating margins.
We also use derivative instruments to mitigate the risks of Bitcoin market pricing volatility. We entered into a variable prepaid forward sale contract that mitigates Bitcoin market pricing volatility risks between a low and high collar of Bitcoin market prices during the contract term. This contract settled in September 2022. The contract meets the definition of a derivative transaction pursuant to guidance under ASC 815 and is considered a compound derivative instrument which is required to be presented at fair value subject to remeasurement each reporting period. The change in fair value is recorded as changes in fair value of forward sale derivative as part of earnings.
Stock Based Compensation
For equity-classified awards, compensation expense is recognized over the requisite service period based on the computed fair value on the grant date of the award. Equity-classified awards include the issuance of stock options and restricted stock units (“RSUs”).
Notes Payable
We record notes payable net of any discounts or premiums. Discounts and premiums are amortized as interest expense or income over the life of the note in such a way to result in a constant rate of interest when applied to the amount outstanding at the beginning of any given period.
Warrant Liabilities
We record warrant liabilities at their fair value as of the balance sheet date and recognize changes in the balances, over the comparative periods of either the issuance date or the last reporting date, as part of changes in the fair value of warrant liabilities expense. At the issuance date, each series of warrants was convertible and redeemable to preferred stock.
Loss per share
Basic net (loss) income per share (“EPS”) of Common Stock is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding or shares subject to exercise for a nominal value during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised or converted into Common Stock or resulted in the issuance of Common Stock that then shared in the earnings of the entity.
Income Taxes
The amount of income taxes we record requires interpretations of complex rules and regulations of federal, state and local tax jurisdictions. We use the asset and liability method of accounting for income taxes, under which deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statement carrying values and the tax bases of existing assets and liabilities, and for operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are based on enacted tax rates applicable to the future period when those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in earnings in the period the rate change is enacted. A valuation allowance is provided for deferred tax assets when it is more likely than not the deferred tax assets will not be realized after considering all positive and negative evidence available concerning the realizability of our deferred tax assets.
As of September 30, 2022, and December 31, 2021, we maintained a valuation allowance on our deferred tax assets. The valuation allowance remains in place based on the uncertainty of future events, including the Company’s ability to generate future taxable income in light of its recent losses, and management considered this and other factors in evaluating the realizability of our deferred tax assets. Any changes in the positive or negative evidence evaluated when determining if our deferred tax assets will be realized could result in a material change to our consolidated financial statements.

The accruals for deferred tax assets and liabilities are often based on assumptions that are subject to a significant amount of judgment by management. These assumptions and judgments are reviewed and adjusted as facts and circumstances change. Material changes to our income tax accruals may occur in the future based on the potential for income tax audits, changes in legislation or resolution of pending matters.
Post IPO Taxation and Public Company Costs
Stronghold LLC is and has been organized as a pass-through entity for U.S. federal income tax purposes and is therefore not subject to entity-level U.S. federal income taxes. Stronghold Inc. was incorporated as a Delaware corporation on March 19, 2021 and therefore is subject to U.S. federal income taxes and state and local taxes at the prevailing corporate income tax rates, including with respect to its allocable share of any taxable income of Stronghold LLC. In addition to tax expenses, Stronghold Inc. also incurs expenses related to its operations, plus payment obligations under the Tax Receivable Agreement entered into between the Company, Q Power LLC (“Q Power”) and an agent named by Q Power, dated April 1, 2021 (the “TRA”), which are expected to be significant. To the extent Stronghold LLC has available cash and subject to the terms of any current or future debt instruments, the Fourth Amended and Restated Limited Liability Company Agreement of Stronghold LLC, as amended from time to time (the “Stronghold LLC Agreement”) requires Stronghold LLC to make pro rata cash distributions to holders of Stronghold LLC Units (“Stronghold Unit Holders”), including Stronghold Inc., in an amount sufficient to allow Stronghold Inc. to pay its taxes and to make payments under the TRA. In addition, the Stronghold LLC Agreement requires Stronghold LLC to make non-pro rata payments to Stronghold Inc. to reimburse it for its corporate and other overhead expenses, which payments are not treated as distributions under the Stronghold LLC Agreement. See “Tax Receivable Agreement” herein for additional information.
In addition, we have incurred, and expect to continue to incur incremental, non-recurring costs related to our transition to a publicly traded corporation, including the costs of the IPO and the costs associated with the initial implementation of our internal control reviews and testing pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). We have also incurred, and expect to continue to incur additional significant and recurring expenses as a publicly traded corporation, including costs associated with compliance under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), annual and quarterly reports to common stockholders, registrar and transfer agent fees, national stock exchange fees, audit fees, incremental director and officer liability insurance costs and director and officer compensation. Our financial statements following the IPO will continue to reflect the impact of these expenses.
Factors Affecting Comparability of Our Future Results of Operations to Our Historical Results of Operations
Our historical financial results discussed below may not be comparable to our future financial results for the reasons described below.
Stronghold Inc. is subject to U.S. federal, state and local income taxes as a corporation. Our accounting predecessor was treated as a partnership for U.S. federal income tax purposes, and as such, was generally not subject to U.S. federal income tax at the entity level. Rather, the tax liability with respect to its taxable income was passed through to its members. Accordingly, the financial data attributable to our predecessor contains no provision for U.S. federal income taxes or income taxes in any state or locality. Due to cumulative and current losses as well as an evaluation of other sources of income as outlined in ASC 740, management has determined that the utilization of our deferred tax assets is not more likely than not, and therefore we have recorded a valuation allowance against our net deferred tax assets. Management continues to evaluate the likelihood of the Company utilizing its deferred taxes, and while the valuation allowance remains in place, we expect to record no deferred income tax expense or benefit. Should the valuation allowance no longer be required, the 21% statutory federal income tax rate as well as state and local income taxes at their respective rates will apply to income allocated to Stronghold Inc.
As we further implement controls, processes and infrastructure applicable to companies with publicly traded equity securities, it is likely that we will incur additional selling, general and administrative expenses relative to historical periods. Our future results will depend on our ability to efficiently manage our consolidated operations and execute our business strategy.
As we continue to acquire miners and utilize our power generating assets to power such miners, we anticipate that a greater proportion of our revenue and expenses will relate to crypto asset mining.

As previously discussed in the Critical Accounting Policies section, the preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements. The most significant accounting estimates inherent in the preparation of our financial statements include estimates associated with revenue recognition, investments, intangible assets, stock-based compensation and business combinations. The Company’s financial position, results of operations and cash flows are impacted by the accounting policies the Company has adopted. In order to get a full understanding of the Company’s financial statements, one must have a clear understanding of the accounting policies employed.
Results of Operations
Consolidated Results- for the three and nine months ended September 30, 2022 and September 30, 2021
Highlights of our consolidated results of operations for the three and nine months ended September 30, 2022 compared to the three and nine months ended September 30, 2021 include:
Operating Revenue
Revenue increased $18.7 million for the three-month period ended September 30, 2022, as compared to the same period in 2021, primarily due to a $10.2 million increase in cryptocurrency mining revenue from deploying additional miners, and a $9.1 million increase in energy revenue driven by higher prevailing power prices per MW and higher MW generation as a result of the November 2021 Panther Creek Acquisition. Cryptocurrency hosting revenue decreased by $0.2 million due to the strategic termination of several agreements of generated power sales to crypto asset mining customers for which we were providing hosting services.
Revenue increased $68.7 million for the nine-month period ended September 30, 2022, as compared to the same period in 2021, primarily due to a $46.8 million increase in cryptocurrency mining revenue from deploying additional miners, and a $21.1 million increase in energy revenue driven by higher prevailing market rates per MW and higher MW generation as a result of the November 2021 Panther Creek Acquisition. Capacity revenue also increased $2.2 million due to the Panther Creek Acquisition.
Operating Expenses
Total operating expenses increased $54.0 million for the three-month period ended September 30, 2022, as compared to the same period in 2021, primarily driven by (1) a $16.7 million increase in operations and maintenance expense as a result of the November 2021 Panther Creek Acquisition, higher labor and maintenance costs related to the previously disclosed planned fall outage, and the ramp up of cryptocurrency mining operations, (2) a $11.1 million increase in depreciation and amortization primarily from deploying additional miners and transformers, (3) a $7.9 million increase in general and administrative expenses due to legal and professional fees, insurance costs, and compensation as we continue to organize and scale operations, and (4) a $6.1 million increase in fuel expenses driven by higher MW generation, primarily due to the November 2021 Panther Creek Acquisition, and increased fuel delivery costs from higher diesel prices.
Total operating expenses increased $168.6 million for the nine-month period ended September 30, 2022, as compared to the same period in 2021, primarily driven by (1) a $41.4 million increase in operations and maintenance expense driven by major maintenance costs and labor at the Scrubgrass Plant associated with increasing plant uptime, higher costs as a result of the November 2021 Panther Creek Acquisition, and the ramp up of cryptocurrency mining operations including higher lease expenses for our hosting services agreement, (2) a $34.8 million increase in depreciation and amortization primarily from deploying additional miners and transformers, (3) a $26.5 million increase in general and administrative expenses due to legal and professional fees, insurance costs, and compensation as we continue to organize and scale operations, (4) a $20.0 million increase in fuel expenses driven by higher MW generation and increased fuel delivery costs from higher diesel prices, and (5) a $12.2 million impairment on equipment deposits for MinerVa miners discussed in Note 4 – Equipment Deposits and Miner Sales and Note 8 – Contingencies and Commitments in the notes to the Q322 Financials. Impairments on digital currencies of $8.2 million were primarily attributed to the June decline in the price of Bitcoin. In March 2022, the Company evaluated the MinerVa equipment deposits for impairment and determined an impairment charge of $12.2 million based on lack of miner delivery per agreement. In June 2022, the Company evaluated miner assets and determined an impairment charge of $16.6 million for certain miners attributable to the decline in the price of Bitcoin.

Other Income (Expense)
Total other income (expense) decreased $33.7 million for the three-month period ended September 30, 2022, as compared to the same period in 2021, primarily driven by (1) the strategic decision to sell approximately 26 thousand miners under an Asset Purchase Agreement that resulted in a $15.3 million loss on debt extinguishment and a $4.2 million impairment on assets held for sale discussed in Note 6 – Long-Term Debt and Note 33 – Subsequent Events in the notes to the Q322 Financials and (2) a $13.4 million loss on the revaluation of warrant liabilities related to the September 2022 PIPE.
Total other income (expense) decreased $38.1 million for the nine-month period ended September 30, 2022, as compared to the same period in 2021, primarily driven by (1) the strategic decision to sell approximately 26 thousand miners under an Asset Purchase Agreement that resulted in a $15.3 million loss on debt extinguishment and a $4.2 million impairment on assets held for sale discussed in Note 6 – Long-Term Debt and Note 33 – Subsequent Events in the notes to the Q322 Financials, (2) a $13.4 million loss on the revaluation of warrant liabilities related to the September 2022 PIPE, (3) a $8.2 million increase in interest expense on additional financing agreements used to fund the growth of cryptocurrency operations, (4) a $8.0 million realized loss on the sale of miner assets that occurred in the second quarter of 2022, (5) a $3.4 million increase from a change in value of the forward sale derivative, and (6) a $2.2 million decrease in the fair value of the convertible note discussed in Note 32 – Private Placements in the notes to the Q322 Financials. See Note 6 – Long-Term Debt and Note 14 – Stock Issued Under Master Financing Agreements and Warrants in the notes to the Q322 Financials for further information on financing agreements.
Segment Results
The below presents summarized results for our operations for the two reporting segments: Energy Operations and Cryptocurrency Operations.
	Three Months Ended,		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating Revenues
Energy Operations	$12,371,797	$3,459,466	$31,629,528	$8,262,647
Cryptocurrency Operations	12,376,974	2,560,247	50,997,751	5,643,668
Total Operating Revenues	$24,748,771	$6,019,713	$82,627,279	$13,906,315
Net Operating Income/(Loss)
Energy Operations	$(16,086,915)	$(2,121,260)	$(39,915,660)	$(5,907,066)
Cryptocurrency Operations	(23,092,642)	(1,824,772)	(67,786,643)	(1,896,152)
Net Operating Income/(Loss)	$(39,179,557)	$(3,946,032)	$(107,702,303)	$(7,803,218)
Other Income, net(a)	$(36,040,813)	$(2,333,997)	$(40,063,057)	$(1,958,776)
Net Income/(Loss)	$(75,220,370)	$(6,280,029)	$(147,765,360)	$(9,761,994)
Depreciation and Amortization
Energy Operations	$(1,292,241)	$(149,426)	$(3,874,894)	$(430,965)
Cryptocurrency Operations	(10,955,004)	(1,008,948)	(33,359,232)	(2,032,584)
Total Depreciation & Amortization	$(12,247,245)	$(1,158,374)	$(37,234,126)	$(2,463,549)
Interest Expense
Energy Operations	$(15,864)	$(22,264)	$(71,933)	$(90,570)
Cryptocurrency Operations	(3,377,203)	(2,438,404)	(10,741,369)	(2,504,181)
Total Interest Expense	$(3,393,067)	$(2,460,668)	$(10,813,302)	$(2,594,751)
(a)
We do not allocate other income, net for segment reporting purposes. Amount is shown as a reconciling item between net operating income/(losses) and consolidated income before taxes. Refer to our consolidated statement of operations for the nine months ended September 30, 2022 and 2021 for further details.

Energy Operations Segment
	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	$Change	2022	2021	$Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
OPERATING REVENUES
Energy	$11,454,016	$2,388,752	$9,065,264	$26,946,549	$5,875,574	$21,070,975
Capacity	878,610	1,069,040	(190,430)	4,591,038	2,352,276	2,238,762
Other	39,171	1,674	37,497	91,941	34,797	57,144
Total operating revenues	12,371,797	3,459,466	8,912,331	31,629,528	8,262,647	23,366,881

OPERATING EXPENSES
Fuel − net of crypto segment subsidy(1)	5,578,137	1,084,247	4,493,890	17,138,049	4,686,062	12,451,987
Operations and maintenance	15,730,182	2,442,004	13,288,178	37,199,699	5,535,701	31,663,998
General and administrative	339,364	991,405	(652,041)	1,097,054	991,405	105,649
Depreciation and amortization	1,292,241	149,426	1,142,815	3,874,894	430,965	3,443,929
Total operating expenses	$22,939,924	$4,667,082	$18,272,842	$59,309,696	$11,644,133	$47,665,563
NET OPERATING LOSS EXCLUDING CORPORATE OVERHEAD	$(10,568,127)	$(1,207,616)	$(9,360,511)	$(27,680,168)	$(3,381,486)	$(24,298,682)
Corporate overhead	5,518,788	913,644	4,605,144	12,235,492	2,525,580	9,709,912
NET OPERATING LOSS	$(16,086,915)	$(2,121,260)	$(13,965,655)	$(39,915,660)	$(5,907,066)	$(34,008,594)

INTEREST EXPENSE	$(15,864)	$(22,264)	$6,400	$(71,933)	$(90,570)	$18,637
(1)
Cryptocurrency operations consumed $2.9 million and $9.3 million of electricity generated by the Energy Operations segment for the three and nine months ended September 30, 2022 and $1.3 million and $1.8 million for the three and nine months ended September 30, 2021. For segment reporting, this intercompany electric charge is recorded as a contra-expense to offset fuel costs within the Energy Operations segment.

Operating Revenues
Total operating revenue increased $8.9 million for the three-month period ended September 30, 2022, as compared to the same period in 2021, primarily due to a $9.1 million increase in energy revenue driven by higher prevailing market rates per MW and higher MW generation. Capacity revenue decreased $0.2 million. Effective June 1, 2022 through May 31, 2024, both plants strategically reduced their exposure to the capacity markets, and the resulting cost-capping and operational requirements in the day ahead market by PJM. The Company chose to be an energy resource after achieving its RegA certification, which will reduce monthly capacity revenue and the frequency with which the plants will be mandated to sell power at non-market rates, in exchange for the opportunity to sell power to the grid at prevailing market rates, which management expects will more than make up for lost capacity revenue. This also gives our plants the ability to provide fast response energy to the grid in the real time market when needed without having to comply with day ahead power commitments. Over the course of 2022, the PJM grid has seen stronger around the clock prices, and stronger daily “peak” prices suggesting tight supply and demand grid conditions. When high power prices call for more electricity to be supplied by our plants, and those prices are in excess of Bitcoin-equivalent power prices, the Company may shut off its data center Bitcoin mining load in order to sell power to the grid. The Company believes that this integration should allow it to optimize for both Revenue as well as grid support over time.
Total operating revenue increased $23.4 million for the nine-month period ended September 30, 2022, as compared to the same period in 2021, primarily due to a $21.1 million increase in energy revenue driven by higher prevailing market rates per MW and higher MW generation. Capacity revenue increased $2.2 million resulting from the November 2021 Panther Creek Acquisition.

Full plant power utilization is optimal for our revenue growth as it also drives a higher volume of Tier II RECs, waste coal tax credits, and beneficial use ash sales, as well as the increased electricity supply for the crypto asset operations.
Operating Expenses
Total operating expenses increased $18.3 million for the three-month period ended September 30, 2022, as compared to the same period in 2021, primarily due to the incremental expenses associated with operating the Panther Creek Plant after its November 2021 acquisition. Operations and maintenance expense increased $13.3 million primarily driven by higher labor, plant maintenance and one-time upgrades. Fuel expenses increased $4.5 million primarily due to higher MW generation resulting from the November 2021 Panther Creek Acquisition and increased fuel delivery costs from higher diesel prices, partially offset by higher costs being allocated to the Cryptocurrency Segment due to higher electric consumption for bitcoin mining operations, and greater REC sales. REC sales of $2.3 million and $1.0 million were recognized as contra-expense to offset fuel expenses for the three months ended September 30, 2022, and 2021, respectively. Depreciation and amortization expense increased $1.1 million primarily due to the Panther Creek Acquisition.
Corporate overhead increased $4.6 million primarily due to higher legal and professional fees, directors’ and officers’ liability insurance, and payroll expenses, which have been allocated to the two segments using a “fair-share” of revenues approach, where the revenue for the segment is divided by the total combined revenues of the segments and is then multiplied by the shared general and administrative costs for the combined segments.
Total operating expenses increased $47.7 million for the nine-month period ended September 30, 2022, as compared to the same period in 2021, primarily due to the incremental operations and maintenance and fuel expenses associated with operating the Panther Creek Plant after its November 2021 acquisition. Operations and maintenance increased $31.7 million primarily driven by payroll, major maintenance and upgrade expenditures. Fuel expenses increased $12.5 million primarily due to higher MW generation resulting from the November 2021 Panther Creek Acquisition and increased fuel delivery costs from higher diesel prices, partially offset by higher costs being allocated to the Cryptocurrency Segment due to higher electric consumption for bitcoin mining operations, and greater REC sales. REC sales of $4.9 million and $1.7 million were recognized as contra-expense to offset fuel expenses for the nine months ended September 30, 2022, and 2021, respectively. Depreciation and amortization expense increased $3.4 million primarily due to the Panther Creek Acquisition.
Corporate overhead increased $9.7 million primarily due to higher legal and professional fees, directors’ and officers’ liability insurance, and payroll expenses, which have been allocated to the two segments using a “fair-share” of revenues approach, where the revenue for the segment is divided by the total combined revenues of the segments and is then multiplied by the shared general and administrative costs for the combined segments.
Cryptocurrency Operations Segment
	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	$ Change	2022	2021	$ Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
OPERATING REVENUES
Cryptocurrency mining	$12,283,695	$2,060,523	$10,223,172	$50,715,424	$3,901,426	$46,813,998
Cryptocurrency hosting	93,279	499,724	(406,445)	282,327	1,742,242	(1,459,915)
Total operating revenues	12,376,974	2,560,247	9,816,727	50,997,751	5,643,668	45,354,083

OPERATING EXPENSES
Electricity − purchased from energy segment	2,888,451	1,326,939	1,561,512	9,347,047	1,825,644	7,521,403
Operations and maintenance	3,797,906	393,311	3,404,595	10,249,478	504,472	9,745,006
General and administrative	97,501	549,859	(452,358)	667,046	619,977	47,069
Impairments on digital currencies	465,651	91,040	374,611	8,176,868	466,286	7,710,582
Impairments on equipment deposits	—	—	—	12,228,742	—	12,228,742
Impairments on miner assets	11,610,000	—	11,610,000	16,600,000	—	16,600,000
Realized gain on sale of digital currencies	(185,396)	—	(185,396)	(936,506)	(149,858)	(786,648)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	$ Change	2022	2021	$ Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Loss on disposal of fixed assets	461,940	—	461,940	2,231,540	—	2,231,540
Realized loss on sale of miner assets	—	—	—	8,012,248	—	8,012,248
Depreciation and amortization	10,955,004	1,008,948	9,946,056	33,359,232	2,032,584	31,326,648
Total operating expenses	$30,091,057	$3,370,097	$26,720,960	$99,935,695	$5,299,105	$94,636,590
NET OPERATING LOSS EXCLUDING CORPORATE OVERHEAD	$(17,714,083)	$(809,850)	$(16,904,233)	$(48,937,944)	$344,563	$(49,282,507)
Corporate overhead	5,378,559	1,014,922	4,363,637	18,848,699	2,240,715	16,607,984
NET OPERATING LOSS	$(23,092,642)	$(1,824,772)	$(21,267,870)	$(67,786,643)	$(1,896,152)	$(65,890,491)
INTEREST EXPENSE	$(3,377,203)	$(2,438,404)	$(938,799)	$(10,741,369)	$(2,504,181)	$(8,237,188)
Operating Revenues
Total operating revenues increased by $9.8 million for the three-month period ended September 30, 2022, as compared to the same period in 2021, primarily due to increased cryptocurrency mining revenue as a result of purchasing and deploying additional miners throughout 2021 and the nine-month period ended September 30, 2022. The increased quantity of miners increased total hash rates and Bitcoin awards. Cryptocurrency hosting revenue decreased by $0.4 million due to the strategic termination of several agreements of generated power sales to crypto asset mining customers for which we were providing hosting services.
Total operating revenues increased by $45.4 million for the nine-month period ended September 30, 2022, as compared to the same period in 2021, primarily due to increased cryptocurrency mining revenue as a result of purchasing and deploying additional miners throughout 2021 and the nine-month period ended September 30, 2022. The increased quantity of miners increased total hash rates and Bitcoin awards. Cryptocurrency hosting revenue decreased by $1.5 million due to the strategic termination of several agreements of generated power sales to crypto asset mining customers for which we were providing hosting services.
Operating Expenses
Total operating expenses increased by $26.7 million for the three-month period ended September 30, 2022, as compared to the same period in 2021, primarily due to (1) an $11.6 million impairment on miner assets attributable to lower projected cash flows from mining operations due to prolonged declines in Bitcoin prices and growth of the Bitcoin global network hash rate, (2) a $9.9 million increase in depreciation and amortization resulting from the deployment of miners and infrastructure assets, (3) a $3.4 million increase in operations and maintenance primarily due to the $1.9 million net settlement expense from terminating the Northern Data hosting agreement discussed in Note 28 – Hosting Services Agreement in the notes to the Q322 Financials and higher labor costs, and (4) a $1.6 million increase of intercompany electric charges related to the ramp up of cryptocurrency mining operations.
Corporate overhead increased by $4.4 million primarily due to higher legal and professional fees, directors’ and officers’ liability insurance, and payroll expenses, which have been allocated to the two segments using a “fair-share” of revenues approach, where the revenue for the segment is divided by the total combined revenues of the segments and is then multiplied by the shared general and administrative costs for the combined segments.
Total operating expenses increased by $94.6 million for the nine-month period ended September 30, 2022, as compared to the same period in 2021, primarily due to (1) a $31.3 million increase in depreciation and amortization resulting from the deployment of miners and infrastructure assets, (2) a $16.6 million impairment on miner assets, (3) a $12.2 million impairment on equipment deposits for MinerVa miners, (4) a $9.7 million increase in Operations and maintenance due to $4.5 million of lease expense and settlement expenses from the Northern Data Hosting Agreement discussed in Note 28 – Hosting Services Agreement in the notes to the Q322 Financials, increased purchases of power supplies and power cables, and higher labor costs, (5) a $8.0 million Realized loss on sale of miner assets as discussed in Note 4 – Equipment Deposits and Miner Sales in the notes to the Q322 Financials, (6) a $7.7 million increase in Impairments on digital currencies primarily related to the June 2022 decrease in Bitcoin pricing, and (7) a $7.5 million increase of intercompany electric charges related to the ramp up of cryptocurrency mining operations.

Corporate overhead increased by $16.6 million primarily due to higher legal and professional fees, directors’ and officers’ liability insurance, and payroll expenses, which have been allocated to the two segments using a “fair-share” of revenues approach, where the revenue for the segment is divided by the total combined revenues of the segments and is then multiplied by the shared general and administrative costs for the combined segments.
Impairment on Digital Currencies
Impairments on digital currencies of $0.5 million and $8.2 million were recognized for the three and nine-months ended September 30, 2022, respectively, as a result of the negative impacts from the crypto coin spot market declines. As of September 30, 2022, the Company held approximately 113 Bitcoin on its balance sheet at carrying value. The spot market price of Bitcoin was $19,424 as of September 30, 2022, per Coinbase Global Inc.
Interest Expense
Interest expense increased $0.9 million and $8.2 million for the three and nine months ended September 30, 2022, as compared to the same period in 2021, primarily due to the borrowings from our WhiteHawk promissory notes, draws against the Arctos/NYDIG Financing Agreement discussed in Note 14 – Stock Issued Under Master Financing Agreements and Warrants in the notes to the Q322 Financials, and accrued interest from the Notes discussed in Note 32 – Private Placements in the notes to the Q322 Financials.
Consolidated Results – for the twelve months ended December 31, 2021 and December 31, 2020
Twelve months ended December 31, 2021 and December 31, 2020
	Twelve months ended December 31,
	2021	% of Total	2020	% of Total	$ Change	% Change vs. 2020
OPERATING REVENUES
Energy	$11,870,817	38.4%	$518,397	12.6%	$11,352,420	2,189.9%
Capacity	4,238,921	13.7%	2,816,457	68.4%	1,422,464	50.5%
Crypto asset hosting	2,297,489	7.4%	252,413	6.1%	2,045,076	810.2%
Crypto asset mining	12,494,581	40.4%	339,456	8.2%	12,155,125	3,580.8%
Other	13,329	0.0%	191,661	4.7%	(178,332)	(93.0)%
Total operating revenues	30,915,137	100.0%	4,118,384	100.0%	26,796,753	650.7%
OPERATING EXPENSES
Fuel	13,190,828	24.8%	389,633	6.0%	12,801,195	3,285.4%
Operations and maintenance	15,492,763	29.2%	3,305,833	50.7%	12,186,930	368.6%
General and administrative	14,955,626	28.2%	2,269,525	34.8%	12,686,101	559.0%
Impairments on digital currencies	1,870,274	3.5%	—	0.0%	1,870,274	0.0%
Depreciation and amortization	7,607,721	14.3%	558,630	8.6%	7,049,091	1,261.9%
Total operating expenses	53,117,212	100.0%	6,523,621	100.0%	46,593,591	714.2%
NET OPERATING INCOME	(22,202,075)	100.0%	(2,405,237)	100.0%	(19,796,838)	823.1
OTHER INCOME (EXPENSE)
Interest Expense	(4,622,655)	91.5%	(205,480)	(9.1)%	(4,417,175)	2,149.7%
Gain on extinguishment of PPP loan	638,800	(12.6)%	10,000	0.4%	628,800	6,288.0%
Realized gain (loss) on sale of digital currencies	149,858	(3.0)%	31,810	1.4%	118,048	371.1%
Changes in fair value of warrant liabilities	(1,143,809)	22.6%	—	0.0%	(1,143,809)	0.0%
Changes in fair value of forward sale derivative	(116,488)	2.3%	—	0.0%	(116,488)	0.0%
Realized gain on sales of derivatives	—	0.0%	1,207,131	53.4%	(1,207,131)	(100.0)%
Waste coal credit	47,752	(0.9)%	1,188,210	52.6%	(1,140,458)	(96.0)%
Other income / (expense)	(6,712)	0.1%	28,572	1.3%	(35,284)	(123.5)%
Total other income / (expense)	(5,053,254)	100.0%	2,260,243	100.0%	(7,313,497)	(323.6)%
NET LOSS	$(27,255,329)		$(144,994)		$(27,110,335)	18,697.6%

Highlights of our consolidated results of operations for twelve months ended December 31, 2021 compared to the twelve months ended December 31, 2020 include the effect of the Panther Creek Acquisition (refer to Note 25 - Acquisitions in the notes to our financial statements for the year ended December 31, 2021, attached to this Information Statement) that closed on November 2, 2021. The Panther Creek Plant operates as part of our Energy Segment.
Including $3.8 million from the Panther Creek Plant, total revenue from all segments increased by $26.8 million, or 650.7%, to approximately $30.9 million primarily driven by large increases in both the energy and crypto asset mining revenues. Energy generation and the continued ramp up to full MW capacity contributed to approximately $11.4 million or 2189.9%. Additionally, total crypto asset revenue growth of approximately $14.2 million included approximately $2.0 million from hosting and an increase of $12.2 million from mining. The growth in the crypto asset mining revenue is the result of the significant ramp up of miner and transformer installations during the second half of 2021.
Including $5.8 million from the Panther Creek Plant, total operating expenses increased by $46.6 million or 714.2%; The increase in total operating expenses was partially attributable to increases of $12.8 million in fuel for the Scrubgrass Plant to produce higher MW capacity to provide power to the energy operations and cryptocurrency operations segments. The Scrubgrass Plant was relatively dormant for the twelve months ended December 31, 2020. Additionally, we experienced an increase of $12.2 million in operations and maintenance expenses related to the energy ramp-up requiring labor, vehicles, and major upgrades so the Scrubgrass Plant can be fully operational at the required higher capacities. Further, we had an increase of $12.7 million in general and administrative expenses due to legal and professional fees, consulting fees, stock compensation expenses, increased insurance costs, and compensation as we continue to organize and scale to a larger legal structure. Impairment costs of $1.9 million were attributed to the declines in the Bitcoin market pricing, primarily during the August 2021 to December 2021 timeframes. We also recorded $7.6 million in depreciation, an increase of approximately $7.0 million over the comparable period in 2020, due to the ramp-up of capital expenditures required for miners and transformers to grow the cryptocurrency hosting and mining infrastructures that produce increased hash rates.
During the twelve months ended December 31, 2021, other income (expense) amounted to $(5.1) million of expense compared to $2.3 million of income for the twelve months ended December 31, 2020. Interest expense increased in 2021 to $4.6 million compared to $205.5 thousand in December 31, 2020. The increase in interest expense was driven by $(1.1) million from changes in fair value of warrant liabilities, and $(116.5) thousand from changes in fair value of forward sale derivatives. We did not have outstanding warrants for the twelve months ended December 31, 2020 as the equity offerings occurred as part of the reorganization on April 1, 2021, and the subsequent private placement funding. During the twelve months ended December 31, 2021, we significantly improved our liquidity and capability to expand our power and mining assets through borrowings and master equipment financing agreements. As a result, the $(4.4) million increase in interest expenses, from this required financing, was realized so we could purchase miners and transformers to support the acceleration of the crypto asset ramp ups. Negative impacts of these increases are partially offset by the gains from the extinguishment of the $638.8 thousand PPP loan in January 2021. The prior comparable period, the twelve months ended December 31, 2020, benefited from the $1.2 million gains from closing out all derivatives (i.e. hedging positions), and $1.1 million in waste coal credits discussed above.

Segment Results
The below presents summarized results for our operations for the two reporting segments: Energy Operations and Cryptocurrency Operations.
	Twelve Months Ended
	December 31, 2021	December 31, 2020	$ Change	% Change vs. 2020
Operating Revenues
Energy Operations	$16,123,067	$3,526,515	$12,596,552	357.2%
Cryptocurrency Operations	14,792,070	591,869	14,200,201	2,399.2%
Total Operating Revenues	$30,915,137	$4,118,384	$26,796,753	650.7%

Net Operating Income/(Loss)
Energy Operations	$(17,284,860)	$(2,454,197)	$(14,830,663)	604.3%
Cryptocurrency Operations	$(4,917,216)	48,960	(4,966,176)	(10,143.3)%
Net Operating Income/(Loss)	$(22,202,076)	$(2,405,237)	$(19,796,839)	823.1%
Other Income, net(a)	(5,053,254)	2,260,243	$(7,313,497)	(323.6)%
Net Loss	$(27,255,330)	$(144,994)	$(27,110,336)	18,697.6%

Depreciation and Amortization
Energy Operations	$(1,305,402)	$(558,630)	$(746,772)	133.7%
Cryptocurrency Operations	(6,302,319)	—	(6,302,319)	—%
Total Depreciation & Amortization	$(7,607,721)	$(558,630)	$(7,049,091)	1,261.9%

Interest Expense
Energy Operations	$(80,866)	$(205,480)	$124,614	(60.6)%
Cryptocurrency Operations	(4,541,789)	—	(4,541,789)	—%
Total Interest Expense	$(4,622,655)	$(205,480)	$(4,417,175)	2,149.7%
(a)
We do not allocate other income, net for segment reporting purposes. Amount is shown as a reconciling item between net operating income/(losses) and consolidated income before taxes. Refer to our consolidated statement of operations for the twelve months ended December 31, 2021 and 2020 for further details.

Energy Operations Segment
	Twelve months ended December 31,
	2021	% of Total	2020	% of Total	$ Change	% Change vs. 2020
OPERATING REVENUES
Energy	$11,870,817	73.6%	$518,397	14.7%	$11,352,420	2189.9%
Capacity	$4,238,921	26.3%	$2,816,457	79.9%	$1,422,464	50.5%
Other	$13,329	0.1%	$191,661	5.4%	$(178,332)	—%
Total operating revenues	$16,123,067	100.0%	$3,526,515	100.0%	$12,596,552	357.2%

OPERATING EXPENSES
Fuel − net of crypto segment subsidy	$10,674,145	32.3%	$315,956	5.3%	$10,358,189	3,278.4%
Operations and maintenance	$14,440,664	43.6%	$3,305,833	55.3%	$11,134,831	336.8%
General and administrative	$6,674,799	20.2%	$1,800,293	30.1%	$4,874,506	270.8%
Depreciation and amortization	$1,305,402	3.9%	$558,630	9.3%	$746,772	133.7%
Total operating expenses	$33,095,010	100.0%	$5,980,712	100.0%	$27,114,298	453.4%
NET OPERATING LOSS	$(16,971,943)	100.0%	$(2,454,197)	100.0%	$(14,517,746)	591.5%
DEPRECIATION & AMORTIZATION	$(1,305,402)	100.0%	$(558,630)	100.0%	$(746,772)	133.7%
INTEREST EXPENSE	$(80,866)	100.0%	$(205,480)	100.0%	$124,614	(60.6)%

Operating Revenues
Total operating revenues increased by $12.6 million, or 357.2%, to $16.1 million for the twelve months ended December 31, 2021, from $3.5 million for the twelve months ended December 31, 2020.
Energy Generation
Including $3.1 million from the Panther Creek Plant, revenue from the generation of energy increased by $11.4 million, or 2,189.9%, to approximately $11.9 million for the twelve months ended December 31, 2021 from $518.4 thousand for the twelve months ended December 31, 2020. The increase was the result of the plant energy production no longer remaining relatively dormant as was the case during the twelve months ended December 31, 2020. Full plant power utilization is optimal for our revenue growth as it also drives a higher volume of RECs, waste coal tax credits, and beneficial use ash sales, as well as the increased power bandwidths for the crypto asset operations.
Capacity
Including $681.7 thousand from the Panther Creek Plant, revenue generated from capacity increased by $1.4 million, or 50.5%, to approximately $4.2 million for the twelve months ended December 31, 2021 from $2.8 million for the twelve months ended December 31, 2020. The increase was primarily the result of the successful ramp up of MW capacity in 2021; coupled with higher pricing per kilowatt hour (“kWh”) on the higher capacity usages.
Operating Expenses
Operating expenses increased by $27.1 million, or 453.4%, to approximately $33.1 million for the twelve months ended December 31, 2021 from $6.0 million for the twelve months ended December 31, 2020.
Fuel – net of crypto segment subsidy
Including $2.6 million from Panther Creek, fuel expense, after $(2.5) million in subsidized power costs from the crypto operations segment, increased by $10.4 million, or 3,278.4%, to approximately $10.7 million for the twelve months ended December 31, 2021 from $316.0 thousand for the twelve months ended December 31, 2020. The subsidized power costs are for providing power to the crypto hosting and mining assets at a market price of $0.027 per kWh. The $10.4 million increase in fuel expenses compared to the twelve months ended December 31, 2020 was attributable to the continued expansions of energy production and the required coal, ash and limestone fuel purchases to generate energy to support the expansions. The fuel purchases for the twelve months ended December 31, 2020 were very minimal as the Scrubgrass Plant was just starting to ramp up capacity, and both the crypto hosting and mining assets were relatively non-existent and did not purchase power from the Scrubgrass Plant.
Operations and maintenance
Including $1.7 million from the Panther Creek Plant, operations and maintenance expenses increased by $11.1 million, or 336.8%, to approximately $14.4 million for the twelve months ended December 31, 2021 from $3.3 million for the twelve months ended December 31, 2020. The increases result from the required costs to properly support and maintain the Scrubgrass Plant versus the twelve months ended December 31, 2020. These costs include payroll, plant-related treatment, major maintenance and upgrade expenditures to get the Scrubgrass Plant to full capacity, and vehicles. Including approximately $1.8 million in major repairs and upgrades that were considered out of the ordinary. The relative amount of these costs, particularly payroll and major maintenance and upgrade expenditures, for the twelve months ended December 31, 2020, were comparatively small as the Scrubgrass Plant was just beginning to increase MW production after being dormant.
General and administrative
General and administrative expenses include legal and professional fees, consulting costs, executive and support payroll, stock compensation expense, property taxes, insurance premiums related to coverages and rates, and management fees. The majority of general and administrative costs are allocated between the two segments using a “fair-share” of revenues approach, where the revenue for the segment is divided by the total combined revenues of the segments and is then multiplied by the shared general and administrative costs for the combined segments. Panther Creek G&A was $115.4 thousand.

As a result, general and administrative expenses increased by $4.9 million, or 270.8%, to approximately $6.7 million for the twelve months ended December 31, 2021 from $1.8 million for the twelve months ended December 31, 2020. The cryptocurrency operations segment revenue was minimal for the twelve months ended December 31, 2020, so the energy operations segment realized large portion of the general and administrative costs during this time. The majority of the $4.9 million increase was due to legal and professional fees, consulting startup costs, stock compensation expenses, as well as the execution of additional contracts to scale our legal structures and borrowing capabilities during this period. In addition, the payment of delinquent property taxes and the increases in insurance coverages and rates due to the purchase of a director and officer liability insurance policy, higher asset exposures, as well as higher rates in the risk markets contributed to the increase.
Depreciation and Amortization
The majority of the depreciation and amortization expense that marginally increased by $746.8 thousand, or 133.7%, to approximately $1.3 million for the twelve months ended December 31, 2021, from $558.6 thousand for the twelve months ended December 31, 2020 was due to $732.1 thousand from Panther Creek.
Interest Expense
Interest expense decreased by $124.6 thousand, or (60.6)%, to $(80.9) thousand for the twelve months ended December 31, 2021 from $(205.5) thousand for the twelve months ended December 31, 2020 as loans were either paid off or later in their terms with lower interest portions of their payments. Panther Creek had marginal impacts to Interest Expense.
Cryptocurrency Operations Segment
	Twelve months ended December 31,
	2021	% of Total	2020	% of Total	$ Change	% Change vs. 2020
OPERATING REVENUES
Crypto asset hosting	$2,297,489	15.5%	$252,413	42.6	$2,045,076	810.2%
Crypto asset mining	$12,494,581	84.5%	$339,456	57.4%	$12,155,125	3,580.8%

Total operating revenues	$14,792,070	100.0%	$591,869	100.0%	$14,200,201	2,399.2%

OPERATING EXPENSES
Fuel − purchased from energy segment	$2,516,683	12.8%	$73,677	13.6	$2,443,006	3,315.8%
Operations and maintenance	$1,052,100	5.3%	$—	—%	$1,052,100	—%
General and administrative	$7,967,910	40.4%	$469,232	86.4%	$7,498,678	1,598.1%
Impairments on digital currencies	$1,870,274	9.5%	$—	—	$1,870,274	—%
Depreciation and amortization	$6,302,319	32.0%	$—	—	$6,302,319	—%
Total operating expenses	$19,709,286	100.0%	$542,909	100.0%	$19,166,377	3,530.3%

NET OPERATING INCOME/(LOSS)	$(4,917,216)	100.0%	$48,960	100.0%	$(4,966,176)	(10,143.3)%

DEPRECIATION & AMORTIZATION	$(6,302,319)	100.0%	$—	0.0%	$(6,302,319)	—

INTEREST EXPENSE	$(4,541,789)	100.0%	$—	0.0%	$(4,541,789)	—

Operating Revenues
Total operating revenues increased by $14.2 million, or 2,399.2%, to $14.8 million for the twelve months ended December 31, 2021, from $591.9 thousand for the twelve months ended December 31, 2020.
Crypto asset hosting revenue
Revenue generated from crypto asset hosting increased by $2.0 million to $2.3 million for the twelve months ended December 31, 2021. This increase was due to the continued expansion of generated power sales to crypto asset mining customers for which we are providing hosting services.
Crypto asset mining revenue
Revenue generated from crypto asset mining increased by $12.2 million, or 3,580.8%, to approximately $12.49 million for the twelve months ended December 31, 2021 from $339.5 thousand for the twelve months ended December 31, 2020. The increase was primarily the result of the significant purchases of miners and transformers, with the expansions that started during the fourth quarter of 2020 through the end of 2021. The deployments of these miners and transformers are significantly increasing total hash rates and Bitcoin awards.
Operating Expenses
Operating expenses increased to $19.7 million for the twelve months ended December 31, 2021 from $542.9 thousand for the twelve months ended December 31, 2020. There were minimal hosting customers and a very insignificant hash rate output due to a small number of miners for the twelve months ended December 31, 2020, resulting in very small costs to operate. Of the $19.7 million in operating expenses, approximately 32.0% are attributed to depreciation and amortization relative to the ramping up of our cryptocurrency miner assets that have two year useful lives; whereas 40.4% of the $19.7 million operating expenses are general and administrative expenses that includes stock compensation expenses, and startup costs related to legal and consulting.
Fuel - purchased from energy segment
The cryptocurrency operations segment purchases power from the Scrubgrass Plant at $0.027 per kWh to provide power to both the hosted customer and Bitcoin mining equipment. The $2.4 million increase compared to the twelve months ended December 31, 2020 was attributable to the continued expansions of these assets and customer strategy, as discussed previously, starting in the fourth quarter of 2020 with significant ramp up starting in the second half of 2021.
Operations and maintenance
Operations and maintenance expenses increased by $1.1 million for the twelve months ended December 31, 2021 from zero for the twelve months ended December 31, 2020. The increase includes technicians now required to support multiple data centers and maintenance, as well as repairs and operating parts to maintain a larger base of miners.
General and administrative
General and administrative expenses include legal and professional fees, consulting fees, stock compensation expenses, executive and support payroll, property taxes, insurance premiums related to coverages and rates, and management fees. The majority of general and administrative costs are allocated between the two segments using a “fair-share” of revenues approach, where the revenue for the segment is divided by the total combined revenues of the segments and is then multiplied by the shared general and administrative costs for the combined segments.
As a result, general and administrative expenses were $8.0 million for the twelve months ended December 31, 2021, compared to $469.2 thousand for the twelve months ended December 31, 2020. The percentage of crypto asset segment revenues to the total segment revenues is increasing; thus a higher relative allocation of these shared costs. The majority of the $8.0 million was due to legal and professional fees, consulting startup costs, stock compensation expenses, as well as the execution of additional contracts to scale our legal structures and borrowing capabilities during this period. In addition, the payment of delinquent property taxes and the increases in insurance coverages and rates due to the purchase of a director and officer liability insurance policy, higher asset exposures, as well as higher rates in the risk markets.

Impairments on digital currencies
The crypto spot market is volatile and can have a negative impact on the mark-to-market of our digital currencies as of the ending balance sheet reporting date. As a result, a $1.9 million impairment charge was recognized as a result of the negative impacts from the crypto coin spot market declines against the held crypto coin inventories not yet converted to cash. As of December 31, 2021, the Company held on its balance sheet approximately 182 Bitcoin and the spot market price of Bitcoin was $47,686.81 per Coinbase Global Inc.
Depreciation and Amortization
Depreciation and amortization expense of $6.3 million for the twelve months ended December 31, 2021 from zero for the twelve months ended December 31, 2020. The increase is the result of the continued purchase of infrastructure assets and miners for the crypto asset operations driving a higher depreciable base for 2021. This ramp up has significantly accelerated starting in the second half of 2021.
Interest Expense
Interest expense of $(4.5) million for the twelve months ended December 31, 2021 from zero for the twelve months ended December 31, 2020 and was attributed to the required increased financing to purchase and ramp up both the miners and transformers operating bases. We have executed on a large number of hardware purchase and master equipment financing agreements that has provided both liquidity and the capability to scale the transformer and miner installation bases that generate our cryptocurrency mining revenues.
Comparison of Non-GAAP Financial Measure
Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, further adjusted by the removal of one-time transaction costs, periodic impairment of digital currencies, realized gains and losses on the sale of long-term assets, expenses related to stock-based compensation, gains or losses on derivative contracts, gain on extinguishment of debt, realized gain or loss on sale of digital currencies, waste coal credits, commission on sale of ash, or changes in fair value of warrant liabilities in the period presented.
Our Board and management team use Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense and income), asset base (such as depreciation, amortization, impairment, and realized gains and losses on sale of long-term assets) and other items (such as one-time transaction costs, expenses related to stock-based compensation, and unrealized gains and losses on derivative contracts) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance. Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA. Our non-GAAP financial measure should not be considered as an alternative to the most directly comparable GAAP financial measure. You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of Adjusted EBITDA in the future, and any such modification may be material. Adjusted EBITDA has important limitations as an analytical tool and you should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The following table presents a reconciliation of Adjusted EBITDA to the GAAP financial measure of net income (loss) for the twelve months ended December 31, 2021 and 2020.
	Twelve Months Ended December 31,
	2021	2020
	(in thousands)
Net Income (loss)	$(27,255.3)	$(145.0)
Interest	4,622.7	202.5
Depreciation and amortization	7,607.7	558.6
Impairment costs of digital currencies	1,870.3	—
One time non-recurring expenses(1)	7,070.4	—
Expenses related to stock-based compensation	4,015.3	—
(Gains)/Losses on derivative contracts	—	(1,207.1)
Waste coal credits	(47.8)	(1,188.2)
Gain on extinguishment of PPP loan	(638.8)	—
Realized (gain)/loss on sale of digital currencies	(149.9)	(31.8)
Changes in fair value of forward sale derivative	116.5	—
Changes in fair value of warrant liabilities	1,143.8	—
Adjusted EBITDA	$(1,645.1)	$(1,811.0)
(1)
Includes the following non-recurring expenses: legal fees related to the Panther Creek Acquisition and the Northern Data Hosting Agreement, bad debt write-offs, startup costs related to initial crypto asset stores inventories, out-of-the-ordinary major repairs and upgrades to the power plant, and other one-time items.

Liquidity and Capital Resources
Overview
Stronghold Inc. is a holding company with no operations and is the sole managing member of Stronghold LLC. Our principal asset consists of units of Stronghold LLC. Our earnings and cash flows and ability to meet any debt obligations will depend on the cash flows resulting from the operations of our operating subsidiaries, and the payment of distributions to us by such subsidiaries.
Our cash needs are primarily for growth through acquisitions, capital expenditures, working capital to support equipment financing and the purchase of additional miners and general operating expenses. We have incurred and may continue to incur significant expenses in servicing and maintaining our power generation facilities. If we were to acquire additional facilities in the future, capital expenditures may include improvements, maintenance, and build out costs associated with equipping such facilities to house miners to mine Bitcoin.
We have historically relied on funds from equity issuances, equipment financings and other borrowings, and revenue from sales of Bitcoin and power generated at our power plants to provide for our liquidity needs. During 2021 and the first quarter of 2022, we received $63.2 million (net of loan fees and debt issuance costs) in proceeds from the financing agreements with WhiteHawk and NYDIG, net proceeds of $131.5 million from the IPO, net proceeds of $96.8 million from two private placements of convertible preferred securities, and an additional $25.0 million from WhiteHawk as a result of the Second WhiteHawk Amendment. Additionally, on May 15, 2022, we received $33.75 million (net of loan fees and debt issuance costs) pursuant to the Purchase Agreement, and on September 13, 2022, we received approximately $9.0 million pursuant to the September PIPE. Please see “—Recent Developments – WhiteHawk Refinancing Agreement” for more information regarding our Credit Agreement with WhiteHawk. Please see “—Debt Agreements – Equipment Financing Transactions” for more information regarding our financing arrangements. These cash sources provided additional short and long-term liquidity to support our operations in fiscal year 2021 and through the third quarter of 2022.
As of September 30, 2022 and November 7, 2022, we had approximately $18.9 million and $27.4 million, respectively, of cash, cash equivalents and Bitcoin on our balance sheet, which included 113 Bitcoin and 19 Bitcoin. As of September 30, 2022 and November 7, 2022, we had principal amount outstanding indebtedness of $102.2 million and $82.2 million. As of January 12, 2023, we had approximately $11.7 million of unrestricted cash on hand and approximately 11.3 Bitcoin.

If our cash flows from operations continue to fall short of uses of capital, we may need to seek additional sources of capital to fund our short-term and long-term capital needs. We may further sell assets or seek potential additional debt or equity financing to fund our short-term and long-term needs. Further, the terms of the Credit Agreement, Notes and September 2022 Private Placement contain certain restrictions, including maintenance of certain financial and liquidity ratios and minimums, and certain restrictions on future issuances of equity and debt. If we are unable to raise additional capital, there is a risk that we could default on our obligations and could be required to discontinue or significantly reduce the scope of our operations, including through the sale of our assets, if no other means of financing options are available.
Operations have not yet established a consistent record of covering our operating expenses and we incurred a net loss of $75.2 million and $147.8 million for the three and nine months ended September 30, 2022, respectively, and an accumulated deficit of $211.3 million as of September 30, 2022. We experienced a number of previously disclosed setbacks and unexpected challenges, including a longer-than-expected and continuing delay of the MinerVa miners and longer than expected downtime at our Scrubgrass Plant for maintenance, the Panther Creek Plant's mining operations shutdown in April 2022 and the outages of our mining operations due to higher than anticipated requirements from PJM. As a result of the delay in delivery of the MinerVa miners, we were at risk of defaulting on our obligations under the WhiteHawk debt facility because those miners were to be provided as collateral to WhiteHawk by April 30, 2022. Pursuant to the Second WhiteHawk Amendment, the MinerVa miners were exchanged for collateral for additional miners received by the Company. Due to the delay, we determined an impairment charge totaling $12.2 million that was recognized on March 31, 2022. We spent approximately $5.1 million in fiscal year 2021 on maintenance and repair costs at the Scrubgrass Plant, and an additional $7 million in 2022 on major repairs and upgrades, primarily during the planned maintenance outage that occurred beginning in September 2022.
As previously disclosed, the Panther Creek Plant’s mining operations were offline for ten days in April due to the failure of a switchgear and the need to source, deliver and install a new piece of equipment, causing ten days of no mining revenue generation at the facility and resulting in an estimated loss of approximately $1.4 million.
As previously disclosed in the Company’s Current Report on Form 8-K dated July 25, 2022, the Panther Creek Plant experienced approximately 8.5 days of unplanned downtime in the month of June from damaged transmission lines caused by a storm, and other plant maintenance issues. The Company estimates the financial impact of the June outages to be lost revenue of $1.8 million and a net income impact of $1.4 million.
Taking into account the Second WhiteHawk Amendment, the transactions consummated pursuant to the Purchase Agreement, the WhiteHawk Refinancing Agreement, the Bitmain Sale, other miner sales, equitization of the May 2024 Convertible Notes, September PIPE and transactions subsequent to the September 30, 2022 quarter end which include the NYDIG Debt extinguishment, the WhiteHawk Credit Agreement, the Foundry Hosting Agreement and a potential amendment to the WhiteHawk Credit Agreement, including the payment terms therein, that the Company is currently discussing with WhiteHawk, we believe our liquidity position, combined with expected improvements in operating cash flows, will be sufficient to meet our existing commitments and fund our operations for the next twelve months.
We have no material off balance sheet arrangements.
Cash Flows
Analysis of Cash Flow Changes Between the Nine Months Ended September 30, 2022 and 2021
The following table summarizes our cash flows for the periods indicated:
	Nine Months Ended September 30,
	2022	2021	Change
	(in thousands)
Net cash provided by (used in) operating activities	$(14,656.5)	$12,456.2	$(27,112.8)
Net cash provided by (used in) investing activities	(67,864.1)	(120,390.1)	52,526.0
Net cash provided by (used in) financing activities	67,454.0	149,065.1	(81,611.1)
Net change in cash	$(15,066.6)	$41,131.2	$(56,197.8)
Operating Activities. Net cash used in operating activities was $14.7 million for the nine months ended September 30, 2022 compared to $12.5 million provided by operating activities for the nine months ended

September 30, 2021. The $27.1 million net decrease in cash from operating activities was primarily due to higher cash outflows for increases in operations and maintenance expenses related to major repairs and upgrades to the Scrubgrass Plant and increases in general and administrative expenses from higher legal and professional fees, insurance costs, and compensation as we continue to organize and scale operations and year-over-year decreases in accounts payable and accrued liabilities. Interest expense increased for the same period driven by incremental borrowings discussed in Note 6 – Long-Term Debt in the notes to the Q322 Financials. These increases in cash paid were partially offset by higher proceeds from the sale of digital currencies and higher energy revenue after the acquisition of the Panther Creek Plant.
Investing Activities. Net cash used in investing activities was $67.9 million for the nine months ended September 30, 2022 compared to $120.4 million used in investing activities for the nine months ended September 30, 2021. The $52.5 million decrease in net cash used in investing activities was primarily attributable to lower outflows for equipment deposits, partially offset by higher outflows for the purchase of property, plant and equipment for the continued ramp up of cryptocurrency mining operations. These investments require significant deposits to be made with equipment vendors as commitments for future deliveries of miners and cryptocurrency mining infrastructure. Cash outflows were partially offset by the sale of some of our unproductive, excess or not-in-use assets. See Note 4 – Equipment Deposits and Miner Sales in the notes to the Q322 Financials.
Financing Activities. Net cash provided by financing activities was $67.5 million for the nine months ended September 30, 2022 compared to $149.1 million provided by financing activities for the nine months ended September 30, 2021. The $81.6 million net decrease in cash provided by financing activities was due to lower proceeds from private placements, the WhiteHawk promissory note and equipment financings, and increased cash outflows for payments on long-term debt and financed insurance premiums. See the promissory note, equipment financing agreements and convertible note discussed in Note 6 – Long-Term Debt and Note 14 – Stock Issued Under Master Financing Agreements and Warrants and Note 32 – Private Placements in the notes to the Q322 Financials.
Debt Agreements
We have entered into various debt agreements used to purchase equipment to operate our business.
We entered into the WhiteHawk Financing Agreement on June 30, 2021 and amended the agreement on December 31, 2021 and March 28, 2022 totaling $65.0 million. As of September 30, 2022, the amount owed under the debt agreements totaled $34.8 million, with repayment terms extending through March 31, 2024. For additional information, see Note 6 – Long-Term Debt in the notes to the Q322 Financials.
Four draws against the Arctos/NYDIG Financing Agreement totaled $37.3 million secured by our equipment contract commitments for future miner deliveries. As of September 30, 2022, the amount owed under the debt agreements totaled $8.2 million (net of debt issuance costs) and was cancelled pursuant to the terms of the Asset Purchase Agreement in October of 2022. For additional information, see Note 6 – Long-Term Debt in the notes to the Q322 Financials.
Three draws against the Second NYDIG Financing Agreement totaled $54.0 million secured by our equipment contract commitments for future miner deliveries. As of September 30, 2022, the amount owed under the debt agreements totaled $30.8 million (net of debt issuance costs) and was cancelled pursuant to the terms of the Asset Purchase Agreement in October of 2022. For additional information, see Note 6 – Long-Term Debt in the notes to the Q322 Financials.
Total net obligations under all debt agreements as of September 30, 2022 were $97.9 million (excluding finance insurance premiums).
Effective October 21, 2021, we entered into a director and officer insurance policy with annual premiums totaling $6.9 million. We have executed a Commercial Premium Finance Agreement with AFCO Premium Credit LLC over a term of nine months, with an annual interest rate of 3.454%, that finances the payment of the total premiums owed. The agreement requires a $1.4 million down payment, with the remaining $5.5 million plus interest paid over nine months. Monthly payments of $621.3 thousand started November 21, 2021 and end July 21, 2022. As of September 30, 2022, the premiums were paid in full.
Effective April 29, 2022, we entered into a commercial property insurance policy with annual premiums totaling $523,076. The Company has executed a Commercial Premium Finance Agreement with AFCO Premium Credit LLC, over a term of eleven months, with an annual interest rate of 5.99%, that finances the payment of the total premiums owed. The agreement requires a $44,793 down payment, with the remaining $478,283 plus interest paid over eleven months. Monthly payments of $44,793 started May 29, 2022 and end March 29, 2023. As of September 30, 2022, the unpaid balance is $307,385.
Equipment Purchase and Financing Transactions
MinerVa Semiconductor Corp Purchase Agreement
On April 2, 2021, we entered into the MinerVa Purchase Agreement for the acquisition of 15,000 of their MV7 ASIC SHA256 model cryptocurrency miner equipment (miners) with a total terahash to be delivered equal to 1.5 million terahash. The price per miner is $4,892.50 for an aggregate purchase price of $73,387,500 to be paid in installments. The first installment of 60% of the purchase price, or $44,032,500, was paid on April 2, 2021, and an additional payment of 20% of the purchase price, or $14,677,500, was paid on June 2, 2021. As of December 31, 2021, there are no remaining deposits owed. In December 2021, we extended the deadline for delivery of the MinerVa miners to April 2022. In March 2022, MinerVa was again unable to meet its delivery date and had only delivered approximately 3,350 of the 15,000 miners. We do not know when the remaining MinerVa miners will be received, if at all. As a result, we may write off some or all of the approximately 7,800 undelivered MinerVa miners. Refer to Note 30 – Covenants that describes covenants referencing the anticipated final delivery timeframe of April 2022. On July 18, 2022, the Company provided written notice of dispute to MinerVa pursuant to the MinerVa Purchase Agreement obligating the Company and MinerVa to work together in good faith towards a resolution for a period of sixty (60) days. In accordance with the MinerVa Purchase Agreement, if no settlement has been reached after sixty (60) days, Stronghold may end discussions and declare an impasse and adhere to the dispute resolution provisions of the MinerVa Purchase Agreement. As the 60-day period has now expired, the Company is evaluating all available remedies under the MinerVa Purchase Agreement. The aggregate purchase price does not include shipping costs, which are our responsibility and shall be determined at which time the miners are ready for shipment.
Nowlit Solutions Corp Purchase Agreement
We entered into a hardware purchase and sales agreement with Nowlit Solutions Corp effective April 1, 2021. Hardware includes, but is not limited to, ASIC miners, power supply units, power distribution units and replacement fans for ASIC miners. All hardware must be paid for in advance before it is shipped to us. We made payments totaling $5,657,432 in April 2021 and costs have been capitalized and reported as property and equipment.
We also entered into two additional separate purchases of miners from Nowlit Solutions Corp. The first purchase payment was made on November 23, 2021, in the amount of $1,605,360 for 190 miners. The second purchase payment was made on November 26, 2021, in the amount of $2,486,730 for an additional 295 miners.
Cryptech Solutions Purchase Agreement
We entered into a hardware purchase and sales agreement with Cryptech effective April 1, 2021. Hardware includes, but is not limited to, ASIC miners, power supply units, power distribution units and replacement fans for ASIC miners. Total purchase price is $12,660,000 for 2,400 BitmainS19j miners to be delivered monthly in equal quantities (200 per month) from November 2021 through October 2022. All hardware must be paid for in advance before it is shipped to us. We made a 30% down payment of $3,798,000 on April 1, 2021 with the remaining 70% or $8,862,000, agreed to be paid in 17 installments.
On December 7, 2021, we entered into the Cryptech Purchase Agreement with Cryptech to acquire the Cryptech miners with a hash rate of 96 TH/s for a total purchase price of $8,592,000. Pursuant to the Cryptech Purchase Agreement, all hardware will be paid for in advance of being shipped to the Company.
Supplier Purchase Agreements
On April 14, 2021, we entered into an agreement with a supplier to provide approximately 9,900 miners for $21,011,287. We were required to make an initial payment on the miners that are currently being delivered starting in October 2021. We made a 75% deposit of $15,758,432 in April 2021, and the remaining 25%, or $5,252,755 plus sales taxes has been invoiced in October 2021. Once operational, after deducting an amount equal to $0.027 per kWh for the actual power used, 65% of all cryptocurrency revenue generated by the miners in the supplier's pods shall be payable to us and 35% of all cryptocurrency revenue generated by the miners shall be payable to this party or its designee. As of September 30, 2022, there are no miners operating that will contractually obligate us to pay the 35% revenue share (refer to Note 28 – Hosting Services Agreement in the notes to the Q322 Financials).
On December 10, 2021, we entered into a Hardware Purchase and Sale Agreement (the “First Supplier Purchase Agreement”) to acquire 3,000 M30S Miners with a hash rate per unit of 87 TH/s. Pursuant to the First Supplier Purchase Agreement, the unit price per M30S Miner is $6,960 for a cumulative purchase price of $20,880,000 that was paid in full within five business days of the execution of the First Supplier Purchase Agreement.
On December 16, 2021, we entered into a Second Hardware Purchase and Sale Agreement (the “Second Supplier Purchase Agreement”) to acquire a cumulative amount of approximately 4,280 M30S+ Miners. Pursuant to the Second Supplier Purchase Agreement, the unit price per M30S Miner was $2,714 and the unit price per M30S+ Miner was $3,520 for a cumulative purchase price of $11,340,373.
Bitmain Technologies Limited Purchase Agreement
On October 28, 2021, we entered into the first of two Non-Fixed Price Sales and Purchase Agreements with Bitmain. This first agreement covers six batches of 2,000 miners, or 12,000 in total, arriving on a monthly basis from April through September 2022. Each batch has an assigned purchase price that totals to $75,000,000, to be paid in three installments of 25%, 35% and 40% over the six-month delivery period. Per the agreement, on October 29, 2021, the Company made a $23,300,000 payment comprising the 25% installment payment plus 35% of the April 2022 batch of 2,000 miners that have an assigned purchase price of $13,000,000. On November 18, 2021, the Company made an additional payment of 35% or $4,550,000 towards the April 2022 batch of miners. During the three-month period ending September 30, 2022, the Company paid installments totaling $24,196,500.
On November 16, 2021, the Company entered into the second Non-Fixed Price Sales and Purchase Agreement with Bitmain. This second agreement covers six batches of 300 miners, or 1,800 in total, arriving on a monthly basis from July 2022 through December 2022. Each batch has an assigned purchase price that totals $19,350,000, to be paid in three installments of 35%, 35% and 30% of the total purchase price over the six-month delivery period. Per the second Non-Fixed Price Sales and Purchase Agreement, the Company paid the first installment payment of 35% or $6,835,000 on November 18, 2021. During the first five months of 2022, the Company paid five installments totaling $5,733,000. The second Non-Fixed Price Sales and Purchase Agreement was sold in May 2022. Refer to Note 4 – Equipment Deposits and Miner Sales in the notes to the Q322 Financials.
The miners purchased pursuant to the two agreements with Bitmain will have an aggregate hash rate capacity of approximately 1,450 PH/s.
Luxor Technology Corporation Purchase Agreement
We paid for three separate purchases of miners from Luxor. The first purchase payment was made on November 26, 2021, in the amount of $4,312,650 for 770 miners. The second and third purchase payments were made on November 29, 2021, in the amount of $5,357,300 and $3,633,500 respectively; for an additional 750 and 500 miners.
On November 30, 2021, we entered into a fourth purchase agreement with Luxor to acquire 400 Antminer T19 miners with a hash rate of 84 TH/s and 400 Antminer T19 miners with a hash rate of 88 TH/s for a total purchase price of $6,260,800.
Arctos/NYDIG Financing Agreement
On June 25, 2021, we entered into the $34,481,700 (“Maximum Advance Amount”) Arctos/NYDIG Financing Agreement with an affiliate of Arctos Credit, LLC (“Arctos,” now known as “NYDIG”). The aggregate principal outstanding bears interest of 10% and will be repaid in 24 monthly payments, with a 1.25% fee due if the Maximum Advance Amount is not requested prior to August 15, 2021. Outstanding borrowings under the Arctos/NYDIG Financing Agreement are secured by certain miners (the “Arctos/NYDIG Financed Equipment”) and the contracts to acquire the Arctos/NYDIG Financed Equipment. The Arctos/NYDIG Financing Agreement includes customary restrictions on additional liens on the Arctos/NYDIG Financed Equipment. As of September 30, 2022, $35.7 million (net of debt issuance costs) has been borrowed, leaving zero funds available to be drawn under the Arctos/NYDIG Financing Agreement. The Arctos/NYDIG Financing Agreement may not be terminated by us or prepaid in whole or in part. In conjunction with the Arctos/NYDIG Financing Agreement, we issued 126,273 shares of Class A Common Stock to Arctos (adjusted for the Stock Split) and may issue additional shares of Class A Common Stock to Arctos in consideration of future financings.
On January 31, 2022, we and NYDIG amended the Arctos/NYDIG Financing Agreement (the “NYDIG Amendment”) to include (i) 2,140 M30S+ Miners and (ii) 2,140 M30S Miners we purchased pursuant to a purchase agreement dated December 16, 2021, totaling $12,622,816 of additional borrowing capacity. We will pay an aggregate closing fee of $504,912 to NYDIG. The NYDIG Amendment requires that we maintain a blocked wallet or other account for deposits of all mined currency.
NYDIG ABL LLC Financing Agreement
In connection with the Asset Purchase Agreement, the debt under the NYDIG Agreements was extinguished. Please see “—Recent Developments – NYDIG Asset Purchase Agreement” for more information.
WhiteHawk Refinancing Agreement
On June 30, 2021, we entered into the WhiteHawk Financing Agreement with WhiteHawk whereby WhiteHawk agreed to lend to us an aggregate amount not to exceed $40.0 million (the “Total Advance”) to finance the purchase of certain Bitcoin miners and related equipment (the “WhiteHawk-Financed Equipment”). At August 30, 2021, the entirety of the Total Advance was drawn under the WhiteHawk Financing Agreement. The aggregate principal outstanding bears interest of 10% and will be repaid in 24 monthly payments. Outstanding borrowings under the WhiteHawk Financing Agreement are secured by the WhiteHawk Financed Equipment and the contracts to acquire the WhiteHawk-Financed Equipment. The WhiteHawk Financing Agreement includes customary restrictions on additional liens on the WhiteHawk-Financed Equipment and is guaranteed by the Company. The WhiteHawk Financing Agreement may be terminated early if we, among other things, pay the Early Termination Fee (as defined therein). In conjunction with the WhiteHawk Financing Agreement, we issued a stock purchase warrant to WhiteHawk, which provides for the purchase of a number of shares of Class A Common Stock at $0.01 per share, equal to approximately $2.0 million, subject to adjustment as described in the warrant agreement (the “WhiteHawk Warrant”). The WhiteHawk Warrant expires on June 30, 2031.
On December 31, 2021, we amended the WhiteHawk Financing Agreement (the “WhiteHawk Amendment”) to extend the final MinerVa delivery date from December 31, 2021 to April 30, 2022. Pursuant to the WhiteHawk Amendment, Equipment, LLC paid an amendment fee in the amount of $250,000 to WhiteHawk. On March 28, 2022, Equipment LLC and WhiteHawk again amended the WhiteHawk Financing Agreement to exchange the collateral under the WhiteHawk Financing Agreement. Pursuant to the Second WhiteHawk Amendment, (i) the approximately 11,700 remaining miners under the MinerVa Purchase Agreement were exchanged as collateral for additional miners received by us from other suppliers and (ii) WhiteHawk agreed to lend to us the Second Total Advance. Pursuant to the Second WhiteHawk Amendment, Equipment, LLC paid an amendment fee in the amount of $275,414.40 and a closing fee with respect to the Second Total Advance of $500,000. In addition to the purchased Bitcoin miners and related equipment, Panther Creek and Scrubgrass each agreed to a negative pledge of the Panther Creek Plant and Scrubgrass Plant, respectively, and guaranteed the WhiteHawk Financing Agreement. Each of the negative pledge and the guaranty by Panther Creek and Scrubgrass will be released upon payment in full of the Second Total Advance, regardless of whether the Total Advance remains outstanding. In conjunction with the Second WhiteHawk Amendment, we issued a warrant to WhiteHawk to purchase 125,000 shares of Class A Common Stock, subject to certain antidilution and other adjustment provisions as described in the Second WhiteHawk Warrant, at an exercise price of $0.01 per share. The Second WhiteHawk Warrant expires on March 28, 2032. While we continue to engage in discussions with MinerVa on the delivery of the remaining miners, we do not know when the remaining miners will be delivered, if at all.
On October 27, 2022, we entered into the Credit Agreement with WhiteHawk to refinance the WhiteHawk Financing Agreement, effectively terminating the WhiteHawk Financing Agreement. The Credit Agreement consists of $35.1 million in term loans and a $23.0 Delayed Draw Facility. Such loans under the Delayed Draw Facility were drawn on the closing date of the Credit Agreement. The Credit Agreement and Delayed Draw Facility together reduce monthly principal payments and added approximately $21 million of cash to our balance sheet following the our draw down on the full amount of the Delayed Draw Facility. The full amount of the WhiteHawk Financing Agreement has been drawn as of the date hereof.

The WhiteHawk Refinancing Agreement was entered into by Stronghold LLC as Borrower and is secured by substantially all of the assets of the Company and its subsidiaries and is guaranteed by the Company and each of its material subsidiaries. The WhiteHawk Refinancing Agreement requires equal monthly amortization payments resulting in full amortization at maturity. The WhiteHawk Refinancing Agreement has customary representations, warranties and covenants including restrictions on indebtedness, liens, restricted payments and dividends, investments, asset sales and similar covenants and contains customary events of default. The WhiteHawk Refinancing Agreement also contains covenants requiring the Borrower and its subsidiaries to maintain a minimum (x) of $7.5 million of liquidity at all times, (y) a minimum liquidity of $10 million of average daily liquidity for each calendar month (rising to $20 million beginning July 1, 2023) and (z) a maximum total leverage ratio covenant of (i) 7.5:1.0 for the quarter ending December 31, 2022, (ii) 5.0:1.0 for the quarter ending March 31, 2023, (iii) 4.0:1.0 for the quarter ending June 30, 2023 and (iv) 4.0:1.0 for each quarter ending thereafter.
The borrowings under the WhiteHawk Refinancing Agreement mature on October 26, 2025 and bear interest at a rate of either (i) the SOFR plus 10% or (ii) a reference rate equal to the greater of (x) 3%, (y) the federal funds rate plus 0.50% and (y) the Term SOFR rate plus 1%, plus 9%. The loan under the Delayed Draw Facility was issued with 3% closing fee on the drawn amount, paid when such amount was drawn. Amounts drawn on the WhiteHawk Refinancing Agreement are subject to a prepayment premium such that the lenders thereunder achieve a 20% return on invested capital. We also issued a stock purchase warrant to WhiteHawk in conjunction with the closing of the WhiteHawk Refinancing Agreement, which provides for the purchase of an additional 4,000,000 shares of Class A Common Stock at an exercise price of $0.01 per share. Borrowings under the WhiteHawk Refinancing Agreement may also be accelerated in certain circumstances.
The Company is currently in discussions with WhiteHawk on a potential amendment to the WhiteHawk Credit Agreement, including the payment terms therein.
Tax Receivable Agreement
The TRA generally provides for the payment by Stronghold Inc. to certain of the Stronghold Unit Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using the estimated impact of state and local taxes) that Stronghold Inc. actually realizes (or is deemed to realize in certain circumstances) as a result of (i) certain increases in tax basis that occur as a result of Stronghold Inc.’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such holder’s Stronghold LLC Units pursuant to an exercise of Redemption Right or the Call Right and (ii) imputed interest deemed to be paid by Stronghold Inc. as a result of, and additional tax basis arising from, any payments Stronghold Inc. makes under the TRA. Stronghold Inc. will retain the remaining net cash savings, if any. The TRA generally provides for payments to be made as Stronghold Inc. realizes actual cash tax savings from the tax benefits covered by the TRA. However, the TRA provides that if Stronghold Inc. elects to terminate the TRA early (or it is terminated early due to Stronghold Inc.’s failure to honor a material obligation thereunder or due to certain mergers, asset sales, other forms of business combinations or other changes of control), Stronghold Inc. is required to make an immediate payment equal to the present value of the future payments it would be required to make if it realized deemed tax savings pursuant to the TRA (determined by applying a discount rate equal to one-year LIBOR (or an agreed successor rate, if applicable) plus 100 basis points, and using numerous assumptions to determine deemed tax savings), and such early termination payment is expected to be substantial and may exceed the future tax benefits realized by Stronghold Inc.
The actual timing and amount of any payments that may be made under the TRA are unknown at this time and will vary based on a number of factors. However, Stronghold Inc. expects that the payments that it will be required to make to Q Power (or its permitted assignees) in connection with the TRA will be substantial. Any payments made by Stronghold Inc. to Q Power (or its permitted assignees) under the TRA will generally reduce the amount of cash that might have otherwise been available to Stronghold Inc. or Stronghold LLC. To the extent Stronghold LLC has available cash and subject to the terms of any current or future debt or other agreements, the Stronghold LLC Agreement will require Stronghold LLC to make pro rata cash distributions to holders of Stronghold LLC Units, including Stronghold Inc., in an amount sufficient to allow Stronghold Inc. to pay its taxes and to make payments under the TRA. Stronghold Inc. generally expects Stronghold LLC to fund such distributions out of available cash. However, except in cases where Stronghold Inc. elects to terminate the TRA early, the TRA is terminated early due to certain mergers or other changes of control or Stronghold Inc. has available cash but fails to make payments when due, generally Stronghold Inc. may defer payments due under the TRA if it does not have available cash to satisfy its payment obligations under the TRA or if its contractual obligations limit its ability to make these payments. Any such deferred payments under the TRA generally will accrue interest at the rate provided for in the TRA, and such interest may significantly exceed Stronghold Inc.’s other costs of capital. If Stronghold Inc. experiences a change of control (as defined under the TRA, which includes certain mergers, asset sales and other forms of business combinations), and in certain other circumstances, payments under the TRA may be accelerated and/or significantly exceed the actual benefits, if any, Stronghold Inc. realizes in respect of the tax attributes subject to the TRA. In the case of such an acceleration in connection with a change of control, where applicable, Stronghold Inc. generally expects the accelerated payments due under the TRA to be funded out of the proceeds of the change of control transaction giving rise to such acceleration, which could have a significant impact on our ability to consummate a change of control or reduce the proceeds received by our stockholders in connection with a change of control. However, Stronghold Inc. may be required to fund such payment from other sources, and as a result, any early termination of the TRA could have a substantial negative impact on our liquidity or financial condition.
Recent Accounting Pronouncements
As an “emerging growth company”, the Jumpstart Our Business Startups Act (“JOBS Act”) allows us to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We have elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.
In February 2016, the FASB issued ASU 2016-02, Leases (“Topic 842”), which supersedes ASC Topic 840, Leases. Topic 842 requires lessees to recognize a lease liability and a lease asset on its balance sheet for all leases, including operating leases, with a term greater than 12 months. Topic 842 also expands the required quantitative and qualitative disclosures surrounding leases. The new guidance will be applied using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In November 2020, the FASB deferred the effective date for implementation of Topic 842 by one year and, in June 2020, the FASB deferred the effective date by an additional year. Topic 842 became effective for the Company on January 1, 2022, to be presented in its annual report on Form 10-K for the year ending December 31, 2022.
The Company is currently in the process of finalizing the effects that the adoption of Topic 842 will have on its consolidated financial statements. Topic 842 provides a number of optional practical expedients in transition. The Company expects to elect the package of practical expedients, which permits the Company not to reassess, under the new guidance, our prior conclusions about lease identification, lease classification and initial direct costs. The Company does not expect Topic 842 to have a material impact on its consolidated balance sheet, results of operations or cash flows.
Quantitative and Qualitative Disclosures About Market Risk
Not applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below provides information about the beneficial ownership of voting stock as of the Record Date, by each person known by the Company to beneficially own more than 5% of the outstanding shares of any class or series of the voting stock as well as by each person who has been a director, director nominee or named executive officer (and each associate thereof) at any time since the beginning of the last fiscal year and by all directors and executive officers as a group.
The amounts of Class A Common Stock and Class V Common Stock beneficially owned are reported on the bases of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. It also includes shares that such person has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days or warrants that are immediately exercisable or exercisable within 60 days from the Record Date). Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Except as otherwise noted, the person or entities listed below have sole voting and investment power with respect to all shares of our Common Stock beneficially owned by them, except to the extent this power may be shared with a spouse. All information with respect to beneficial ownership has been furnished by the respective 5% or more stockholders, directors and director nominees or executive officers, as the case may be. Unless otherwise noted, the mailing address of each listed beneficial owner is 595 Madison Avenue, 28th Floor, New York, New York 10022.
Name of Beneficial Owner	Number of Shares of Class A Common Stock	Percentage of Class A Common Stock	Number of Shares of Class V Common Stock	Percentage of Class V Common Stock	Percentage of Voting Stock(1)
Principal Stockholders:
Q Power LLC(2)	14,400	*	26,057,600	100%	45.13%
Whitehawk Finance LLC(3)	3,519,443	9.99%	—	—	5.74%
Adage Capital Partners L.P. and its affiliates(4)	3,274,581	9.99%	—	—	5.57%
Armistice Capital, LLC(5)	3,266,973	9.99%	—	—	5.56%
Continental General Insurance Company and its affiliates(6)	2,610,080	7.60%	—	—	4.52%
Hound Partners, LLC and its affiliates(7)	1,911,587	6.02%	—	—	3.31%

Directors and Named Executive Officers:
Gregory A. Beard(2)(8)	1,034,409	3.22%	26,057,600	100%	46.56%
William B. Spence(2)(9)	1,432,000	4.46%	26,057,600	100%	47.24%
Matthew J. Smith(10)	33,086	*	—	—	*
Richard J. Shaffer(11)	71,568	*	—	—	*
Indira Agarwal	30,386	*	—	—	*
Sarah P. James(12)	63,264	*	—	—	*
Thomas J. Pacchia(13)	65,895	*	—	—	*
Thomas R. Trowbridge, IV(14)	63,264	*	—	—	*
Directors and Executive Officers as a Group (8 Persons)(15)	2,765,072	8.45%	26,057,600	100%	49.03%
*	Less than 1%.
(1)	Represents percentage of voting power of our Class A Common Stock and Class V Common Stock voting together as a single class.
(2)
As of the Record Date, Q Power LLC has shared voting power and shared dispositive power over 26,072,000 shares of Common Stock, consisting of 14,400 shares of Class A Common Stock and 26,057,600 shares of Class V Common Stock. Messrs. Beard and Spence serve as the Managing Members of Q Power LLC (“Q Power”). As Managing Members, Messrs. Beard and Spence possess all voting and investment power over the shares of Common Stock held by Q Power. Such persons may be deemed to beneficially hold the shares held by Q Power. Each of Messrs. Beard and Spence disclaims beneficial ownership of the securities owned by Q Power except to the extent of his pecuniary interest therein, if any. This amount does not include shares beneficially owned directly by Messrs. Beard and Spence. The mailing address of Q Power is 2151 Lisbon Road, Kennerdell, PA 16374.
(3)
As described in that certain Schedule 13G, filed with the SEC on November 7, 2022. As of the Record Date, to the extent known by the Company, Whitehawk Finance LLC may be deemed to beneficially own, and have sole voting power and sole dispositive power over, 3,519,443 shares of Class A Common Stock, representing 9.99% of the outstanding shares of Class A Common Stock as of such time assuming the exercise of warrants held by Whitehawk Finance LLC. Whitehawk Finance LLC disclaims beneficial ownership, except to the extent of its pecuniary interests therein. The principal business office of Whitehawk Finance LLC is 11601 Wilshire Boulevard, Suite 1250, Los Angeles, California 90025.

(4)
As described in that certain Schedule 13G, filed with the SEC on November 15, 2022, reporting 2,567,576 shares of Class A Common Stock issuable on the exercise of warrants held by Adage Capital Partners L.P. As of the Record Date, the following reporting persons may be deemed to beneficially own 3,274,581 shares of Class A Common Stock (including 1,068,375 shares of Class A Common Stock issuable upon exercise of warrants), representing 9.99% of the outstanding shares of Class A Common Stock as of such time assuming the exercise of such warrants: (i) Adage Capital Partners L.P. has shared voting power and shared dispositive power over 3,274,581 shares of Class A Common Stock (including 1,068,375 shares of Class A Common Stock issuable upon exercise of warrants), (ii) Adage Capital Partners GP, L.L.C., as the general partner of Adage Capital Partners L.P., has shared voting power and shared dispositive power over 3,274,581 shares of Class A Common Stock (including 1,068,375 shares of Class A Common Stock issuable upon exercise of warrants), (iii) Adage Capital Advisors, L.L.C., as the managing member of Adage Capital Partners GP, L.L.C., has shared voting power and shared dispositive power over 3,274,581 shares of Class A Common Stock (including 1,068,375 shares of Class A Common Stock issuable upon exercise of warrants), (iv) Robert Atchinson, as a managing member of Adage Capital Advisors, L.L.C., has shared voting power and shared dispositive power over 3,274,581 shares of Class A Common Stock (including 1,068,375 shares of Class A Common Stock issuable upon exercise of warrants) and (v) Phillip Gross, as a managing member of Adage Capital Advisors, L.L.C., has shared voting and shared dispositive power over 3,274,581 shares of Class A Common Stock (including 1,068,375 shares of Class A Common Stock issuable upon exercise of warrants). Each of Adage Capital Partners L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross disclaims beneficial ownership, except to the extent of their respective pecuniary interests therein. The principal business office of each of Adage Capital Partners L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

(5)
As of the Record Date, to the extent known by the Company, Armistice Capital, LLC may be deemed to beneficially own, and have sole voting power and sole dispositive power over, 3,266,973 shares of Class A Common Stock, representing 9.99% of the outstanding shares of Class A Common Stock as of such time assuming the exercise of warrants held by Armistice Capital, LLC. Armistice Capital, LLC disclaims beneficial ownership, except to the extent of its pecuniary interests therein. The principal business office of Armistice Capital, LLC is c/o Armistice Capital, LLC 510 Madison Avenue, 7th Floor, New York, New York 10022.

(6)
As described in that certain Schedule 13G, filed with the SEC on January 5, 2023, reporting the beneficial ownership of 2,610,080 shares of Class A Common Stock held by Continental General Insurance Company and its affiliates, (i) Continental General Insurance Company has shared voting power and shared dispositive power over 2,466,080 shares of Class A Common Stock that it directly beneficially owns, (ii) MG Capital Management has shared voting power and shared dispositive power over 144,000 shares of Class A Common Stock that it directly beneficially owns, (iii) Continental Insurance Group, Ltd., as the sole owner of Continental General Insurance Company, has shared voting power and shared dispositive power over 2,466,080 shares of Class A Common Stock, (iv) Continental General Holdings LLC, as the sole owner of Continental Insurance Group, Ltd., has shared voting power and shared dispositive power over 2,466,080 shares of Class A Common Stock, and (v) Michael Gorzynski, as the sole Director of MG Capital Management and as Manager of Continental General Holdings LLC, has shared voting and shared dispositive power over 2,610,080 shares of Class A Common Stock. Each of Continental General Insurance Company, MG Capital Management, Continental Insurance Group, Ltd., Continental General Holdings LLC and Michael Gorzynski disclaims beneficial ownership, except to the extent of their respective pecuniary interests therein. The principal business office of Michael Gorzynski is 595 Madison Avenue, 30th Floor, New York, NY 10022. The principal business office of MG Capital Management is c/o Campbells LLP, Floor 4, Willow House, Cricket Square, Grand Cayman, KY1-9010, Cayman Islands. The principal business office of each of Continental General Insurance Company, Continental Insurance Group, Ltd., and Continental General Holdings LLC is 11001 Lakeline Blvd., Ste. 120, Austin, TX 78717.

(7)
As described in that certain Schedule 13G/A, filed with the SEC on March 31, 2022, reporting the beneficial ownership of 1,911,587 shares of Class A Common Stock held by advisory clients and proprietary accounts of Hound Partners, LLC, (i) Hound Partners Offshore Fund, LP has shared voting power and shared dispositive power over 1,196,107 shares of Class A Common Stock, (ii) Hound Performance, LLC has shared voting power and shared dispositive power over 1,478,286 shares of Class A Common Stock, (iii) Jonathan Auerbach has shared voting power and shared dispositive power over 1,911,587 shares of Class A Common Stock and (iv) Hound Partners, LLC has shared voting and shared dispositive power over 1,750,694 shares of Class A Common Stock. Each of Hound Partners Offshore Fund, LP, Hound Performance, LLC, Jonathan Auerbach and Hound Partners, LLC disclaims beneficial ownership, except to the extent of their respective pecuniary interests therein. The principal business office of each of Hound Partners Offshore Fund, LP, Hound Performance, LLC, Jonathan Auerbach and Hound Partners, LLC is 101 Park Avenue, 48th Floor, New York, NY 10178.

(8)	Includes shares underlying options to purchase up to 417,600 shares of Class A Common Stock.
(9)	Includes shares underlying options to purchase up to 417,600 shares of Class A Common Stock.
(10)	Includes shares underlying options to purchase up to 28,800 shares of Class A Common Stock.
(11)
Includes shares underlying options to purchase up to 71,568 shares of Class A Common Stock. Mr. Shaffer is a member of Q Power but does not possess any voting or investment power over the shares of Class A Common Stock held by Q Power. Mr. Shaffer disclaims beneficial ownership of the securities owned by Q Power except to the extent of his pecuniary interest therein, if any.

(12)	Includes shares underlying options to purchase up to 28,800 shares of Class A Common Stock.
(13)	Includes shares underlying options to purchase up to 28,800 shares of Class A Common Stock.
(14)
Includes shares underlying options to purchase up to 28,800 shares of Class A Common Stock. Mr. Trowbridge is a member of Q Power but does not possess any voting or investment power over the shares of Class A Common Stock held by Q Power. Mr. Trowbridge disclaims beneficial ownership of the securities owned by Q Power except to the extent of his pecuniary interest therein, if any.

(15)	Includes shares underlying options to purchase up to 1,021,968 shares of Class A Common Stock.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
Our directors and executive officers, and each associate of the foregoing persons, have no substantial interests, directly or indirectly, in the Stock Issuance or the Reverse Stock Split, except to the extent of their ownership of shares of the Common Stock and securities convertible or exercisable for Common Stock.
DISSENTER’S RIGHTS OF APPRAISAL
Neither the DGCL nor our Certificate of Incorporation provides holders of our Common Stock with dissenters’ or appraisal rights in connection with the Certificate of Amendment or Reverse Stock Split.
OTHER MATTERS
Proposals by Security Holders
No stockholder proposals are included in this Information Statement.
Effective Dates
The actions will take effect on or after February 19, 2023, which is 20 calendar days following the date we first mail this Information Statement to our stockholders.
Expenses
We will bear all costs related to this Information Statement. We will reimburse brokerage houses and other custodians, nominees, trustees and fiduciaries representing beneficial owners of shares for their reasonable out-of-pocket expenses for forwarding this Information Statement to such beneficial owners.
Stockholders Sharing an Address
We will deliver only one Information Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We undertake to deliver promptly, upon written or oral request, a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of this Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the Information Statement by contacting us at the address or phone number set forth below. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify us at the address or phone number set forth below.
Stronghold Digital Mining, Inc.
595 Madison Avenue, 28th Floor
New York, New York 10022
(845) 579-5992

WHERE YOU CAN FIND MORE INFORMATION
The SEC maintains a website that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this Information Statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Information Statement, and information that we file later with the SEC will automatically update and supersede this information. Therefore, you should check for reports that we may have filed with the SEC after the date of this Information Statement. We incorporate by reference the following filings (except for information therein furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act):
•	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 29, 2022;
•	our Proxy Statement on Schedule 14A for our 2022 annual meeting, filed with the SEC on April 29, 2022;
•
our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 (filed with the SEC on May 16, 2022), June 30, 2022 (filed with the SEC on August 18, 2022) and September 30, 2022 (filed with the SEC on November 10, 2022); and

•
our Current Reports on Form 8-K filed with the SEC on January 6, 2022, February 4, 2022, April 14, 2022, April 22, 2022, May 19, 2022, June 22, 2022, July 25, 2022, August 22, 2022, September 19, 2022, October 14, 2022, November 1, 2022, December 6, 2022, December 9, 2022, December 21, 2022, December 29, 2022, January 3, 2023 and January 13, 2023.

Any statement contained in this Information Statement or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.
This Information Statement, or information incorporated by reference herein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we entered into in connection with the transactions discussed herein. The descriptions of the agreements contained in this Information Statement or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. You can obtain copies of the Information Statement and the documents incorporated by reference in this Information Statement, including the Annual Report, through our website, www.strongholddigitalmining.com, and from the SEC at its website, www.sec.gov, or by making written or telephone requests for such copies to:
Stronghold Digital Mining, Inc.
595 Madison Avenue, 28th Floor
New York, New York 10022
(845) 579-5992
You should rely only on the information provided in this Information Statement. You should not assume that the information in this Information Statement is accurate as of any date other than the date of this document. We have not authorized anyone else to provide you with any information.

INDEX TO FINANCIAL STATEMENTS
Page
Unaudited Financial Statements
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2022 and December 31, 2021	F-2
Unaudited Condensed Consolidated Statements of Operations for the nine months ended September 30, 2022 and 2021	F-3
Unaudited Condensed Consolidated Statements of Partners’ Deficit and Stockholders’ Equity/(Deficit) for the nine months ended September 30, 2022 and 2021	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2022 and 2021	F-6
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-7

Audited Financial Statements
Report of Uresh Popeck & Co., LLC, Independent Registered Public Accounting Firm	F-47
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-48
Consolidated Statements of Operations for the years ended December 31, 2021 and 2020	F-49
Consolidated Statements of Partners’ Deficit and Stockholders’ Deficit for the years ended December 31, 2021 and 2020	F-50
Consolidated Statements of Cash Flows for the years ended December 31, 2021 and 2020	F-52
Notes to Consolidated Financial Statements	F-54

STRONGHOLD DIGITAL MINING, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2022	December 31, 2021
	(unaudited)
ASSETS:
Cash and cash equivalents	$16,723,511	$31,790,115
Digital currencies	2,186,704	7,718,221
Digital currencies, restricted	—	2,699,644
Accounts receivable	775,038	2,111,855
Due from related parties	58,735	—
Prepaid insurance	980,180	6,301,701
Inventory	3,316,716	3,372,254
Assets held for sale	39,008,651	—
Other current assets	1,527,938	661,640
Total current assets	64,577,473	54,655,430
Equipment deposits	24,385,876	130,999,398
Property, plant and equipment, net	182,869,685	166,657,155
Land	1,748,439	1,748,440
Road bond	211,958	211,958
Security deposits	348,888	348,888
TOTAL ASSETS	$274,142,319	$354,621,269
LIABILITIES:
Current portion of long-term debt, net of discounts and issuance fees	$90,298,367	$45,799,651
Financed insurance premiums	307,385	4,299,721
Forward sale contract	—	7,116,488
Accounts payable	28,491,137	28,650,659
Due to related parties	2,212,145	1,430,660
Accrued liabilities	7,385,258	5,053,957
Total current liabilities	128,694,292	92,351,136
Asset retirement obligation	992,201	973,948
Contract liabilities	132,093	187,835
Paycheck Protection Program Loan	—	841,670
Warrant liabilities	5,056,065	—
Long-term debt, net of discounts and issuance fees	7,607,240	18,378,841
Total long-term liabilities	13,787,599	20,382,294
Total liabilities	142,481,891	112,733,430
COMMITMENTS AND CONTINGENCIES (NOTE 8)
REDEEMABLE COMMON STOCK:
Common Stock – Class V; $0.0001 par value; 34,560,000 shares authorized; 27,057,600 and 27,057,600 shares issued and outstanding as of September 30, 2022, and December 31, 2021, respectively.	29,433,528	301,052,617
Total redeemable common stock	29,433,528	301,052,617
STOCKHOLDERS’ EQUITY (DEFICIT):
Noncontrolling Series A redeemable and convertible preferred stock; $0.0001 par value; $5,000,000 aggregate liquidation value; 1,152,000 and 1,152,000 shares issued and outstanding as of September 30, 2022, and December 31, 2021, respectively.	34,140,047	37,670,161
Common Stock – Class A; $0.0001 par value; 685,440,000 shares authorized; 23,063,813 and 20,016,067 shares issued and outstanding as of September 30, 2022, and December 31, 2021, respectively.	2,307	2,002
Accumulated deficits	(211,325,844)	(338,709,688)
Additional paid-in capital	279,410,390	241,872,747
Total stockholders’ equity (deficit)	102,226,900	(59,164,778)
Total redeemable common stock and stockholders' equity (deficit)	131,660,428	241,887,839
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)	$274,142,319	$354,621,269
The accompanying notes are an integral part of these condensed consolidated financial statements.

STRONGHOLD DIGITAL MINING, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three months ended,		Nine months ended,
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
OPERATING REVENUES:
Cryptocurrency mining	$12,283,695	$2,060,523	$50,715,424	$3,901,426
Energy	11,454,016	2,388,752	26,946,549	5,875,574
Capacity	878,610	1,069,040	4,591,038	2,352,276
Cryptocurrency hosting	93,279	499,724	282,327	1,742,242
Other	39,171	1,674	91,941	34,797
Total operating revenues	24,748,771	6,019,713	82,627,279	13,906,315
OPERATING EXPENSES:
Fuel	8,466,588	2,411,186	26,485,096	6,511,706
Operations and maintenance	19,528,088	2,835,315	47,449,177	6,040,173
General and administrative	11,334,212	3,469,830	32,848,291	6,377,677
Impairments on digital currencies	465,651	91,040	8,176,868	466,286
Impairments on equipment deposits	—	—	12,228,742	—
Impairments on miner assets	11,610,000	—	16,600,000	—
Realized gain on sale of digital currencies	(185,396)	—	(936,506)	(149,858)
Loss on disposal of fixed assets	461,940	—	2,231,540	—
Realized loss on sale of miner assets	—	—	8,012,248	—
Depreciation and amortization	12,247,245	1,158,374	37,234,126	2,463,549
Total operating expenses	63,928,328	9,965,745	190,329,582	21,709,533
NET OPERATING LOSS	(39,179,557)	(3,946,032)	(107,702,303)	(7,803,218)
OTHER INCOME (EXPENSE):
Interest expense	(3,393,067)	(2,460,668)	(10,813,302)	(2,594,751)
Loss on debt extinguishment	(28,697,021)	—	(28,697,021)	—
Impairment on assets held for sale	(4,159,004)	—	(4,159,004)	—
Gain on extinguishment of PPP loan	—	—	841,670	638,800
Changes in fair value of warrant liabilities	1,302,065	92,979	1,302,065	(98,498)
Realized gain on sale of derivative contract	90,953	—	90,953	—
Changes in fair value of forward sale derivative	—	—	3,435,639	—
Changes in fair value of convertible note	(1,204,739)	—	(2,167,500)	—
Waste coal tax credits	—	23,356	53,443	47,152
Other	20,000	10,336	50,000	48,521
Total other income (expense)	(36,040,813)	(2,333,997)	(40,063,057)	(1,958,776)
NET LOSS	(75,220,370)	(6,280,029)	(147,765,360)	(9,761,994)
NET LOSS attributable to noncontrolling interest	(44,000,155)	(4,328,460)	(86,435,347)	(6,730,940)
NET LOSS attributable to Stronghold Digital Mining, Inc	$(31,220,215)	$(1,951,569)	$(61,330,013)	$(3,031,054)
NET LOSS per share attributable to Class A common shareholders
Basic	$(1.27)	$(6.05)	$(2.82)	$(17.05)
Diluted	$(1.27)	$(6.05)	$(2.82)	$(17.05)
Weighted average number of Class A common shares outstanding
Basic	24,631,626	322,342	21,772,057	173,532
Diluted	24,631,626	322,342	21,772,057	173,532
(1)
Basic and diluted loss per share of Class A common stock is presented only for the period after the Company’s Reorganization Transactions. See Note 1 – Business Combinations for a description of the Reorganization Transactions. See Note 17 – Earnings (Loss) Per Share for the calculation of net loss per share.

The accompanying notes are an integral part of these condensed consolidated financial statements.

STRONGHOLD DIGITAL MINING, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF PARTNERS’ DEFICIT AND STOCKHOLDERS’ EQUITY/(DEFICIT)
September 30, 2022 and September 30, 2021
				Three Months Ended September 30, 2022
			Noncontrolling Redeemable Preferred		Common A
	Limited Partners	General Partners	Series A Shares	Amount	Shares	Amount	Accumulated Deficit	Additional Paid-in Capital	Stockholders’ Equity/(Deficit)
Balance – July 1, 2022	$—	$—	1,152,000	$35,937,061	20,034,875	$2,002	$(155,708,864)	$255,373,253	$135,603,452
Net loss attributable to Stronghold Digital Mining, Inc.	—	—	—	—	—	—	(31,220,215)	—	(31,220,215)
Net loss attributable to noncontrolling interest	—	—	—	(1,797,014)	—	—	(42,203,141)	—	(44,000,155)
Maximum redemption right valuation [Common V Units]	—	—	—	—	—	—	17,806,376	—	17,806,376
Vesting of restricted stock units	—	—	—	—	152,179	17	—	(17)	—
Issuance of common stock – September PIPE	—	—	—	—	2,876,759	288	—	2,241,022	2,241,310
McClymonds arbitration award – paid by Q Power	—	—	—	—	—	—	—	5,038,122	5,038,122
Stock-based compensation – refer to Note 13	—	—	—	—	—	—	—	3,377,499	3,377,499
Balance – September 30, 2022	$—	$—	1,152,000	$34,140,047	23,063,813	$2,307	$(211,325,844)	$279,410,390	$102,226,900
				Three Months Ended September 30, 2021
			Noncontrolling Redeemable Preferred		Common A					Partners' Deficit
	Limited Partners	General Partners	Series A Shares	Amount	Shares	Amount	Accumulated Deficit	Additional Paid-in Capital	Stock Subscriptions	Stockholders’ Equity/(Deficit)
Balance – July 1, 2021	$—	$—	576,000	$58	140,674	$14	$(182,190,312)	$8,659,015	$(1,389,888)	$(174,921,113)
Common stock issued as part of debt financing – refer to Note 14	—	—	—	—	—	—	—	—	598,686	598,686
Common stock issued as part of debt financing – refer to Note 14	—	—	—	—	—	—	—	—	791,202	791,202
Net loss for the three months ended September 30, 2021	—	—	—	—	—	—	(1,951,569)	—	—	(1,951,569)
Maximum redemption right valuation – refer to Note 15	—	—	—	—	—	—	(79,669,609)	—	—	(79,669,609)
Stock-based compensation – refer to Note 13	—	—	—	—	—	—	—	976,528	—	976,528
Balance – September 30, 2021	$—	$—	576,000	$58	140,674	$14	$(263,811,490)	$9,635,543	$—	$(254,175,875)
The accompanying notes are an integral part of these condensed consolidated financial statements.

STRONGHOLD DIGITAL MINING, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF PARTNERS’ DEFICIT AND STOCKHOLDERS’ EQUITY/(DEFICIT)
September 30, 2022 and September 30, 2021
				Nine Months Ended September 30, 2022
			Noncontrolling Redeemable Preferred		Common A
	Limited Partners	General Partners	Series A Shares	Amount	Shares	Amount	Accumulated Deficit	Additional Paid-in Capital	Stockholders’ Equity/(Deficit)
Balance – January 1, 2022	$—	$—	1,152,000	$37,670,161	20,016,067	$2,002	$(338,709,688)	$241,872,747	$(59,164,778)
Net loss attributable to Stronghold Digital Mining, Inc.	—	—	—	—	—	—	(61,330,013)	—	(61,330,013)
Net loss attributable to noncontrolling interest	—	—	—	(3,530,114)	—	—	(82,905,233)	—	(86,435,347)
Maximum redemption right valuation [Common V Units]	—	—	—	—	—	—	271,619,090	—	271,619,090
Vesting of restricted stock units	—	—	—	—	170,987	17	—	(17)	—
Issuance of common stock – September PIPE	—	—	—	—	2,876,759	288	—	2,241,022	2,241,310
Warrants issued and outstanding	—	—	—	—	—	—	—	21,135,392	21,135,392
McClymonds arbitration award – paid by Q Power	—	—	—	—	—	—	—	5,038,122	5,038,122
Stock-based compensation – refer to Note 13	—	—	—	—	—	—	—	9,123,124	9,123,124
Balance – September 30, 2022	$—	$—	1,152,000	$34,140,047	23,063,813	$2,307	$(211,325,844)	$279,410,390	$102,226,900
				Nine Months Ended September 30, 2021
			Noncontrolling Redeemable Preferred		Common A				Partners’ Deficit
	Limited Partners	General Partners	Series A Shares	Amount	Shares	Amount	Accumulated Deficit	Additional Paid-in Capital	Stockholders’ Equity/(Deficit)
Balance – January 1, 2021	$(1,336,784)	$(2,710,323)	—	$—	—	$—	$—	$—	$(4,047,107)
Net loss for the three months ended March 31, 2021	(71,687)	(167,261)	—	—	—	—	—	—	(238,948)
Effect of reorganizations (see Note 1)
Opco formation and contributions	—	2,877,584	—	—	—	—	—	—	2,877,584
Aspen Scrubgrass Participant, LLC [“Olympus”] contribution	1,408,471	—	—	—	—	—	(1,408,471)	—	—
Buyout of Aspen Interest – refer to Note 19	—	—	576,000	58	—	—	(7,000,000)	4,999,800	(2,000,142)
Exchange of common units for Class A common shares	—	—	—	—	14,400	2	—	—	2
Common stock issued as part of debt financing – refer to Note 14	—	—	—	—	54,392	5	—	598,687	598,692
Common stock issued as part of debt financing – refer to Note 14	—	—	—	—	71,882	7	—	791,200	791,207
Warrants issued as part of debt financing – refer to Note 14	—	—	—	—	—	—	—	1,999,396	1,999,396
Net loss for the six months ended September 30, 2021	—	—	—	—	—	—	(2,959,369)	—	(2,959,369)
Maximum redemption right valuation – refer to Note 15	—	—	—	—	—	—	(252,443,650)	—	(252,443,650)
Stock-based compensation – refer to Note 13	—	—	—	—	—	—	—	1,246,460	1,246,460
Balance – September 30, 2021	—	$—	576,000	$58	140,674	$14	$(263,811,490)	$9,635,543	$(254,175,875)
The accompanying notes are an integral part of these condensed consolidated financial statements.

STRONGHOLD DIGITAL MINING, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine Months Ended
	September 30, 2022	September 30, 2021
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(147,765,360)	$(9,761,994)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation and amortization	37,234,126	2,463,549
Gain on extinguishment of PPP loan	(841,670)	(638,800)
Realized gain on sale of derivative contract	(90,953)	—
Loss on disposal of fixed assets	2,231,540	—
Write-off of bad debts	—	150,162
Realized loss on sale of miner assets	8,012,248	—
Amortization of debt issuance costs	2,681,039	643,025
Stock-based compensation	9,123,124	1,246,460
Loss on debt extinguishment	28,697,021	—
Impairment on assets held for sale	4,159,004	—
Impairments on equipment deposits	12,228,742	—
Impairments on miner assets	16,600,000	—
Changes in fair value of warrant liabilities	(1,302,065)	98,498
Changes in fair value of forward sale derivative	(3,435,639)	—
Forward sale contract prepayment	970,000	—
Changes in fair value of convertible note	2,167,500	—
Accretion of asset retirement obligation	18,253	—
(Increase) decrease in digital currencies:
Mining revenue	(50,715,424)	(3,901,426)
Net proceeds from sales of digital currencies	46,209,822	434,529
Impairments on digital currencies	8,176,868	466,286
(Increase) decrease in assets:
Accounts receivable	1,336,817	(242,489)
Prepaid insurance	5,321,521	(278,538)
Due from related parties	(58,735)	302,973
Inventory	55,538	29,291
Other current assets	(866,298)	(3,713,832)
Increase (decrease) in liabilities:
Accounts payable	4,878,600	21,141,055
Due to related parties	781,485	37,280
Accrued liabilities, excluding sales tax liabilities	(407,909)	3,832,362
Contract liabilities	(55,742)	147,836
NET CASH FLOWS (USED IN) PROVIDED BY OPERATING ACTIVITIES	(14,656,547)	12,456,227
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of land	—	(29,919)
Purchases of property, plant and equipment	(68,052,422)	(34,735,332)
Proceeds from sale of equipment deposits	13,844,780	—
Equipment purchase deposits - net of future commitments	(13,656,428)	(85,624,852)
NET CASH FLOWS USED IN INVESTING ACTIVITIES	(67,864,070)	(120,390,103)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of debt	(34,490,545)	(7,811,150)
Repayments of financed insurance premiums	(3,992,336)	—
Proceeds from debt, net of debt issuance costs paid in cash	97,337,454	—
Proceeds from promissory note	—	38,987,333
Proceeds from equipment financing agreement	—	24,157,178
Proceeds from PPP loan	—	841,670
Proceeds from private placements, net of issuance costs paid in cash	8,599,440	97,064,318
Repayments of EIDL loan	—	(150,000)
Repayments of related-party debt	—	(2,024,250)
Buyout of Aspen Interest	—	(2,000,000)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	67,454,013	149,065,099
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(15,066,604)	41,131,223
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	31,790,115	303,187
CASH AND CASH EQUIVALENTS - END OF PERIOD	$16,723,511	$41,434,410
The accompanying notes are an integral part of these condensed consolidated financial statements.

STRONGHOLD DIGITAL MINING, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
NOTE 1 – BUSINESS COMBINATIONS
Reorganization
Stronghold Digital Mining, Inc. (“Stronghold Inc.” or the “Company”) was incorporated as a Delaware corporation on March 19, 2021. On April 1, 2021, contemporaneously with the Series A Private Placement (as defined below), Stronghold Inc. underwent a corporate reorganization pursuant to a Master Transaction Agreement, which will be referred to herein as the “Reorganization.”
Immediately prior to the Reorganization, Q Power LLC (“Q Power”) directly held all of the equity interests in Stronghold Digital Mining LLC (“SDM”) and indirectly held 70% of the limited partner interests, and all of the general partner interests, in Scrubgrass Reclamation Company, L.P. (f/k/a Scrubgrass Generating Company, L.P.) (“Scrubgrass”) through wholly owned subsidiaries EIF Scrubgrass LLC (“EIF Scrubgrass”), Falcon Power LLC (“Falcon”) and Scrubgrass Power LLC. Aspen Scrubgrass Participant, LLC (“Aspen”) held the remaining 30% of the limited partner interests in Scrubgrass (the “Aspen Interest”). Scrubgrass is a Delaware limited partnership originally formed on December 1, 1990, under the name of Scrubgrass Generating Company, L.P. SDM is a Delaware limited liability company originally formed on February 12, 2020, under the name Stronghold Power LLC (“Stronghold Power”).
On April 1, 2021, Stronghold Inc. entered into a Series A Preferred Stock Purchase Agreement pursuant to which Stronghold Inc. issued and sold 9,792,000 shares of Series A Convertible Redeemable Preferred Stock (the “Series A Preferred Stock”) in a private offering (the “Series A Private Placement”) at a price of $8.68 per share to various accredited individuals in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D thereunder for aggregate consideration of approximately $85.0 million. In connection with the Series A Private Placement, the Company incurred approximately $6.3 million in fees and expenses and $631,897 in issuance costs for warrants issued as part of the Series A Private Placement.
Contemporaneously with the Reorganization, Stronghold Inc. acquired the Aspen Interest using 576,000 shares of newly issued Series A Preferred Stock and $2,000,000 from a portion of the proceeds from the Series A Private Placement. The acquisition of the Aspen Interest was for a total consideration of $7,000,000 that consisted of the $2,000,000 in cash plus a valuation of $5,000,000 for the 576,000 shares of the Series A Preferred Stock at the issuance per share price of $8.68. The acquisition of the Aspen Interest is classified as permanent equity and not subject to mandatory redemptions as outlined in Stronghold Inc.'s certificate of incorporation, as amended (the “Charter”). Pursuant to the Reorganization, Q Power contributed all of its ownership interests in EIF Scrubgrass, Falcon and SDM to Stronghold Digital Mining Holdings LLC (“Stronghold LLC”) in exchange for 27,072,000 Class A common units of Stronghold LLC (“Stronghold LLC Units”), Stronghold Inc. contributed cash (using the remaining proceeds from the Series A Private Placement, net of fees, expenses and amounts paid to Aspen), 27,072,000 shares of Class V common stock of Stronghold Inc., and the Aspen Interest to Stronghold LLC in exchange for 10,368,000 preferred units of Stronghold LLC. Stronghold LLC immediately thereafter distributed the 27,072,000 shares of Class V common stock to Q Power. In addition, effective as of April 1, 2021, Stronghold Inc. acquired 14,400 Stronghold LLC Units held by Q Power (along with an equal number of shares of Class V common stock) in exchange for 14,400 newly issued shares of Class A common stock.
As a result of the Reorganization, the acquisition of the Aspen Interest and the acquisition of Stronghold LLC Units by Stronghold Inc. discussed above, (a) Q Power acquired and retained 27,057,600 Stronghold LLC Units, 14,400 shares of Class A common stock of Stronghold Inc. and 27,057,600 shares of Class V common stock of Stronghold Inc., effectively giving Q Power approximately 69% of the voting power of Stronghold Inc. and approximately 69% of the economic interest in Stronghold LLC, (b) Stronghold Inc. acquired 10,368,000 preferred units of Stronghold LLC and 14,400 Stronghold LLC Units, effectively giving Stronghold Inc. approximately 31% of the economic interest in Stronghold LLC, (c) Stronghold Inc. became the sole managing member of Stronghold LLC and is responsible for all operational, management and administrative decisions relating to Stronghold LLC’s business and consolidates financial results of Stronghold LLC and its subsidiaries,

(d) Stronghold Inc. became a holding company whose only material asset consists of membership interests in Stronghold LLC, and (e) Stronghold LLC directly or indirectly owns all of the outstanding equity interests in the subsidiaries through which it operates the Company's assets, including Scrubgrass and SDM.
On May 14, 2021, the Company completed a private placement of shares of the Company’s Series B Convertible Redeemable Preferred Stock of Stronghold Inc. (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”) (the “Series B Private Placement” and, together with the Series A Private Placement, the “Private Placements”). The terms of the Series B Preferred Stock are substantially similar to the Series A Preferred Stock, except for differences in the stated value of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or certain deemed liquidation events. In connection with the Series B Private Placement, the Company sold 1,817,035 shares of its Series B Preferred Stock for an aggregate purchase price of $20.0 million. In connection with the Series B Private Placement, the Company incurred approximately $1.6 million in fees and expenses and $148,575 in issuance costs for warrants issued as part of the Series B Private Placement.
Pursuant to the terms of the Preferred Stock, on (i) the date that a registration statement registering the shares of Class A common stock issuable upon the conversion of the Preferred Stock is declared effective by the U.S. Securities and Exchange Commission (the “SEC”) or (ii) the date on which a “Significant Transaction Event” occurs, as defined in the Company's amended and restated certificate of incorporation, such shares of Preferred Stock automatically convert into shares of Class A common stock of Stronghold Inc. on a one-to-one basis, subject to certain adjustments as set forth in the Charter. Correspondingly, pursuant to the Fourth Amended and Restated Limited Liability Company Agreement of Stronghold LLC, as amended from time to time (the “Stronghold LLC Agreement”), preferred units in Stronghold LLC automatically convert into Stronghold LLC Units on a one-to-one basis under like circumstances (subject to corresponding adjustments). On October 20, 2021, the registration statement registering the shares of Class A common stock issuable upon conversion of the Preferred Stock was declared effective by the SEC, and all of the outstanding shares of Preferred Stock converted into shares of Class A common stock at that time. Correspondingly, all of the preferred units in Stronghold LLC converted into Stronghold LLC Units.
On June 29, 2021, Stronghold LLC formed Stronghold Digital Mining Equipment, LLC (“Equipment LLC”).
Prior to the Reorganization
Prior to the Reorganization date of April 1, 2021, Scrubgrass existed as a Delaware limited partnership formed on December 1, 1990. Q Power existed as a multi-member limited liability company and indirectly held limited and general partner interests of Scrubgrass. Additionally, Aspen, a wholly owned subsidiary of Olympus Power, LLC (together with its affiliates “Olympus”), was a limited partner of Scrubgrass.
Scrubgrass had two subsidiaries: Clearfield Properties, Inc. (“Clearfield”), which was formed for the purpose of purchasing a 175-acre site in Clearfield County, Pennsylvania, and acquiring access to certain waste coal material; and Leesburg Properties, Inc. (“Leesburg”), which was formed for the purpose of acquiring access rights to certain waste coal sites. Leesburg was a dormant entity as of September 30, 2022, and December 31, 2021.
Pursuant to an equity Assignment and Assumption agreement dated September 24, 2020, Q Power assigned a 50% member interest to a second individual. As a result, two individuals were the sole members of Q Power. Stronghold Power was established on February 12, 2020, as a Delaware limited liability company and is 100% owned by Q Power. Stronghold Power was created to pursue opportunities involving cryptocurrency mining and to provide hosting services for third-party miners.
Scrubgrass and Stronghold Power were under common control prior to the Reorganization date of April 1, 2021 and are included in the consolidated results reported as of December 31, 2021, and for the nine months ended September 30, 2022.
NOTE 2 – NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES
In most instances, Stronghold Inc. and its subsidiaries will collectively be referred to as the “Company” if a discussion applies to all. Where it may not apply to all, then each company, described as itself, will be specifically noted.

Nature of Operations
The Company operates as a qualifying cogeneration facility (“Facility”) under the provisions of the Public Utilities Regulatory Policies Act of 1978 and sells its electricity into the PJM Interconnection LLC (“PJM”) Merchant Market under an Energy Management Agreement (“EMA”) with Direct Energy Business Marketing, LLC (“DEBM”) effective February 1, 2015. The Company’s primary fuel source is waste coal which is provided by various third parties. Waste coal credits are earned by the Company by generating electricity utilizing coal refuse.
Under the EMA, which was entered into as of January 23, 2015, DEBM agreed to act as the exclusive provider of services for the benefit of the Company related to interfacing with PJM, including handling daily operations of the facility, daily marketing and managing of a certain electric generating facility located in Kennerdell, Pennsylvania, energy management, capacity management and providing market and system information. The term of the agreement was renewed through December 31, 2024, with three additional automatic renewal terms that now extends through December 31, 2027. DEBM was paid a monthly fee of $7,500 in satisfaction of its performance obligation during the term. The total revenue recognized under the EMA is 100% of the reported energy revenue and the total transaction price for the performance obligations varies depending upon market conditions and demand, such as usage and available capacities.
The Company is also a vertically integrated digital currency mining business. The Company buys and maintains a fleet of Bitcoin mining equipment and the required infrastructure, it also provides power to third party Bitcoin miners under favorable Power Purchase Agreement agreements, and it sells energy as a merchant power producer and receives capacity payments from PJM for making its energy available to the grid. The Bitcoin mining operations are in their early stages, and digital currencies and energy pricing mining economics are volatile and subject to uncertainty. The Company’s current strategy will continue to expose it to the numerous risks and volatility associated with the digital mining and power generation sectors, including fluctuating Bitcoin-to-U.S.-Dollar prices, the costs and availability of miners, the number of market participants mining Bitcoin, the availability of other power generation facilities to expand operations and regulatory changes.
Basis of Presentation
The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements and should be read in conjunction with the annual financial statements. These financial statements reflect the consolidated accounts of the Company and wholly owned subsidiaries.
In addition, certain reclassifications of amounts previously reported have been made to the accompanying consolidated financial statements in order to conform to current presentation.
Additionally, since there are no differences between net income and comprehensive income, all references to comprehensive income have been excluded from the condensed consolidated financial statements.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and cash equivalents
Cash and cash equivalents consist of short-term, highly liquid investments with original maturities of three months or less. The Company maintains its cash in non-interest bearing accounts that are insured by the Federal Deposit Insurance Company up to $250,000. The Company’s deposits may, from time to time, exceed the $250,000 limit; however, management believes that there is no unusual risk present, as the Company places its cash with financial institutions which management considers being of high quality.
As of September 30, 2022, cash and cash equivalents includes $400,000 of restricted cash which represents a continuous bond in place to mitigate fees charged by customs brokerage companies associated with importing miners.

Digital Currencies
Digital currencies are included in current assets in the reported balance sheets. Digital currencies are recorded at cost less any impairment. Currently Bitcoin constitutes the only cryptocurrency the Company mines or holds in material amounts.
An intangible asset with an indefinite useful life is not amortized but assessed for impairment quarterly as well as annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted. The Company accounts for its gains or losses in accordance with the first-in, first-out method of accounting.
The Company performed an impairment test on its digital currencies, and $465,651 and $8,176,868 are recognized as expenses for the three and nine months ended September 30, 2022, and $91,040 and $466,286 are recognized as expenses for the three and nine months ended September 30, 2021, respectively.
The following table presents the activities of the digital currencies for the nine months ended September 30, 2022, and the year ended December 31, 2021:
	September 30, 2022	December 31, 2021
	(unaudited)
Digital currencies at beginning of period	$10,417,865	$228,087
Additions of digital currencies	50,715,424	12,494,581
Realized gain (loss) on sale of digital currencies	936,506	149,858
Impairments	(8,176,868)	(1,870,274)
Proceeds from sale of digital currencies	(47,146,328)	(584,387)
Collateral sold to close derivative	(4,559,895)	—
Digital currencies at end of period	$2,186,704	$10,417,865
On December 15, 2021, the Company entered into a Variable Prepaid Forward Sales Contract Derivative with NYDIG Derivatives Trading LLC (“NYDIG Trading”) providing for the sale of 250 Bitcoin (the “Sold Bitcoin”) at a floor price of $28,000 per Bitcoin (the “Forward Sale”). Pursuant to the Forward Sale, NYDIG Trading paid the Company an amount equal to the floor price per Bitcoin (the “Initial Sale Price”) on December 16, 2021. On September 24, 2022, the Sold Bitcoin was sold to NYDIG Trading at a price equal to the market price for Bitcoin on September 23, 2022, less the Initial Sale Price, subject to a capped final sale price of $85,500 per Bitcoin. The Company advanced $7,000,000 and, in return, was required to pledge 250 Bitcoin as collateral. In March 2022, an additional $970,000 was received by the Company in a transaction that lowered the capped final sale price to $50,000 per Bitcoin from $85,500 per Bitcoin.
As of September 30, 2022, the Company held an aggregate amount of digital currencies that comprised restricted and unrestricted Bitcoin of $2,186,704. Of that amount, $0 and $2,186,704 was restricted and unrestricted, respectively. On July 27, 2022, the Company exited the Variable Prepaid Forward Sales Contract Derivative with NYDIG Trading. As a result of the July transaction, the Company delivered the restricted digital assets previously pledged as collateral to NYDIG Trading. In return, the Company received $220,000 of cash and was relieved of its derivative liability.
Accounts Receivable
Accounts receivable are stated at the amount management expects to collect from balances outstanding at year end. An allowance for doubtful accounts is provided when necessary and is based upon management’s evaluation of outstanding accounts receivable at year end. The potential risk is limited to the amount recorded in the financial statements. No further allowance was considered necessary as of September 30, 2022, and December 31, 2021.

Inventory
Waste coal, fuel oil and limestone are valued at the lower of average cost or net realizable value and includes all related transportation and handling costs. The Company performs periodic assessments to determine the existence of obsolete, slow-moving, and unusable inventory and records necessary provisions to reduce such inventories to net realizable value. Spare parts inventory is expensed when purchased.
Derivative Contracts
In accordance with guidance on accounting for derivative instruments and hedging activities all derivatives should be recognized at fair value. Derivatives or any portion thereof, that are not designated as, and effective as, hedges must be adjusted to fair value through earnings. Derivative contracts are classified as either assets or liabilities on the accompanying combined balance sheets. Certain contracts that require physical delivery may qualify for and be designated as normal purchases/normal sales. Such contracts are accounted for on an accrual basis.
The Company uses derivative instruments to mitigate its exposure to various energy commodity market risks. The Company does not enter into any derivative contracts or similar arrangements for speculative or trading purposes. The Company will, at times, sell its forward unhedged electricity capacity to stabilize its future operating margins. As of September 30, 2022, and December 31, 2021, there are no open energy commodity derivatives outstanding.
The Company also uses derivative instruments to mitigate the risks of Bitcoin market pricing volatility. The Company entered into a variable prepaid forward sale contract that mitigates Bitcoin market pricing volatility risks between a low and high collar of Bitcoin market prices during the contract term. The contract meets the definition of a derivative transaction pursuant to guidance under ASC 815 and is considered a compound derivative instrument which is required to be presented at fair value subject to remeasurement each reporting period. The changes in fair value are recorded as changes in fair value of forward sale derivative as part of earnings. Refer to Note 26 – Variable Prepaid Forward Sales Contract Derivative. On July 27, 2022, the Company exited the Variable Prepaid Forward Sales Contract Derivative with NYDIG Trading. As a result of the July transaction, the Company delivered the restricted digital assets previously pledged as collateral to NYDIG Trading. In return, the Company received $220,000 of cash and was relieved of its derivative liability.
Fair Value Measurements
The Company measures at fair value certain of its financial and non-financial assets and liabilities by using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price, based on the highest and best use of the asset or liability. The levels of the fair value hierarchy are:
Level 1: Observable inputs such as quoted market prices in active markets for identical assets or liabilities;
Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data; and
Level 3: Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.
A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. As of September 30, 2022, the Company’s redeemable preferred warrants are recorded at fair value. Refer to Note 14 – Stock Issued Under Master Financing Agreements and Warrants.
Property, Plant and Equipment
Property, plant and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance and repairs are charged to expense as incurred. The Company records all assets associated with the cryptocurrency hosting operations at cost. These assets comprise storage trailers and the related electrical components. When property, plant and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the remaining estimated useful lives (“EUL”) of the related assets using the straight-line method.

The Company’s depreciation is based on its Facility being considered a single property unit. Certain components of the Facility may require replacement or overhaul several times over its estimated life. Costs associated with overhauls are recorded as an expense in the period incurred. However, in instances where a replacement of a Facility component is significant and the Company can reasonably estimate the original cost of the component being replaced, the Company will write off the replaced component and capitalize the cost of the replacement. The component will be depreciated over the lesser of the EUL of the component or the remaining useful life of the Facility.
The Company reviews the carrying value of property, plant and equipment for impairment whenever events and circumstances indicate that the carrying value of property, plant and equipment may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of property, plant and equipment. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property, plant and equipment is used, and the effects of obsolescence, demand, competition, and other economic factors.
Bitcoin Mining Rigs
During the quarter ended June 30, 2022, Management reassessed the basis of depreciation of the Company's Bitcoin mining rigs, which resulted in changes in the expected useful life from a two-year period to a three-year period, effective April 1, 2022. The result was a change in estimate and has been applied prospectively.
The rate at which the Company generates digital assets and, therefore, consumes the economic benefits of its Bitcoin miners, is influenced by a number of factors including the following:
1.	The complexity of the Bitcoin blockchain transaction verification process which is driven by the algorithms contained within the Bitcoin open source software;
2.	The general availability of appropriate computer processing capacity on a global basis (commonly referred to in the industry as hashing capacity which is measured in Petahash units (“PH/s”)); and
3.
Technological obsolescence reflecting rapid development in the Bitcoin mining industry such that more recently developed hardware is more economically efficient to run in terms of digital assets generated as a function of operating costs, primarily power costs, (i.e., the speed of hardware evolution in the industry is such that later hardware models generally have faster processing capacity combined with lower operating costs and a lower cost of purchase).

The Company operates in an emerging industry for which limited data is available to make estimates of the useful economic lives of specialized equipment. During the second quarter of 2022, management completed an analysis of the operational life of its Bitcoin mining rigs and determined that its oldest Bitcoin miners are operating for longer than three years. Based on the data and this analysis, management has determined that three years best reflects the current expected useful life of its Bitcoin miners. This assessment takes into consideration the availability of historical data and management’s expectations regarding the direction of the industry including potential changes in technology. Management will review this estimate annually and will revise such estimate as and when data becomes available.
To the extent that any of the assumptions underlying management’s estimate of useful life of its Bitcoin miners are subject to revision in a future reporting period, either as a result of changes in circumstances or through the availability of greater quantities of data, then the estimated useful life could change and have a prospective impact on depreciation expense and the carrying amounts of these assets.
Asset Retirement Obligations
Asset retirement obligations, including those conditioned on future events, are recorded at fair value in the period in which they are incurred, if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset in the same period. In each subsequent period, the liability is accreted to its present value, and the capitalized cost is depreciated over the EUL of the long-lived asset. If the asset retirement obligation is settled for other than the carrying amount of the liability, the Company recognizes a gain or loss on settlement. The Company’s asset retirement obligation represents the cost the Company would incur to perform environmental clean-up or dismantle certain portions of the Facility.

Revenue Recognition
The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of this revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:
1.	Step 1: Identify the contract with the customer.
2.	Step 2: Identify the performance obligations in the contract.
3.	Step 3: Determine the transaction price.
4.	Step 4: Allocate the transaction price to the performance obligations in the contract.
5.	Step 5: Recognize revenue when the Company satisfies a performance obligation.
In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets the definition of a “distinct” good or service (or bundle of goods or services) per ASC 606 if both of the following criteria are met: the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).
If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.
The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both.
When determining the transaction price, an entity must consider the effects of all of the following:
•	Variable consideration;
•	Constraining estimates of variable consideration;
•	The existence of a significant financing component in the contract;
•	Noncash consideration; and
•	Consideration payable to a customer.
Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate. There were no revenue streams with variable consideration during the nine months ended September 30, 2022, and 2021.
There is currently no specific definitive guidance under GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the Financial Accounting Standards Board (the “FASB”), the Company may be required to change its policies, which could have an effect on the Company's consolidated financial position and results from operations.
The Company has determined that the cryptocurrency awarded through its Bitcoin mining operations are part of its regular, ongoing activities. Accordingly, they are treated as a current asset and accounted for as cash flow from operating activities due to the fact that it has been selling cryptocurrency on a regular basis in order to fund its operations. As such, any changes in the balance of the current asset account, including those resulting from mining revenue, sales of Bitcoin and any associated gains and losses, and impairments, should be accounted for as cash flows from operating activities as opposed to cash flows from investing activities, where sales of Bitcoin had appeared previously.

Fair value of the digital asset award received is determined using the quoted price of the related cryptocurrency at the time of receipt.
The Company's policies with respect to its revenue streams are detailed below.
Energy Revenue
The Company operates as a market participant through PJM Interconnection, a Regional Transmission Organization (“RTO”) that coordinates the movement of wholesale electricity. The Company sells energy in the wholesale generation market in the PJM RTO. Energy revenues are delivered as a series of distinct units that are substantially the same and that have the same pattern of transfer to the customer over time and, therefore, are accounted for as a distinct performance obligation. The transaction price is based on pricing published in the day ahead market which constitutes the stand-alone selling price.
Energy revenue is recognized over time as energy volumes are generated and delivered to the RTO (which is contemporaneous with generation), using the output method for measuring progress of satisfaction of the performance obligation. The Company applies the invoice practical expedient in recognizing energy revenue. Under the invoice practical expedient, energy revenue is recognized based on the invoiced amount which is considered equal to the value provided to the customer for the performance obligation completed to date.
Reactive energy power is provided to maintain a continuous voltage level. Revenue from reactive power is recognized ratably over time as the Company stands ready to provide it if called upon by the PJM RTO.
Capacity Revenue
The Company provides capacity to a customer through participation in capacity auctions held by the PJM RTO. Capacity revenues are a series of distinct performance obligations that are substantially the same and that have the same pattern of transfer to the customer over time and, therefore, are accounted for as a distinct performance obligation. The transaction price for capacity is market-based and constitutes the stand-alone selling price. As capacity represents the Company's stand-ready obligation, capacity revenue is recognized as the performance obligation is satisfied ratably over time, on a monthly basis, since the Company stands ready equally throughout the period to deliver power to the PJM RTO if called upon. The Company applies the invoice practical expedient in recognizing capacity revenue. Under the invoice practical expedient, capacity revenue is recognized based on the invoiced amount which is considered equal to the value provided to the customer for the performance obligation completed to date. Penalties may be assessed by the PJM RTO against generation facilities if the facility is not available during the capacity period. The penalties assessed by the PJM RTO, if any, are recorded as a reduction to capacity revenue when incurred.
Bitcoin Mining
The Company has entered into digital asset mining pools by executing contracts, as amended from time to time, with the mining pool operators to provide computing power to the mining pool. The contracts are terminable at any time by either party, and the Company's enforceable right to compensation only begins when the Company provides computing power to the mining pool operator. In exchange for providing computing power, the Company is entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less digital asset transaction fees to the mining pool operator which are recorded as reduction to cryptocurrency mining revenues) for successfully adding a block to the blockchain. The terms of the agreement provide that neither party can dispute settlement terms after thirty-five days following settlement. The Company's fractional share is based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm.
Providing cryptocurrency mining computing power is an output of the Company's ordinary business activities. The provision of providing such computing power is the only performance obligation in the Company's contracts with mining pool operators. The transaction consideration the Company receives, if any, is noncash consideration, which the Company measures at fair value on the date received, which is not materially different than the fair value at contract inception or the time the Company earned the award from the pools. The consideration is not variable. Because it is not probable that a significant reversal of cumulative revenue will not occur, the consideration is constrained until the mining pool operator successfully places a block (by being the first to solve an algorithm) and the Company receives confirmation of the consideration it will receive, at which time revenue is recognized. There is no significant financing component in these transactions.

Fair value of the cryptocurrency award received is determined using the quoted price of the related cryptocurrency at the time of receipt. There is currently no specific definitive guidance under GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, the Company may be required to change its policies, which could have an effect on the Company's consolidated financial position and results from operations.
Mining Hosting
The Company has entered into customer hosting contracts whereby the Company provides electrical power to cryptocurrency mining customers, and the customers pay a stated amount per megawatt hour (“MWh”) (“Contract Capacity”). This amount is paid monthly in advance. Amounts used in excess of the Contract Capacity are billed based upon calculated formulas as contained in the contracts. If any shortfalls occur due to outages, make-whole payment provisions contained in the contracts are used to offset the billings to the customer, which prevent them from cryptocurrency mining. Advanced payments and customer deposits are reflected as contract liabilities.
Waste Coal Credits
Waste coal credits are issued by the Commonwealth of Pennsylvania. Facilities that generate electricity by using coal refuse for power generation, control acid gases for emission control, and use the ash produced to reclaim mining-affected sites are eligible for such credits. Income related to these credits is recorded upon cash receipt and within other income.
Renewable Energy Credits (“RECs”)
The Company uses coal refuse, which is classified as a Tier II Alternative Energy Source under Pennsylvania law, to produce energy to sell to the open market (“the grid”). A third party acts as the benefactor, on behalf of the Company, in the open market and is invoiced as RECs are realized. These credits are recognized as a contra-expense to offset the fuel costs to produce this refuse. This is per GAAP guidance that these costs held in inventory to then produce the energy to qualify for the credits are a compliance cost and should offset operating costs when expensed. Refer to Note 18 – Renewable Energy Credits.
Stock-Based Compensation
For equity-classified awards, compensation expense is recognized over the requisite service period based on the computed fair value on the grant date of the award. Equity classified awards include the issuance of stock options, restricted stock units (“RSUs”) and performance share units (“PSUs”).
Notes Payable
The Company records notes payable net of any discounts or premiums. Discounts and premiums are amortized as interest expense or income over the life of the note in such a way as to result in a constant rate of interest when applied to the amount outstanding at the beginning of any given period.
Warrant Liabilities
The Company records warrant liabilities at their fair value as of the balance sheet date and recognizes changes in the balances, over the comparative periods of either the issuance date or the last reporting date, as part of changes in fair value of warrant liabilities expense.
Segments
Accounting guidance establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires enterprises to report selected information about operating segments in financial reports issued to stockholders. The Company has reorganized into two operating segments, which consist of Energy Operations and Cryptocurrency Operations. See Note 12 – Segment Reporting.
Redeemable Common Stock
Redeemable Preferred Stock
The Preferred Stock is reported as a mezzanine obligation between liabilities and stockholders’ equity due to certain redemption features being outside the control of the Company. See Note 15 – Redeemable Common Stock.

Class V Common Stock
The Class V common stock shares (as described in Note 15 – Redeemable Common Stock) is reported as a mezzanine obligation between liabilities and stockholders’ equity due to certain redemption features being outside the control of the Company.
The Company accounts for the 56.1% interest represented by the Class V common stock as mezzanine equity as a result of certain redemption rights held by the holders thereof as discussed in Note 15 – Redeemable Common Stock. As such, the Company adjusts mezzanine equity to its maximum redemption amount at the balance sheet date, if higher than the carrying amount. The redemption amount is based on a third-party valuation methodology of the Company’s Class A common stock at the end of the reporting period. Changes in the redemption value are recognized immediately as they occur, as if the end of the reporting period was also the redemption date for the instrument, with an offsetting entry to accumulated deficits.
For each share of Class V common stock outstanding, there is a corresponding outstanding Class A common unit of Stronghold LLC. The redemption of any share of Class V common stock would be accompanied by a concurrent redemption of the corresponding Class A common unit of Stronghold LLC, such that both the share of Class V common stock and the corresponding Class A common unit of Stronghold LLC are redeemed as a combined unit in exchange for either a single share of Class A common stock or cash of equivalent value based on the fair market value of the Class A common stock at the time of the redemption. For accounting purposes, the value of the Class A common units of Stronghold LLC is attributed to the corresponding shares of Class V common stock on the September 30, 2022, condensed consolidated balance sheet.
Loss per share
Basic net (loss) income per share (“EPS”) of common stock is computed by dividing net loss by the weighted average number of shares of common stock outstanding or shares subject to exercise for a nominal value during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.
Since the Company has incurred a loss for the period ended September 30, 2022, basic and diluted net loss per share is the same. As of December 31, 2021, there were no potential dilutive securities outstanding. See Note 17 – Earnings (Loss) Per Share.
Income Taxes
Reorganization
Upon completion of the Reorganization, the Company is organized as an “Up-C” structure in which substantially all of the assets and business of the consolidated Company are held by Stronghold Inc. through its subsidiaries, and the Company’s direct assets largely consist of cash and investments in subsidiaries. For income tax purposes, the portion of the Company’s earnings allocable to Stronghold Inc. is subject to corporate level tax rates at the federal and state levels. Therefore, the income taxes recorded prior to the Reorganization are not representative of the income taxes after the Reorganization.
Stronghold Inc. and its indirectly owned corporate subsidiaries, Clearfield and Leesburg, account for income taxes under the asset and liability method, in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable. Based on the Company’s evaluation and application of ASC Topic 740, Income Taxes (“ASC 740”), the Company has determined that the utilization of the deferred tax assets is not more likely than not, and therefore the Company has recorded a valuation allowance against the net deferred tax assets of the Company as well as Clearfield and Leesburg. Factors contributing to this assessment are the Company’s cumulative and current losses, as well as the evaluation of other sources of income as outlined in ASC 740. The Company continues to evaluate the likelihood of the utilization of deferred tax assets, and while the valuation allowance remains in place, we expect to record no deferred income tax expense or benefit.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. Based on the Company's evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company's consolidated financial statements. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in material changes to its financial position.
Certain of Stronghold Inc.’s subsidiaries are structured as flow-through entities; and therefore, the taxable income or loss of such subsidiaries is included in the income tax returns of the partners, including Stronghold Inc. Application of ASC 740 to these entities results in no recognition of federal or state income taxes at the entity level. The portion of such subsidiaries activities that are allocable to the Company will increase the Company’s taxable income or loss and be accounted for under ASC 740 at the Company.
Prior to the Reorganization
Scrubgrass and Stronghold were structured as a limited partnership and limited liability company, respectively; therefore the taxable income or loss of the Company is included in the income tax returns of the individual partners. Accordingly, no recognition has been given to federal or state income taxes in the accompanying financial statements.
Two of Scrubgrass' subsidiaries, Clearfield and Leesburg, are corporations for federal and state income tax purposes. Income taxes attributable to Clearfield and Leesburg are provided based on the asset and liability method of accounting pursuant to the Income Taxes Topic of FASB ASC 740. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all, of the deferred tax asset will not be realized. Clearfield and Leesburg have not recorded any temporary differences resulting in either a deferred tax asset or liability as of September 30, 2022, or December 31, 2021.
Recently Issued Accounting Standards
In February 2016, the FASB issued ASU 2016-02, Leases (“Topic 842”), which supersedes ASC Topic 840, Leases. Topic 842 requires lessees to recognize a lease liability and a lease asset on its balance sheet for all leases, including operating leases, with a term greater than 12 months. Topic 842 also expands the required quantitative and qualitative disclosures surrounding leases. The new guidance will be applied using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In November 2020, the FASB deferred the effective date for implementation of Topic 842 by one year and, in June 2020, the FASB deferred the effective date by an additional year. Topic 842 became effective for the Company on January 1, 2022, and will be presented in its annual report on Form 10-K for the year ending December 31, 2022.
The Company is currently in the process of finalizing the effects that the adoption of Topic 842 will have on its consolidated financial statements. The Company anticipates that the new guidance will impact the Company’s consolidated balance sheet to recognize a right of use asset and lease liabilities for all of the Company's operating leases. Topic 842 provides a number of optional practical expedients in transition. The Company expects to elect the package of practical expedients, which permits the Company not to reassess, under the new guidance, our prior conclusions about lease identification, lease classification and initial direct costs. The Company does not expect Topic 842 to have a material impact on its financial position, results of operations or cash flows.
In May 2021, the FASB issued ASU 2021-04, Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options, to clarify the accounting for modifications or exchanges of equity-classified warrants. This ASU became effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The FASB issued ASU 2021-04 to establish a principles-based recognition framework according to the substance of the modification transaction. The framework applies to freestanding written call options, such as warrants, that were and remain equity-classified by the issuer after the modification and are not in the scope of other guidance. For example, the framework does not apply to warrants that are modified to compensate for goods or services within the scope of Topic 718. The framework applies regardless of whether the modification is through an amendment to the existing terms or issuance of a replacement warrant. Accordingly, the provisions introduced under ASU 2021-04 are applicable to the Company during the year ending December 31, 2022, and specifically to the amended May 2022 Warrants.
NOTE 3 – INVENTORIES
Inventories consist of the following components as of:
	September 30, 2022	December 31, 2021
Waste coal	$3,101,726	$3,238,383
Fuel oil	147,550	94,913
Limestone	67,440	38,958
TOTALS	$3,316,716	$3,372,254
NOTE 4 – EQUIPMENT DEPOSITS AND MINER SALES
Equipment deposits are contractual agreements with five vendors to deliver and install miners at future dates. The following details the vendors, miner models, miner counts, and expected delivery months. The Company is contractually committed to take future deliveries, and portions of the equipment are collateralized against the WhiteHawk Promissory Note (as defined below) as disclosed in Note 6 – Long-Term Debt. With the exception of Cryptech Solutions (“Cryptech”), where there is an installment payment plan, all unpaid deposits will be made on the last month referenced in the timeframe below. The delivery timeframe for the 2,400 Cryptech miners will be in equal installments of 200 per month for 12 months starting in November 2021. Deliveries for the other vendors vary within the referenced timeframes.
In March 2022, the Company evaluated the MinerVa Semiconductor Corp (“MinerVa”) equipment deposits for impairment under the provisions of ASC 360, Property, Plant and Equipment. As a result of the evaluation, the Company determined an indicator for impairment was present under ASC 360-10-35-21. The Company undertook a test for recoverability under ASC 360-10-35-29 and a further fair value analysis in accordance with ASC 820, Fair Value Measurement. The difference between the fair value of the MinerVa equipment deposits and the carrying value resulted in the Company recording an impairment charge of $12,228,742 in the first quarter of 2022, as shown in the table below. Upon further evaluation as of June 30, 2022, and September 30, 2022, no additional impairment charges were recorded in the second and third quarters of 2022.
The following table details the total equipment deposits of $24,385,876 as of September 30, 2022:
Vendor	Model	Count	Delivery Timeframe	Total Commitments	Unpaid[A]	Transferred to PP&E[B]	Impairment	Sold	Equipment Deposits
MinerVa[C]	MinerVA	15,000	Oct '21 - TBD	$68,887,550	—	$(26,664,993)	$(12,228,742)	$(8,701,199)	$21,292,616
Cryptech	Bitmain	2,400	Nov '21 - Oct '22	12,656,835	—	(9,563,575)	—	—	3,093,260
Northern Data	MicroBT	9,900	Oct '21 - Jan '22	22,061,852	—	(22,061,852)	—	—	—
Bitmain Technologies Limited	Antminer S19j Pro	10,200	Apr '22 - Dec '22	60,814,500	(4,218,000)	(23,951,500)	—	(32,645,000)	—
Bitmain Technologies Limited[D]	Antminer S19 XP	1,800	Jul '22 - Dec '22	19,530,000	—	—	—	(19,530,000)	—
Northern Data PA, LLC	WhatsMiners	4,280	Jan '22 - June '22	11,340,374	—	(11,340,374)	—	—	—
Totals		43,580		$195,291,111	$(4,218,000)	$(93,582,294)	$(12,228,742)	$(60,876,199)	$24,385,876
[A]	Future commitments still owed to each vendor. Refer to Note 8 – Contingencies and Commitments for further details.
[B]	Miners that are delivered and physically placed in service are transferred to a fixed asset account at the respective unit price as defined in the agreement.
[C]	Refer to Note 8 – Contingencies and Commitments for a $4,499,980 refund that reduced the total commitments to $68,887,550 for this vendor.
[D]
The miner purchase contract was sold in May 2022 for $12,568,500 and a loss of $6,930,000 was recorded as a realized loss on sale of miner assets within the condensed consolidated statement of operations in the second quarter of 2022.

Miner Sales
During the second quarter of 2022, the Company entered into multiple Miner Sales Agreements with multiple buyers. The Company previously disclosed its effort to optimize its Bitcoin miner fleet and sold 3,425 miners (approximately 411 PH/s) with a historical carrying value of $21,857,028, or $50.70 per TH/s. The Company recognized a realized loss on sale of miner assets of $8,012,248 during the second quarter of 2022. These sales were justified by the Company's priorities of liquidity and improved returns over growth. The loss was recorded as a realized loss on sale of miner assets on the condensed consolidated statement of operations. The various buyers paid the Company $13,844,780 upfront and took over the remaining installment payments upon transfer of the contract, relieving the Company of the outstanding purchase obligation.
During the third quarter of 2022, the Company consensually returned approximately 26,000 Bitcoin miners (approximately 18,700 of which were plugged in and operating prior to delivery) to NYDIG and BankProv and the related debt was cancelled pursuant to the terms of the Asset Purchase Agreement. See Note 6 – Long-Term Debt for further discussion of the Asset Purchase Agreement.
NOTE 5 – PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment consist of the following as of September 30, 2022, and December 31, 2021:
	Useful Lives (Years)	September 30, 2022	December 31, 2021
Electric plant	10 - 60	$66,295,810	$66,153,985
Power transformers	8 - 30	52,293,758	7,489,472
Machinery and equipment	5 - 20	18,207,669	12,015,811
Rolling stock	5 - 7	261,000	261,000
Cryptocurrency machines and powering supplies	2 - 3	95,197,331	78,505,675
Computer hardware and software	2 - 5	17,196	56,620
Vehicles and trailers	2 - 7	598,569	155,564
Construction in progress	Not Depreciable	12,461,250	36,067,776
Asset retirement obligation	10 - 30	580,452	580,452
		245,913,035	201,286,355
Accumulated depreciation and amortization		(63,043,350)	(34,629,200)
TOTALS		$182,869,685	$166,657,155
Construction in Progress
Construction in progress consists of various projects to build out the cryptocurrency machine power infrastructure and is not depreciable until the asset is considered in service and successfully powers and runs the attached cryptocurrency machines. Completion of these projects will have various rollouts of energized transformed containers and are designed to calibrate power from the plant to the container that houses multiple cryptocurrency machines. Currently, the balance of $12,461,250 as of September 30, 2022, represents open contracts for future projects.
Depreciation and Amortization
Depreciation and amortization expense charged to operations was $12,247,245 and $37,234,126 for the three and nine months ended September 30, 2022, and $1,158,374 and $2,463,549 for the three and nine months ended September 30, 2021, respectively.

NOTE 6 – LONG-TERM DEBT
Long-term debt consists of the following as of September 30, 2022, and December 31, 2021:
	September 30, 2022	December 31, 2021
$66,076 loan, with interest at 5.55%, due July 2021.	$—	$3,054
$75,000 loan, with interest at 12.67%, due April 2021.	—	7,312
$499,520 loan, with interest at 2.49%, due December 2023.	150,089	232,337
$499,895 loan, with interest at 2.95%, due July 2023.	153,985	246,720
$212,675 loan, with interest at 6.75%, due October 2022.	—	103,857
$517,465 loan, with interest at 4.78%, due October 2024.	381,452	490,600
$431,825 loan, with interest at 7.60%, due April 2024.	142,898	204,833
$565,500 loan, with interest at 4.48%, due January 2027.	495,897	—
$523,076 financing agreement for insurance, with interest at 5.99%, due March 2023.	307,385	—
$6,900,000 financing agreement for insurance, with interest at 3.45%, due July 2022.	—	4,299,721
$40,000,000 loan, with interest at 10.00%, due June 2023.	17,639,433[A]	30,734,045
$33,750,000 loan, with interest at 10.00%, due May 2024.	20,194,118[B]	—
$10,641,362 loan, with interest at 10.00%, due June 2023.	—[C]	8,176,302
$14,077,800 loan, with interest at 10.00%, due June 2023.	—[D]	10,816,694
$5,808,816 loan, with interest at 10.00%, due April 2023.	3,571,674[E]	—
$6,814,000 loan, with interest at 10.00%, due October 2023.	4,986,747[F]	—
$17,984,000 maximum advance loan, with interest at 9.99%, due December 2023. Balance is what has been advanced as of September 30, 2022.	—[G]	10,790,400
$17,984,000 maximum advance loan, with interest at 9.99%, due December 2023. Balance is what has been advanced as of September 30, 2022.	17,052,794[H]	7,769,088
$17,984,000 maximum advance loan, with interest at 9.99%, due December 2023. Balance is what has been advanced as of September 30, 2022.	14,387,200[I]	—
$33,750,000 Convertible Note, with interest at 10.00%, due May 2024.	22,437,500[J]	—
$92,381 loan, with interest at 1.49%, due April 2026.	84,891	—
$64,136 loan, with interest at 11.85%, due May 2024.	42,986
$196,909 loan, with interest at 6.49%, due May 2024.	196,909	—
	102,225,958	73,874,963
Less current portions, deferred debt issuance costs and discounts:
Outstanding loan	90,605,752	50,099,372
Deferred debt issuance costs	2,269,467	2,854,787
Discounts from issuance of stock	—	1,042,416
Discounts from issuance of warrants	1,743,499	1,499,547
	$7,607,240	$18,378,841
[A]
The WhiteHawk Promissory Note has a term of 24 months. Refer to Note 14 – Stock Issued Under Master Financing Agreements and Warrants for further discussion. On December 31, 2021, the Company amended the WhiteHawk Financing Agreement (as defined below) (the “WhiteHawk Amendment”) to extend the final MinerVa delivery date from December 31, 2021, to April 30, 2022. Pursuant to the WhiteHawk Amendment, Equipment LLC paid an amendment fee in the amount of $250,000 to WhiteHawk Finance LLC (“WhiteHawk”). These fees are included in deferred debt issuance costs. Refer to Note 33 – Subsequent Events for disclosure of the WhiteHawk Credit Agreement (as defined below) which closed on October 27, 2022, as a result of which the WhiteHawk equipment financing was refinanced.

[B]
WhiteHawk Promissory Note agreement with a term of 24 months. Refer to Note 14 – Stock Issued Under Master Financing Agreements and Warrants for further discussion. Pursuant to the Second WhiteHawk Amendment, Equipment LLC paid an amendment fee in the amount of $275,414 and a closing fee of $500,000 to WhiteHawk. These fees are included in deferred debt issuance costs. Refer to Note 33 – Subsequent Events for disclosure of the WhiteHawk Credit Agreement which closed on October 27, 2022, as a result of which the above WhiteHawk equipment financing was refinanced.

[C]	Arctos/NYDIG Financing Agreement (as defined below) [loan #1] with a term of 24 months. This debt tranche was extinguished as of September 30, 2022, as outlined below.

[D]	Arctos/NYDIG Financing Agreement [loan #2] with a term of 24 months. This debt tranche was extinguished as of September 30, 2022, as outlined below.
[E]	Arctos/NYDIG Financing Agreement [loan #3] with a term of 15 months. Deferred debt issuance costs of $232,353 are amortized over the term of the loan using the straight-line method.
[F]	Arctos/NYDIG Financing Agreement [loan #4] with a term of 21 months. Deferred debt issuance costs of $272,560 are amortized over the term of the loan using the straight-line method.
[G]	Second NYDIG Financing Agreement (as defined below) with a term of 24 months. This debt tranche was extinguished as of September 30, 2022, as outlined below.
[H]	Second NYDIG Financing Agreement with a term of 24 months. Deferred debt issuance costs of $449,600 are amortized over the term of the loan using the straight-line method.
[I]	Second NYDIG Financing Agreement with a term of 24 months. Deferred debt issuance costs of $449,600 are amortized over the term of the loan using the straight-line method.
[J]	Convertible Note with a term of 24 months. Refer to Note 32 – Private Placements for further discussion.
On August 16, 2022, the Company, Stronghold LLC, SDM and Stronghold Digital Mining BT, LLC, a Delaware limited liability company (“Digital Mining BT” and, together with SDM, the “APA Sellers” and, together with the Company and Stronghold LLC, the “APA Seller Parties”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with NYDIG, formerly known as Arctos Credit, LLC, and The Provident Bank, a Massachusetts savings bank (“BankProv” and, together with NYDIG, “Purchasers” and each, a “Purchaser”).
Pursuant to the master equipment financing agreement entered into between SDM and Arctos Credit, LLC (“Arctos” now known as “NYDIG”) on June 25, 2021 (the “Arctos/NYDIG Financing Agreement”) and the master equipment financing agreement entered into between Digital Mining BT and NYDIG on December 15, 2021 (the “Second NYDIG Financing Agreement” and together with the Arctos/NYDIG Financing Agreement, the “NYDIG Financing Agreements”), certain miners were pledged as collateral under such agreements (and together with certain related agreements to purchase miners, the “APA Collateral”). Under the Asset Purchase Agreement, the APA Seller Parties agreed to sell, and the Purchasers (or their respective designee) agreed to purchase, the APA Collateral in a private disposition in exchange for the forgiveness, reduction and release of all principal, interest and fees owing under each of the NYDIG Agreements (collectively, the “NYDIG Debt”). The Sellers agreed to clean, service, package, ship, and deliver the APA Collateral and to bear the costs associated with such activities. Following (i) delivery of the APA Collateral to the Purchasers or their designees pursuant to a master bill of sale and (ii) a subsequent inspection period of up to 14 days (which may be extended up to seven additional days), upon acceptance of the APA Collateral, the related portion of the NYDIG Debt was to be assigned to the Sellers and cancelled pursuant to the terms of the Asset Purchase Agreement (each, a “Settlement”).
As a result of this transaction, the Company incurred a loss of $19,475,514 in the third quarter of 2022, comprising a loss on debt extinguishment of $15,316,510 and an impairment on assets held for sale of $4,159,004. As of September 30, 2022, three of the seven tranches of the NYDIG Debt were extinguished in conjunction with the sale of the associated miners and was recorded as a loss on debt extinguishment on the condensed consolidated statements of operations. The remaining four tranches of the NYDIG Debt, totaling $39,998,415 (excluding deferred debt issuance costs and discounts), were classified as current debt as of September 30, 2022, and an impairment on assets held for sale was recognized on the condensed consolidated statements of operations. The miners associated with the remaining four tranches of the NYDIG Debt were classified as assets held for sale as of September 30, 2022, on the condensed consolidated balance sheet. Subsequent to quarter end, three more tranches were extinguished on October 13, 2022, and the final tranche was extinguished on October 26, 2022.
Future scheduled maturities on the outstanding borrowings as of September 30, 2022, are as follows:
Years ending December 31:
2022 remaining(1)	$56,750,896
2023	40,484,040
2024	4,627,755
2025	222,234
2026	130,562
2027	10,471
$102,225,958
(1)	2022 includes the remaining four tranches of the NYDIG Debt, totaling $39,998,415, which were extinguished subsequent to quarter end.

NOTE 7 – CONCENTRATIONS
Credit risk is the risk of loss the Company would incur if counterparties fail to perform their contractual obligations (including accounts receivable). The Company primarily conducts business with counterparties in the cryptocurrency mining and energy industry. This concentration of counterparties may impact the Company’s overall exposure to credit risk, either positively or negatively, in that its counterparties may be similarly affected by changes in economic, regulatory or other conditions. The Company mitigates potential credit losses by dealing, where practical, with counterparties that are rated at investment grade by a major credit agency or have a history of reliable performance within the cryptocurrency mining and energy industry.
Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. Cash and cash equivalents customarily exceed federally insured limits. The Company’s significant credit risk is primarily concentrated with DEBM, which amounted to 100% of the Company’s energy revenues for the nine months ending September 30, 2022, and 2021. DEBM accounted for 85% and 100% of the Company’s accounts receivable balance as of September 30, 2022, and December 31, 2021, respectively.
For the nine months ended September 30, 2022, and 2021, the Company purchased 16% and 31%, respectively, of waste coal from two related parties. See Note 9 – Related-Party Transactions for further information.
As of September 30, 2022, the Company had entered into various Master Equipment Financing Agreements that have future delivery and installation timeframes for approximately 600 miners. There can exist a risk of not achieving the expected delivery timelines as well as the timeliness of generating guaranteed targeted terahash by each miner. However, this risk is not quantifiable at this time. See Note 8 – Contingencies and Commitments for further information.
NOTE 8 – CONTINGENCIES AND COMMITMENTS
Commitments:
Equipment Agreements
As discussed in Note 4 – Equipment Deposits and Miner Sales, the Company has entered into various equipment contracts to purchase miners. Most of these contracts require a percentage of deposits upfront and subsequent future payments to cover the contracted purchase price of the equipment. Details of each agreement are summarized below.
MinerVa Semiconductor Corp
On April 2, 2021, the Company entered into a purchase agreement (the “MinerVa Purchase Agreement”) with MinerVa for the acquisition of 15,000 of their MV7 ASIC SHA256 model cryptocurrency miner equipment (miners) with a total terahash to be delivered equal to 1.5 million terahash (total terahash). The price per miner was $4,892.50 for an aggregate purchase price of $73,387,500 to be paid in installments. The first installment equal to 60% of the purchase price, or $44,032,500, was paid on April 2, 2021, and an additional payment of 20% of the purchase price, or $14,677,500, was paid June 2, 2021. As of September 30, 2022, there were no remaining deposits owed. In December 2021, the Company extended the deadline for delivery of the MinerVa miners to April 2022. In March 2022, MinerVa was again unable to meet its delivery date and had only delivered approximately 3,200 of the 15,000 miners. As a result, an impairment totaling $12,228,742, was in the first quarter of 2022. As of September 30, 2022, MinerVa had delivered, refunded cash, or swapped into deliveries of industry-leading miners of equivalent value to approximately 9,100 of the 15,000 miners. The aggregate purchase price does not include shipping costs, which are the responsibility of the Company and shall be determined at which time the miners are ready for shipment. While the Company continues to engage in discussions with MinerVa on the delivery of the remaining miners, it does not know when the remaining miners will be delivered, if at all. On July 18, 2022, the Company provided written notice of dispute to MinerVa pursuant to the MinerVa Purchase Agreement obligating the Company and MinerVa to work together in good faith towards a resolution for a period of sixty (60) days. In accordance with the MinerVa Purchase Agreement, if no settlement has been reached after sixty (60) days, Stronghold may end discussions and declare an impasse and adhere to the dispute resolution provisions of the MinerVa Purchase Agreement. As the 60-day period has now expired, the Company is evaluating all available remedies under the MinerVa Purchase Agreement.
Cryptech Solutions
The Company entered into a hardware purchase and sales agreement with Cryptech, effective April 1, 2021. Hardware included, but was not limited to ASIC Miners, power supply units, power distribution units, and replacement fans for ASIC Miners. Total purchase price was $12,660,000 for 2,400 Bitmain S19j miners to be delivered monthly in equal quantities (200/month) from November 2021 through October 2022. All hardware must be paid for in advance before being shipped to the Company. As of September 30, 2022, approximately 600 miners were still to be delivered under this agreement.
The Company made a 30% down payment of $3,798,000 on April 1, 2021, with the remaining 70% or $8,862,000 agreed to be paid in 17 installments. As of September 30, 2022, all 17 installments totaling $8,862,000 have been paid under this agreement according to the following payment schedule.
			Remaining
		Purchase Price	$12,656,835
		April 2021 - 30%	$(3,798,000)
#	Date	After down payment	$8,858,835
1	05/01/21	$(211,000)	$8,647,835
3	06/01/21	$(211,000)	$8,436,835
4	07/01/21	$(211,000)	$8,225,835
5	08/01/21	$(211,000)	$8,014,835
6	09/01/21	$(211,000)	$7,803,835
7	10/01/21	$(738,500)	$7,065,335
8	11/01/21	$(738,500)	$6,326,835
9	12/01/21	$(738,500)	$5,588,335
10	01/01/22	$(738,500)	$4,849,835
11	02/01/22	$(738,500)	$4,111,335
12	03/01/22	$(738,500)	$3,372,835
13	04/01/22	$(738,500)	$2,634,335
14	05/01/22	$(527,500)	$2,110,000
15	06/01/22	$(527,500)	$1,582,500
16	07/01/22	$(527,500)	$1,055,000
17	08/01/22	$(527,500)	$527,500
18	09/01/22	$(527,500)	$—
On December 7, 2021, the Company entered into a Hardware Purchase and Sales Agreement with Cryptech (the “Cryptech Purchase Agreement”) to acquire 1,000 Bitmain S19a miners with a hash rate of 96 Terahash per second (“TH/s”) for a total purchase price of $8,592,000. As of September 30, 2022, all 1,000 Bitmain S19a miners had been paid for and received.
Bitmain Technologies Limited
On October 28, 2021, the Company entered into the first of two Non-Fixed Price Sales and Purchase Agreements with Bitmain Technologies Limited (“Bitmain”). The first agreement covers six batches of 2,000 miners, or 12,000 in total, arriving on a monthly basis from April through September 2022. Each batch has an assigned purchase price that totals to $75,000,000, to be paid in three installments of 25%, 35% and 40% over the six-month delivery period. On October 29, 2021, the Company made a $23,300,000 payment comprising the 25% installment payment plus 35% of the April 2022 batch of 2,000 miners that had an assigned purchase price of $13,000,000. On November 18, 2021, the Company made an additional payment of $4,550,000, representing an additional 35% of the April 2022 batch of miners. During the nine-month period ending September 30, 2022, the Company paid installments totaling $24,196,500.
On November 16, 2021, the Company entered into the second Non-Fixed Price Sales and Purchase Agreement with Bitmain. This second agreement covers six batches of 300 miners, or 1,800 in total, arriving on a monthly basis from July 2022 through December 2022. Each batch has an assigned purchase price that totals $19,350,000, to be paid in three installments of 35%, 35% and 30% of the total purchase price over the six-month delivery period. Per the second Non-Fixed Price Sales and Purchase Agreement, the Company paid the first installment payment of 35% or $6,835,000 on November 18, 2021. During the first five months of 2022, the Company paid five installments totaling $5,733,000. The second Non-Fixed Price Sales and Purchase Agreement was sold in May 2022. Refer to Note 4 – Equipment Deposits and Miner Sales.

Luxor Technology Corporation
The Company paid for three separate purchases of miners from Luxor Technology Corporation (“Luxor”). The first purchase payment was made on November 26, 2021, in the amount of $4,312,650 for 770 miners. The second and third purchase payments were made on November 29, 2021, in the amounts of $5,357,300 and $3,633,500, respectively, for an additional 750 and 500 miners. These miners were received and recorded as property, plant and equipment.
On November 30, 2021, the Company entered into a fourth purchase agreement with Luxor to acquire 400 Antminer T19 miners with a hash rate of 84 TH/s and 400 Antminer T19 miners with a hash rate of 88 TH/s for a total purchase price of $6,260,800. These miners were received and recorded as property, plant and equipment.
WhiteHawk Finance LLC
On June 30, 2021, Equipment LLC entered into an equipment financing agreement (the “WhiteHawk Financing Agreement”) with WhiteHawk whereby WhiteHawk originally agreed to lend to Equipment LLC an aggregate amount not to exceed $40.0 million to finance the purchase of certain Bitcoin miners and related equipment (the “Total Advance”). The WhiteHawk Financing Agreement originally contained terms requiring that the 15,000 miners purchased pursuant to the MinerVa Purchase Agreement be delivered on or before December 31, 2021. MinerVa did not deliver all of the miners under the MinerVa Purchase Agreement by the December 31, 2021, deadline. On December 31, 2021, Equipment LLC and WhiteHawk entered into the WhiteHawk Amendment to extend the final MinerVa delivery date from December 31, 2021, to April 30, 2022. On March 28, 2022, Equipment LLC and WhiteHawk again amended the WhiteHawk Financing Agreement (the “Second WhiteHawk Amendment”) to exchange the collateral under the WhiteHawk Financing Agreement, which removed MinerVa miners from the collateral package.
Pursuant to the Second WhiteHawk Amendment, (i) the approximately 11,700 remaining miners under the MinerVa Purchase Agreement were exchanged as collateral for additional miners received by the Company from various suppliers and (ii) WhiteHawk agreed to lend to the Company an additional amount not to exceed $25.0 million to finance certain previously purchased Bitcoin miners and related equipment (the “Second Total Advance”). Pursuant to the Second WhiteHawk Amendment, Equipment LLC paid an amendment fee in the amount of $275,414 and a closing fee with respect to the Second Total Advance of $500,000. In addition to the purchased Bitcoin miners and related equipment, Panther Creek Power Operating LLC (“Panther Creek”) and Scrubgrass each agreed to a negative pledge of the coal refuse reclamation facility with 80 MW of net electricity generation capacity located near Nesquehoning, Pennsylvania (the “Panther Creek Plant”) and a low-cost, environmentally beneficial coal refuse power generation facility that the Company has upgraded in Scrubgrass Township, Pennsylvania (the “Scrubgrass Plant”), respectively, and guaranteed the WhiteHawk Financing Agreement. Each of the negative pledge and the guaranty by Panther Creek and Scrubgrass will be released upon payment in full of the Second Total Advance, regardless of whether the Total Advance remains outstanding. In conjunction with the Second WhiteHawk Amendment, the Company issued a warrant to WhiteHawk, to purchase 125,000 shares of Class A common stock, subject to certain anti-dilution and other adjustment provisions as described in the warrant agreement, at an exercise price of $0.01 per share (the “Second WhiteHawk Warrant”). The Second WhiteHawk Warrant expires on March 28, 2032.
On October 27, 2022, the Company entered into a secured credit agreement (the “Credit Agreement”) with WhiteHawk to refinance the WhiteHawk Financing Agreement, effectively terminating the WhiteHawk Financing Agreement. The Credit Agreement consists of $35.1 million in term loans and $23.0 million in additional commitments (such additional commitments, the “Delayed Draw Facility”). Such loans under the Delayed Draw Facility were drawn on the closing date of the Credit Agreement.
The financing pursuant to the Credit Agreement (such financing, the “WhiteHawk Refinancing Agreement”) was entered into by Stronghold LLC as Borrower (the “Borrower”) and is secured by substantially all of the assets of the Company and its subsidiaries and is guaranteed by the Company and each of its material subsidiaries. The WhiteHawk Refinancing Agreement requires equal monthly amortization payments resulting in full amortization at maturity. The WhiteHawk Refinancing Agreement has customary representations, warranties and covenants including restrictions on indebtedness, liens, restricted payments and dividends, investments, asset sales and similar covenants and contains customary events of default. The WhiteHawk Refinancing Agreement contains a covenant requiring the Borrower and its subsidiaries to maintain a minimum (x) of $7.5 million of liquidity at all times, (y)

a minimum liquidity of $10 million of average daily liquidity for each calendar month (rising to $20 million beginning July 01, 2023) and (z) a maximum total leverage ratio covenant of (i) 7.5:1.0 for the quarter ending December 31, 2022, (ii) 5.0:1.0 for the quarter ending March 31, 2023, (iii) 4.0:1.0 for the quarter ending June 30, 2023, and (iv) 4.0:1.0 for each quarter ending thereafter.
The borrowings under the WhiteHawk Refinancing Agreement mature on October 26, 2025, and bear interest at a rate of either (i) the Secured Overnight Financing Rate (“SOFR”) plus 10% or (ii) a reference rate equal to the greater of (x) 3%, (y) the federal funds rate plus 0.5% and (y) the Term SOFR rate plus 1%, plus 9%. The loan under the Delayed Draw Facility was issued with 3% closing fee on the drawn amount, paid when such amount was drawn. Amounts drawn on the WhiteHawk Refinancing Agreement are subject to a prepayment premium such that the lenders thereunder achieve a 20% return on invested capital. The Company also issued a stock purchase warrant to WhiteHawk in conjunction with the closing of the WhiteHawk Refinancing Agreement, which provides for the purchase of an additional 4,000,000 shares of Class A common stock at an exercise price of $0.01 per share. Borrowings under the WhiteHawk Refinancing Agreement may also be accelerated in certain circumstances.
Contingencies:
Legal Proceedings
The Company experiences litigation in the normal course of business. Management is of the opinion that none of this litigation will have a material adverse effect on the Company’s reported financial position or results of operations.
Allegheny Mineral Corporation v. Scrubgrass Generating Company, L.P., Butler County Court of Common Pleas, No. AD 19-11039
In November 2019, Allegheny Mineral Corporation (“Allegheny Mineral”) filed suit against the Company seeking payment of approximately $1,200,000 in outstanding invoices. In response, the Company filed counterclaims against Allegheny Mineral asserting breach of contract, breach of express and implied warranties, and fraud in the amount of approximately $1,300,000. After unsuccessful mediation in August 2020, the parties again attempted to mediate the case on October 26, 2022, which led to a mutual agreement to settlement terms of a $300,000 cash payment, in part dependent upon the entry into a mutually agreeable supply agreement which remains subject to negotiation and definitive documentation. While finalization of the settlement document is ongoing, the Company expects this matter to be resolved and the outstanding litigation to be terminated in November 2022 with no material adverse effect on the Company or its operations.
PJM Notice of Breach
On November 19, 2021, Scrubgrass received a notice of breach from PJM Interconnection, LLC alleging that Scrubgrass breached Interconnection Service Agreement – No. 1795 (the “ISA”) by failing to provide advance notice to PJM Interconnection, LLC and Mid-Atlantic Interstate Transmission, LLC (“MAIT”) pursuant to ISA, Appendix 2, section 3, of modifications made to the Scrubgrass Plant. On December 16, 2021, Scrubgrass responded to the notice of breach and respectfully disagreed that the ISA had been breached. On January 7, 2022, Scrubgrass participated in an information gathering meeting with representatives from PJM regarding the notice of breach and Scrubgrass continues to work with PJM regarding the dispute, including conducting a necessary study agreement with respect to the Scrubgrass Plant. On January 20, 2022, the Company sent PJM a letter regarding the installation of a resistive computational load bank at the Panther Creek Plant. On March 1, 2022, the Company executed a necessary study agreement with respect to the Panther Creek Plant. On May 11, 2022, the Division of Investigations of the FERC Office of Enforcement (“OE”) informed the Company that the Office of Enforcement is conducting a non-public preliminary investigation concerning Scrubgrass’ compliance with various aspects of the PJM tariff. The OE requested that the Company provide certain information and documents concerning Scrubgrass’ operations by June 10, 2022. On July 13, 2022, after being granted an extension to respond by the OE, the Company submitted a formal response to the OE's request. Since the Company submitted its formal response to the OE's request, the Company has had further discussions with the OE regarding the Company's formal response. The OE's investigation regarding potential instances of non-compliance is continuing. The Company does not believe the PJM notice of breach, the Panther Creek necessary study agreement, or the preliminary investigation by the OE will have a material adverse effect on the Company’s reported financial position or results of operations, although the Company cannot predict with any certainty the outcome of these proceedings.

Winter v. Stronghold Digital Mining Inc., et al., U.S District Court for the Southern District of New York
The Company, together with certain of its key personnel and the underwriters for the Company’s initial public offering, have been named in a lawsuit filed in the U.S District Court for the Southern District of New York captioned Winter v. Stronghold Digital Mining Inc., et al., alleging that the Company’s registration statement filed in connection with its initial public offering contained false or misleading statements in violation of the federal securities laws. On August 4, 2022, co-lead plaintiffs were appointed. On October 18, 2022, the Plaintiffs filed an amended complaint making the same basic allegations as in the amended complaint. The defendants believe the allegations in the amended complaint are without merit and intend to move for dismissal of the lawsuit on December 19, 2022. The Company intends to vigorously defend itself and believes this litigation is unlikely to have a material adverse effect on the Company's financial position.
NOTE 9 – RELATED-PARTY TRANSACTIONS
Waste Coal Agreement
The Company is obligated under a Waste Coal Agreement (the “WCA”) to take minimum annual delivery of 200,000 tons of waste coal as long as there is a sufficient quantity of waste coal that meets the Average Quality Characteristics (as defined in the WCA). Under the terms of the WCA, the Company is not charged for the waste coal itself but is charged a $6.07 per ton base handling fee as it is obligated to mine, process, load, and otherwise handle the waste coal for itself and also for other customers of Coal Valley Sales, LLC (“CVS”) from the Russellton site specifically. The Company is also obligated to unload and properly dispose of ash at the Russellton site. The Company is charged a reduced handling fee of $1.00 per ton for any tons in excess of the minimum take of 200,000 tons. The Company is the designated operator at the Russellton site, and therefore, is responsible for complying with all state and federal requirements and regulations.
In December 2020, the Company notified CVS by letter that it intends to restart operations at Russellton during the first quarter of 2021. It proposed a ramp-up of tons and payments at $25,000 a month until the economics of the plant steady and return to the minimum take per the contract. Subsequent to March 31, 2021, the Company resumed the semi-monthly minimum payments of approximately $51,000 per the WCA.
The Company purchases coal from Coal Valley Properties, LLC, a single-member limited liability company which is entirely owned by one individual who has ownership in Q Power, and from CVS. CVS is a single-member limited liability company which is owned by a coal reclamation partnership of which an owner of Q Power has a direct and an indirect interest in the partnership of 16.26%.
For the three and nine months ended September 30, 2022, the Company expensed approximately $278,208 and $581,708, respectively, which is included in fuel expense on the accompanying condensed consolidated statements of operations. No amount was due to CVS as of September 30, 2022. The Company owed Coal Valley Properties, LLC approximately $134,452 as of September 30, 2022, which is included in due to related parties on the condensed consolidated balance sheet.
Fuel Service and Beneficial Use Agreement
The Company has a Fuel Service and Beneficial Use Agreement (“FBUA”) with Northampton Fuel Supply Company, Inc. (“NFS”), a wholly owned subsidiary of Olympus Power. The Company buys fuel from and sends ash to NFS, for the mutual benefit of both facilities, under the terms and rates established in the FBUA. The FBUA expires on December 31, 2023. For the three and nine months ended September 30, 2022, the Company expensed $1,304,752 and $2,225,864, respectively, which is included in fuel expense on the accompanying condensed consolidated statements of operations. The Company owed NFS approximately $282,615 as of September 30, 2022, which is included in due to related parties on the condensed consolidated balance sheet.

Fuel purchases under these agreements for the nine months ended September 30, 2022, and September 30, 2021, are as follows:
	September 30, 2022	September 30, 2021
Coal purchases:
Northampton Fuel Supply Company, Inc.	$2,225,864	$173,216
Coal Valley Sales, LLC	581,708	631,416
Total	$2,807,572	$804,632
Fuel Management Agreement
Panther Creek Fuel Services LLC
Effective August 1, 2012, the Company entered into the Fuel Management Agreement (the “Fuel Agreement”) with Panther Creek Fuel Services LLC, a wholly owned subsidiary of Olympus Services LLC which, in turn, is a wholly owned subsidiary of Olympus Power LLC. Under the Fuel Agreement, Panther Creek Fuel Services LLC provides the Company with operations and maintenance services with respect to the Facility. The Company reimburses Panther Creek Energy Services LLC for actual wages and salaries. The amount expensed for the three and nine months ended September 30, 2022, was $353,879 and $1,204,938, respectively, of which $124,904 was included in due to related parties on the condensed consolidated balance sheet as of September 30, 2022.
Scrubgrass Fuel Services, LLC
Effective February 1, 2022, the Company entered into the Fuel Management Agreement (the “Scrubgrass Fuel Agreement”) with Scrubgrass Fuel Services LLC, a wholly owned subsidiary of Olympus Services LLC, which, in turn, is a wholly owned subsidiary of Olympus Power LLC. Under the Scrubgrass Fuel Agreement, Scrubgrass Fuel Services LLC provides the Company with operations and maintenance services with respect to the Facility. The Company reimburses Scrubgrass Energy Services LLC for actual wages and salaries. The amount expensed for the three and nine months ended September 30, 2022, was $247,009 and $580,626, respectively, of which $55,754 was included in due to related parties on the condensed consolidated balance sheet as of September 30, 2022.
O&M Agreements
Olympus Power LLC
On November 2, 2021, Stronghold LLC entered into an Operations, Maintenance and Ancillary Services Agreement (the “Omnibus Services Agreement”) with Olympus Stronghold Services, LLC (“Olympus Stronghold Services”), whereby Olympus Stronghold Services provides certain operations and maintenance services to Stronghold LLC and employs certain personnel to operate the Panther Creek Plant and the Scrubgrass Plant. Stronghold LLC reimburses Olympus Stronghold Services for those costs incurred by Olympus Stronghold Services and approved by Stronghold LLC in the course of providing services under the Omnibus Services Agreement, including payroll and benefits costs and insurance costs. The material costs incurred by Olympus Stronghold Services shall be approved by Stronghold LLC. From November 2, 2021, until October 1, 2023, Stronghold LLC also agreed to pay Olympus Stronghold Services a management fee at the rate of $1,000,000 per year, payable monthly for services provided at each of the Panther Creek Plant and Scrubgrass Plant, and an additional one-time mobilization fee of $150,000 upon the effective date of the Omnibus Services Agreement, which has been deferred in 2022. The amount expensed for the three and nine months ended September 30, 2022, was $392,761 and $1,189,452, respectively, which includes the monthly management fees plus reimbursable costs incurred by Olympus Stronghold Services for payroll, benefits and insurance.
Effective October 1, 2022, Stronghold LLC will pay Olympus Stronghold Services a management fee for the Panther Creek Plant in the amount of $500,000 per year, payable monthly for services provided at the Panther Creek Plant. This is a reduction of $500,000 from the $1,000,000 per year management fee that the Company was previously scheduled to pay Olympus Stronghold Services.
Panther Creek Energy Services LLC
Effective August 2, 2021, the Company entered into the Operations and Maintenance Agreement (the “O&M Agreement”) with Panther Creek Energy Services LLC, a wholly owned subsidiary of Olympus Services LLC which, in turn, is a wholly owned subsidiary of Olympus Power LLC. Under the O&M Agreement, Panther Creek Energy

Services LLC provides the Company with operations and maintenance services with respect to the Facility. The Company reimburses Panther Creek Energy Services LLC for actual wages and salaries. The Company also agreed to pay a management fee of $175,000 per operating year, which is payable monthly, and is adjusted by the consumer price index on each anniversary date of the effective date. The amount expensed for the three and nine months ended September 30, 2022, was $886,569 and $2,911,738, respectively, of which $373,938 was included in due to related parties on the condensed consolidated balance sheet.
In connection with the equity contribution agreement effective July 9, 2021 (the “Equity Contribution Agreement”), the Company entered into the Amended and Restated Operations and Maintenance Agreement (the “Amended O&M Agreement”) with Panther Creek Energy Services LLC. Under the Amended O&M Agreement, the management fee is $250,000 for the twelve-month period following the effective date and $325,000 per year thereafter. The effective date of the Amended O&M Agreement is the closing date of the Equity Contribution Agreement.
Scrubgrass Energy Services, LLC
Effective February 1, 2022, the Company entered into the Operations and Maintenance Agreement (the “Scrubgrass O&M Agreement”) with Scrubgrass Energy Services, LLC, a wholly owned subsidiary of Olympus Services LLC which, in turn, is a wholly owned subsidiary of Olympus Power LLC. Under the Scrubgrass O&M Agreement, Scrubgrass Energy Services LLC provides the Company with operations and maintenance services with respect to the Facility. The Company reimburses Scrubgrass Energy Services LLC for actual wages and salaries. The Company also agreed to pay a management fee of $175,000 per operating year, which is payable monthly, and is adjusted by the consumer price index on each anniversary date of the effective date. The amount expensed for the three and nine months ended September 30, 2022, was $2,099,306 and $4,749,432, respectively, of which $701,770 was included in due to related parties on the condensed consolidated balance sheet.
In connection with the Equity Contribution Agreement effective July 9, 2021, the Company entered into the Amended and Restated Operations and Maintenance Agreement (the “Scrubgrass Amended O&M Agreement”) with Scrubgrass Energy Services LLC. Under the Scrubgrass Amended O&M Agreement, the management fee is $250,000 for the twelve-month period following the effective date and $325,000 per year thereafter. The effective date of the Scrubgrass Amended O&M Agreement is the closing date of the Equity Contribution Agreement.
Effective October 1, 2022, Stronghold LLC no longer pays Olympus Stronghold Services a management fee for the Scrubgrass Plant.
Management Services Agreement
On May 10, 2021, a new management and advisory agreement was entered into between Q Power and William Spence. In consideration of the consultant’s performance of the services thereunder, Q Power will pay Mr. Spence a fee at the rate of $50,000 per complete calendar month (pro-rated for partial months) that Mr. Spence provides services thereunder, payable in arrears. The previous agreement requiring monthly payments of $25,000 was terminated. Q Power will not be liable for any other payments to Mr. Spence including, but not limited to, any cost or expenses incurred by Mr. Spence in the course of performing his obligations thereunder. The Company has made total payments of $150,000 and $450,000 for the three and nine months ended September 30, 2022.
Amounts due to related parties as of September 30, 2022, and December 31, 2021, were as follows:
	September 30, 2022	December 31, 2021
Due to related parties:
Coal Valley Properties, LLC	$134,452	$134,452
Q Power LLC	500,000	500,000
Coal Valley Sales, LLC	—	202,334
Panther Creek Energy Services	373,938	94,434
Panther Creek Fuel Services	124,904	47,967
Northampton Generating Co LP	282,615	321,738
Olympus Services LLC	—	129,735
Scrubgrass Energy Services	701,770	—

	September 30, 2022	December 31, 2021
Scrubgrass Fuel Services	55,754	—
Keystone Reclamation Fuel Management LLC	38,712	—
TOTALS	$2,212,145	$1,430,660
NOTE 10 – PAYCHECK PROTECTION PROGRAM AND ECONOMIC INJURY DISASTER LOANS
On March 16, 2021, the Company received a second round Paycheck Protection Program (“PPP”) loan in the amount of $841,670 that accrues interest of 1% per year and matures on the fifth anniversary of the date of the note. In January 2021, the Company was granted relief as forgiveness for the first round PPP loan in the amount of $638,800.
On June 8, 2021, the Company repaid the Economic Injury Disaster Loan (“EIDL”) received on March 31, 2020, in the amount of $150,000.
On May 25, 2022, the Company was granted relief as forgiveness for the second round PPP loan in the amount of $841,670.
NOTE 11 – COVID-19
The full impact of the coronavirus (“COVID-19”) outbreak continues to evolve as of the date of this report. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, results of operations and liquidity. Management continues to monitor the impact of the COVID-19 on its financial condition, liquidity, operations, suppliers, industry, and workforce. Given the evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the future effects of the COVID-19 outbreak on its financial condition, results of operations or liquidity.
NOTE 12 – SEGMENT REPORTING
Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly in deciding how to allocate resources and in assessing performance. Our CEO is the primary decision-maker. The Company functions in two operating segments about which separate financial information is presented below.
Reportable segment results for the three and nine months ended September 30, 2022, and 2021, are as follows:
	Three Months Ended,		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating Revenues:
Energy Operations	$12,371,797	$3,459,466	$31,629,528	$8,262,647
Cryptocurrency Operations	12,376,974	2,560,247	50,997,751	5,643,668
Total Operating Revenues	$24,748,771	$6,019,713	$82,627,279	$13,906,315
Net Operating Income/(Loss):
Energy Operations	$(16,086,915)	$(2,121,260)	$(39,915,660)	$(5,907,066)
Cryptocurrency Operations	(23,092,642)	(1,824,772)	(67,786,643)	(1,896,152)
Net Operating Income/(Loss)	$(39,179,557)	$(3,946,032)	$(107,702,303)	$(7,803,218)
Other Income, net (a)	$(36,040,813)	$(2,333,997)	$(40,063,057)	$(1,958,776)
Net Income/(Loss)	$(75,220,370)	$(6,280,029)	$(147,765,360)	$(9,761,994)
Depreciation and Amortization:
Energy Operations	$(1,292,241)	$(149,426)	$(3,874,894)	$(430,965)
Cryptocurrency Operations	(10,955,004)	(1,008,948)	(33,359,232)	(2,032,584)
Total Depreciation and Amortization	$(12,247,245)	$(1,158,374)	$(37,234,126)	$(2,463,549)

	Three Months Ended,		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest Expense:
Energy Operations	$(15,864)	$(22,264)	$(71,933)	$(90,570)
Cryptocurrency Operations	(3,377,203)	(2,438,404)	(10,741,369)	(2,504,181)
Total Interest Expense	$(3,393,067)	$(2,460,668)	$(10,813,302)	$(2,594,751)
(a)
The Company does not allocate other income, net for segment reporting purposes. Amount is shown as a reconciling item between net operating income/(losses) and consolidated income before taxes. Refer to the condensed consolidated statements of operations for the three and nine months ended September 30, 2022, and 2021, for further details.

Assets, at September 30, 2022, by energy operations and cryptocurrency operations totaled $55,815,516 and $218,326,804, respectively. Assets at September 30, 2021, by energy operations and cryptocurrency operations, totaled $8,855,271 and $166,496,829, respectively.
	September 30, 2022			September 30, 2021
	Energy Operations	Cryptocurrency Operations	Total	Energy Operations	Cryptocurrency Operations	Total
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Cash and cash equivalents	$1,866,394	$14,857,117	$16,723,511	$583,039	$40,851,371	$41,434,410
Digital currencies	—	2,186,704	2,186,704	—	3,228,698	3,228,698
Digital currencies, restricted	—	—	—	—	—	—
Accounts receivable	438,167	336,871	775,038	256,104	52,283	308,387
Due from related parties	58,735	—	58,735	—	—	—
Prepaid insurance	490,090	490,090	980,180	139,269	139,269	278,538
Inventory	3,316,716	—	3,316,716	367,601	—	367,601
Assets held for sale	—	39,008,651	39,008,651	—	—	—
Other current assets	1,411,026	116,912	1,527,938	1,889,831	1,889,832	3,779,663
Security deposits	227,369	121,519	348,888	—	—	—
Equipment deposits	—	24,385,876	24,385,876	—	85,624,852	85,624,852
Property, plant and equipment, net	46,046,621	136,823,064	182,869,685	5,404,263	34,710,524	40,114,787
Land	1,748,439	—	1,748,439	29,919	—	29,919
Road bond	211,958	—	211,958	185,245	—	185,245
	$55,815,516	$218,326,804	$274,142,319	$8,855,271	$166,496,829	$175,352,100
NOTE 13 – STOCK-BASED COMPENSATION
Stock compensation expense was $3,377,499 and $9,123,124 for the three and nine months ended September 30, 2022, respectively, and $976,528 and $1,246,460 for the three and nine months ended September 30, 2021, respectively. There is no tax benefit related to stock compensation expense due to a full valuation allowance on the net deferred tax assets at September 30, 2022.
NOTE 14 – STOCK ISSUED UNDER MASTER FINANCING AGREEMENTS AND WARRANTS
Stock Issued as part of an Equipment Financing Agreement
Arctos Credit LLC (NYDIG)
On June 25, 2021, SDM (i.e. “the Company”) entered into a $34,481,700 Arctos/NYDIG Financing Agreement. As part of this agreement, NYDIG was issued a total of 126,274 shares of common stock of Stronghold Inc. The effective date of this issuance was as of the commencement date of the agreement. On July 2, 2021, the Company received two separate loans, against the $34,481,700, totaling $24,157,178 (net of debt issuance fees). The loans each have a maturity date of July 23, 2023, where the full outstanding principal amount of the loans is due and payable. Interest for each of the loans is set at 10% per annum. On January 31, 2022, the Company amended the master equipment financing agreement with an affiliate of NYDIG to allow for a Maximum Advance Amount of

$37,341,978. On February 1, 2022, the Company received two separate loans, against the $37,341,978, totaling $12,117,903 (net of debt issuance fees). The loans each have a maturity date of April 25, 2023, and October 25, 2023, respectively, where the full outstanding principal amount of the loans is due and payable. Interest for each of the loans is set at 10% per annum.
As of September 30, 2022, the fair value at the date of issuance (i.e., June 25, 2021) of the 126,274 common shares or $1,389,888 is presented on the condensed consolidated balance sheet as debt discounts that offset the net proceeds of the loans and amortized using the straight-line method over the terms of the loans (refer to Note 6 – Long-Term Debt for further details). For the nine months ended September 30, 2022, the Company recorded amortized costs in the amount of $347,472 related to the stock issued debt discounts. That amount is included in interest expense.
In addition, the agreement stipulates a “Standby Fee” if, prior to August 15, 2021, the Company has failed to take advances from NYDIG equal to the total agreement amount of $37,341,978. The Standby Fee is calculated as 1.75% times the remaining principal that has not been borrowed, or zero as of September 30, 2022. As a result, the Company has not paid a Standby Fee during the nine months ended September 30, 2022. That amount is included in interest expense.
Warrants
Private Placement Purchase Agreement
On May 15, 2022, we entered into a note and warrant purchase agreement (the “Purchase Agreement”), by and among the Company and the purchasers thereto (collectively, the “Purchasers”), whereby we agreed to issue and sell to the Purchasers, and the Purchasers agreed to purchase from the Company, (i) $33,750,000 aggregate principal amount of 10.00% unsecured convertible promissory notes (the “May 2022 Notes”) and (ii) warrants (the “May 2022 Warrants”) representing the right to purchase up to 6,318,000 shares of Class A Common Stock, of the Company with an exercise price per share equal to $2.50, on the terms and subject to the conditions set forth in the Purchase Agreement (collectively, the “2022 Private Placement”). The Purchase Agreement contained representations and warranties by the Company and the Purchasers that are customary for transactions of this type. The May 2022 Notes and the May 2022 Warrants were sold for aggregate consideration of $27 million.
In connection with the 2022 Private Placement, the May 2022 Warrants were issued pursuant to a Warrant Agreement, dated as of May 15, 2022 (the “Warrant Agreement”). The May 2022 Warrants are subject to mandatory cashless exercise provisions and have certain anti-dilution provisions. The May 2022 Warrants will be exercisable for a five-year period from the closing.
On August 16, 2022, the Company entered into an amendment to the note and warrant purchase agreement (the “Purchase Agreement Amendment”), by and among the Company and the Purchasers, whereby the Company agreed to amend the Purchase Agreement such that $11.25 million of the outstanding principal has been exchanged for the Purchaser's execution of an amended and restated warrant agreement pursuant to which the strike price of the 6,318,000 May 2022 Warrants was reduced from $2.50 to $0.01. After giving effect to the principal reduction and amended and restated warrants, the Company will continue to make subsequent monthly, payments to the Purchasers on the 15th day of each of November 2022, December 2022, January 2023, and February 2023. The Company may elect to pay each such payment (A) in cash or (B) in shares of Common Stock, in each case, at a 20% discount to the average of the daily VWAPs for each of the 20 consecutive trading days preceding the payment date.
WhiteHawk Finance LLC
On June 30, 2021, Equipment LLC entered into a $40,000,000 promissory note (the “WhiteHawk Promissory Note”) with WhiteHawk (the “Lender”). The note has a maturity date of June 23, 2023, where the full outstanding principal amount of the note is due and payable. Interest for the note is set at 10% per annum. On June 30, 2021, Equipment LLC also entered into a Stock Purchase Warrant agreement with the Lender, where Equipment LLC issued 181,705 warrants to purchase shares of Class A common stock of Equipment LLC to the Lender.
The warrants are exercisable by the Lender at any time during a ten-year term at $0.01 per share of common stock. The warrants are legally detachable and can separately be exercised.
The fair value for the warrants, as of the issuance date, is $1,999,396 and is recorded as equity with the offset recorded as a debt discount against the net proceeds. The proceeds of $40,000,000 are allocated to the WhiteHawk

Promissory Note and the warrants are being amortized based on the straight-line method over the twenty-four month term of the note. For the nine months ended September 30, 2022, the Company has recorded amortized debt discount, related to the warrants, in the amount of $499,849, which is included in interest expenses.
On March 28, 2022, Equipment LLC entered into a $25,000,000 promissory note (the “Second WhiteHawk Promissory Note”) with the Lender. The note has a maturity date of March 31, 2024, where the full outstanding principal amount of the note is due and payable. Interest for the note is set at 10% per annum. On March 28, 2022, Equipment LLC also entered into a Stock Purchase Warrant agreement with the Lender, where Equipment LLC issued 125,000 warrants to purchase shares of Class A common stock of Equipment LLC to the Lender.
The warrants are exercisable by the Lender at any time during a ten-year term at $0.01 per share of common stock. The warrants are legally detachable and can separately be exercised.
The fair value for the warrants, as of the issuance date, is $1,150,000 and is recorded as equity with the offset recorded as a debt discount against the net proceeds. The proceeds of $25,000,000 are allocated to the Second WhiteHawk Promissory Note and the warrants are being amortized based on the straight-line method over the twenty-four month term of the note. For the nine months ended September 30, 2022, the Company has recorded amortized debt discount, related to the warrants, in the amount of $143,750, which is included in interest expenses.
B. Riley Securities, Inc.
On each of April 1, 2021, and May 14, 2021, Stronghold Inc. entered into a warrant agreement with American Stock Transfer & Trust Company. B. Riley Securities, Inc. acted as the Company’s placement agent in connection with the Private Placements. In connection therewith, the Company issued B. Riley Securities, Inc. (i) a five-year warrant to purchase up to 97,920 shares of Series A Preferred Stock at a per share exercise price of $8.68 and (ii) a five-year warrant to purchase up to 18,170 shares of Series B Preferred Stock at a per share exercise price of $11.01. In each case the exercise price was equal to the respective private placement per share price. B. Riley Securities, Inc. and its affiliates purchased 439,200 and 91,619 shares of Series A Preferred Stock and Series B Preferred Stock, respectively, at the same private placement per share price.
The warrants contain standard limitations and representations and are exercisable for a period of five years from the date of the Private Placements. The warrants are legally detachable and separately exercisable. The accounting for warrants on redeemable shares follows the guidance in ASC 480-10-25-8 through 25-13. Those paragraphs address the classification of instruments, other than an outstanding share, that have both of the following characteristics:
•	The instrument embodies an obligation to repurchase the issuer’s equity shares, or is indexed to such an obligation.
•	The instrument requires or may require the issuer to settle the obligation by transferring assets.
As of October 22, 2021 (the closing date of the initial public offering of shares of Class A common stock), the purchase redemption rights of the Series A Preferred Stock and Series B Preferred Stock, described above, were extinguished and each of the warrants were transferred to equity with a fair value as of the initial public offering date. Each warrant can now be converted to one share of Class A common stock at par value of $.0001 per share. The final fair value as of October 19, 2021, of each of the warrants, was calculated using the Black-Scholes option-pricing model with the following assumptions:
Series A
The following are the Black-Scholes input assumptions for the 97,920 Series A warrants; and the changes in fair values as of April 1, 2021 (date of issuance), and October 19, 2021, respectively:
	As of		Changes in Fair Value Inputs
	April 1, 2021	October 19, 2021
Expected volatility	100.2%	117.6%	17.4%
Expected life (in years)	4.83	4.83	0
Risk-free interest rate	0.9%	1.2%	0.3%
Expected dividend yield	0.00%	0.00%	0.0%
Fair value	$631,897	$1,628,311	$996,414

On April 1, 2021, the Company recorded a liability of $631,897, and as a debt issuance cost against the Preferred Shares. As of September 30, 2022, the fair value of this liability is zero.
Series B
The following are the Black-Scholes input assumptions for the 18,170 Series B warrants; and the changes in fair values as of May 14, 2021 (date of issuance), and October 19, 2021, respectively:
	As of		Changes in Fair Value Inputs
	May 14, 2021	October 19, 2021
Expected volatility	100.2%	117.6%	17.4%
Expected life (in years)	4.8	4.8	0
Risk-free interest rate	0.9%	1.2%	0.3%
Expected dividend yield	0.00%	0.00%	0.0%
Fair value	$148,575	$295,970	$147,395
On May 14, 2021, the Company recorded a liability of $148,575, and as a debt issuance cost against the Mezzanine Equity (see Note 15 – Redeemable Common Stock). As of September 30, 2022, the fair value of this liability is zero.
NOTE 15 – REDEEMABLE COMMON STOCK
Private Placements - Mezzanine Equity Series A & B
On April 1, 2021, the Company entered into a Series A Preferred Stock Purchase Agreement pursuant to which the Company issued and sold 9,792,000 shares of Series A Preferred Stock in the Series A Private Placement at a price of $8.68 per share to various accredited individuals for aggregate consideration of approximately $85.0 million. In connection with the Series A Private Placement, the Company incurred approximately $6.3 million in fees and $631,897 as debt issuance costs for warrants issued as part of the Series A Private Placement.
Further, pursuant to the Series A Private Placement, Stronghold Inc., the investors in the Series A Private Placement and key holders entered into a Right of First Refusal Agreement (“ROFR Agreement”). Under the ROFR Agreement, the key holders agreed to grant a right of first refusal to Stronghold Inc. to purchase all or any portion of capital stock of Stronghold Inc., held by a key holder or issued to a key holder after the date of the ROFR Agreement, not including any shares of Series A Preferred Stock or common stock issued or issuable upon conversion of the Series A Preferred Stock. The key holders also granted a right of first refusal to the investors in the Series A Private Placement to purchase all or any eligible capital stock not purchased by Stronghold Inc. pursuant to its right of first refusal.
The ROFR Agreement also provided certain co-sale rights to investors in the Series A Private Placement to participate in any sale or similar transfer of any shares of common stock owned by a key holder or issued to a key holder after the Series A Private Placement, on the terms and conditions specified in a written notice from a key holder. The investors, however, are not obligated to participate in such sales or similar transfers. The co-sale and rights of first refusal under the ROFR Agreement terminated when the Preferred Stock converted into shares of Class A common stock.
On May 14, 2021, the Company completed the Series B Private Placement. The terms of the Series B Preferred Stock were substantially similar to the Series A Preferred Stock, except for differences in the stated value of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or certain deemed liquidation events. In connection with the Series B Private Placement, the Company sold 1,817,035 shares of its Series B Preferred Stock for an aggregate purchase price of $20.0 million. In connection with the Series B Private Placement, the Company incurred approximately $1.6 million in fees and $148,575 as debt issuance costs for warrants issued as part of the Series B Private Placement.
The Company entered into registration rights agreements with the investors in the Private Placements concurrently with the closing of each Private Placement, with certain filing deadlines as defined in the agreements.
On October 22, 2021 (the closing date of the IPO), the net proceeds from the 9,792,000 shares of the Series A Preferred Stock and the 1,816,994 shares of the Series B Preferred Stock were converted to shares of Class A common stock on a one-for-one share basis at a par value of $0.0001 per share. As of December 31, 2021, these shares were no longer reported as redeemable common stock.

The following is a summary of the Series A and Series B valuations:
	Series A	Series B
Proceeds	$85,000,000	$20,000,305
Transaction fees:
B. Riley Securities	(5,100,000)	(1,200,000)
Legal and Filing Fees	(1,226,990)	(408,997)
Debt issuance costs pertaining to stock registration warrants - refer to Note 14	(631,897)	(148,575)
Total net mezzanine equity	$78,041,113	$18,242,733
Conversion to common Class A shares	$(78,041,113)	$(18,242,733)
Remaining in net mezzanine equity	$—	$—
Class V Common Stock
In connection with the Reorganization on April 1, 2021, Stronghold LLC immediately thereafter distributed the 27,072,000 shares of Class V common stock to Q Power. In addition, effective as of April 1, 2021, Stronghold Inc. acquired 14,400 Stronghold LLC Units held by Q Power (along with an equal number of shares of Class V common stock) in exchange for 14,400 newly issued shares of Class A common stock.
Class V common stock represents 56.1% ownership of Stronghold LLC. where the original owners of Q Power have economic rights and, as a holder, one vote on all matters to be voted on by our stockholders generally, and a redemption right into Class A shares.
The Company classifies shares of Class V common stock held by Q Power as redeemable common stock based on its assessment of (i) the right (the “Redemption Right”) to cause Stronghold LLC to acquire all or a portion of its Stronghold LLC Units for, at Stronghold LLC’s election, (x) shares of Stronghold Inc.’s Class A common stock at a redemption ratio of one share of Class A common stock for each Stronghold LLC Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions or (y) an approximately equivalent amount of cash as determined pursuant to the Stronghold LLC Agreement of Q Power, and (ii) the right (the “Call Right”), for administrative convenience, to acquire each tendered Stronghold LLC Unit directly from the redeeming Stronghold Unit Holder for, at its election, (x) one share of Class A common stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (y) an approximately equivalent amount of cash as determined pursuant to the terms of the Stronghold LLC Agreement of the Company pursuant to ASC 480-10-S99-3A. For each share of Class V common stock outstanding, there is a corresponding outstanding Class A common unit of Stronghold LLC. The redemption of any share of Class V common stock would be accompanied by a concurrent redemption of the corresponding Class A common unit of Stronghold LLC, such that both the share of Class V common stock and the corresponding Class A common unit of Stronghold LLC are redeemed as a combined unit in exchange for either a single share of Class A common stock or cash of equivalent value based on the fair market value of the Class A common stock at the time of the redemption. For accounting purposes, the value of the Class A common units of Stronghold LLC is attributed to the corresponding shares of Class V common stock on the condensed consolidated balance sheet.
Class V common stock is classified as redeemable common stock in the condensed consolidated balance sheet as, pursuant to the Stronghold LLC Agreement, the Redemption Rights of each unit held by Q Power for either shares of Class A common stock or an equivalent amount of cash is not solely within the Company’s control. This is due to the holders of the Class V common stock collectively owning a majority of the voting stock of the Company, which allows the holders of Class V common stock to elect the members of the Board, including those directors that determine whether to make a cash payment upon a Stronghold Unit Holder’s exercise of its Redemption Right. Redeemable common stock is recorded at the greater of the book value or redemption amount from the date of the issuance, April 1, 2021, and the reporting date as of September 30, 2022.

The Company recorded redeemable common stock as presented in the table below:
	Non- controlling Interest(1)	Series A		Series B		Common - Class V
		Preferred Shares	Amount	Preferred Shares	Amount	Shares	Amount	Total
Balance - December 31, 2021	$—			—	$—	27,057,600	$301,052,617	$301,052,617
Net loss - January 1 to September 30, 2022							(82,905,233)	(82,905,233)
Maximum redemption right valuation							(188,713,856)	(188,713,856)
Balance - September 30, 2022	$—	—	$—	—	$—	27,057,600	$29,433,528	$29,433,528
[1]	Refer to Note 16 – Noncontrolling Interest for further discussion.
NOTE 16 – NONCONTROLLING INTEREST
The Company is the sole managing member of Stronghold LLC and as a result consolidates the financial results of Stronghold LLC and reports a noncontrolling interest representing the Common Units of Stronghold LLC held by Q Power. Changes in the Company’s ownership interest in Stronghold LLC while the Company retains its controlling interest in Stronghold LLC will be accounted for as redeemable common stock transactions. As such, future redemptions or direct exchanges of common units of Stronghold LLC by the continuing equity owners will result in a change in ownership and reduce or increase the amount recorded as noncontrolling interest. Refer to Note 15 – Redeemable Common Stock that describes the redemption rights of the noncontrolling interest.
Class V Common Stock represents 56.1% ownership of Stronghold LLC, granting the owners of Q Power economic rights and, as a holder, one vote on all matters to be voted on by the Company's stockholders generally, and a redemption right into Class A shares.
The following summarizes the redeemable common stock adjustments pertaining to the noncontrolling interest from April 1, 2021, through September 30, 2022:
Temporary Equity Adjustments
Balance - April 1, 2021(1)	$(2,877,584)
Net loss for the three months ended June 30, 2021	(2,235,219)
Maximum redemption right valuation(2)	172,774,052
Balance - June 30, 2021	$167,661,249
Net loss for the three months ended September 30, 2021	(4,328,460)
Adjustment of mezzanine equity to redemption amount(3)	79,669,600
Balance - September 30, 2021	$243,002,389
Net loss for the three months ended December 31, 2021	(8,594,196)
Adjustment of temporary equity to redemption amount(4)	66,644,424
Balance - December 31, 2021	$301,052,617
Net loss for the three months ended March 31, 2022	(18,125,837)
Adjustment of temporary equity to redemption amount(5)	(110,222,560)
Balance - March 31, 2022	$172,704,220
Net loss for the three months ended June 30, 2022	(22,576,255)
Adjustment of temporary equity to redemption amount(6)	(102,888,062)
Balance - June 30, 2022	$47,239,903
Net loss for the three months ended September 30, 2022	(42,203,141)
Adjustment of temporary equity to redemption amount(7)	24,396,766
Balance - September 30, 2022	$29,433,528
(1)	As of the date of reorganization - refer to Note 1 – Business Combinations.
(2)	Based on 27,057,600 Class V Common stock outstanding at $6.39 issuance price as of April 1, 2021.

(3)	Based on 27,057,600 Class V Common stock outstanding at $9.33 fair valuation price as of September 30, 2021.
(4)
Based on 27,057,600 Class V Common stock outstanding at $11.99 fair valuation price as of December 31, 2021, using a 10-day variable weighted average price (“VWAP”) of trading dates including the closing date.

(5)	Based on 27,057,600 Class V Common stock outstanding at $7.72 fair valuation price as of March 31, 2022, using a 10-day VWAP of trading dates including the closing date.
(6)	Based on 27,057,600 Class V Common stock outstanding at $1.75 fair valuation price as of June 30, 2022, using a 10-day VWAP of trading dates including the closing date.
(7)	Based on 27,057,600 Class V Common stock outstanding at $1.09 fair valuation price as of September 30, 2022, using a 10-day VWAP of trading dates including the closing date.
Common Units
The Company is the sole managing member of Stronghold LLC and as a result consolidates the financial results of Stronghold LLC and reports a noncontrolling interest representing the Common Units of Stronghold LLC held by Olympus Power, LLC plus a corresponding number of Class V vote-only shares of common stock in the Company. Olympus Power, LLC can exchange these Common Units along with corresponding shares of Class V common stock, on a one-for-one basis, for shares of Class A common stock. Because of the Class V voting rights, the Company has assessed the exchange right as a “Redemption Right” to cause Stronghold LLC to acquire all or a portion of its Stronghold LLC Units for, at Stronghold LLC’s election, one share of Stronghold Inc.’s Class A common stock at a redemption ratio of one share of Class A common stock for each Stronghold LLC Unit.
Common Units represent 2.4% ownership of Stronghold LLC, where the original owners of Olympus Power, LLC have economic rights and, as a holder, one vote on all matters to be voted on by the Company's stockholders generally and a redemption right into Class A shares.
Changes in the Company's ownership interest in Stronghold LLC while the Company retains its controlling interest in Stronghold LLC will be accounted for as permanent equity. As such, future redemptions or direct exchanges of common units of Stronghold LLC by the continuing equity owners will result in a change in ownership and reduce or increase the amount recorded as noncontrolling interest.
The following summarizes the permanent equity adjustments pertaining to the noncontrolling interest from November 2, 2021 (date of issuance), through September 30, 2022:
Permanent Equity Adjustments
Balance - November 2, 2021(1)	$38,315,520
Net loss	(645,359)
Balance - December 31, 2021	$37,670,161
Net loss	(771,800)
Balance - March 31, 2022	$36,898,361
Net loss	(961,300)
Balance - June 30, 2022	$35,937,061
Net loss	(1,797,014)
Balance - September 30, 2022	$34,140,047
(1)	As of November 2, 2021, the date of issuance. 1,152,000 Series A Preferred units outstanding at $33.26 per public trading share price (Nasdaq closing price).
NOTE 17 – EARNINGS (LOSS) PER SHARE
Basic EPS of common stock is computed by dividing the Company’s net earnings (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The Company excludes the unvested RSUs awarded to its employees, officers, directors, and contractors under the LTIP from this net loss per share calculation because including them would be antidilutive.

The following table sets forth reconciliations of the numerators and denominators used to compute basic earnings (loss) per share of Class A common stock for the three and nine months ended September 30, 2022.
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Numerator:
Net loss	$(75,220,370)	$(6,280,029)	$(147,765,360)	$(9,761,994)
Less: net loss attributable to noncontrolling interest	$(44,000,155)	$(4,328,460)	$(86,435,347)	$(6,730,940)
Net loss attributable to Stronghold Digital Mining, Inc.	$(31,220,215)	$(1,951,569)	$(61,330,013)	$(3,031,054)
Denominator:
Weighted average number of Class A common shares outstanding	24,631,626	322,342	21,772,057	173,532
Basic net loss per share	$(1.27)	$(6.05)	$(2.82)	$(17.05)
Diluted net loss per share	$(1.27)	$(6.05)	$(2.82)	$(17.05)
Securities that could potentially dilute earnings (loss) per share in the future that were not included in the computation of diluted loss per share for the three and nine months ended September 30, 2022, because their inclusion would be antidilutive, are as follows:
September 30, 2022
Series A preferred units not yet exchanged for Common A shares	1,152,000
Class V common shares not yet exchanged for Class A common shares	27,057,600
Total	28,209,600
NOTE 18 – RENEWABLE ENERGY CREDITS (RECs)
Starting late in 2021, and for the nine months ended September 30, 2022, the Company has significantly increased the use of coal refuse as the plant increased megawatt capacity. The plant was relatively dormant during the comparative periods ended September 30, 2021. As a result, the Company's usage of coal refuse, which is classified as a Tier II Alternative Energy Source under Pennsylvania law, significantly increased. DEBM acts as the benefactor, on behalf of the Company, in the open market and is invoiced as RECs are realized based on this open market measured by consumer demands. The Company records an offset to fuel costs when RECs are sold to third parties.
RECs offset against the Company's fuel operating costs were $2,335,668 and $4,936,898 for the three and nine months ended September 30, 2022, respectively, and $956,366 and $1,746,352 for the three and nine months ended September 30, 2021, respectively.
NOTE 19 – ASPEN INTEREST (“OLYMPUS”) BUYOUT
On April 1, 2021, the Company, using in part 576,000 shares of newly issued Series A Preferred Stock and in part proceeds from the Series A Private Placement, acquired the Aspen Interest.
The total consideration was a combination of the newly issued Series A Preferred Stock valued at the issuance price of $8.68 per share or $5,000,000, plus an additional $2,000,000 in cash. A total of $7,000,000 is treated as a buyout of the Partners’ Deficits of the Limited Partner (i.e., Aspen Interest) as of April 1, 2021.
The following table details the Partners’ Deficit of the Aspen Interest as of April 1, 2021:
Limited Partners
Balance - December 31, 2020	$(1,336,784)
Net loss - three months ended March 31, 2021	(71,687)
Balance - April 1, 2021	$(1,408,471)

NOTE 20 – SUPPLEMENTAL CASH AND NON-CASH INFORMATION
Supplementary cash flows disclosures as of September 30, 2022, and 2021:
	September 30, 2022	September 30, 2021
Acquisition of PP&E included in accrued liabilities	$4,197,350	$—
Reclassifications from deposits to PP&E	$54,207,076	$—
Equipment financed with debt	$60,256,322	$63,389,457
McClymonds arbitration award – paid by Q Power	$5,038,122	$—
Interest paid on equipment financings	$2,536,789	$2,594,751
Supplementary non-cash financing activities as of September 30, 2022, and 2021:
	September 30, 2022	September 30, 2021
Issued as part of equipment debt financing:
Warrants - WhiteHawk	$1,150,000	$1,999,396
Common Class A shares - NYDIG	—	1,389,888
Warrants issued as part of stock registrations - B. Riley Warrants	—	780,472
Series A redeemable and convertible preferred stock units - Aspen Interest buyout	—	5,000,000
Warrants issued as part of convertible note	6,604,881	—
Premium financing	523,076	—
Total	$8,277,957	$9,169,756
NOTE 21 – TAX RECEIVABLE AGREEMENT
The Company entered into a Tax Receivable Agreement (“TRA”) with Q Power and an agent named by Q Power on April 1, 2021, pursuant to which the Company will pay the TRA participants 85% of the realized (or, in certain circumstances, deemed realized) cash tax savings attributable to the tax basis step-ups arising from taxable exchanges of units and certain other items.
No deferred tax asset or liability has been recorded with respect to the TRA because an exchange that triggers the amounts owed by the Company under the TRA (i.e., the redemption of Stronghold LLC Units for shares of Class A common stock or cash) has not occurred. Estimating the amount and timing of the Company's realization of tax benefits subject to the TRA is imprecise and unknown at this time and will vary based on a number of factors, including when redemptions actually occur. Accordingly, the Company has not recorded any deferred tax asset or any liability with respect to the TRA.
NOTE 22 – PROVISIONS FOR INCOME TAXES
The provision for income taxes for the three and nine months ended September 30, 2022, was zero, resulting in an effective income tax rate of zero. The provisions for income taxes for the year ended December 31, 2021, and nine months ended September 30, 2021, were also zero, resulting in effective income tax rates of zero. The difference between the statutory income tax rate of 21% and the Company’s effective tax rate for the three and nine months ended September 30, 2022, is primarily due to pre-tax losses attributable to the noncontrolling interest and due to maintaining a valuation allowance against the Company’s deferred tax assets. The difference between the statutory income tax rate of 21% and the Company’s effective tax rate for the year ended December 31, 2021, and the nine months ended September 30, 2021, was primarily due to pre-tax losses attributable to the noncontrolling interest and the period prior to the Reorganization (i.e., prior to the incorporation of Stronghold Inc.), and due to maintaining a valuation allowance against the Company’s deferred tax assets. Prior to the Reorganization, Scrubgrass and Stronghold Power were pass-through or disregarded entities for income tax purposes such that any taxable income or loss was included in the income tax returns of their owners. Accordingly, no income tax provision was recorded in the Company’s financial statements for the three months ended March 31, 2021.
The determination to record a valuation allowance was based on management’s assessment of all available evidence, both positive and negative, supporting realizability of the Company’s net operating losses and other deferred tax assets, as required by applicable accounting standards (ASC 740). In light of the criteria under ASC 740 for recognizing the tax benefit of deferred tax assets, the Company maintained a valuation allowance against its federal and state deferred tax assets as of September 30, 2022, and December 31, 2021.
The CHIPS and Science Act of 2022 (“CHIPS” Act) enacted on August 9, 2022, and the Inflation Reduction Act of 2022 (“IRA”) enacted on August 16, 2022, included several provisions applicable to U.S. income taxes for corporations, generally effective beginning in 2023. The Company considered the impact of this federal legislation in the period of enactment and concluded there was not a material impact to the Company’s current or deferred income tax balances. In addition, Pennsylvania H.B. 1342 was signed into law on July 8, 2022, including a reduction to the state’s corporate income tax rate from 9.99% to 4.99% phased in over 2023-2031. The effect of the change in state income tax rates on the Company’s deferred tax balances, including net operating losses, was considered in the period of enactment but was not material given the valuation allowance against the Company’s deferred tax assets.
NOTE 23 – PREPAID INSURANCE
As of September 30, 2022, and December 31, 2021, the Company had an unamortized prepaid insurance balance of $980,180 and $6,301,701, respectively. The September 30, 2022, unamortized balance consists of $944,984 to cover directors and officers, including corporate reimbursement (the “D&O Policy”), and various commercial property and risk coverages totaling $35,196.
The D&O Policy was a financed premium (refer to Note 29 – Premium Financing Agreement) in the amount of $6,890,509 less a $1,378,102 down payment. The term of the policy was 12 months and expired on October 19, 2022. The monthly amortization to insurance expense was $574,209 per month. Effective October 20, 2022, the D&O Policy was renewed for an additional 12 months. Refer to Note 29 – Premium Financing Agreement for disclosure of the annual premiums and financing details. The commercial property and risk coverages vary in policy term expirations and are renewable on an annual basis.
NOTE 24 – ACCRUED LIABILITIES
Other accrued liabilities consist of the following:
	September 30, 2022	December 31, 2021
Legal and professional fees	$612,816	$1,457,727
Payroll and taxes	—	73,819
Shipping and handling	229,680	230,779
Interest expense	865,492	79,267
Sales and use taxes	4,756,605	2,609,664
Upcharge penalties reserve	420,126	420,126
Rent	131,598	—
Accrued miscellaneous expenses	130,941	182,575
Fuel and purchased power	238,000	—
Total	$7,385,258	$5,053,957
NOTE 25 – ACQUISITION
On July 9, 2021, the Company entered into a purchase agreement, as contemplated by the letter of intent with Olympus, with Panther Creek Reclamation Holdings, LLC (“Panther Creek Reclamation”), a subsidiary of Olympus (the “Panther Creek Acquisition”). Pursuant to the Panther Creek Acquisition, the Company acquired all of the assets of Panther Creek, comprising primarily the Panther Creek Plant. Stronghold Inc. completed the Panther Creek Acquisition on November 2, 2021. The consideration for the Panther Creek Plant was approximately $3.0 million in cash ($2.192 million after deducting 50% of land closing costs agreed to be split with the seller) subject to certain closing adjustments, and 1,152,000 Stronghold LLC Units, together with a corresponding number of shares of Class V common stock. Pursuant to the Redemption Right (as defined herein), each Stronghold LLC Unit, combined with a corresponding share of Class V common stock, may be redeemed for one share of Class A common stock (or cash, in certain instances).
Furthermore, on November 5, 2021, the Company entered into a Registration Rights Agreement with Panther Creek Reclamation, whereby the Company agreed to register the 1,152,000 shares of Class A common stock that may be received upon a redemption by Panther Creek. Refer to Note 16 – Noncontrolling Interest for further details.

The transaction was analyzed in accordance with ASC 805, Business Combinations, to first determine whether the acquired assets constitute a business. This requires a screen test that makes a determination that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or group of similar identifiable assets, the set is not a business. If the assets acquired are not a business, then the reporting entity should record the transaction as an asset acquisition in accordance with ASC 805-50 (using the cost accumulation model, rather than the fair value model that applies to business combinations).
The following steps were performed to determine whether substantially all of the fair value of the gross assets acquired were concentrated in a single identifiable asset or group of similar identifiable assets.
Step 1. Combine the identifiable assets into a single identifiable asset: The Company concluded that none of the assets qualified for combination into a single identifiable asset per ASC 805-10-55-5B.
Step 2. Combine the assets into similar assets: The Company concluded that none of the assets qualified for combination as similar assets under ASC 805-10-55-5C.
Step 3. Measure the fair value of the gross assets acquired: The Company concluded that the gross assets acquired included any consideration transferred in excess of the fair value of the net identifiable assets acquired (i.e., goodwill in a business combination), but it did not include goodwill that results from the effects of deferred tax liabilities, cash and cash equivalents, deferred taxes, or liabilities.
Step 4. Determine whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets: The Company compared the fair value of the single identifiable asset (or group of similar assets) to the fair value of the gross assets acquired.
Based on the above analysis, substantially all of the fair value of the gross assets acquired were concentrated in a single identifiable asset or group of similar identifiable assets. As a result, the transaction met the screen as outlined in paragraphs 805-10-55-5A through 55-5C and was treated as asset acquisition.
As discussed above in the screen test section of this overall analysis, the Panther Creek Acquisition by the Company did not meet the definition of a business combination.
The following represented the fair value of the identifiable assets and liabilities as of the acquisition date of November 2, 2021:
The purchase price allocation was as follows (in thousands):
Cash and cash equivalents	$491
Accounts receivable - trade	831
Prepaids and other current assets	429
Materials and supplies	1,559
Land and Rights of Way	1,727
Property, plant and equipment	43,782
Accounts payable	(2,943)
Accrued expenses	(298)
Due to related parties	(73)
Total identifiable assets and liabilities	45,505
Total purchase consideration(1)	$45,505
(1)
The $45.5 million purchase price consideration consisted of $38.316 million fair value of 1,152,000 Series A Redeemable Preferred Units (registered for public sale), $2.192 million in cash (net of a purchase of plant site 50% share or $808 thousand), $501 thousand in asset retirement obligations, $218 thousand in assumed notes payable, $613 thousand in purchase related legal and professional fees, and $3.665 million related to the settlement of various existing relationship payables (partially offset by receivables).

NOTE 26 – VARIABLE PREPAID FORWARD SALES CONTRACT DERIVATIVE
On December 15, 2021, the Company entered into a Forward Sale with NYDIG Trading providing for the sale of the Sold Bitcoin at a floor price of $28,000 per Bitcoin. Pursuant to the Forward Sale, NYDIG Trading paid the Company the Initial Sale Price on December 16, 2021, times the 250 Bitcoin provided for sale.

On September 24, 2022, the Forward Sale was settled and the Sold Bitcoin was sold to NYDIG Trading at a price equal to the market price for Bitcoin on September 23, 2022, less the Initial Sale Price of $7.0 million, subject to a capped final sale price of $85,500 per Bitcoin.
On March 16, 2022, the Company executed additional option transactions. The net effect of those transactions was to adjust the capped final sale price to $50,000 from $85,500 per Bitcoin, resulting in approximately $1.0 million of proceeds to the Company.
As a result of the embedded price floor and cap mechanisms, this transaction was considered a compound derivative instrument which is required to be presented at fair value and is subject to remeasurement each reporting period. The Company has not formally designated this instrument as a hedge, and as such, the change in fair value is recorded in earnings as “Changes in fair value of forward sale derivative”.
To determine the fair value of the compound derivative instrument, the Company used a Black-Scholes option pricing model to assess the combined net value of the embedded call feature and the embedded put feature.
On July 27, 2022, the Company exited the Variable Prepaid Forward Sales Contract Derivative with NYDIG Trading. As a result of the July transaction, the Company delivered the restricted digital assets previously pledged as collateral to NYDIG Trading. In return, the Company received $220,000 of cash and was relieved of its derivative liability.
NOTE 27 – INITIAL PUBLIC OFFERING
On October 19, 2021, by unanimous written consent, the Board and a newly formed Pricing Committee approved the issuance and sale by the Company of its Class A common stock, par value $.0001 per share, in an initial public offering (the “IPO”) to be underwritten by a group of underwriters to be named in the underwriting agreement dated October 19, 2021, by and among the Company and B. Riley Securities, Inc. and Cowen and Company, LLC, as representatives of the other underwriters named therein (the “Underwriting Agreement”). The Board unanimously approved the issuance and sale by the Company in the IPO of up to 7,690,400 shares of Class A common stock (which includes 6,687,305 firm shares and up to 1,003,095 shares of Class A common Stock that may be issued and sold to cover over allotments, if any) through the underwriters, for a price to the public per share of $19.00, less underwriting discounts and commissions of $1.33 per share, as more fully set forth in the Underwriting Agreement. Total net proceeds raised, after deducting underwriting discounts and commissions and estimated offering expenses, were $131.5 million.
NOTE 28 – HOSTING SERVICES AGREEMENT
On August 17, 2021, Stronghold LLC entered into a Hosting Services Agreement with Northern Data PA, LLC (“Northern Data”) whereby Northern Data agreed to construct and operate a colocation data center facility located on the Scrubgrass Plant (as defined below) (the “Hosting Agreement”), the primary business purpose of which was to provide hosting services and support cryptocurrency miners. In October 2021, the final deposit owed to Northern Data was paid, and Northern Data began to deliver the 9,900 miners committed in the Hardware and Purchase Agreement dated April 14, 2021. On March 28, 2022, we restructured the Hosting Agreement to obtain an additional 2,675 miners at cost of $37.5 per terahash (to be paid five months after delivery) and temporarily reduced the profit share for Northern Data while incorporating performance thresholds until the data center build-out was complete. In addition, the Company has executed additional hardware agreements with Northern Data as described in Note 8 – Contingencies and Commitments - “Supplier Purchase Agreements”. On August 10, 2022, the Company and Northern Data terminated the provision of the restructured Hosting Agreement related to the additional 2,675 miners. As a result, the Company neither made payment for such additional miners nor obtained title to such additional miners.
The Company determined the arrangement with Northern Data met the definition of a lease under Topic 842 and also determined the proper accounting for this lease. Based on our analysis and the quoted guidance, we have recorded lease expense related to the variable payments for Northern Data's profit share as Bitcoins are mined each period. Once operational, after deducting an amount equal to $0.027 per kilowatt-hour for the actual power used, 65% of all cryptocurrency revenue generated by the miners in Northern Data's pods were payable to the Company and 35% of all cryptocurrency revenue generated by the miners were payable to Northern Data or its designee and recorded as lease expense.
On September 30, 2022, the Company entered into a settlement agreement with Northern Data (the “Settlement Agreement”) whereby the Hosting Agreement was mutually terminated. Pursuant to the Settlement Agreement, for a term of two years until October 1, 2024, the Company has the right to lease from Northern Data for its exclusive use, access, and operation of (i) 24 Northern Data manufactured pods capable of supporting approximately 550 Bitcoin miners each for an aggregate amount of approximately 13,200 available slots and (ii) four Strongboxes that the Company previously sold to Northern Data capable of supporting approximately 264 Bitcoin miners each for an aggregate of approximately 1,056 mining slots for $1,000 annually. Following the Settlement Agreement, no future revenue share will be applicable for miners in the Northern Data pods or Strongboxes, and the Company will receive 100% of the profits generated by Bitcoin miners in the Northern Data pods and Strongboxes. At the end of the two-year term of the Settlement Agreement, the Company has the option, but not the obligation, to purchase the Northern Data pods and Strongboxes for an amount between $2 million and $6 million based on the prevailing hash price at the time, net of a maximum of $1.5 million of expenditures that the Company has the option to use to upgrade the Northern Data pods throughout the two-year term.
Pursuant to the Settlement Agreement, the Company will pay Northern Data an aggregate amount of $4.5 million as follows: (i) $2.5 million to Northern Data not later than October 3, 2022, which amount was paid to Northern Data in full on October, 3, 2022; (ii) $1.0 million to Northern Data not later than October 31, 2022, which amount was paid to Northern Data in full on October 31, 2022; and (iii) $1.0 million to Northern Data not later than November 30, 2022, and included in accounts payable on the condensed consolidated balance sheet as of September 30, 2022. The Company recorded the settlement costs of $4.5 million in September 2022, partially offset by the elimination of approximately $2.6 million payable to Northern Data. The net impact of $1.9 million was recorded as operations and maintenance expense on the condensed consolidated statements of operations for the three and nine months ended September 30, 2022.
NOTE 29 – PREMIUM FINANCING AGREEMENT
Effective October 21, 2021, the Company entered into a director and officer insurance policy with annual premiums totaling $6,900,000. The Company executed a Commercial Premium Finance Agreement with AFCO Premium Credit LLC over a term of nine months, with an annual interest rate of 3.454%, that financed the payment of the total premiums owed. The agreement required a $1,400,000 down payment, with the remaining $5,500,000 plus interest to be paid over nine months. Monthly payments of $621,300 started November 21, 2021, and ended July 21, 2022. As of September 30, 2022, the premiums were paid in full. The term of the director and officer insurance policy expired on October 19, 2022.
Effective October 20, 2022, the director and officer insurance policy was renewed for an additional 12 months with annual premiums totaling $5,484,449. On November 8, 2022, the Company executed a Commercial Premium Finance Agreement with AFCO Premium Credit LLC over a term of nine months, with an annual interest rate of 9.460%, that financed the payment of the total premiums owed. The agreement requires a $750,000 down payment, with the remaining $4,734,449 plus interest to be paid over nine months. Monthly payments of $552,849 will begin on January 1, 2023.
Effective April 29, 2022, the Company entered into a commercial property insurance policy with annual premiums totaling $523,076. The Company has executed a Commercial Premium Finance Agreement with AFCO Premium Credit LLC, over a term of eleven months, with an annual interest rate of 5.99%, that finances the payment of the total premiums owed. The agreement required a $44,793 down payment, with the remaining $478,283 plus interest paid over eleven months. Monthly payments of $44,793 started May 29, 2022, and end March 29, 2023. As of September 30, 2022, the unpaid balance is $307,385.
NOTE 30 – COVENANTS
On December 31, 2021, Equipment LLC and WhiteHawk entered into the WhiteHawk Amendment to extend the Final MinerVa Delivery Date (as defined therein) from December 31, 2021, to April 30, 2022. Pursuant to the WhiteHawk Amendment, Equipment LLC paid an amendment fee in the amount of $250,000 to WhiteHawk. Pursuant to the WhiteHawk Amendment's covenants, WhiteHawk can accelerate payment of the loan if the revised final MinerVa delivery date is not achieved.
On March 28, 2022, Equipment LLC and WhiteHawk entered into the Second WhiteHawk Amendment to remove all MinerVa miners from the collateral package in exchange for other miners and to increase the Total Advance by an additional $25 million.
On October 27, 2022, the Company entered into the Credit Agreement with WhiteHawk to refinance the equipment financing agreement, effectively terminating the WhiteHawk Financing Agreement. Refer to Note 8 –

Commitments and Contingencies for additional details regarding the WhiteHawk Refinancing Agreement. The WhiteHawk Refinancing Agreement contains a covenant requiring the Borrower and its subsidiaries to maintain a minimum (x) of $7.5 million of liquidity at all times, (y) a minimum liquidity of $10 million of average daily liquidity for each calendar month (rising to $20 million beginning July 1, 2023) and (z) a maximum total leverage ratio covenant of (i) 7.5:1.0 for the quarter ending December 31, 2022, (ii) 5.0:1.0 for the quarter ending March 31, 2023, (iii) 4.0:1.0 for the quarter ending June 30, 2023, and (iv) 4.0:1.0 for each quarter ending thereafter.
NOTE 31 – NON-EMPLOYEE DIRECTORS COMPENSATION POLICY
On October 19, 2021, non-employee members of the Board are eligible to receive cash and equity compensation as set forth in the Non-Employee Director Compensation Policy (the “Policy”). The cash and equity compensation described in the Policy shall be paid or be made, as applicable, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) and who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. The Policy became effective as of the date set forth above (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board.
The Company paid compensation to the non-employee directors totaling zero and $275,843 during the three and nine months ended September 30, 2022, respectively, but the latter amount was reduced to a net $200,843 after reversing the December 31, 2021, accrual.
This plan requires payment of compensation in arrears, so the Company accrued $75,000 in compensation costs as of December 31, 2021, for the periods after October 19, 2021 (the eligibility date of this plan), through December 31, 2021. In the quarter ended March 31, 2022, the Company paid the $75,000 accrued as of December 31, 2021.
NOTE 32 – PRIVATE PLACEMENTS
May 2022 Private Placement
On May 15, 2022, the Company entered into a note and warrant purchase agreement (the “Purchase Agreement”), by and among the Company and the purchasers thereto (collectively, the “Purchasers”), whereby the Company agreed to issue and sell to Purchasers, and Purchasers agreed to purchase from the Company, (i) $33,750,000 aggregate principal amount of 10.00% unsecured convertible promissory notes (the “May 2022 Notes”) and (ii) warrants (the “May 2022 Warrants”) representing the right to purchase up to 6,318,000 shares of Class A common stock, of the Company with an exercise price per share equal to $2.50, on the terms and subject to the conditions set forth in the Purchase Agreement collectively, the “2022 Private Placement”). The Purchase Agreement contained representations and warranties by the Company and the Purchasers that are customary for transactions of this type. The May 2022 Notes and the May 2022 Warrants were sold for aggregate consideration of $27.0 million.
In connection with the 2022 Private Placement, the Company undertook to negotiate with the Purchasers, and to file a certificate of designation (“Series C Preferred Certificate of Designation”) with the State of Delaware, following the closing of the 2022 Private Placement, the terms of a new series of preferred stock (the “Series C Preferred Stock”).
In connection with the 2022 Private Placement, the May 2022 Warrants were issued pursuant to the Warrant Agreement. The May 2022 Warrants are subject to mandatory cashless exercise provisions and have certain anti-dilution provisions. The May 2022 Warrants will be exercisable for a five-year period from the closing.
On August 16, 2022, the Company entered into the Purchase Agreement Amendment, by and among the Company and the Purchasers, whereby the Company agreed to amend the Purchase Agreement such that $11.25 million of the outstanding principal has been exchanged for the Purchaser's execution of an amended and restated warrant agreement pursuant to which the strike price of the 6,318,000 May 2022 Warrants was reduced from $2.50 to $0.01. After giving effect to the principal reduction and amended and restated warrants, the Company will continue to make subsequent monthly, payments to the Purchasers on the fifteenth (15th) day of each of November 2022, December 2022, January 2023, and February 2023. The Company may elect to pay each such payment (A) in cash or (B) in shares of Common Stock, in each case, at a twenty percent (20%) discount to the average of the daily VWAPs for each of the twenty (20) consecutive trading days preceding the payment date.

The issuance of the Convertible Note is within the scope of ASC 480-10, and therefore, has been measured at fair value as described in ASC 480-10-30-7 and will be remeasured each reporting period as described in paragraph 480-10-25-8. Additionally, under the guidance provided by ASC 815-40-15-7, it has been determined that the warrants are indexed to the Company's stock. The warrants will initially be recorded at their fair value and recorded in equity. The Convertible Note was valued using the gross yield method under the income approach. As of the issuance date of May 15, 2022, a calibration analysis was performed by back solving the implied yield associated with the Convertible Notes, such that the total value of the Convertible Notes and the May 2022 Warrants is equal to the purchase amount. The calibrated yield was then rolled forward for changes to the risk-free rate and option-adjusted spreads to the August 16, 2022, valuation date to value the Convertible Notes.
September 2022 PIPE
On September 13, 2022, the Company entered into Securities Purchase Agreements (the “Purchase Agreements”) with Armistice Capital Master Fund Ltd. (“Armistice”) and Greg Beard, the Company's co-chairman and chief executive officer (together with Armistice, the “September PIPE Purchasers”), for the purchase and sale of 2,274,350 and 602,409 shares, respectively, of Class A common stock, par value $0.0001 per share at a purchase price of $1.60 and $1.66, respectively, and warrants to purchase an aggregate of 5,602,409 shares of Class A common stock, at an initial exercise price of $1.75 per share (subject to certain adjustments). Subject to certain ownership limitations, such warrants are exercisable upon issuance and will be exercisable for five and a half years commencing upon the date of issuance. Armistice also purchased the pre-funded warrants to purchase 2,725,650 shares of Class A common stock (the “Pre-Funded Warrants”) at a purchase price of $1.60 per Pre-Funded Warrant. The Pre-Funded Warrants have an exercise price of $0.0001 per warrant share. The transaction closed on September 19, 2022. The gross proceeds, before deducting offering expenses, from the sale of such securities was approximately $9.0 million. The Company intends to use the proceeds from this offering for general corporate purposes, which may include acquisition of Bitcoin miners.
The warrant liability is subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of the change in warrant liabilities in the condensed consolidated statements of operations. The fair value of the warrant liability was estimated using a Black-Scholes model with significant inputs as follows:
September 30, 2022
Expected volatility	134.7%
Expected life (in years)	4.75
Risk-free interest rate	2.95%
Expected dividend yield	0.00%
Fair value	$20,110,511
Pursuant to the Armistice Securities Purchase Agreement, the Company entered into a registration rights agreement with Armistice (the “Armistice Registration Rights Agreement”), and agreed to prepare and file a registration statement covering the resale of all Registrable Securities (as defined in the Armistice Registration Rights Agreement), and to use its commercially reasonable efforts to cause the registration statement to become effective within the timeframes specified in the Armistice Registration Rights Agreement; failure to do so will result in certain liquidated damages as set forth in the Armistice Registration Rights Agreement.
Subject to certain exceptions, until 30 days after the effective date of the registration statement (the “Effective Date”), the Company will be prohibited from issuing, entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of Class A common stock or securities convertible or exercisable into Class A common stock, or filing, amending or supplementing certain other registration statements. Until six months after the Effective Date, the Company will also be prohibited from effecting or entering into an agreement to effect any issuance involving a variable rate transaction.
NOTE 33 – SUBSEQUENT EVENTS
Management has evaluated events and transactions subsequent to the balance sheet date through the date of this report (the date the financial statements were available to be issued) for potential recognition or disclosure in the financial statements. Except as disclosed in the following sections, management has not identified any items requiring recognition or disclosure.

WhiteHawk Credit Agreement
On October 27, 2022, the Company entered into a Credit Agreement with WhiteHawk to refinance the WhiteHawk Financing Agreement, effectively terminating the WhiteHawk Financing Agreement. The Credit Agreement consists of $35.1 million in term loans and a $23.0 million Delayed Draw Facility. Such loans under the Delayed Draw Facility were drawn on the closing date of the Credit Agreement.
The WhiteHawk Refinancing Agreement was entered into by Stronghold LLC as Borrower and is secured by substantially all of the assets of the Company and its subsidiaries and is guaranteed by the Company and each of its material subsidiaries. The WhiteHawk Refinancing Agreement requires equal monthly amortization payments resulting in full amortization at maturity. The WhiteHawk Refinancing Agreement has customary representations, warranties and covenants including restrictions on indebtedness, liens, restricted payments and dividends, investments, asset sales and similar covenants and contains customary events of default. The WhiteHawk Refinancing Agreement contains a covenant requiring the Borrower and its subsidiaries to maintain a minimum (x) of $7.5 million of liquidity at all times, (y) a minimum liquidity of $10 million of average daily liquidity for each calendar month (rising to $20 million beginning July 1, 2023) and (z) a maximum total leverage ratio covenant of (i) 7.5:1.0 for the quarter ending December 31, 2022, (ii) 5.0:1.0 for the quarter ending March 31, 2023, (iii) 4.0:1.0 for the quarter ending June 30, 2023, and (iv) 4.0:1.0 for each quarter ending thereafter.
The borrowings under the WhiteHawk Refinancing Agreement mature on October 26, 2025, and bear interest at a rate of either (i) the SOFR plus 10% or (ii) a reference rate equal to the greater of (x) 3%, (y) the federal funds rate plus 0.50% and (y) the Term SOFR rate plus 1%, plus 9%. The loan under the Delayed Draw Facility was issued with 3% closing fee on the drawn amount, paid when such amount was drawn. Amounts drawn on the WhiteHawk Refinancing Agreement are subject to a prepayment premium such that the lenders thereunder achieve a 20% return on invested capital. The Company also issued a stock purchase warrant to WhiteHawk in conjunction with the closing of the WhiteHawk Refinancing Agreement, which provides for the purchase of an additional 4,000,000 shares of Class A common stock at an exercise price of $0.01 per share. Borrowings under the WhiteHawk Refinancing Agreement may also be accelerated in certain circumstances.
Extinguishment of Final Tranche of NYDIG Debt
On August 16, 2022, the APA Seller Parties entered into the Asset Purchase Agreement with the Purchasers.
Pursuant to the NYDIG Agreements, certain miners were pledged as collateral under such agreements. Under the Asset Purchase Agreement, the APA Seller Parties agreed to sell, and the Purchasers (or their respective designee) agreed to purchase, the APA Collateral in a private disposition in exchange for the forgiveness, reduction and release of the NYDIG Debt. The APA Sellers agreed to clean, service, package, ship and deliver the APA Collateral, and to bear the costs associated with such activities. Following (i) delivery of the APA Collateral to the Purchasers or their designees pursuant to a master bill of sale and (ii) a subsequent inspection period of up to 14 days upon acceptance of the APA Collateral, the related portion of the NYDIG Debt was assigned to the APA Sellers and cancelled pursuant to the terms of the Asset Purchase Agreement.
On September 30, 2022, the APA Seller Parties completed the sale in two separate settlements of six tranches of APA Collateral to BankProv and NYDIG in exchange for the extinguishment of an aggregate of $65.3 million of principal under the NYDIG Debt and related interest. On October 26, 2022, the APA Seller Parties completed the transfer of the seventh and final tranche of the APA Collateral to NYDIG pursuant to the Asset Purchase Agreement in exchange for the extinguishment of $2.1 million of principal under the NYDIG Debt and related interest (the “Final Settlement”). Following the Final Settlement, the aggregate amount of principal under the NYDIG Debt extinguished is $67.4 million, the entire amount of the NYDIG Debt, and it will therefore no longer be reflected on the Company’s balance sheet.
Foundry Hosting Agreement
On November 7, 2022, Stronghold Digital Mining Hosting, LLC entered into a definitive hosting agreement with Foundry Digital LLC (“Foundry”) (the “Foundry Hosting Agreement”). Pursuant to the Foundry Hosting Agreement, Foundry will deliver over 4,500 Bitcoin miners (the “Foundry Miners”) with associated hash rate capacity of approximately 420 PH/s to the Panther Creek Plant. The Company will provide power and hosting services to the Foundry Miners for a fee of $60 per MWh. Pursuant to the Foundry Hosting Agreement, Stronghold will receive 50% of the Bitcoins mined by the Foundry Miners after deducting the $60 per MWh fee. The Foundry

Hosting Agreement does not restrict Stronghold’s ability to curtail mining in order to sell power to the grid. Simultaneous with the execution of the Foundry Hosting Agreement, Stronghold Digital Mining Hosting, LLC and Foundry entered into a non-binding Letter of Intent (the “Foundry LOI”), pursuant to which Stronghold would purchase the 4,500 miners in exchange for cash, equity and a profit share that applies to the Foundry Miners as well as to power that is sold to the grid when the Foundry Miners are curtailed. In the event that definitive documents are entered into pursuant to the Foundry LOI, the terms of the Foundry Hosting Agreement will terminate. To date, the Company has already received approximately 3,000 of the Foundry Miners and expects to install all Foundry Miners by the end of November 2022.

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
Stronghold Digital Mining, Inc.
New York, New York
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Stronghold Digital Mining, Inc. and subsidiaries (the “Company” and successor to Scrubgrass Generating Company, L.P. and Stronghold Digital Mining, LLC) as of December 31, 2021 and 2020, the related consolidated statements of operations, partners’ deficit and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company's auditor since 2021.
/s/ Urish Popeck & Co., LLC

Pittsburgh, PA

March 29, 2022

STRONGHOLD DIGITAL MINING, INC.
CONSOLIDATED BALANCE SHEETS
	December 31, 2021	December 31, 2020
CURRENT ASSETS
Cash	$31,790,115	$303,187
Digital currencies	7,718,221	228,087
Digital currencies restricted	2,699,644	—
Accounts receivable	2,111,855	65,900
Due from related party	—	302,973
Prepaid insurance	6,301,701	—
Inventory	3,372,254	396,892
Other current assets	661,640	65,831
Total Current Assets	54,655,430	1,362,870
EQUIPMENT DEPOSITS	130,999,398	—
PROPERTY, PLANT AND EQUIPMENT, NET	166,657,155	7,814,199
LAND	1,748,440	—
BONDS	211,958	185,245
SECURITY DEPOSITS	348,888	—
TOTAL ASSETS	$354,621,269	$9,362,314
CURRENT LIABILITIES
Current portion of long-term debt-net of discounts/issuance fees	$50,099,372	$449,447
Forward sale contract	7,116,488	—
Related-party notes	—	2,024,250
Accounts payable	28,650,659	8,479,187
Due to related parties	1,430,660	698,338
Accrued liabilities	5,053,957	828
Total Current Liabilities	92,351,136	11,652,050
LONG-TERM LIABILITIES
Asset retirement obligation	973,948	446,128
Contract liabilities	187,835	40,000
Economic Injury Disaster Loan	—	150,000
Paycheck Protection Program Loan	841,670	638,800
Long-term debt-net of discounts/issuance fees	18,378,841	482,443
Total Long-Term Liabilities	20,382,294	1,757,371
Total Liabilities	112,733,430	13,409,421
Commitments and contingencies
Common Stock - Class V, $0.0001 par value; 34,560,000 shares authorized and 27,057,600 shares issued and outstanding	301,052,617	—
Total redeemable common stock	301,052,617	—
STOCKHOLDERS’ DEFICIT & PARTNERS’ DEFICIT
General partners	—	(2,710,323)
Limited partners	—	(1,336,784)
Non-controlling - Series A convertible preferred units with shares of Class V common stock. 1,152,000 issued and outstanding as of December 31, 2021	37,670,161	—
Common Stock – Class A, $0.0001 par value; 685,440,000 shares authorized and 20,016,067 shares issued and outstanding	2,002	—
Accumulated deficit	(338,709,688)	—
Additional paid-in capital	241,872,747	—
Stockholders’ deficit or partners’ deficit	(59,164,778)	(4,047,107)
Total	241,887,839	(4,047,107)
TOTAL LIABILITIES, REDEEMABLE COMMON AND DEFICIT	$354,621,269	$9,362,314
The accompanying notes are an integral part of these consolidated financial statements.

STRONGHOLD DIGITAL MINING, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
	For the years ended
	December 31, 2021	December 31, 2020
OPERATING REVENUES
Energy	$11,870,817	$518,397
Capacity	4,238,921	2,816,457
Cryptocurrency hosting	2,297,489	252,413
Cryptocurrency mining	12,494,581	339,456
Other	13,329	191,661
Total operating revenues	30,915,137	4,118,384
OPERATING EXPENSES
Fuel	13,190,828	389,633
Operations and maintenance	15,492,763	3,305,833
General and administrative	14,955,626	2,269,525
Impairments on digital currencies	1,870,274	—
Depreciation and amortization	7,607,721	558,630
Total operating expenses	53,117,212	6,523,621
NET OPERATING LOSS	(22,202,075)	(2,405,237)
OTHER INCOME (EXPENSE)
Interest expense	(4,622,655)	(205,480)
Gain on extinguishment of PPP loan	638,800	10,000
Realized gain on sale of digital currencies	149,858	31,810
Changes in fair value of warrant liabilities	(1,143,809)	—
Changes in fair value of forward sale derivative	(116,488)	—
Realized gain on sale of derivatives	—	1,207,131
Waste coal credits	47,752	1,188,210
Other income / (expense)	(6,712)	28,572
Total other income / (expense)	(5,053,254)	2,260,243
NET LOSS	$(27,255,329)	$(144,994)
NET LOSS - attributable to predecessor (1/1-3/31)	$(238,948)
NET LOSS - attributable to non-controlling interest	$(15,803,234)
NET LOSS - Stronghold Digital Mining, Inc	$(11,213,147)
NET LOSS attributable to Class A Common Shares(1)
Basic	$(2.03)
Diluted	$(2.03)
Class A Common Shares Outstanding(1)
Basic	5,518,752
Diluted	5,518,752
Basic and diluted loss per share of Class A common stock is presented only for the period after the Company’s Reorganization Transactions. See Note 1 - Business Combinations for a description of the Reorganization Transactions. See Note 17 - Earnings (Loss) Per Share for the calculation of loss per share.
The accompanying notes are an integral part of these consolidated financial statements.

STRONGHOLD DIGITAL MINING, INC.
CONSOLIDATED STATEMENTS OF PARTNERS’ DEFICIT AND STOCKHOLDERS’ DEFICIT

December 31, 2021 and 2020
			Year ended December 31, 2020
			Redeemable Preferred		Common A
	Limited Partners	General Partners	Non-controlling Series A Shares/Units	Amount 1	Common A Shares	Amount	Accumulated Deficit	Additional Paid-in Capital	Partners’ Deficit
Balance – January 1, 2020	$(833,875)	$(1,947,086)	—	—	—	—	—	—	$(2,780,961)
Net gain (loss)	(147,546)	2,552	—	—	—	—	—	—	(144,994)
Distributions	(355,363)	(765,789)	—	—	—	—	—	—	(1,121,152)
Balance – December 31, 2020	$(1,336,784)	$(2,710,323)	—	$—	—	$—	$—	$—	$(4,047,107)
			Year ended December 31, 2021
			Redeemable Preferred		Common A				Partners’ Deficit
	Limited Partners	General Partners	Non-controlling Series A Shares/Units	Amount 1	Common A Shares	Amount	Accumulated Deficit	Additional Paid-in Capital	Stockholders’ Deficit
Balance – January 1, 2021	$(1,336,784)	$(2,710,323)	—	$—	—	$—	$—	$—	$(4,047,107)
Net loss attributable to legacy partners	(71,687)	(167,261)	—	—	—	—	—	—	(238,948)
Balance prior to the reorganization on April 1, 2021	(1,408,471)	(2,877,584)	—	—	—	—	—	—	(4,286,055)
Effect of reorganizations
Opco formation and contributions	—	$2,877,584	—	—	—	—	—	—	2,877,584
Aspen Scrubgrass Participant, LLC [“Olympus”] contribution	1,408,471	—	—	—	—	—	(1,408,471)	—	—
Buyout of Aspen Interest	—	—	—	—		—	(7,000,000)	4,999,942	(2,000,058)
Converted to Common Class A	—	—	—	—	576,000	58	—	—	58
Exchange of common units for Class A common shares	—	—	—	—	14,400	1	—	—	1
Common stock issued as part of debt financing	—	—	—	—	126,273	12	—	1,389,887	1,389,899
Warrants issued as part of debt financing	—	—	—	—	—	—	—	1,999,396	1,999,396
Conversion of Series A convertible redeemable preferred units to common stock	—	—	—	—	9,792,000	979	—	77,823,388	77,824,369
Conversion of Series B convertible redeemable preferred units to common stock	—	—	—	—	1,816,994	182	—	18,182,739	18,182,921
Maximum redemption right valuation [Common V Units]	—	—	—	—	—	—	(303,930,195)	—	(303,930,195)
Issuance of Series A convertible redeemable preferred units	—	—	1,152,000	38,315,520	—	—	—	—	38,315,520
The accompanying notes are an integral part of these consolidated financial statements.

			Year ended December 31, 2021
			Redeemable Preferred		Common A				Partners’ Deficit
	Limited Partners	General Partners	Non-controlling Series A Shares/Units	Amount 1	Common A Shares	Amount	Accumulated Deficit	Additional Paid-in Capital	Stockholders’ Deficit
Net losses for the period from reorganization December 31, 2021	—	—	—	—	—	—	(11,213,147)	—	(11,213,147)
Net losses attributable to non controlling interest	—	—	—	(645,359)	—	—	(15,157,875)	—	(15,803,234)
Net proceeds from initial public offering, net of offering costs	—	—	—	—	7,690,400	769	—	131,537,789	131,538,558
Warrants issued and outstanding	—	—	—	—	—	—	—	1,924,281	1,924,281
Stock-based compensation	—	—	—	—	—	—	—	4,015,324	4,015,324
Balance – December 31, 2021	—	$—	1,152,000	$37,670,161	20,016,067	$2,002	$(338,709,688)	$241,872,747	$(59,164,778)
The accompanying notes are an integral part of these consolidated financial statements.

STRONGHOLD DIGITAL MINING, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the years ended
	December 31, 2021	December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(27,255,329)	$(144,994)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and Amortization	7,607,721	558,630
Accretion of asset retirement obligation	—	21,821
Forgiveness of PPP loan	(638,800)	(10,000)
Realized loss on sale of derivatives	—	505,747
Realized gain on sale of digital currency	(149,858)	(31,810)
Write-off of bad debts	244,924
Amortization of debt issuance costs	1,404,732	—
Stock Compensation	4,015,324	—
Impairments on digital currencies	1,870,274	—
Changes in fair value of warrant liabilities	1,143,809	—
Changes in fair value of forward sale derivative	116,488	—
(Increase) decrease in assets:
Digital currencies	(12,494,581)	(339,456)
Accounts receivable	(1,176,239)	70,618
Prepaid Insurance	588,808	—
Due from related party	302,973	(302,975)
Inventory	(1,417,689)	132,591
Other current assets	(2,619,911)	(7,871)
Increase (decrease) in liabilities:
Accounts payable	17,395,556	546,719
Due to related parties	268,182	(448,868)
Accrued liabilities	4,981,013	(2,929)
Contract liabilities	147,835	40,000
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(5,664,768)	587,223
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of digital currencies	584,387	158,615
Acquisition of Panther Creek, net of cash acquired	(3,914,362)	—
Purchase of land	(21,439)	—
Purchase of reclamation bond	(26,712)	—
Purchase of property, plant and equipment; including construction in progress	(122,640,861)	(1,986,401)
Equipment purchase deposits	(130,999,398)	—
NET CASH USED IN INVESTING ACTIVITIES	(257,018,385)	(1,827,786)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term debt	(16,283,900)	(292,292)
Payments on financed insurance premiums	(2,590,788)	—
Proceeds from promissory note	39,100,000	—
Proceeds from master equipment financing agreements	41,435,466	—
Proceeds from equipment financed	517,465	—
Proceeds from PPP loan	841,670	638,800
Proceeds from private placements net of fees	96,786,629	—
Initial Public Offering proceeds, net of fees	131,537,789	—
(Payments) proceeds on EIDL Loan	(150,000)	160,000
The accompanying notes are an integral part of these consolidated financial statements.

	For the years ended
	December 31, 2021	December 31, 2020
(Repayments) proceeds on related-party notes	(2,024,250)	2,024,250
Buyout of Aspen Interest	(2,000,000)	—
Forward sale contract prepayment	7,000,000	—
Distributions paid	—	(1,121,151)
NET CASH PROVIDED BY FINANCING ACTIVITIES	294,170,081	1,409,607
NET INCREASE IN CASH	31,486,928	169,044
CASH - BEGINNING OF YEAR	303,187	134,143
CASH - END OF YEAR	$31,790,115	$303,187
The accompanying notes are an integral part of these consolidated financial statements.

STRONGHOLD DIGITAL MINING, INC.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

December 31, 2021 and 2020
NOTE 1 – BUSINESS COMBINATIONS
Reorganization
Stronghold Digital Mining, Inc. (“Stronghold Inc.” or the “Company”) was incorporated as a Delaware corporation on March 19, 2021. On April 1, 2021, contemporaneously with the Series A Private Placement (as defined below), Stronghold Inc. underwent a corporate reorganization pursuant to a Master Transaction Agreement, which will be referred to herein as the “Reorganization.”
Immediately prior to the Reorganization, Q Power LLC (“Q Power”) directly held all of the equity interests in Stronghold Digital Mining LLC (“SDM”), and indirectly held 70% of the limited partner interests, and all of the general partner interests, in Scrubgrass Reclamation Company, L.P. (f/k/a Scrubgrass Generating Company, L.P.) (“Scrubgrass LP”), through wholly owned subsidiaries EIF Scrubgrass LLC (“EIF Scrubgrass”), Falcon Power LLC (“Falcon”) and Scrubgrass Power LLC. Aspen Scrubgrass Participant, LLC (“Aspen”) held the remaining 30% of the limited partner interests in Scrubgrass LP (the “Aspen Interest”). Scrubgrass LP is a Delaware limited partnership originally formed on December 1, 1990 under the name of Scrubgrass Generating Company, L.P. SDM is a Delaware limited liability company originally formed on February 12, 2020 under the name Stronghold Power LLC (“Stronghold Power”).
On April 1, 2021 Stronghold Inc. entered into a Series A Preferred Stock Purchase Agreement pursuant to which Stronghold Inc. issued and sold 9,792,000 shares of Series A Convertible Redeemable Preferred Stock (the “Series A Preferred Stock”) in a private offering (the “Series A Private Placement”) at a price of $8.68 per share to various accredited individuals in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D thereunder for aggregate consideration of approximately $85.0 million. In connection with the Series A Private Placement, the Company incurred approximately $6.3 million in fees and $631,897 as debt issuance costs for warrants issued as part of the Series A Private Placement.
Contemporaneously with the Reorganization, Stronghold Inc. acquired the Aspen Interest using 576,000 shares of newly issued Series A Preferred Stock and $2,000,000 from a portion of the proceeds from the Series A Private Placement. The acquisition of the Aspen Interest is a total consideration of $7,000,000 that consists of the $2,000,000 in cash plus a valuation of $5,000,000 for the 576,000 shares of the Series A Preferred Stock at the issuance per share price of $8.68, and are classified as permanent equity and not subject to mandatory redemptions as outlined in Stronghold Inc.'s certificate of incorporation, as amended (the “Charter”). Pursuant to the Reorganization, Q Power contributed all of its ownership interests in EIF Scrubgrass, Falcon and SDM to Stronghold Digital Mining Holdings LLC (“Stronghold LLC”) in exchange for 27,072,000 Class A common units of Stronghold LLC (“Stronghold LLC Units”), Stronghold Inc. contributed cash (using the remaining proceeds from the Series A Private Placement, net of fees, expenses and amounts paid to Aspen), 27,072,000 shares of Class V common stock of Stronghold Inc. and the Aspen Interest to Stronghold LLC in exchange for 10,368,000 preferred units of Stronghold LLC, and Stronghold LLC immediately thereafter distributed the 27,072,000 shares of Class V common stock to Q Power. In addition, effective as of April 1, 2021, Stronghold Inc. acquired 14,400 Stronghold LLC Units held by Q Power (along with an equal number of shares of Class V common stock) in exchange for 14,400 newly issued shares of Class A common stock.
As a result of the Reorganization, the acquisition of the Aspen Interest and the acquisition of Stronghold LLC Units by Stronghold Inc. discussed above, (a) Q Power acquired and retained 27,057,600 Stronghold LLC Units, 14,400 shares of Class A common stock of Stronghold Inc., and 27,057,600 shares of Class V common stock of Stronghold Inc., effectively giving Q Power approximately 69% of the voting power of Stronghold Inc. and approximately 69% of the economic interest in Stronghold LLC, (b) Stronghold Inc. acquired 10,368,000 preferred units of Stronghold LLC and 14,400 Stronghold LLC Units, effectively giving Stronghold Inc. approximately 31% of the economic interest in Stronghold LLC, (c) Stronghold Inc. became the sole managing member of Stronghold LLC and is responsible for all operational, management and administrative decisions relating to Stronghold LLC’s business and will consolidate financial results of Stronghold LLC and its subsidiaries, (d) Stronghold Inc. became a holding company whose only material asset consists of membership interests in Stronghold LLC, and (e) Stronghold

LLC directly or indirectly owns all of the outstanding equity interests in the subsidiaries through which we operate the Company's assets, including Scrubgrass LP and SDM.
On May 14, 2021, the Company completed a private placement of shares of the Company’s Series B Convertible Redeemable Preferred Stock of Stronghold Inc. (the “Series B Preferred Stock,” and, together with the Series A Preferred Stock, the “Preferred Stock”) (the “Series B Private Placement,” and, together with the Series A Private Placement, the “Private Placements”). The terms of the Series B Preferred Stock are substantially similar to the Series A Preferred Stock, except for differences in the stated value of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or certain deemed liquidation events. In connection with the Series B Private Placement, the Company sold 1,817,035 shares of its Series B Preferred Stock for an aggregate purchase price of $20.0 million. In connection with the Series B Private Placement, the Company incurred approximately $1.6 million in fees and expenses and $148,575 as debt issuance costs for warrants issued as part of the Series B Private Placement.
Pursuant to the terms of the Preferred Stock, on (i) the date that a registration statement registering the shares of Class A common stock issuable upon the conversion of the Preferred Stock is declared effective by the U.S. Securities and Exchange Commission (the “SEC”) or (ii) the date on which a “Significant Transaction Event” occurs, as defined in the Company's amended and restated certificate of incorporation, such shares of Preferred Stock will automatically convert into shares of Class A common stock of Stronghold Inc. on a one-to-one basis, subject to certain adjustments as set forth in the Charter. Correspondingly, pursuant to the Second Amended and Restated Limited Liability Company Agreement of Stronghold LLC, as amended from time to time (the “Stronghold LLC Agreement”), preferred units in Stronghold LLC automatically convert into Stronghold LLC Units on a one-to-one basis under like circumstances (subject to corresponding adjustments). On October 19, 2021, the registration statement registering the shares of Class A common stock issuable upon conversion of the Preferred Stock was declared effective by the SEC, and all of the outstanding shares of Preferred Stock converted into shares of Class A common stock at that time. Correspondingly, all of the preferred units in Stronghold LLC converted into Stronghold LLC Units.
On June 29, 2021, Stronghold LLC formed Stronghold Digital Mining Equipment, LLC (“Equipment LLC”). On October 27, 2021, Stronghold Digital Mining Operating, LLC (“Operating LLC”) formed Stronghold Digital Mining BT, LLC (“Digital Mining BT”). On December 10, 2021, Operating LLC formed Stronghold Digital Mining TH, LLC (“TH LLC”).
Prior to the Reorganization
Prior to the Reorganization date of April 1, 2021, Scrubgrass Generating Company, L.P. (“Scrubgrass”) existed as a Delaware limited partnership formed on December 1, 1990. Q Power LLC existed as a multi-member limited liability company and indirectly held limited and general partner interests of Scrubgrass. Additionally, Aspen, a wholly-owned subsidiary of Olympus Power, LLC (together with its affiliates “Olympus”), was a limited partner of Scrubgrass.
Scrubgrass had two subsidiaries: Clearfield Properties, Inc. (“Clearfield”), which was formed for the purpose of purchasing a 175-acre site in Clearfield County, Pennsylvania, and acquiring access to certain coal material; and Leechburg Properties, Inc. (“Leechburg”), which was formed for the purpose of acquiring access rights to certain waste coal sites. Leechburg was a dormant entity as of December 31, 2021 and 2020.
Pursuant to an equity Assignment and Assumption agreement dated September 24, 2020, Q Power assigned a 50%-member interest to a second individual. As a result, two individuals were the sole members of Q Power. Stronghold Power was established on February 12, 2020 as a Delaware limited liability company and is 100% owned by Q Power. Stronghold Power was created to pursue opportunities involving cryptocurrency mining as well as providing hosting services for third-party miners.
Scrubgrass and Stronghold Power were under common control prior to the Reorganization date of April 1, 2021, and consolidated results reported as of December 31, 2020, and included in the consolidated results for the year ended December 31, 2021 and 2020.

NOTE 2 - NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES
In most instances, Stronghold Inc. and its subsidiaries will collectively be referred to as the “Company” if a discussion applies to all. Where it may not apply to all, then each company, described as itself, will be specifically noted.
Nature of Operations
The Company operates as a qualifying cogeneration facility (“Facility”) under the provisions of the Public Utilities Regulatory Policies Act of 1978 and sells its electricity into the PJM Interconnection Merchant Market (“PJM”) under an Energy Management Agreement (“EMA”) with Direct Energy Business Marketing, LLC (“DEBM”) effective February 1, 2015. The Company’s primary fuel source is waste coal which is provided by various third parties. Waste coal credits are earned by the Company by generating electricity utilizing coal refuse.
Under the EMA, which was entered into as of January 23, 2015, DEBM agreed to act as the exclusive provider of services for the benefit of the Company related to interfacing with PJM, including handling daily operations of the facility, daily marketing and managing of a certain electric generating facility located in Kennerdell, Pennsylvania, energy management, capacity management and providing market and system information. The term of the agreement was initially through January 31, 2018, with three additional automatic renewal terms that now extends through January 31, 2022. DEBM was paid a monthly fee of $7,500 in satisfaction of its performance obligation during the term. The total revenue recognized under the EMA is 100% of the reported energy revenue and the total transaction price for the performance obligations varies depending upon market conditions and demand, such as usage and available capacities.
The Company is also a vertically integrated digital currency mining business. The Company buys and maintains a fleet of digital/cryptocurrency mining equipment and the required infrastructure, it also provides power to third party digital currency miners under favorable Power Purchase Agreement (“PPA”) agreements, and it sells energy as a merchant power producer and receives capacity payments from PJM for making its energy available to the grid. The Digital currency mining operations are in their early stages, and digital currencies and energy pricing mining economics are volatile and subject to uncertainty. The Company’s current strategy will continue to expose it to the numerous risks and volatility associated with the digital mining and power generation sectors, including fluctuating Bitcoin-to-U.S.-Dollar prices, the costs and availability of miners, the number of market participants mining Bitcoin, the availability of other power generation facilities to expand operations and regulatory changes.
Basis of Presentation
The consolidated financial statements have been prepared in accordance with existing accounting principles generally accepted in the United States of America (“GAAP”), under the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).
Additionally, since there are no differences between net income and comprehensive income, all references to comprehensive income have been excluded from the consolidated financial statements.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash
Cash and cash equivalents consist of short-term, highly liquid investments with original maturities of three months or less. The Company maintains its cash in non-interest bearing accounts that are insured by the Federal Deposit Insurance Company up to $250,000. The Company’s deposits may, from time to time, exceed the $250,000 limit; however, management believes that there is no unusual risk present, as the Company places its cash with financial institutions which management considers being of high quality.
Digital Currencies
Digital currencies are included in current assets in the reported balance sheets and are considered an intangible asset with an indefinite useful life. Digital currencies are recorded at cost less any impairment. Currently Bitcoin constitutes the only cryptocurrency the Company mines or holds in material amounts.

Cryptocurrencies held are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the cryptocurrency at the time its fair value is being measured. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. However, in most cases the Company’s qualitative assessment indicates impairment when the quoted price of the cryptocurrency subsequently falls below its carrying amount and we are required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted.
The Company performed an impairment test on its digital currencies and $(1,870,274) and $0 are recognized as impairment expenses for the years ended December 31, 2021 and 2020, respectively.
The following table presents the activities of the digital currencies for the years ended December 31, 2021 and December 31, 2020:
	December 31, 2021	December 31, 2020
Digital currencies at beginning of year	$228,087	$15,436
Additions of digital currencies	12,494,581	339,456
Realized gain on sale of digital currencies	149,858	31,810
Impairments	(1,870,274)	—
Proceeds from sale of digital currencies	(584,387)	(158,615)
Digital currencies, including restricted amounts	$10,417,865	$228,087
On December 15, 2021, the Company entered into a Prepaid Variable Digital Asset Forward Transaction with NYDIG Derivatives Trading LLC (“NYDIG Trading”) providing for the sale of 250 Bitcoin (the “Sold Bitcoin”) at a floor price of $28,000 per Bitcoin (the “Forward Sale”). Pursuant to the Forward Sale, NYDIG Trading paid SDMI an amount equal to the floor price per Bitcoin (the “Initial Sale Price”) on December 16, 2021. On September 24, 2022, the Sold Bitcoin will be sold to NYDIG Trading at a price equal to the market price for Bitcoin on September 23, 2022, less the Initial Sale Price, subject to a capped final sale price of $85,500 per Bitcoin. The Company was advanced $7,000,000 and, in return, is required to pledge 250 Bitcoins as collateral. As of December 31, 2021, the Company held an aggregate amount of digital currencies that comprised of restricted and unrestricted Bitcoin of $10,417,865. Of that amount, $2,699,644 and $7,718,221 was restricted and unrestricted, respectively.
Accounts Receivable
Accounts receivable are stated at the amount management expects to collect from balances outstanding at year end. An allowance for doubtful accounts is provided when necessary and is based upon management’s evaluation of outstanding accounts receivable at year end. The potential risk is limited to the amount recorded in the financial statements. For the year ended December 31, 2021, outstanding customer balances totaling $244,924 were considered not collectable and written off to bad debts expense. No further allowance was considered necessary as of December 31, 2021 and 2020.
Inventory
Waste coal, fuel oil and limestone are valued at the lower of average cost or net realizable value and includes all related transportation and handling costs.
The Company performs periodic assessments to determine the existence of obsolete, slow-moving, and unusable inventory and records necessary provisions to reduce such inventories to net realizable value.
Derivative Contracts
In accordance with guidance on accounting for derivative instruments and hedging activities all derivatives should be recognized at fair value. Derivatives or any portion thereof, that are not designated as, and effective as, hedges must be adjusted to fair value through earnings. Derivative contracts are classified as either assets or liabilities on the accompanying combined balance sheets. Certain contracts that require physical delivery may qualify for and be designated as normal purchases/normal sales. Such contracts are accounted for on an accrual basis.
The Company uses derivative instruments to mitigate its exposure to various energy commodity market risks. The Company does not enter into any derivative contracts or similar arrangements for speculative or trading purposes. The Company will, at times, sell its forward unhedged electricity capacity to stabilize its future operating margins. As of December 31, 2021 and December 31, 2020, there are no open energy commodity derivatives outstanding.
The Company also uses derivative instruments to mitigate the risks of Bitcoin market pricing volatility. The Company entered into a variable prepaid forward sale contract that mitigates Bitcoin market pricing volatility risks between a low and high collar of Bitcoin market prices during the contract term. This contract settles in September 2022. The contract meets the definition of a derivative transaction pursuant to guidance under ASC 815 and is considered a compound derivative instrument which is required to be presented at fair value subject to remeasurement each reporting period. The changes in fair value are recorded as changes in fair value of forward sale derivative as part of earnings. Refer to Note 26 - Variable Prepaid Forward Sales Contract Derivative. As of December 31, 2021, this is the only derivative contract open. As of December 31, 2020, there are no similar derivative contracts open.
Fair Value Measurements
The Company measures at fair value certain of its financial and non-financial assets and liabilities by using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price, based on the highest and best use of the asset or liability. The levels of the fair value hierarchy are:
Level 1: Observable inputs such as quoted market prices in active markets for identical assets or liabilities;
Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data; and
Level 3: Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.
A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. As of December 31, 2021, the Company’s redeemable preferred warrants are recorded at fair value. Refer to Note 14 – Stock Issued Under Master Financing Agreements and Warrants. As of December 31, 2020, the Company did not have any assets or liabilities remeasured at fair value.
Property and Equipment
Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance and repairs are charged to expense as incurred. The Company records all assets associated with the cryptocurrency mining operations at cost. These assets are comprised of storage trailers and the related electrical components. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the remaining estimated useful lives (“EUL”) of the related assets using the straight-line method.
The Company’s depreciation is based on its Facility being considered a single property unit. Certain components of the Facility may require replacement or overhaul several times over its estimated life. Costs associated with overhauls are recorded as an expense in the period incurred. However, in instances where a replacement of a Facility component is significant and the Company can reasonably estimate the original cost of the component being replaced, the Company will write-off the replaced component and capitalize the cost of the replacement. The component will be depreciated over the lesser of the EUL of the component or the remaining useful life of the Facility.
The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of property and equipment may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of property and equipment. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property and equipment is used, and the effects of obsolescence, demand, competition, and other economic factors.
Cryptocurrency Machines
Management has assessed the basis of depreciation of the Company’s cryptocurrency machines used to verify digital currency transactions and generate digital currencies and believes they should be depreciated over a two-year period. The rate at which the Company generates digital assets and, therefore, consumes the economic benefits of its transaction verification servers, is influenced by a number of factors including the following:
1.	The complexity of the transaction verification process which is driven by the algorithms contained within the Bitcoin open source software;
2.	The general availability of appropriate computer processing capacity on a global basis (commonly referred to in the industry as hashing capacity which is measured in petahash units); and
3.
Technological obsolescence reflecting rapid development in the transaction verification server industry such that more recently developed hardware is more economically efficient to run in terms of digital assets generated as a function of operating costs, primarily power costs, (i.e., the speed of hardware evolution in the industry is such that later hardware models generally have faster processing capacity combined with lower operating costs and a lower cost of purchase).

The Company operates in an emerging industry for which limited data is available to make estimates of the useful economic lives of specialized equipment. Management has determined that two years best reflects the current expected useful life of transaction verification servers. This assessment takes into consideration the availability of historical data and management’s expectations regarding the direction of the industry including potential changes in technology. Management will review this estimate annually and will revise such estimate as and when data becomes available.
To the extent that any of the assumptions underlying management’s estimate of useful life of its transaction verification servers are subject to revision in a future reporting period either as a result of changes in circumstances or through the availability of greater quantities of data then the estimated useful life could change and have a prospective impact on depreciation expense and the carrying amounts of these assets.
Asset Retirement Obligations
Asset retirement obligations, including those conditioned on future events, are recorded at fair value in the period in which they are incurred, if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset in the same period. In each subsequent period, the liability is accreted to its present value and the capitalized cost is depreciated over the EUL of the long-lived asset. If the asset retirement obligation is settled for other than the carrying amount of the liability, the Company recognizes a gain or loss on settlement. The Company’s asset retirement obligation represents the cost the Company would incur to perform environmental clean-up or dismantle certain portions of the Facility.
Impairment of Long-Lived Assets
In conjunction with ASC 360 - Property, Plant and Equipment, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. A long-lived asset or asset group that is held and used must be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the long-lived asset or asset group might not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.
Based on the Company’s analysis, no impairment indicators existed as of December 31, 2021 and 2020, respectively, that would require impairment testing of the Company’s long-lived assets.
Revenue Recognition
The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of this revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:
1.	Step 1: Identify the contract with the customer
2.	Step 2: Identify the performance obligations in the contract
3.	Step 3: Determine the transaction price
4.	Step 4: Allocate the transaction price to the performance obligations in the contract
5.	Step 5: Recognize revenue when the Company satisfies a performance obligation
In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).
If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.
The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both.
When determining the transaction price, an entity must consider the effects of all of the following:
•	Variable consideration
•	Constraining estimates of variable consideration
•	The existence of a significant financing component in the contract
•	Noncash consideration
•	Consideration payable to a customer
Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.
There is currently no specific definitive guidance under GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the Financial Accounting Standards Board (the “FASB”), the Company may be required to change its policies, which could have an effect on the Company’s consolidated financial position and results from operations.
Fair value of the digital asset award received is determined using the quoted price of the related cryptocurrency at the time of receipt.
The Company’s policies with respect to its revenue streams are detailed below.
Energy Revenue
The Company operates as a market participant through PJM Interconnection, a Regional Transmission Organization (“RTO”) that coordinates the movement of wholesale electricity. The Company sells energy in the wholesale generation market in the PJM RTO. Energy revenues are delivered as a series of distinct units that are substantially the same and that have the same pattern of transfer to the customer over time and are therefore accounted for as a distinct performance obligation. The transaction price is based on pricing published in the day ahead market which constitute the stand-alone selling price.

Energy revenue is recognized over time as energy volumes are generated and delivered to the RTO (which is contemporaneous with generation), using the output method for measuring progress of satisfaction of the performance obligation. The Company applies the invoice practical expedient in recognizing energy revenue. Under the invoice practical expedient, energy revenue is recognized based on the invoiced amount which is considered equal to the value provided to the customer for the Company’s performance obligation completed to date.
Reactive energy power is provided to maintain a continuous voltage level. Revenue from reactive power is recognized ratably over time as the Company stands ready to provide it if called upon by the PJM RTO.
Capacity Revenue
The Company provides capacity to a customer through participation in capacity auctions held by the PJM RTO. Capacity revenues are a series of distinct performance obligations that are substantially the same and that have the same pattern of transfer to the customer over time and are therefore accounted for as a distinct performance obligation. The transaction price for capacity is market-based and constitutes the stand-alone selling price. As capacity represents the Company’s stand-ready obligation, capacity revenue is recognized as the performance obligation is satisfied ratably over time, on a monthly basis, since the Company stands ready equally throughout the period to deliver power to the PJM RTO if called upon. The Company applies the invoice practical expedient in recognizing capacity revenue. Under the invoice practical expedient, capacity revenue is recognized based on the invoiced amount which is considered equal to the value provided to the customer for the Company’s performance obligation completed to date. Penalties may be assessed by the PJM RTO against generation facilities if the facility is not available during the capacity period. The penalties assessed by the PJM RTO, if any, are recorded as a reduction to capacity revenue when incurred.
Cryptocurrency Hosting
The Company has entered into customer hosting contracts whereby the Company provides electrical power to cryptocurrency mining customers, and the customers pay a stated amount per megawatt-hour (“MWh”) (“Contract Capacity”). This amount is paid monthly in advance. Amounts used in excess of the Contract Capacity are billed based upon calculated formulas as contained in the contracts. If any shortfalls occur to due to outages, make-whole payment provisions contained in the contracts are used to offset the billings to the customer which prevented them from cryptocurrency mining. Advanced payments and customer deposits are reflected as contract liabilities.
Cryptocurrency Mining
The Company has entered into digital asset mining pools by executing contracts, as amended from time to time, with the mining pool operators to provide computing power to the mining pool. The contracts are terminable at any time by either party and the Company’s enforceable right to compensation only begins when the Company provides computing power to the mining pool operator. In exchange for providing computing power, the Company is entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less digital asset transaction fees to the mining pool operator which are recorded as a component of cost of revenues), for successfully adding a block to the blockchain. The terms of the agreement provide that neither party can dispute settlement terms after thirty-five days following settlement. The Company’s fractional share is based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm.
Providing computing power in digital asset transaction verification services is an output of the Company’s ordinary activities. The provision of providing such computing power is the only performance obligation in the Company’s contracts with mining pool operators. The transaction consideration the Company receives, if any, is noncash consideration, which the Company measures at fair value on the date received, which is not materially different than the fair value at contract inception or the time the Company has earned the award from the pools. The consideration is all variable. Because it is not probable that a significant reversal of cumulative revenue will not occur, the consideration is constrained until the mining pool operator successfully places a block (by being the first to solve an algorithm) and the Company receives confirmation of the consideration it will receive, at which time revenue is recognized. There is no significant financing component in these transactions.
Fair value of the cryptocurrency award received is determined using the quoted price of the related cryptocurrency at the time of receipt. There is currently no specific definitive guidance under GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, the Company may be required to change its policies, which could have an effect on the Company’s consolidated financial position and results from operations.
Waste Coal Credits
Waste coal credits are issued by the Commonwealth of Pennsylvania. Facilities that generate electricity by using coal refuse for power generation, control acid gases for emission control, and use the ash produced to reclaim mining-affected sites are eligible for such credits. Income related to these credits is recorded upon cash receipt and within other income.
Renewable Energy Credits (“RECs”)
The Company uses coal refuse, which is classified as a Tier II Alternative Energy Source under Pennsylvania law, to produce energy to sell to the open market (“the grid”). A third party acts as the benefactor, on behalf of the Company, in the open market and is invoiced as RECs are realized. These credits are recognized as a contra-expense to offset the fuel costs to produce this refuse.
Waste Ash Sales
The Company sells fly ash and scrubber material collected. This is a by-product from their coal refuse reclamation used as fuel. Buyer pays 50% of a resale price, up to 50,000 tons, unless agreed to in writing to exceed this weight limit, Income related to these sales are recorded within other income. The Company has executed a Sales Order with Waste Management National Services, Inc. for December 3, 2021 through March 1, 2022, and has not yet realized any income as of December 31, 2021.
Stock Based Compensation
For equity-classified awards, compensation expense is recognized over the requisite service period based on the computed fair value on the grant date of the award. Equity classified awards include the issuance of stock options and restricted stock units (“RSUs”).
Notes Payable
The Company records notes payable net of any discounts or premiums. Discounts and premiums are amortized as interest expense or income over the life of the note in such a way as to result in a constant rate of interest when applied to the amount outstanding at the beginning of any given period.
Warrant Liabilities
The Company records warrant liabilities at their fair value as of the balance sheet date, and recognizes changes in the balances, over the comparative periods of either the issuance date or the last reporting date, as part of changes in fair value of warrant liabilities expense. At the issuance date, each series of warrants were convertible and redeemable to preferred stock. As of October 22, 2021 (the closing date of the IPO (as defined below)), all preferred stock converted to common stock one for one. As such, the warrant liability was revalued and reclassified to equity due to the equity offering and conversion as common shares.
Segment Information
Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”). The role of the CODM is to make decisions about allocating resources and assessing performance. The Company’s operations are based on its Energy Operations and Cryptocurrency Operations and thus the Company concluded its business operates in two operating segments. The CODM reviews financial information presented on each of these two operating segments for purposes of allocating resources and evaluating financial performance. The Company’s chief executive officer has been identified as its CODM. The Company's two operating segments are also its reportable segments: Energy Operations and Cryptocurrency Operations.

Common Stock – Class V
The Company accounts for the 56.1% interest represented by the Class V common stock outside of permanent equity as a result of certain redemption rights held by the holders that are outside the control of the Company. As such, the Company adjusts the Common Stock - Class V to its maximum redemption amount at the balance sheet date, if higher than the carrying amount. The redemption amount is based on a third-party valuation methodology of the Company’s Class A common stock at the end of the reporting period. Changes in the redemption value are recognized immediately as they occur, as if the end of the reporting period was also the redemption date for the instrument, with an offsetting entry to accumulated deficit.
For each share of Class V common stock outstanding, there is a corresponding outstanding Class A common unit of Stronghold LLC. The redemption of any share of Class V common stock would be accompanied by a concurrent redemption of the corresponding Class A common unit of Stronghold LLC, such that both the share of Class V common stock and the corresponding Class A common unit of Stronghold LLC are redeemed as a combined unit in exchange for either a single share of Class A common stock or cash of equivalent value based on the fair value of the Class A common stock at the time of the redemption. For accounting purposes, the value of the Class A common units of Stronghold LLC is attributed to the corresponding shares of Class V common stock on the December 31, 2021 balance sheet.
Loss per Share
Basic net (loss) income per share (“EPS”) of common stock is computed by dividing net loss by the weighted average number of shares of common stock outstanding or shares subject to exercise for a nominal value during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.
Since the Company has incurred a loss for the period ended December 31, 2021, basic and diluted net loss per share is the same. At December 31, 2020 there were no potentially dilutive securities outstanding.
Income Taxes
Reorganization
Upon completion of the Reorganization, the Company is organized as an “Up-C” structure in which substantially all of the assets and business of the consolidated Company are held by Stronghold Inc. through its subsidiaries, and the Company’s direct assets largely consist of cash and investments in subsidiaries. For income tax purposes, the portion of the Company’s earnings allocable to Stronghold Inc. is subject to corporate income tax rates at the federal and state levels. Therefore, the income taxes recorded prior to the Reorganization are not representative of the income taxes after the Reorganization.
The Company accounts for income taxes under the asset and liability method, in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable. Based on the Company’s evaluation and application of ASC Topic 740, Income Taxes (“ASC 740”), the Company has determined that the utilization of the deferred tax assets is not more likely than not, and therefore the Company has recorded a valuation allowance against the net deferred tax assets of the Company. Factors contributing to this assessment include the Company’s cumulative and current losses, as well as the evaluation of other sources of income as outlined in ASC 740. The Company continues to evaluate the likelihood of the utilization of deferred tax assets, and while the valuation allowance remains in place, we expect to record no deferred income tax expense or benefit.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. Based on the

Company's evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company's consolidated financial statements. Although the Company has not yet filed a corporate tax return, the basis of tax positions applied to our tax provisions substantially comply with applicable federal and state regulations. We acknowledge the respective taxing authorities may take contrary positions based on their interpretation of the law. A tax position successfully challenged by a taxing authority could result in an adjustment to our provision or benefit for income taxes in the period in which a final determination is made. As of December 31, 2021, the Company's tax years ended December 31, 2018 through 2021 are open for potential examination by taxing authorities.
Certain of Stronghold Inc.’s subsidiaries are structured as flow-through entities; and therefore the taxable income or loss of such subsidiaries is included in the income tax returns of the partners, including Stronghold Inc. Application of ASC 740 to these entities results in no recognition of federal or state income taxes at the entity level. The portion of such subsidiaries' activities that are allocable to the Company will increase the Company’s taxable income or loss and be accounted for under ASC 740 at the Company.
Prior to the Reorganization
Scrubgrass and Stronghold LLC were structured as a limited partnership and limited liability company, respectively; therefore the taxable income or loss of the Company is included in the income tax returns of the individual partners. Accordingly, no recognition has been given to federal or state income taxes in the accompanying financial statements.
Two of Scrubgrass' subsidiaries, Clearfield and Leechburg, are corporations for federal and state income tax purposes. Income taxes attributable to Clearfield and Leechburg are provided based on the asset and liability method of accounting pursuant to the Income Taxes Topic of FASB ASC 740, both prior to and subsequent to the Reorganization. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all, of the deferred tax asset will not be realized. Clearfield and Leechburg have not recorded any temporary differences resulting in either a deferred tax asset or liability as of December 31, 2021, or 2020.
Recently Issued Accounting Standards
In February 2016, FASB issued ASU 2016-02, Leases (“Topic 842”), which supersedes ASC Topic 840, Leases. Topic 842 requires lessees to recognize a lease liability and a lease asset for all leases, including operating leases, with a term greater than 12 months on its balance sheet. The update also expands the required quantitative and qualitative disclosures surrounding leases. Topic 842 will be applied using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In November 2020, FASB deferred the effective date for implementation of Topic 842 by one year and, in June 2020, FASB deferred the effective date by an additional year. Topic 842 is effective for the Company on January 1, 2022. The Company is currently in the process of developing its new accounting policies and determining the potential aggregate impact that the adoption of Topic 842 will have on its financial statements. The Company does not believe the adoption of this standard will have a material impact on the consolidated financial statements.
NOTE 3 - INVENTORY
Inventory consisted of the following components as of:
	December 31, 2021	December 31, 2020
Waste coal	$3,238,383	$342,476
Fuel oil	94,913	33,243
Limestone	38,958	21,173
TOTALS	$3,372,254	$396,892
NOTE 4 – EQUIPMENT DEPOSITS
Equipment deposits are contractual agreements with five vendors to deliver and install miners at future dates. The following details the vendors, miner models, miner counts, and expected delivery months. The Company is contractually committed to take future deliveries, and portions of the equipment are collateralized against the

WhiteHawk Promissory Note (as defined below) as disclosed in Note 6 – Long-Term Debt. With the exception of Cryptech Solutions (“Cryptech”), where there is an installment payments plan, all unpaid deposits will be made on the last month referenced in the timeframe below. The delivery timeframe for the 2,400 Cryptech miners will be in equal installments of 200 per month for 12 months starting in November 2021. Deliveries for the other vendors vary within the referenced timeframes.
The following table details the total equipment deposits of $130,999,398 as of December 31, 2021:
Vendor	Model	Count	Delivery Timeframe	Total Commitments	Unpaid[A]	Transferred to PP&E[B]	Equipment Deposits
MinerVa[C]	MinerVA	15,000	Oct '21 -Apr '22	$69,387,550	$—	$(4,542,572)	$64,844,978
Cryptech	Bitmain	2,400	Nov '21 -Oct '22	12,660,000	(5,591,500)	—	7,068,500
Northern Data	MicroBT	9,900	Oct '21 -Jan '22	22,061,852	—	(10,716,712)	11,345,140
Bitmain Technologies Limited	Antminer	12,000	Apr '22 -Dec '22	75,000,000	(35,764,500)	—	39,235,500
Northern Data PA. LLC	WharsMiners	4,280	Jan '22 - June '22	11,340,374	(2,835,094)	—	8,505,280
Totals		43,580		$190,449,776	$(44,191,094)	$(15,259,284)	$130,999,398
[A]	Future commitments still owed to each vendor. Refer to Note 8 - Commitments and Contingencies for further details.
[B]	Miners that are delivered and physically placed in service are transferred to a fixed asset account at the respective unit price as defined in the agreement.
[C]	Refer to Note 8 - Commitments and Contingencies for a $3,999,980 refund that reduced the total commitments to $69,387,550 for this vendor.
NOTE 5 – PROPERTY AND EQUIPMENT
Property and equipment consist of the following as of:
	Useful Lives (Years)	December 31, 2021	Dec 31, 2020
Electric Plant	10 - 60	$66,153,985	$30,288,979
Power Transformers	8 - 30	7,489,472	—
Machinery and equipment	5 - 20	12,015,811	2,862,736
Rolling Stock	5 - 7	261,000	—
Cryptocurrency Machines & Powering Supplies	2 - 3	78,505,675	—
Computer hardware and software	2 - 5	56,620	5,062
Vehicles & Trailers	2 - 7	155,564	81,733
Construction in progress	Not Depreciable	36,067,776	1,544,536
Asset retirement obligation	10 - 30	580,452	79,848
		201,286,355	34,862,894
Accumulated depreciation and amortization		(34,629,200)	(27,048,695)
TOTALS		$166,657,155	$7,814,199
Construction in Progress
Construction in progress consists of various projects to build out the cryptocurrency machine power infrastructure and is not depreciable until the asset is considered in service and successfully powers and runs the attached cryptocurrency machines. Completion of these projects will have various rollouts of energized transformed containers and are designed to calibrate power from the plant to the container that houses multiple cryptocurrency machines. Currently, the balance of $36,067,776, as of December 31, 2021, represents open contracts with a vendor that have future completion dates scheduled for 2022.
Depreciation and Amortization
Depreciation and amortization charged to operations was $7,607,721 and $558,630 for the years ended December 31, 2021 and 2020 respectively.

NOTE 6 – LONG-TERM DEBT
Long-term debt consisted of the following as of:
	December 31, 2021		December 31, 2020
$66,076 loan, with interest at 5.55%, due July 2021.	$3,054		$16,440
$75,000 loan, with interest at 12.67%, due April 2021.	7,312		14,934
$142,000 loan, with interest at 11.21%, due April 2021.	—		18,056
$70,000 loan, with interest at 11.92%, due April 2021.	—		8,974
$499,520 loan, with interest at 2.49% due December 2023.	232,337		333,599
$499,895 loan, with interest at 2.95% due July 2023.	246,720		371,490
$212,675 loan, with interest at 6.75% due October 2022.	103,857		168,397
$517,465 loan, with interest at 4.78% due October 2024.	490,600		—
$431,825 loan, with interest at 7.60% due April 2024.	204,833		—
financing agreement for insurance with interest at 3.45% due July 2022.	4,299,721		—
$40,000,000 loan, with interest at 10.00% due June 2023.	30,734,045	[A]	—
$10,641,362 loan, with interest at 10.00% due June 2023.	8,176,302	[B]	—
$14,077,800 loan, with interest at 10.00% due June 2023.	10,816,694	[C]	—
$17,984,000 maximum advance loan, interest at 9.99% due December 2023. Balance is what has been advanced as of December 31, 2021.	10,790,400	[D]	—
$17,984,000 maximum advance loan, with interest at 9.99% due December 2023. Balance is what has been advanced as of December 31, 2021.	7,769,088	[E]	—
$17,984,000 maximum advance loan, 2022 with interest at 9.99% due December 2023. Balance is what has been advanced as of December 31, 2021.	—	[F]	—
	73,874,963		931,890
Less current portions, deferred costs, & discounts
Outstanding loans	50,099,372		449,447
Deferred debt issuance costs	2,854,787		—
Discounts from issuance of stock	1,042,416		—
Discounts from issuance of warrants	1,499,547		—
	$18,378,841		$482,443
[A]
The WhiteHawk Promissory Note has a term of 24 months. Refer to Note 14 – Stock Issued Under Financing Agreements and Warrants for further discussions. On December 31, 2021, the Company amended the WhiteHawk Financing Agreement (the “WhiteHawk Amendment”) to extend the final MinerVa delivery date from December 31, 2021 to April 30, 2022. Pursuant to the WhiteHawk Amendment, Equipment paid an amendment fee in the amount of $250,000 to WhiteHawk. These fees are included in deferred debt issuance costs.

[B]
Arctos/NYDIG Financing Agreement [loan #1] with a term of 24. Refer to Note 14 - Stock Issued Under Financing Agreements and Warrants for further discussions. Refer to Note 32 - Subsequent Events for details of the amendment to this agreement.

[C]
Arctos/NYDIG Financing Agreement [loan #2] with a term of 24. Refer to Note 14 - Stock Issued Under Financing Agreements and Warrants for further discussions. Refer to Note 32 - Subsequent Events for details of the amendment to this agreement.

[D]
NYDIG ABL Master Equipment Finance Agreement with a term of 24. Deferred debt issuance costs of $449,600 are amortized over the term of the loan using the straight-line method. Refer to Note 32 - Subsequent Events for further advances after December 31, 2021.

[E]
NYDIG ABL Master Equipment Finance Agreement with a term of 24. Deferred debt issuance costs of $449,600 are amortized over the term of the loan using the straight-line method. Refer to Note 32 - Subsequent Events for further advances after December 31, 2021.

[F]
NYDIG ABL Master Equipment Finance Agreement with a term of 24. Deferred debt issuance costs of $449,600 are amortized over the term of the loan using the straight-line method. Refer to Note 32 - Subsequent Events for further advances after December 31, 2021.

Future scheduled maturities on the outstanding borrowings for each of the next three years as of December 31, 2021 are as follows:
Years ending December 31:
2022	$51,777,764
2023	21,955,328
2024	141,871
$73,874,963

NOTE 7 – CONCENTRATIONS
Credit risk is the risk of loss the Company would incur if counterparties fail to perform their contractual obligations (including accounts receivable). The Company primarily conducts business with counterparties in the crypto mining and energy industry. This concentration of counterparties may impact the Company’s overall exposure to credit risk, either positively or negatively, in that its counterparties may be similarly affected by changes in economic, regulatory or other conditions. The Company mitigates potential credit losses by dealing, where practical, with counterparties that are rated at investment grade by a major credit agency or have a history of reliable performance within the crypto mining and energy industry.
Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. Cash and cash equivalents customarily exceed federally insured limits. The Company’s significant credit risk is primarily concentrated with DEBM, which amounted to approximately 100% of the Company’s energy revenues for the years ended December 31, 2021 and 2020. DEBM accounted for 100% and 14% of the Company’s accounts receivable balance as of December 31, 2021 and 2020, respectively.
For the year ended December 31, 2021 and 2020, the Company purchased 30% and 63% of coal from two related parties, respectively. See Note 9- Related-Party Transactions for further information.
The Company has entered into various Master Equipment Financing Agreements that have future delivery and installation timeframes for approximately 43,580 miners. There can exist a risk of not achieving the expected delivery timelines as well as the timeliness of generating guaranteed targeted terahash by each miner. This risk is not quantifiable at this time. See Note 8 – Commitments and Contingencies for further information.
NOTE 8 – COMMITMENTS AND CONTINGENCIES
Commitments:
Equipment Agreements
As discussed in Note 4 - Equipment Deposits, the Company has entered into various equipment contracts to purchase miners. Most of these contracts require a percentage of deposits upfront and subsequent future payments to cover the contracted purchase price of the equipment. Details of each agreement are summarized below.
MinerVa Semiconductor Corp
On April 2, 2021, the Company entered into a purchase agreement with MinerVa Semiconductor Corp (“MinerVa”) for the acquisition of 15,000 of their MV7 ASIC SHA256 model cryptocurrency miner equipment (miners) with a total terahash to be delivered equal to 1.5 million terahash (total terahash) (the “MinerVa Purchase Agreement”). The price per miner is $4,892.50 for an aggregate purchase price of $73,387,500 to be paid in installments. On December 21, 2021, MinerVa issued a refund of $3,999,980 that is applied against the original purchase price; thus reducing the total purchase price to $69,387,550 (reference Note 4 - Equipment Deposits). The first installment equal to 60% of the purchase price, or $44,032,500, was paid on April 2, 2021, and an additional payment of 20% of the purchase price, or $14,677,500, was paid June 2, 2021. As of December 31, 2021, there are no remaining deposits owed. In December 2021, we extended the deadline for delivery of the MinerVa miners to April 2022. In March 2022, MinerVa was again unable to meet its delivery date and has only delivered approximately 3,200 of the 15,000 miners. As a result, we may write off some or all of the approximately 12,000 undelivered MinerVa miners. We do not know when the remaining MinerVa miners will be delivered, if at all. Refer to Note 30 - Covenants that describe covenants referencing the anticipated final delivery timeframe of April 2022. The aggregate purchase price does not include shipping costs, which are the responsibility of the Company and shall be determined at which time the miners are ready for shipment.
Nowlit Solutions Corp
The Company entered into a hardware purchase and sales agreement with Nowlit Solutions Corp effective April 1, 2021. Hardware includes, but is not limited to, ASIC Miners, power supply units, power distribution units and replacement fans for ASIC Miners. All hardware must be paid for in advance before being shipped to the Company. The Company made payments to this party totaling $5,657,432 in April 2021 and costs have been capitalized and reported as property and equipment. As of December 31, 2021, there are no outstanding commitments owed to this vendor.

The Company paid for two separate purchases of miners from Nowlit Solutions Corp. The first purchase payment was made on November 23, 2021, in the amount of $1,605,360 for 190 miners. The second purchase payment was made on November 26, 2021, in the amount of $2,486,730 for an additional 295 miners.
Cryptech Solutions
The Company entered into a hardware purchase and sales agreement with Cryptech effective April 1, 2021. Hardware includes, but is not limited to ASIC Miners, power supply units, power distribution units and replacement fans for ASIC Miners. Total purchase price is $12,660,000 for 2,400 BitmainS19j miners to be delivered monthly in equal quantities (200 per month) from November 2021 through October 2022. All hardware must be paid for in advance before being shipped to the Company.
The Company made a 30% down payment of $3,798,000 on April 1, 2021 with the remaining 70% or $8,862,000 agreed to be paid in 17 installments. There have been eight installments totaling $3,270,500 paid before December 31, 2021, with the outstanding amount still owed under this agreement of $5,591,500 as of December 31, 2021. Representing nine installments remaining through September 2022:
			Remaining
		Purchase Price	$12,660,000
		April 2021 - 30%	$(3,798,000)
#	Date	After down payment	$8,862,000
1	05/01/21	$(211,000)	$8,651,000
3	06/01/21	$(211,000)	$8,440,000
4	07/01/21	$(211,000)	$8,229,000
5	08/01/21	$(211,000)	$8,018,000
6	09/01/21	$(211,000)	$7,807,000
7	10/01/21	$(738,500)	$7,068,500
8	11/01/21	$(738,500)	$6,330,000
9	12/01/21	$(738,500)	$5,591,500
10	01/01/22	$(738,500)	$4,853,000
11	02/01/22	$(738,500)	$4,114,500
12	03/01/22	$(738,500)	$3,376,000
13	04/01/22	$(738,500)	$2,637,500
14	05/01/22	$(527,500)	$2,110,000
15	06/01/22	$(527,500)	$1,582,500
16	07/01/22	$(527,500)	$1,055,000
17	08/01/22	$(527,500)	$527,500
18	09/01/22	$(527,500)	$—
On December 7, 2021, the Company entered into a Hardware Purchase and Sales Agreement (the “Cryptech Purchase Agreement”) with Cryptech Solutions, Inc to acquire 1,000 Bitmain S19a miners (the “Cryptech Miners”) with a hash rate of 96 TH/s for a total purchase price of $8,592,000. Pursuant to the Cryptech Purchase Agreement, all hardware will be paid for in advance of being shipped to the Company.
Bitmain Technologies Limited
On October 28, 2021, the Company entered into the first of two Non-Fixed Price Sales and Purchase Agreements with Bitmain Technologies Limited (“Bitmain”). The first agreement covers six batches of 2,000 miners, or 12,000 in total, arriving on a monthly basis from April through September 2022. Each batch has an assigned purchase price that totals to $75,000,000, to be paid in three installments of 25%, 35% and 40% over the six-month delivery period. On October 29, 2021, the Company made a $23,300,000 payment comprised of the 25% installment payment plus 35% of the April 2022 batch of 2,000 miners that have an assigned purchase price of $13,000,000. On November 18, 2021, the Company made an additional payment of 35% or $4,550,000 towards the April 2022 batch of miners.
On November 16, 2021, the Company entered into the second Non-Fixed Price Sales and Purchase Agreement with Bitmain. This second agreement covers six batches of 300 miners, or 1,800 in total, arriving on a monthly basis from July 2022 through December 2022. Each batch has an assigned purchase price that totals $19,350,000, to be paid in three installments of 35%, 35%, and 30% of the total purchase price over the six-month delivery period. Per the second Non-Fixed Price Sales and Purchase Agreement, on November 18, 2021, the Company paid the first installment payment of 35% or $6,835,000.
Luxor Technology Corporation
The Company paid for three separate purchases of miners from Luxor Technology Corporation (“Luxor”). The first purchase payment was made on November 26, 2021, in the amount of $4,312,650 for 770 miners. The second and third purchase payments were made on November 29, 2021, in the amounts of $5,357,300 and $3,633,500, respectively, for an additional 750 and 500 miners.
On November 30, 2021, the Company entered into a fourth purchase agreement with Luxor to acquire 400 Antminer T19 miners with a hash rate of 84 TH/s and 400 Antminer T19 miners with a hash rate of 88 TH/s for a total purchase price of $6,260,800.
Northern Data
On December 10, 2021 the Company entered into a Hardware Purchase and Sale Agreement (the “First Supplier Purchase Agreement”) to acquire 3,000 MicroBT WhatsMiner M30S miners (the “M30S Miners”) with a hash rate per unit of 87 TH/s. Pursuant to the First Supplier Purchase Agreement, the unit price per M30S Miner is $6,960 for a cumulative purchase price of $20,880,000 that was paid in full within five business days of the execution of the First Supplier Purchase Agreement.
On December 16, 2021, the Company entered into a Second Hardware Purchase and Sale Agreement (the “Second Supplier Purchase Agreement”) to acquire a cumulative amount of approximately 4,280 M30S Miners and MicroBT WhatsMiner M30S+ miners with a hash rate per unit of 100 TH/s (the “M30S+ Miners”). Pursuant to the Second Supplier Purchase Agreement, the unit price per M30S Miner is $2,714 and the unit price per M30S+ Miner is $3,520 for a cumulative purchase price of $11,340,373.
NYDIG ABL LLC
On December 15, 2021, the Company entered into a Master Equipment Finance Agreement (the “Second NYDIG Financing Agreement”) with NYDIG ABL LLC (“NYDIG”) whereby NYDIG agreed to lend the Company up to $53,952,000 to finance the purchase of certain Bitcoin miners and related equipment (the “Second NYDIG-Financed Equipment”). Outstanding borrowings under the Second NYDIG Financing Agreement are secured by the Second NYDIG-Financed Equipment, contracts to acquire Second NYDIG-Financed Equipment, and the Bitcoin mined by the Second NYDIG-Financed Equipment. The Second NYDIG Financing Agreement includes customary restrictions on additional liens on the NYDIG-Financed Equipment. The Second NYDIG Financing Agreement may not be terminated by the Company or prepaid in whole or in part. Refer to Note 6 - Long Term Debt for further details.
Contingencies:
Legal Proceedings
The Company experiences routine litigation in the normal course of business. Management is of the opinion that none of this routine litigation will have a material adverse effect on the Company’s reported financial position or results of operations.
McClymonds Supply & Transit Company, Inc. and DTA, L.P. vs. Scrubgrass Generating Company, L.P.
On January 31, 2020, McClymonds Supply and Transit Company, Inc. (“McClymonds”) made a Demand for Arbitration, as required by the terms of the Transportation Agreement between it and the Company dated April 8, 2013 (the “Agreement”). In its demand, McClymonds alleged damages in the amount of $5,042,350 for failure to pay McClymonds for services. On February 18, 2020, the Company submitted its answering statement denying the claim of McClymonds in its entirety. On March 31, 2020, the Company submitted its counterclaim against McClymonds in the amount of $6,747,328 as the result of McClymonds’ failure to deliver fuel as required under the terms of the Agreement. Hearings were held from January 31, 2022 through February 3, 2022. Proposed findings of fact and conclusions of law were submitted and a decision will be rendered. Management believes that this litigation is unlikely to have a material adverse effect on the Company's consolidated financial position or results of operations.
Allegheny Mineral Corporation v. Scrubgrass Generating Company, L.P., Butler County Court of Common Pleas, No. AD 19-11039
In November 2019, Allegheny Mineral filed suit against the Company seeking payment of approximately $1,200,000 in outstanding invoices. In response, the Company filed counterclaims against Allegheny Mineral asserting breach of contract, breach of express and implied warranties, and fraud in the amount of $1,300,000. The case was unsuccessfully mediated in August 2020. At this time, there is a discovery deadline currently scheduled for June 30, 2022. Management believes that this litigation is unlikely to have a material adverse effect on the Company's consolidated financial position or results of operations.
PJM Notice of Breach
On November 19, 2021, Scrubgrass received a notice of breach from PJM Interconnection, LLC alleging that Scrubgrass breached Interconnection Service Agreement – No. 1795 (the “ISA”) by failing to provide advance notice to PJM Interconnection, LLC and Mid-Atlantic Interstate Transmission, LLC (“MAIT”) pursuant to ISA, Appendix 2, section 3, of modifications made to the Scrubgrass Plant. On December 16, 2021, Scrubgrass responded to the notice of breach and respectfully disagreed that the ISA had been breached. On January 7, 2022, Scrubgrass participated in a hearing with representatives from PJM regarding the notice of breach and Scrubgrass continues to work with PJM regarding the dispute, including conducting a necessary study agreement with respect to the Scrubgrass Plant. On January 20, 2022, the Company sent PJM a letter regarding the installation of a resistive computational load bank at the Panther Creek Plant. On March 1, 2022, the Company executed a necessary study agreement with respect to the Panther Creek Plant. The Company does not believe the PJM notice of breach or the Panther Creek necessary study agreement will have a material adverse effect on the Company’s reported financial position or results of operations.
NOTE 9 – RELATED-PARTY TRANSACTIONS
Waste Coal Agreement
The Company is obligated under a Waste Coal Agreement (the “WCA”) to take minimum annual delivery of 200,000 tons of waste coal as long as there is a sufficient quantity of waste coal that meets the Average Quality Characteristics (as defined in the WCA). Under the terms of the WCA, the Company is not charged for the waste coal itself but is charged a $6.07 per ton base handling fee as it is obligated to mine, process, load and otherwise handle the waste coal for itself and also for other customers of Coal Valley Sales, LLC (“CVS”) from the Russellton site specifically. The Company is also obligated to unload and properly dispose of ash at the Russellton site.
A reduced handling fee is charged at $1.00 per ton for any tons in excess of the minimum take of 200,000 tons.
The Company is the designated operator at the Russellton site and therefore is responsible for complying with all state and federal requirements and regulations.
In December 2020, the Company notified CVS by letter that it intends to restart operations at Russellton during the first quarter of 2021. The Company a ramp-up of tons and payments at $25,000 a month until the economics of the plant steady and return to the minimum take per the contract. Subsequent to March 31, 2021, the Company has resumed the semi-monthly minimum payments of approximately $51,000 per the WCA.
The Company purchased coal from Coal Valley Properties, LLC, a single-member LLC which is entirely owned by one individual that has ownership in Q Power, and from CVS. CVS is a single-member LLC which is owned by a coal reclamation partnership of which an owner of Q Power has a direct and an indirect interest in the partnership of 16.26%.
For the year ended December 31, 2021, the Company expensed approximately $303,500, which is included in fuel expense in the accompanying statement of operations. The Company owed CVS approximately $134,452 as of December 31, 2021, which is included in Due to Related Parties.
Fuel Service and Beneficial Use Agreement
The Company has a Fuel Service and Beneficial Use Agreement (“FBUA”) with Northampton Fuel Supply Company, Inc. (“NFS”), a wholly-owned subsidiary of Olympus Power. The Company buys fuel from and sends ash to NFS, for the mutual benefit of both facilities, under the terms and rates established in the FBUA. The FBUA expires December 31, 2023. For the year December 31, 2021, the Company expensed approximately $163,412, which is included in fuel expense in the accompanying statement of operations. The Company owed NFS approximately $321,738 as of December 31, 2021, which is included in Due to Related Parties.
Fuel purchases under these agreements for the years ended December 31, 2021 and December 31, 2020 are as follows:
	December 31, 2021	December 31, 2020
Coal Purchases:
Northampton Fuel Supply Company, Inc.	$163,412	$—
Coal Valley Sales, LLC	934,916	—
TOTALS	$1,098,328	$—
Fuel Management Agreement
Effective August 1, 2012, the Company entered into the Fuel Management Agreement (the “Fuel Agreement”) with Panther Creek Fuel Services LLC, a wholly-owned subsidiary of Olympus Services LLC, which in turn, is a wholly-owned subsidiary of Olympus Power LLC. Under the Fuel Agreement, Panther Creek Fuel Services LLC provides the Company with operations and maintenance services with respect to the Facility. The Company reimburses Panther Creek Energy Services LLC for actual wages and salaries. The amount expensed for the year December 31, 2021, was $303,500, of which $47,967 was included in Due to Related Parties.
O&M Agreements
Olympus Power LLC
On November 2, 2021, Stronghold LLC entered into an Operations, Maintenance and Ancillary Services Agreement (the “Omnibus Services Agreement”) with Olympus Stronghold Services, LLC (“Olympus Stronghold Services”), whereby Olympus Stronghold Services will provide certain operations and maintenance services to Stronghold LLC, as well as employ certain personnel to operate the Panther Creek Plant and the Scrubgrass Plant. Stronghold LLC will reimburse Olympus Stronghold Services for those costs incurred by Olympus Stronghold Services and approved by Stronghold LLC in the course of providing services under the Omnibus Services Agreement, including payroll and benefits costs and insurance costs. The material costs incurred by Olympus Stronghold Services shall be approved by Stronghold LLC. Stronghold LLC will also pay Olympus Stronghold Services a management fee at the rate of $1,000,000 per year, payable monthly, and an additional one-time mobilization fee of $150,000 upon the effective date of the Omnibus Services Agreement. The amount expensed in December 31, 2021 was $129,735 (excluding the one time mobilization fee of $150,000 that has been deferred until 2022 for payment).
Panther Creek Energy Services LLC
Effective August 2, 2021, the Company entered into the Operations and Maintenance Agreement (the “O&M Agreement”) with Panther Creek Energy Services LLC, a wholly-owned subsidiary of Olympus Services LLC, which in turn, is a wholly-owned subsidiary of Olympus Power LLC. Under the O&M Agreement, Panther Creek Energy Services LLC provides the Company with operations and maintenance services with respect to the Facility. The Company reimburses Panther Creek Energy Services LLC for actual wages and salaries. The Company also pays a management fee of $175,000 per operating year, which is payable monthly and is adjusted by the consumer price index on each anniversary date of the effective date. The amount expensed for the year ended December 31, 2021 was $1,027,860 of which $94,434 was included in Due to Related Parties. In connection with the Equity Contribution Agreement entered into on July 9, 2021, the Company entered into the Amended and Restated Operations and Maintenance Agreement (the “Amended O&M Agreement”) with Panther Creek Energy Services LLC. Under the Amended O&M Agreement, the management fee is $250,000 for the twelve-month period following the effective date and $325,000 per year thereafter. The effective date of the Amended O&M Agreement is the closing date of the Equity Contribution Agreement.

Management Services Agreement
On May 10, 2021, a new management and advisory agreement was entered into between Q Power and William Spence (the “Spence Agreement”). In consideration of consultant’s performance of the services thereunder, Q Power will pay Mr. Spence a fee at the rate of $50,000 per complete calendar month (pro-rated for partial months) that Mr. Spence provides services thereunder, payable in arrears. The previous agreement requiring monthly payments of $25,000 was terminated. Q Power will not be liable for any other payments to Mr. Spence including, but not limited to, any cost or expenses incurred by Mr. Spence in the course of performing his obligations thereunder.
The Company has made total payments under the Spence Agreement of $600,000 for the year ended December 31, 2021.
In September 2021, the Company repaid $2,093,018, plus accrued interest, in related party notes with Greg Beard and William Spence.
Amounts due to related parties as of December 31, 2021 and 2020:
	December 31, 2021	December 31, 2020
Payables:
Coal Valley Properties, LLC	$134,452	$188,338
Q Power LLC	500,000	510,000
Coal Valley Sales, LLC	202,334	—
Panther Creek Energy Services	94,434
Panther Creek Fuel Services	47,967
Northampton Generating Co LP	321,738
Olympus Services LLC	129,735
TOTALS	$1,430,660	$698,338
The Company paid $69,000 to Beard Aviation LLC for various company-related business trips for the year ended December 31, 2021. Beard Aviation LLC is owned by Greg Beard, the Chief Executive Officer (“CEO”) of the Company.
NOTE 10 - PAYCHECK PROTECTION PROGRAM LOAN, ECONOMIC INJURY DISASTER LOAN
On March 16, 2021, the Company received a round two Paycheck Protection Program (“PPP”) loan in the amount of $841,670 that accrues an interest of 1% per year; and matures on the fifth anniversary of the date of the note. As of December 31, 2021, the Company is in process of seeking forgiveness of the PPP loan. In January 2021, the Company was granted relief as forgiveness for the round one PPP loan in the amount of $638,800.
On June 8, 2021, the Company repaid the Economic Injury Disaster Loan (“EIDL”), received on March 31, 2020, in the amount of $150,000. This loan, plus accrued interest, was outstanding as of December 31, 2020.
NOTE 11 - COVID-19
The full impact of the coronavirus (“COVID-19”) outbreak continues to evolve as of the date of this report. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations. Management is actively monitoring the global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the future effects of the COVID-19 outbreak on its results of operations, financial condition, or liquidity.

NOTE 12 – SEGMENT REPORTING
Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly in deciding how to allocate resources and in assessing performance. Our CEO is the primary decision-maker. The Company functions in two operating segments about which separate financial information is available as follows:
Reportable segment results for the years ended are as follows:
	December 31, 2021	December 31, 2020
Operating Revenues
Energy Operations	$16,123,067	$3,526,515
Cryptocurrency Operations	14,792,070	591,869
Total Operating Revenues	$30,915,137	$4,118,384
Net Operating Income/(Loss)
Energy Operations	$(17,284,859)	$(2,454,197)
Cryptocurrency Operations	(4,917,216)	48,960
Net Operating Loss	$(22,202,075)	$(2,405,237)
Other Income, net (a)	(5,053,254)	2,260,243
Net Loss	$(27,255,329)	$(144,994)
Depreciation and Amortization
Energy Operations	$(1,305,402)	$(558,630)
Cryptocurrency Operations	(6,302,319)	—
Total Depreciation & Amortization	$(7,607,721)	$(558,630)
Interest Expense
Energy Operations	$(80,866)	$(205,480)
Cryptocurrency Operations	(4,541,789)	—
Total Interest Expense	$(4,622,655)	$(205,480)
(a)
The Company does not allocate other income, net for segment reporting purposes. Amount is shown as a reconciling item between net operating income/(losses) and consolidated income before taxes. Refer to consolidated statement of operations for the years ended December 31, 2021 and 2020 for further details.

Assets, at December 31, 2021, by energy operations and cryptocurrency operations totaled $15,714,151 and $338,907,119, respectively. Assets at December 31, 2020 related to cryptocurrency operations were not significant.
	Energy Operations	Cryptocurrency Operations	Total
Cash	$714,019	$31,076,096	$31,790,115
Cryptocurrencies	—	10,417,865	10,417,865
Accounts receivable	256,103	1,855,752	2,111,855
Prepaid Insurance	3,150,851	3,150,851	6,301,701
Inventory	3,372,254	—	3,372,254
Other current assets	—	661,640	661,640
Security Deposits	348,888	—	348,888
Equipment Deposits	—	130,999,398	130,999,398
Property, plant and equipment, net	5,911,638	160,745,517	166,657,155
Land	1,748,440	—	1,748,440
Bonds	211,958	—	211,958
	$15,714,151	$338,907,119	$354,621,269

NOTE 13 – STOCK-BASED COMPENSATION
On October 19, 2021, the board of directors of the Company (the “Board”) and the stockholders of the Company approved a new long-term incentive plan (the “New LTIP”) for employees, consultants and directors. The New LTIP provides for the grant of options (including incentive stock options and non-qualified stock options), stock appreciation rights, RSUs, dividend equivalents, other stock-based awards, and substitute awards intended to align the interests of service providers, including our named executive officers, with those of our stockholders. Pursuant to the New LTIP, the remaining shares of Class A common stock under the LTIP that was effective April 28, 2021, that were reserved and available for delivery, were assumed and reserved for issuance under the New LTIP. In addition, the New LTIP raised the aggregate number of shares of common stock that may be issued or used for reference purposes or with respect to which awards may be granted under the plan to not exceed 4,752,000 shares. As of the effective date of the New LTIP, the Company now grants all equity-based awards under the New LTIP.
The Board is duly authorized to administer the New LTIP. The Company accounts for share-based payment awards exchanged for services at the estimated grant date fair value of the award.
Stock options issued under the Company’s New LTIP are granted with an exercise price no less than the market price of the Company’s stock at the date of grant and expire up to ten years from the date of the grant. The Company accounts for share-based payment awards exchanged for services at the estimated grant date fair value of the award. Stock options issued under the LTIP were granted with an exercise price equal to the fair market value of the Company’s stock, as determined with reference to third-party valuations as of the date of option grants, and expire up to ten years from the date of grant. Options granted under the New LTIP and the LTIP vest over various terms.
The RSUs are subject to restrictions on transferability, risk of forfeiture and other restrictions imposed by the Compensation Committee of the Board (the “Committee”). Settlement of vested RSUs will occur upon vesting or upon expiration of the deferral period specified for such RSUs by the Committee (or, if permitted by the Committee, as elected by the Participant). RSUs may be settled in cash or a number of shares of stock (or a combination of the two), as determined by the Committee at the date of grant or thereafter. As of December 31, 2021, 60,737 RSUs were awarded to six employees with a grant date fair market value of $11.10 that vest over 10 years.
Stock-Based Compensation
Stock compensation expense was $4,015,324 and $0 for the years ended December 31, 2021 and 2020; respectively. There is no tax benefit related to stock compensation expense due to a full valuation allowance on net deferred tax assets at December 31, 2021.
The Company recognized total stock-based compensation expense during the years ended December 31, 2021 and 2020, from the following categories:
	December 31, 2021	December 31, 2020
Restricted stock awards under the Plan	172,800	—
Stock option awards under the Plan	3,842,524	—
Total stock-based compensation	$4,015,324	$—
Incentive Plan Stock Options
The following are the weighted average assumptions used in calculating the fair value of the total stock options granted in 2021 using the Black-Scholes method.
December 31, 2021
Weighted-average fair value of options granted	$7.64
Expected volatility	128.14%
Expected life (in years)	5.77
Risk-free interest rate	0.93%
Expected dividend yield	0.00%

Expected Volatility - The Company estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies as the Company does not currently have sufficient history for the volatility of its own stock.
Expected Term - The expected term of options represents the period that the Company’s stock-based awards are expected to be outstanding based on the simplified method, which is the half-life from vesting to the end of its contractual term.
Risk-Free Interest Rate - The Company bases the risk-free interest rate on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term.
Expected Dividend - The Company has never declared or paid any cash dividends on its common shares and does not plan to pay cash dividends in the foreseeable future, and, therefore, uses an expected dividend yield of zero in its valuation models.
The Company elected to account for forfeited awards as they occur, as permitted by Accounting Standards Update 2016-09.
As of December 31, 2021, the total future compensation expense related to non-vested options not yet recognized in the consolidated statement of operations was approximately $21,984,773 and the weighted-average period over which these awards expected to be recognized is 2.51 years.
There were no outstanding shares as of December 31, 2020. The following table summarizes the stock option activity (as adjusted) under the plans for the year ended December 31, 2021:
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Contractual Term	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2021	—	$—	$—
Granted	3,379,083	$8.91	9.61	$—
Exercised	—	$—	$—
Cancelled/forfeited	—	$—	$—
Outstanding at December 31, 2021	3,379,083	$8.91	9.61	$30,906
Shares vested and expected to vest	3,379,083	$8.91	9.61	$30,906
Exercisable as of December 31, 2021	428,827	$8.48	9.55	$4,107
Exercisable as of December 31, 2020	—	$—		$—
RSU Awards
A summary of the Company's RSU activity in the years ended December 31, 2021 and 2020 is as follows:
	Number of Shares	Weighted Average Grant-Date Fair Value
Unvested at January 1, 2020	—	$—
Vested	—	$—
Granted	60,737	$11.10
Forfeited	—	$—
Unvested at December 31, 2021	60,737	$11.10
The value of RSU grants are measured based on their fair market value on the date of grant and amortized over their respective vesting periods. As of December 31, 2021, there were approximately $610,106 of unrecognized compensation cost related to unvested RSU rights, which is expected to be recognized over a remaining weighted-average vesting period of approximately 1.8 years.

NOTE 14 – STOCK ISSUED UNDER MASTER FINANCING AGREEMENTS AND WARRANTS
Stock Issued as Part of an Equipment Financing Agreement
Arctos Credit LLC (NYDIG)
On June 25, 2021, the Company entered into a $34,481,700 (“Maximum Advance Amount”) master equipment financing agreement with an affiliate of Arctos Credit, LLC (“Arctos,” now known as “NYDIG”) (the “Arctos/NYDIG Financing Agreement”). As part of this agreement, NYDIG was issued a total of 126,274 shares of common stock of Stronghold Inc. The effective date of this issuance was as of the commencement date of the agreement. On July 2, 2021, the Company received two separate loans, against the $34,481,700, totaling $24,157,178 (net of debt issuance fees). The loans each have a maturity date of July 23, 2023, where the full outstanding principal amount of the loans is due and payable. Interest for each of the loans is set at 10% per annum.
As of December 31, 2021, the fair value at the date of issuance (i.e.- June 25, 2021) of the 126,274 common shares or $1,389,888 is presented on the balance sheet as debt discounts that offsets the net proceeds of the loans; and is being amortized using the straight-line method over the terms of the loans (refer to Note 6 - Long-Term Debt for further details). For the twelve months ended December 31, 2021, the Company recorded $173,736 of interest expense related to the amortization of these stock issued debt discounts.
In addition, the agreement stipulates a “Standby Fee” if, prior to August 15, 2021, the Company has failed to take advances from NYDIG equal to the total agreement amount of $34,481,700. The Standby Fee is calculated as 1.75% times the remaining principal that has not been borrowed; or $10,256,922 as of December 31, 2021. As a result, the Company paid a total Standby Fee of $208,816 during the year ended December 31, 2021.
Refer to Note 32 - Subsequent Events for details of an amendment to this agreement.
MinerVa Semiconductor Corp
On April 2, 2021, the Company entered into a purchase agreement with MinerVa for the acquisition of 15,000 of their MV7 ASIC SHA256 model cryptocurrency miner equipment with a total terahash to be delivered equal to 1.5 million terahash (total terahash). In the exchange for the delivery of the total terahash, MinerVa will be granted 443,848 shares of Stronghold Inc. As of December 31, 2021 approximately 1,000 MinerVa miners had been delivered, but the Company is committed to take delivery of the MinerVa miners if they are delivered in the future. Because the final delivery was not made as of December 31, 2021; the shares have not been deemed issued as of December 31, 2021.
Warrants
WhiteHawk Finance LLC
On June 30, 2021, Equipment LLC entered into a $40,000,000 promissory note (the “WhiteHawk Promissory Note”) with White-Hawk Finance LLC (the “Lender” or “WhiteHawk”). The note has a maturity date of June 23, 2023, where the full outstanding principal amount of the note is due and payable. Interest for the note is set at 10% per annum. On June 30, 2021, Equipment LLC also entered into a Stock Purchase Warrant agreement with the Lender, where Equipment LLC was issued 181,705 warrants to purchase shares of Class A common stock of Equipment LLC to the Lender.
The warrants are exercisable by the Lender at any time during a ten-year term at $0.01 per share of common stock. The warrants are legally detachable and can separately be exercised.
The fair value for the warrants, as of the issuance date, is $1,999,396 and is recorded as equity with the offset recorded as a debt discount against the net proceeds. The proceeds of $40,000,000 are allocated to the WhiteHawk Promissory Note and the warrants are being amortized based on the straight-line method over the 24 month term of the note. For the year December 31, 2021, the Company has recorded interest expense of $249,925 associated with the amortized debt discount.
B. Riley Securities, Inc.
On each of April 1, 2021 and May 14, 2021, the Company entered into a warrant agreement with American Stock Transfer & Trust Company (the “Warrant Agent”). B. Riley Securities, Inc. acted as the Company’s placement agent in connection with the Private Placements. In connection therewith, the Company issued B. Riley Securities,

Inc. (i) a five-year warrant to purchase up to 97,920 shares of Series A Preferred Stock at a per share exercise price of $8.68 and (ii) a five-year warrant to purchase up to 18,170 shares of Series B Preferred Stock at a per share exercise price of $11.01. In each case the exercise price was equal to the respective private placement per share price. B. Riley Securities, Inc. and its affiliates purchased 439,200 and 91,619 shares of Series A Preferred Stock and Series B Preferred Stock, respectively, at the same private placement per share price.
The warrants contain standard limitations and representations and are exercisable for a period of five years from the date of the Private Placements. The warrants are legally detachable and separately exercisable. The accounting for warrants on redeemable shares follows the guidance in ASC 480-10-25-8 through 25-13. Those paragraphs address the classification of instruments, other than an outstanding share, that have both of the following characteristics:
•	The instrument embodies an obligation to repurchase the issuer’s equity shares, or is indexed to such an obligation.
•	The instrument requires or may require the issuer to settle the obligation by transferring assets.
As of October 22, 2021 (the closing date of the initial public offering of shares of Class A common stock), the purchase redemption rights of the Series A Preferred Stock and Series B Preferred Stock, described above, were extinguished and each of the warrants were transferred to equity with a fair value as of the initial public offering date. Each warrant can now be converted to one share of Class A common stock at par value of $.0001 per share. The final fair value as of October 19, 2021, of each of the warrants, was calculated using the Black-Scholes option-pricing model with the following assumptions:
Series A
The following are the Black-Scholes input assumptions for the 97,920 Series A warrants; and the changes in fair values as of April 1, 2021 (date of issuance) and October 19, 2021 (final measurement date) respectively:
	As of
	April 1, 2021	October 19, 2021	Changes in Fair Value Inputs
Expected volatility	100.2%	117.6%	17.4%
Expected life (in years)	4.83	4.83	0
Risk-free interest rate	0.9%	1.2%	0.3%
Expected dividend yield	0.00%	0.00%	0.0%
Fair value	$631,897	$1,628,311	$996,414
On April 1, 2021, the Company recorded a liability of $631,897, and as a debt issuance cost against the Preferred Shares. As of December 31, 2021, the fair value of this liability is $0, and the fair value now reclassified as equity, is $1,628,311. For the year ended December 31, 2021, the Company recognized a loss of $996,414 as part of the changes in fair value of warrant liabilities expense.
Series B
The following are the Black-Scholes input assumptions for the 18,170 Series B warrants, and the changes in fair values as of May 14, 2021 (date of issuance) and October 19, 2021 (final measurement date) respectively:
	As of
	May 14, 2021	October 19, 2021	Changes in Fair Value Inputs
Expected volatility	100.2%	117.6%	17.4%
Expected life (in years)	4.8	4.8	0
Risk-free interest rate	0.9%	1.2%	0.3%
Expected dividend yield	0.00%	0.00%	0.0%
Fair value	$148,575	$295,970	$147,395
On May 14, 2021, the Company recorded a liability of $148,575, and as a debt issuance cost against the Mezzanine Equity. As of December 31, 2021, the fair value of this liability is $0, and the fair value, now reclassified as equity, is $295,970. For the year ended December 31, 2021, the Company recognized a loss of $147,395 as part of the changes in fair value of warrant liabilities expense.

Total fair value of the Series A and Series B warrants now shown in equity is $1,924,281.
NOTE 15 – REDEEMABLE COMMON STOCK
Private Placements- Mezzanine Equity Series A & B
On April 1, 2021 the Company entered into a Series A Preferred Stock Purchase Agreement pursuant to which the Company issued and sold 9,792,000 shares of Series A Preferred Stock in the Series A Private Placement at a price of $8.68 per share to various accredited individuals in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act, and Regulation D thereunder for aggregate consideration of approximately $85.0 million. In connection with the Series A Private Placement, the Company incurred approximately $6.3 million in fees and $631,897 as debt issuance costs for warrants issued as part of the Series A Private Placement.
Further, pursuant to the Series A Private Placement, the Company, the investors in the Series A Private Placement and key holders entered into a Right of First Refusal Agreement (“ROFR Agreement”). Under the ROFR Agreement, the key holders agreed to grant a right of first refusal to Stronghold Inc. to purchase all or any portion of capital stock of Stronghold Inc., held by a key holder or issued to a key holder after the date of the ROFR Agreement, not including any shares of Series A Preferred Stock or common stock issued or issuable upon conversion of the Series A Preferred Stock. The key holders also granted a right of refusal to the investors in the Series A Private Placement to purchase all or any eligible capital stock not purchased by the Company pursuant to its right of first refusal.
The ROFR Agreement also provided certain co-sale rights to investors in the Series A Private Placement to participate in any sale or similar transfer of any shares of common stock owned by a key holder or issued to a key holder after the Series A Private Placement, on the terms and conditions specified in a written notice from a key holder. The investors, however, are not obligated to participate in such sales or similar transfers. The co-sale and rights of first refusal under the ROFR Agreement terminated when the Preferred Stock converted into shares of Class A common stock.
On May 14, 2021, the Company completed the Series B Private Placement. The terms of the Series B Preferred Stock were substantially similar to the Series A Preferred Stock, except for differences in the stated value of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or certain deemed liquidation events. In connection with the Series B Private Placement, the Company sold 1,817,035 shares of its Series B Preferred Stock for an aggregate purchase price of $20.0 million. In connection with the Series B Private Placement, the Company incurred approximately $1.6 million in fees and expenses and $148,575 as debt issuance costs for warrants issued as part of the Series B Private Placement.
The Company entered into registration rights agreements with the investors in the Private Placements concurrently with the closing of each Private Placement, with certain filing deadlines as defined in the agreements.
On October 22, 2021 (the closing date of the IPO), the net proceeds from the 9,792,000 shares of the Series A Preferred Stock and the 1,816,994 shares of the Series B Preferred Stock were converted to shares of Class A common stock on a one-for-one share basis at a par value of $.0001 per share. As of December 31, 2021, these shares are no longer reported as Redeemable Common Stock.
The following is a summary of the Series A and Series B valuations and conversions to common equity:
	Series A	Series B
Proceeds	$85,000,000	$20,000,305
Transaction Fees (1):
B. Riley Securities	(5,100,000)	(1,200,000)
Legal and Filing Fees	(1,226,990)	(408,997)
Debt issuance costs pertaining to stock registration warrants - refer to Note 14	(631,897)	(148,575)
Total net mezzanine equity	$78,041,113	$18,242,733
Conversion to common Class A shares	$(78,041,113)	$(18,242,733)
Remaining in net mezzanine equity	$—	$—

Common Stock – Class V
In connection with the Reorganization on April 1, 2021, Stronghold LLC immediately thereafter distributed the 27,072,000 shares of Class V common stock to Q Power. In addition, effective as of April 1, 2021, Stronghold Inc. acquired 14,400 Stronghold LLC Units held by Q Power (along with an equal number of shares of Class V common stock) in exchange for 14,400 newly issued shares of Class A common stock.
Common Stock – Class V represents a 56.1% ownership of Stronghold LLC, granting the original owners of Q Power economic rights and, as a holder, one vote on all matters to be voted on by our stockholders generally, and a redemption right into Class A shares.
The Company classifies shares of Class V common stock held by Q Power as mezzanine equity based on its assessment of (i) the right (the “Redemption Right”) to cause Stronghold LLC to acquire all or a portion of its Stronghold LLC Units for, at Stronghold LLC’s election, (x) shares of Stronghold Inc.’s Class A common stock at a redemption ratio of one share of Class A common stock for each Stronghold LLC Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions or (y) an approximately equivalent amount of cash as determined pursuant to the Stronghold LLC Agreement, and (ii) the right (the “Call Right”), for administrative convenience, to acquire each tendered Stronghold LLC Unit directly from the redeeming Stronghold Unit Holder for, at its election, (x) one share of Class A common stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (y) an approximately equivalent amount of cash as determined pursuant to the terms of the Stronghold LLC Agreement pursuant to ASC 480-10-S99-3A. For each share of Class V common stock outstanding, there is a corresponding outstanding Class A common unit of Stronghold LLC. The redemption of any share of Class V common stock would be accompanied by a concurrent redemption of the corresponding Class A common unit of Stronghold LLC, such that both the share of Class V common stock and the corresponding Class A common unit of Stronghold LLC are redeemed as a combined unit in exchange for either a single share of Class A common stock or cash of equivalent value based on the fair market value of the Class A common stock at the time of the redemption. For accounting purposes, the value of the Class A common units of Stronghold LLC is attributed to the corresponding shares of Class V common stock on the balance sheet.
Common Stock – Class V is classified as redeemable common stock in the consolidated balance sheet as, pursuant to the Stronghold LLC Agreement, the Redemption Rights of each unit held by Q Power for either shares of Class A common stock or an equivalent amount of cash is not solely within the Company’s control. This is due to the holders of the Class V common stock collectively owning a majority of the voting stock of the Company, which allows the holders of Class V common stock to elect the members of the Board, including those directors that determine whether to make a cash payment upon a Stronghold LLC Unit Holder’s exercise of its Redemption Right. Redeemable common stock is recorded at the greater of the book value or redemption amount from the date of the issuance, April 1, 2021, and the reporting date as of December 31, 2021.
The Company recorded redeemable common stock as presented in the table below:
	Non- controlling Interest(1)	Series A		Series B	Common Class V
		Preferred Shares	Amount	Amount	Shares	Amount	Total
Balance - December 31, 2020	$(2,710,323)	—	$—	$ —	—	$ —	$(2,710,323)
Net loss - January 1 to March 31, 2021	(167,261)	—	—	—	—	—	(167,261)
Balance prior to the reorganization on April 1, 2021	(2,877,584)						(2,877,584)
Effect of reorganizations
Exchange of common shares - Class V	—	—	—	—	27,072,000	—	—
Buyout of Aspen Interest	—	576,000	58	—	—	—	58
Converted to Common Class A	—	(576,000)	(58)	—	—	—	(58)
Issuance of Series A convertible redeemable preferred units	—	9,792,000	78,673,010	—	—	—	78,673,010

	Non- controlling Interest(1)	Series A		Series B	Common Class V
		Preferred Shares	Amount	Amount	Shares	Amount	Total
Warrants issued as part of stock registrations	—	—	(631,897)	—	—	—	(631,897)
Conversion of Series A convertible redeemable preferred units to common stock	—	(9,792,000)	(78,041,113)	—	—	—	(78,041,113)
Exchange of common units for Class A common shares	—	—	—	—	(14,400)	—	—
Issuance of Series B convertible redeemable preferred units	—	—	—	18,391,308	—	18,391,308
Net losses for the three months ended Warrants issued as part of stock registrations	—	—	—	(148,575)	—	—	(148,575)
Net losses for the three months ended Conversion of Series B convertible redeemable preferred units to common stock	—	—	—	(18,242,733)	—	—	(18,242,733)
Net losses for the nine months ended December 31, 2021	(15,157,875)	—	—	—	—	—	(15,157,875)
Maximum redemption right valuation	18,035,459	—	—	—	—	301,052,617	319,088,076
Balance- December 31, 2021	$—	—	$—	$—	27,057,600	$301,052,617	$301,052,617
1	Refer to Note 16- Non-controlling Interests for further discussions
NOTE 16 – NON-CONTROLLING INTERESTS
Common Stock - Class V
The Company is the sole managing member of Stronghold LLC and as a result consolidates the financial results of Stronghold LLC and reports a non-controlling interest representing the Common Units of Stronghold LLC held by Q Power. Changes in the Company’s ownership interest in Stronghold LLC while the Company retains its controlling interest in Stronghold LLC will be accounted for as mezzanine equity transactions. As such, future redemptions or direct exchanges of common units of Stronghold LLC by the Continuing Equity Owners will result in a change in ownership and reduce or increase the amount recorded as non-controlling interest. Refer to Note 15- Redeemable Common Stock - Class V that describes the Redemption Rights of the non-controlling interest.
Common Stock – Class V represents 56.1% ownership of Stronghold LLC, granting the owners of Q Power economic rights and, as a holder, one vote on all matters to be voted on by our stockholders generally, and a redemption right into Class A shares.
The following summarizes the redeemable common stock adjustments pertaining to the non-controlling interest from April 1, 2021 through December 31, 2021:
Temporary Equity Adjustments
Balance- April 1, 2021(1)	$(2,877,584)
Net losses for the three months ended June 30, 2021	(2,235,219)
Maximum redemption right valuation(2)	172,774,052
Balance- June 30, 2021	$167,661,249
Net losses for the three months ended September 30, 2021	(4,328,460)
Adjustment of mezzanine equity to redemption amount(3)	79,669,600

Temporary Equity Adjustments
Balance- September 30, 2021	$243,002,389
Net losses for the three months ended December 31, 2021	(8,594,196)
Adjustment of mezzanine equity to redemption amount(4)	66,644,424
Balance- December 31, 2021	$301,052,617
1	As of the date of reorganization- refer to Note 1
2	Based on 27,057,600 Common Class V shares outstanding at $6.39 issuance price as of April 1, 2021
3	Based on 27,057,600 Common Class V shares outstanding at $9.33 fair valuation price as of September 30, 2021
4
Based on 27,057,600 Common Class V shares outstanding at $11.79 fair valuation price as of December 31, 2021, using a 10-day variable weighted average price of trading dates; including the closing date

Common Units
The Company is the sole managing member of Stronghold LLC and as a result consolidates the financial results of Stronghold LLC and reports a non-controlling interest representing the Common Units of Stronghold LLC held by Olympus Power, LLC plus a corresponding number of Class V vote-only shares of common stock in the Company. Olympus Power, LLC can exchange these Common Units along with corresponding shares of Class V common stock, on a one-for-one basis, for shares of Class A common stock. Because of the Class V voting rights, the Company has assessed the exchange right as a “Redemption Right” to cause Stronghold LLC to acquire all or a portion of its Stronghold LLC Units for, at Stronghold LLC’s election, one share of Stronghold Inc.’s Class A common stock at a redemption ratio of one share of Class A common stock for each Stronghold LLC Unit.
Common Units represent 2.4% ownership of Stronghold LLC. where the original owners of Olympus Power LLC have economic rights and, as a holder, one vote on all matters to be voted on by our stockholders generally, and a redemption right into Class A shares.
Changes in the Company's ownership interest in Stronghold LLC while the Company retains its controlling interest in Stronghold LLC will be accounted for as permanent equity. As such, future redemptions or direct exchanges of common units of Stronghold LLC by the Continuing Equity Owners will result in a change in ownership and reduce or increase the amount recorded as non-controlling interest.
The following summarizes the permanent equity adjustments pertaining to the non-controlling interest from November 2, 2021 (date of issuance) through December 31, 2021:
Permanent Equity Adjustments
Balance- November 2, 2021(1)	$38,315,520
Net losses	(645,359)
Balance- December 31, 2021	$37,670,161
1	As of November 2, 2021, the date of issuance. 1,152,000 Series A Preferred units outstanding at $33.26 per public trading share price (Nasdaq closing price)
NOTE 17 – EARNINGS (LOSS) PER SHARE
Basic EPS of common stock is computed by dividing the Company’s net earnings (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The Company excludes the unvested RSUs awarded to its employees, officers, directors, and contractors under the LTIP from this net loss per share calculation because including them would be antidilutive.

The following table sets forth reconciliations of the numerators and denominators used to compute basic and diluted earnings per share of Class A common stock after the date of the reorganization on April 1, 2021.
April 1 to December31, 2021
Numerator
Net Loss(1)	$(27,255,329)
Less; net losses attributable to predecessor (1/1-3/31)	(238,948)
Less; net losses attributable to non-controlling interests	$(15,803,234)
Net loss attributable to Class A common shareholders	$(11,213,147)
Denominator
Weighted average shares of Class A common shares outstanding	5,518,752
Basic net loss per share	$(2.03)
(1)
Basic and diluted earnings per share of Class A common stock is presented only for the period after the Company’s Reorganization Transactions. As such, net loss used in the calculation represents the loss during the year ended December 31, 2021 (post-reorganization date of April 1, 2021 through December 31, 2021).

Securities that could potentially dilute losses per share in the future that were not included in the computation of diluted loss per share at December 31, 2021 because their inclusion would be anti-dilutive are as follows:
December 31, 2021
Series A preferred units not yet exchanged for Common A shares	1,152,000
Class V common shares not yet exchanged for Class A common shares	27,057,600
Total	28,209,600
NOTE 18 – RENEWABLE ENERGY CREDITS
Starting late in 2020 and for the year ended December 31, 2021, the Company significantly increased the use of coal refuse as the plant increased megawatt capacity. The plant was relatively dormant during the comparative periods ended December 31, 2020. As a result, the Company's usage of coal refuse, which is classified as a Tier II Alternative Energy Source under Pennsylvania law, significantly increased. DEBM acts as the benefactor, on behalf of the Company, in the open market and is invoiced as RECs are realized based on this open market measured by consumer demands. The Company records an offset to fuel costs when RECs are sold to third parties.
RECs offset against the costs of fuel operating costs were $(1,736,071) and $(35,493) for the years ended December 31, 2021 and 2020 respectively.
NOTE 19 – ASPEN INTEREST (“OLYMPUS”) BUYOUT
On April 1, 2021, the Company, using in part 576,000 shares of newly issued Series A Preferred Stock and in part proceeds from the Series A Private Placement, acquired the Aspen Interest.
The total consideration was a combination of the newly issued Series A Preferred Stock valued at the issuance price of $8.68 per share or $5,000,000; plus an additional $2,000,000 in cash. A total of $7,000,000 that is treated as a buyout of the Partners’ Deficits of the Limited Partner (i.e., Aspen Interest) as of April 1, 2021.
The Partners’ Deficit of the Aspen Interest as of April 1, 2021:
Limited Partners
Balance - December 31, 2020	$(1,336,784)
Net losses - three months ended March 31, 2021	(71,687)
Balance - April 1, 2021	$(1,408,471)

NOTE 20 – SUPPLEMENTAL CASH AND NON-CASH INFORMATION
Supplementary cash flows disclosures as of December 31, 2021 and 2020:
	December 31, 2021	December 31, 2020
Equipment financed with debt	$45,793,381	$931,890
Interest Paid	$1,195,692	$205,480
Supplementary non-cash financing activities as of December 31, 2021 and 2020:
	December 31, 2021	December 31, 2020
Issued as part of equipment debt financing:
Warrants- WhiteHawk	$1,999,396	$—
Common Class A shares- NYDIG	1,389,888	—
Warrants issued as part of stock registrations- B.Riley Warrants	780,472	—
Series A redeemable and convertible preferred stock- Aspen Interest buyout	5,000,000	—
Series A redeemable and convertible preferred stock units- Panther Creek Acquisition	38,315,520	—
Premium Financing	6,890,509	—
Total	$54,375,785	$—
NOTE 21 – TAX RECEIVABLE AGREEMENT
The Company entered into a Tax Receivable Agreement (“TRA”) with Q Power and an agent named by Q Power on April 1, 2021, pursuant to which the Company will pay the TRA participants 85% of the realized (or, in certain circumstances, deemed realized) cash tax savings attributable to the tax basis step-ups arising from taxable exchanges of units and certain other items.
No deferred tax asset or liability has been recorded with respect to the TRA because an exchange that triggers the amounts owed by the Company under the TRA (i.e., the redemption of Stronghold LLC Units for shares of Class A common stock or cash) has not occurred. Estimating the amount and timing of Stronghold Inc.’s realization of tax benefits subject to the TRA is imprecise and unknown at this time and will vary based on a number of factors, including when redemptions actually occur. Accordingly, the Company has not recorded any deferred tax asset or any liability with respect to the TRA.
NOTE 22 – PROVISIONS FOR INCOME TAXES
Subsequent to the Company’s incorporation, the Company and its indirectly owned corporate subsidiaries, Clearfield and Leechburg, provide for income taxes under the asset and liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities—specifically for the Company, its investment in Stronghold LLC—using enacted tax rates expected to be in effect during the year in which the basis differences reverse. Valuation allowances are established when management determines it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.
Prior to the Reorganization, Scrubgrass and Stronghold Power were structured as a limited partnership and limited liability company, respectively; therefore any taxable income or loss was included in the income tax returns of the individual owners. Accordingly, no recognition has been given to federal or state income taxes in the Company’s financial statements for the periods prior to the Reorganization.
For the year ended December 31, 2021, the Company’s total income tax benefit of $0 differed from amounts computed by applying the United States federal statutory rate to pre-tax loss for the period primarily due to net loss attributable to the noncontrolling interest and to the period prior to the Reorganization (i.e., prior to the incorporation of Stronghold Inc.), and due to maintaining a valuation allowance on the Company’s deferred tax assets.

The components of the provision for income taxes for the years ended December 31, 2021 and 2020 are as follows:
Year ended December 31,
	2021	2020
Current income tax provision (benefit):
Federal	$—	$—
State	—	—
Total current income tax provision	$—	$—
Deferred income tax provision (benefit):
Federal	$—	$—
State	—	—
Total deferred income tax provision (benefit)	$—	$—
Total provision for (benefit from) income taxes	$—	$—
The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before the provision for income taxes. A reconciliation of the statutory federal income tax amount to the recorded expense is as follows:
	Year ended December 31,
	2021	2020
Income tax expense (benefit) at 21% federal statutory rate	$(5,723,619)	$—
Income attributable to the pre-incorporation period	50,179	—
Income attributable to nontaxable noncontrolling interest	3,318,679	—
State income tax expense (benefit), net of federal tax effect	(752,955)	—
Change in valuation allowance	2,756,486	—
Other, net	351,230	—
Total provision for (benefit from) income taxes	$—	$—
Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2021 and 2020 are as follows:
	Year ended December 31,
	2021	2020
Deferred tax assets:
Net operating loss and other carryforwards	$6,243,820	$—
Investment in Stronghold LLC	3,999,780	—
Other	—	—
Total deferred tax assets	$10,243,600	$—
Valuation allowance	$(10,243,600)	$—
Net deferred tax assets	$—	$—
Net deferred tax assets (liabilities)	$—	$—
=
As of December 31, 2021 and 2020, the Company had no net deferred tax assets or deferred tax liabilities. Subsequent to the Company’s Reorganization as discussed further in Note 2 — Nature of Operations and Significant Accounting Policies, deferred taxes are provided on the difference between the Company’s basis for financial reporting purposes and basis for federal income tax purposes in its investment in Stronghold LLC. Prior to the Reorganization, Scrubgrass and Stronghold Power were structured as a limited partnership and limited liability company, respectively; therefore, the taxable income or loss of the Company was included in the income tax returns of the individual owners. Accordingly, no recognition has been given to deferred tax assets or liabilities in the Company’s financial statements for the periods prior to the Reorganization. Clearfield and Leechburg have not recorded any temporary differences resulting in either a deferred tax asset or liability as of December 31, 2021 and 2020.
As of December 31, 2021 no deferred tax asset or liability has been recorded with respect to the Company’s TRA with Q Power because an exchange that triggers amounts owed by the Company under the TRA (i.e., the redemption of Stronghold LLC Units for shares of Class A common stock or cash) has not occurred.
As of December 31, 2021, the Company had federal net operating loss carryforwards of approximately $27.7 million which may be carried forward indefinitely to offset future taxable income, and state net operating loss carryforwards of approximately $5.7 million expiring in 2041 if not used. The Company incurred a tax net operating loss in 2021 due principally to Stronghold LLC’s tax deductions for accelerated depreciation, in addition to pre-tax loss. As of December 31, 2021, the Company did not have any uncertain tax positions requiring recognition in the financial statements. The Company’s 2021 tax year and Clearfield’s and Leechburg’s 2018 through 2021 tax years remain open to potential examination by tax authorities.
As of December 31, 2021, the Company had a valuation allowance of approximately $10.2 million related to deferred tax assets the Company does not believe are more likely than not to be realized. The determination to record a valuation allowance was based on management’s assessment of all available evidence, both positive and negative, supporting realizability of the Company’s net operating losses and other deferred tax assets, as required by applicable accounting standards (ASC Topic 740, Income Taxes (“ASC 740”)). Factors contributing to this assessment included the Company’s cumulative and current losses, as well as the evaluation of other sources of income as outlined in ASC 740. The Company continues to evaluate the likelihood of the utilization of its deferred tax assets, and while the valuation allowance remains in place, expects to record no deferred income tax expense or benefit. In light of the criteria under ASC 740 for recognizing the tax benefit of deferred tax assets, the Company maintained a valuation allowance against its federal and state deferred tax assets as of December 31, 2021.
NOTE 23 - PREPAID INSURANCE
As of December 31, 2021 and 2020, the Company had an unamortized prepaid insurance balance of $6,301,701 and $0, respectively. The December 31, 2021 unamortized balance consists of $5,519,816 to cover Directors and Officers including corporate reimbursement (“D&O Policy”); and various commercial property and risk coverages totaling $781,885.
The D&O Policy was a financed premium (refer to Note 29 - Premium Financing Agreement) in the amount of $6,890,509 less a $1,378,102 down payment. The term of the policy is 12 months and expires October 19, 2022. The monthly amortization to insurance expense is $574,209 per month. The commercial property and risk coverages vary in policy term expirations and are renewable on an annual basis.
NOTE 24 - ACCRUED LIABILITIES
Other accrued liabilities consisted of the following:
	December 31, 2021	December 31, 2020
Other Accrued Liabilities:
Legal & Professional Fees	$1,457,727	$—
Payroll & Taxes	73,819	—
Shipping & Handling	230,779
Interest expense	79,267
Sales & Use Taxes	2,609,664	—
Upcharge penalties reserve	420,126	—
Accrued miscellaneous expenses	182,575	828
Total	$5,053,957	$828
NOTE 25 - ACQUISITION
On July 9, 2021, the Company entered into a purchase agreement, as contemplated by the Olympus LOI, with Panther Creek Reclamation Holdings, LLC (“Panther Creek Reclamation”), a subsidiary of Olympus (the “Panther

Creek Acquisition”). Pursuant to the Panther Creek Acquisition, the Company acquired all of the assets of Panther Creek Power Operating LLC (“Panther Creek”), comprised primarily of a coal refuse reclamation facility with 80 MW of net electricity generation capacity located near Nesquehoning, Pennsylvania (the “Panther Creek Plant”). Stronghold Inc. completed the Panther Creek Acquisition on November 2, 2021. The consideration for the Panther Creek Plant was approximately $3.0 million in cash ($2.192 million after deducting 50% of land closing costs agreed to be split with the seller) subject to certain closing adjustments, and 1,152,000 Stronghold LLC Units, together with a corresponding number of shares of Class V common stock. Pursuant to the Redemption Right (as defined herein), each Stronghold LLC Unit, combined with a corresponding share of Class V common stock, may be redeemed for one share of Class A common stock (or cash, in certain instances).
Furthermore, on November 5, 2021, the Company entered into a Registration Rights Agreement with Panther Creek Reclamation, whereby the Company agreed to register the 1,152,000 shares of Class A common stock that may be received upon the Panther Creek Redemption. Refer to Note 16 - Non-controlling Interests for further details.
The transaction was analyzed in accordance with ASC 805 - Business Combinations to first determine whether the acquired assets constitute a business. This requires a screen test that makes a determination that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or group of similar identifiable assets, the set is not a business. If the assets acquired are not a business, then the reporting entity should record the transaction as an asset acquisition in accordance with ASC 805-50 (using the cost accumulation model, rather than the fair value model that applies to business combinations).
The following steps were performed to determine whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets.
Step 1. Combine the identifiable assets into a single identifiable asset: The Company has concluded that none of the assets qualify for combination into a single identifiable asset per ASC 805-10-55-5B.
Step 2. Combine the assets into similar assets: The Company has concluded that none of the assets qualify for combination as similar assets under ASC 805-10-55-5C.
Step 3. Measure the fair value of the gross assets acquired: The Company has concluded that the gross assets acquired include any consideration transferred in excess of the fair value of the net identifiable assets acquired (i.e., goodwill in a business combination), but it does not include goodwill that results from the effects of deferred tax liabilities, cash and cash equivalents, deferred taxes, or liabilities.
Step 4. Determine whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets: The Company compared the fair value of the single identifiable asset (or group of similar assets) to the fair value of the gross assets acquired as follows:
Based on the above analysis, substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. As a result, the transaction does meet the screen as outlined in paragraphs 805-10-55-5A through 55-5C.
In accordance with ASC 805-10-55-5A, if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the set is not considered a business. Gross assets acquired should exclude cash and cash equivalents, deferred tax assets, and goodwill resulting from the effects of deferred tax liabilities. However, the gross assets acquired should include any consideration transferred (plus the fair value of any noncontrolling interest and previously held interest, if any) in excess of the fair value of net identifiable assets acquired.
As discussed above in the screen test section of this overall analysis, the acquisition of Panther Creek by the Company does not meet the definition of a business combination, however, the Company accounted for the transaction as if it were a business combination.

The following represents the fair value of the identifiable assets and liabilities as of the acquisition date of November 2, 2021:
The purchase price allocation is as follows (in thousands):
Cash and cash equivalents	$491
Accounts receivable - trade	$831
Prepaids and other current assets	$429
Materials and supplies	$1,559
Land and Rights of Way	$1,727
Property, plant and equipment	$43,782
Accounts payable	$(2,943)
Accrued expenses	$(298)
Due to related parties	$(73)
Total identifiable assets and liabilities	$45,505
Total purchase consideration [1]	$45,505
1
The $45.5 million purchase price consideration consisted of $38.316 million fair value of 1,152,000 Series A Redeemable Preferred Units (registered for public sale), $2.192 million in cash (net of a purchase of Plant Site 50% share or $808 thousand), $501 thousand in asset retirement obligations, $218 thousand in assumed notes payable, $613 thousand in purchase related legal and professional fees, and $3.665 million related to the settlement of various existing relationship payables (partially offset by receivables).

NOTE 26 – VARIABLE PREPAID FORWARD SALES CONTRACT DERIVATIVE
On December 15, 2021, the Company entered into a Prepaid Variable Digital Asset Forward Transaction with NYDIG Trading providing for the sale of 250 Bitcoin (the “Sold Bitcoin”) at a floor price of $28,000 per Bitcoin (such sale, the “Forward Sale”). Pursuant to the Forward Sale, NYDIG Trading paid SDM $7.0 million; an amount equal to the floor price per Bitcoin (the “Initial Sale Price”) on December 16, 2021, times the 250 Bitcoins provided for sale.
On September 24, 2022, the Forward Sale will be settled and sold Bitcoin will be sold to NYDIG Trading at a price equal to the market price for Bitcoin on September 23, 2022, less the Initial Sale Price of $7.0 million, subject to a capped final sale price of $85,500 per Bitcoin.
As a result of the embedded price floor and cap mechanisms, this transaction is considered as a compound derivative instrument which is required to be presented at fair value and is subject to remeasurement each reporting period. The Company has not formally designated this instrument as a hedge and such the changes in fair value is recorded in earnings as “changes in fair value of forward sale derivative”.
To determine the fair value of the compound derivative instrument, the Company uses a Black-Scholes option pricing model to assess the combined net value of the embedded call feature and the embedded put feature. The Company will continue to update the fair value of the derivative instrument until the contract is settled. The changes in fair value will be adjusted as “changes in fair value of forward sale derivative”.
As of December 31, 2021, the Company recognized a current liability of $7.1 million, which includes the prepaid portion of $7.0 million received at the transaction date; and $116.5 thousand of changes in fair value of derivatives.
NOTE 27 – INITIAL PUBLIC OFFERING
On October 19, 2021, by unanimous written consent, the Board and a newly formed Pricing Committee approved the issuance and sale by the Company of its Class A common stock, par value $.0001 per share, in an initial public offering (the “IPO”) to be underwritten by a group of underwriters to be named in the underwriting agreement dated October 19, 2021, by and among the Company and B. Riley Securities, Inc. and Cowen and Company, LLC, as representatives of the other underwriters named therein (the “Underwriting Agreement”). The Board unanimously approved the issuance and sale by the Company in the IPO of up to 7,690,400 shares of Class A common stock (which includes 6,687,305 firm shares and up to 1,003,095 shares of Class A common Stock that may be issued and sold to cover over allotments, if any) through the Underwriters, for a price to the public per share of $19.00, less underwriting discounts and commissions of $1.33 per share, as more fully set forth in the Underwriting Agreement. Total net proceeds raised, after deducting underwriting discounts and commissions and estimated offering expenses, were $131.5 million.
NOTE 28 – HOSTING SERVICES AGREEMENT
On August 17, 2021, Stronghold LLC entered into a Hosting Services Agreement with Northern Data PA, LLC (“Northern Data”) whereby Northern Data will construct and operate a colocation datacenter facility located on the Scrubgrass Plant (as defined below) (the “Hosting Agreement”), the primary business purpose of which will be to provide hosting services and support cryptocurrency miners. In October 2021, the final deposit owed to Northern Data was paid, and Northern Data has started delivering the 9,900 miners committed in the Hardware and Purchase Agreement dated April 14, 2021. On March 28, 2022, we restructured the Hosting Agreement to obtain an additional 2,675 miners at cost of $37.5 per terahash (to be paid five months after delivery) and temporarily reduced the profit share for Northern Data while incorporating performance thresholds until the data center build-out is complete. In addition, the Company has executed additional hardware agreements with Northern Data as described in Note 8 - Commitments and Contingencies - “Supplier Purchase Agreements”.
Once operational, after deducting an amount equal to $0.027 per kilowatt-hour for the actual power used, 65% of all cryptocurrency revenue generated by the miners in Northern Data's pods shall be payable to the Company and 35% of all cryptocurrency revenue generated by the miners shall be payable to Northern Data or its designee.
NOTE 29 – PREMIUM FINANCING AGREEMENT
Effective October 21, 2021, the Company entered into a director and officer insurance policy with annual premiums totaling $6.9 million. The Company has executed a Commercial Premium Finance Agreement with AFCO Premium Credit LLC over a term of nine months, with an annual interest rate of 3.454%, that finances the payment of the total premiums owed. The agreement requires a $1.4 million down payment, with the remaining $5.5 million plus interest paid over nine months. Monthly payments of $621.3 thousand start November 21, 2021 and end July 21, 2022. As of December 31, 2021, the unpaid balance is $4.3 million.
NOTE 30 – COVENANTS
On December 31, 2021, Equipment and WhiteHawk entered into the WhiteHawk Amendment to extend the Final MinerVa Delivery Date from December 31, 2021 to April 30, 2022. Pursuant to the WhiteHawk Amendment, Equipment LLC paid an amendment fee in the amount of $250,000 to WhiteHawk. Pursuant to the WhiteHawk Amendment's covenants, WhiteHawk can accelerate payment of the loan if the revised final MinerVa delivery date is not achieved.
NOTE 31 – NON-EMPLOYEE DIRECTORS COMPENSATION POLICY
On October 19, 2021, non-employee members of the Board are eligible to receive cash and equity compensation as set forth in the Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in the Policy shall be paid or be made, as applicable, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) and who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy became effective as of the date set forth above (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board.
The Company did not award any compensation to the non-employee directors during the year ended December 31, 2021. Refer to Note 32 - Subsequent Events that describes formal adoption of this plan after December 31, 2021. In anticipation of the formal adoption of this plan that requires payment of compensation in arrears, the Company has accrued $75,000 in compensation costs as of December 31, 2021 for the periods after October 19, 2021 (the eligibility date of this plan) through December 31, 2021.
NOTE 32 – SUBSEQUENT EVENTS
Management has evaluated events and transactions subsequent to the balance sheet date through the date of this report (the date the financial statements were available to be issued) for potential recognition or disclosure in the financial statements. Except as disclosed in the following sections, management has not identified any items requiring recognition or disclosure.

Equipment Financing
Arctos Credit LLC (NYDIG)
On January 31, 2022, Stronghold and NYDIG ABL LLC (f/k/a Arctos Credit, LLC), amended the NYDIG Financing Agreement (the “NYDIG Amendment”) to include (i) 2,140 MicroBT WhatsMiner M30S+ miners and (ii) 2,140 MicroBT WhatsMiner M30S miners purchased by Stronghold Inc. pursuant to a purchase agreement dated December 16, 2021, totaling $12,622,816 of additional borrowing capacity. Stronghold will pay an aggregate closing fee of $504,912 to NYDIG. The NYDIG Amendment requires that the Company maintain a blocked wallet or other account for deposits of all Mined Currency.] In February 2022, the Company received the additional borrowing of $12,622,816 less the $504,912 in closing fees.
NYDIG ABL LLC
In January and February of 2022, the Company has drawn three additional tranches of the Second NYDIG Financing Agreement with NYDIG whereby NYDIG agreed to lend up to $53,952,000 (excluding debt issuance costs) . The total of these tranches are $10,664,512. Including the $18,559,488 (excluding debt issuance costs) advanced as of December 31, 2021 the total advanced against the $53,952,000 is now $29,224,000. Or a remainder of $24,728,000 not advanced as of this filing.
WhiteHawk Finance LLC
On June 30, 2021, Equipment LLC entered into the WhiteHawk Financing Agreement with WhiteHawk whereby WhiteHawk originally agreed to lend to Equipment LLC an aggregate amount not to exceed $40.0 million to finance the purchase of certain Bitcoin miners and related equipment. The WhiteHawk Financing Agreement originally contained terms requiring that the 15,000 miners being purchased pursuant to the MinerVa Purchase Agreement be delivered on or before December 31, 2021. MinerVa did not deliver all of the miners under the MinerVa Purchase Agreement by the December 31, 2021 deadline. On December 31, 2021, Equipment LLC and WhiteHawk entered into the WhiteHawk Amendment to extend the final MinerVa delivery date from December 31, 2021 to April 30, 2022. We have received around 3,200 of the miners to date. On March 28, 2022, Equipment LLC and WhiteHawk again amended the WhiteHawk Financing Agreement (the “Second WhiteHawk Amendment”) to exchange the collateral under the WhiteHawk Financing Agreement. Pursuant to the Second WhiteHawk Amendment, (i) the approximately 11,700 remaining miners under the MinerVa Purchase Agreement will be exchanged as collateral for additional miners received by us from various suppliers and (ii) WhiteHawk agreed to lend to us an additional amount not exceed $25.0 million to finance certain previously purchased Bitcoin miners and related equipment (the “Second Total Advance”). Pursuant to the Second WhiteHawk Amendment, Equipment, LLC paid an amendment fee in the amount of $275,414.40 and a closing fee with respect to the Second Total Advance of $500,000. In addition to the purchased Bitcoin miners and related equipment, Panther Creek and Scrubgrass each agreed to a negative pledge of the Panther Creek Plant and Scrubgrass Plant, respectively, and guaranteed the WhiteHawk Finance Agreement. Each of the negative pledge and the guaranty by Panther Creek and Scrubgrass will be released upon payment in full of the Second Total Advance, regardless of whether the Total Advance remains outstanding. In conjunction with the Second WhiteHawk Amendment, we issued a warrant to WhiteHawk, to purchase 125,000 shares of Class A common stock, subject to certain antidilution and other adjustment provisions as described in the warrant agreement, at an exercise price of $0.01 per share (the “Second WhiteHawk Warrant”). The Second WhiteHawk Warrant expires on March 28, 2032. While we continue to engage in discussions with MinerVa on the delivery of the remaining miners, we do not know when the remaining miners will be delivered, if at all.
Non-employee Directors Compensation Policy
On January 10, 2022, the Compensation Committee formally adopted the previously approved Policy, effective October 19, 2021 (refer to Note 31 - Non-Employee Directors Compensation Policy). This policy includes the following:
–	An initial equity grant of 10,000 stock options;
–	An annual retainer equal to $100,000, which will be paid in fully-vested shares of our Class A common stock on a quarterly basis in arrears;

–
Once a non-employee director obtains exposure to our Class A common stock of $500,000 or greater, a director may choose to receive the annual retainer in USD or any other currency (including Bitcoin); and

–	Reimbursement for travel expenses and other reasonable out-of-pocket expenses.
On January 11, 2022, the Company authorized the Transfer Registrant and Registrar to issue 4,811 shares of common Class A stock to four non-employee Directors.
Asset Purchase Agreement
On January 3, 2022, the Company effected an Asset Purchase Agreement with Treis Blockchain LLC (“Seller”) at an initial purchase price of $7,000,000; adjusted up or down at close based on certain miner revenue performance during a period prior to the close date, “assigned values” of agreements assumed; and certain stipulations around future Bitcoin market prices after the sales date (as described below) (the “Treis Blockchain Agreement”). The Company anticipates this purchase to qualify as an asset acquisition that also assumes all liabilities from the Seller.
As part of this agreement, the Company acquires: (a) at least 1,000 MicroBT Whatsminer M20S cryptocurrency miners with aggregate hash rate capacity equal to at least 60 petahash per second and average efficiency of better than 60 joules per terahash (the “Miners”); (b) five (5) containers, of which (i) three (3) are forty-foot containers with three 600-amp panels and Raritan PX2-5956XV power distribution units and can power 240 MicroBT Whatsminer Bitcoin miners, (ii) one (1) is a forty-foot container with two 600-amp panels and Raritan PX2-5956XV power distribution units and can power 144 MicroBT Whatsminer Bitcoin miners, and (iii) one (1) is a Digital Shovel container with five data pods and one power pod and can power 405 MicroBT Whatsminer Bitcoin miners (the “Containers”);(c) all fixtures, equipment, machinery, supplies, parts, and other inventories located in the Containers (“Inventory”); (d) all contracts (the “Assigned Contracts”) all of Seller’s rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Purchased Assets; (f) all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities; and (g) all goodwill and the going concern value of the Purchased Assets as defined in the Treis Blockchain Agreement.
In the event that the average daily price of Bitcoin per Coinbase Global Inc. exceeds $100,000 for a period of at least fifteen (15) consecutive days prior to April 3, 2022, the Company shall make a one-time payment to Seller in the amount of $200,000.00 within five (5) business days of the date on which the average daily price of Bitcoin per Coinbase Global Inc. exceeds $100,000 for a fifteenth (15th) consecutive day. For the avoidance of doubt, in the event that the average daily price of Bitcoin per Coinbase Global Inc. does not exceed $100,000.00 for a period of fifteen (15) consecutive days prior to April 3, 2022, no payment shall be owed from the Company to Seller.
Northern Data
On March 28, 2022, we restructured the Hosting Agreement to obtain an additional 2,675 miners at cost of $37.5/T and temporarily reduced the profit share for Northern Data while incorporating performance thresholds until the data center build-out is complete.

ANNEX A – FORM OF CERTIFICATE OF AMENDMENT

CERTIFICATE OF AMENDMENT TO THE
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
STRONGHOLD DIGITAL MINING, INC.
Stronghold Digital Mining, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:
1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 19, 2021, under the name Stronghold Digital Mining, Inc. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 1, 2021. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 19, 2021.
2. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation (this “Amendment”) amends the provisions of the Second Amended and Restated Certificate of Incorporation.
3. This Amendment has been approved and duly adopted in accordance with the provisions of Section 242 of the DGCL. The Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Amendment and directed that the proposed Amendment be considered by the stockholders of the Corporation. The Amendment was duly authorized by holders of a majority of the voting stock of the Corporation by written consent and duly noticed to all stockholders not signing the written consent in accordance with the provisions of Sections 228 and 242 of the DGCL, and the provisions of the Second Amended and Restated Certificate of Incorporation.
4. Article IV of the Second Amended and Restated Certificate of Incorporation is hereby amended by inserting the following as Section 4.3(B) and renumbering existing Section 4.3 to Section 4.3(A):
“(B) Reverse Stock Split. Effective as of 5:00 p.m. Eastern Time on [•], 2023 (the “RSS Effective Time”), each [•] shares of then outstanding Class A Common Stock and Class V Common Stock shall automatically, without any action on the part of the holders thereof or the Corporation, be combined and converted into one share of validly issued, fully paid and non-assessable Class A Common Stock or Class V Common Stock, as applicable, without increasing or decreasing the par value of each share of Common Stock (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the RSS Effective Time of a book entry position which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the RSS Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the RSS Effective Time, shall be entitled to receive a whole share of Common Stock. Each book entry position that immediately prior to the Effective Time represented shares of Common Stock shall thereafter represent the number of shares of Common Stock into which the shares of Common Stock represented by such book entry position has been combined, subject to the elimination of fractional interests set forth above.”
[Remainder of Page Intentionally Left Blank]
A-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation as of this [•] day of [•], 2023.
STRONGHOLD DIGITAL MINING, INC.

By:
Name:
Title:
A-2

ANNEX B – FIRST AMENDMENT TO THE OMNIBUS INCENTIVE PLAN

FIRST AMENDMENT TO THE
STRONGHOLD DIGITAL MINING, INC.
OMNIBUS INCENTIVE PLAN
THIS FIRST AMENDMENT (the “First Amendment”) to the Stronghold Digital Mining, Inc. Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), has been adopted by Stronghold Digital Mining, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.
W I T N E S S E T H:
WHEREAS, the Company previously adopted the Plan;
WHEREAS, Section 9(p) of the Plan provides that the board of directors of the Company (the “Board”) or the Compensation Committee of the Board may amend the Plan from time to time without the consent of any stockholders or Participants, except that any amendment or alteration to the Plan, that any amendment or alteration to the Plan, including any increase in any share limitation, shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Committee action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted;
WHEREAS, the Board desires to amend the Plan to increase the number of shares of Stock available for delivery with respect to Awards; and
WHEREAS, the Board has determined that the First Amendment shall be made effective as of date the First Amendment is approved by the stockholders of the Company (such date, the “Amendment Effective Date”).
NOW, THEREFORE, the Plan shall be amended as of the Amendment Effective Date, as set forth below:
1. Section 4(a) of the Plan is hereby deleted and replaced in its entirety with the following:
“Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with Section 8, 11,069,517 shares of Stock are reserved and available for delivery with respect to Awards, and such total shall be available for the issuance of shares upon the exercise of ISOs; provided, that, on January 1 of each calendar year occurring after the Effective Date and prior to the tenth anniversary of the Effective Date, the total number of shares of Stock reserved and available for delivery with respect to Awards under the Plan shall increase by a number of shares of Stock equal to the lesser of (i) 3% of the total number of shares of Stock outstanding as of December 31 of the immediately preceding calendar year and (ii) such smaller number of shares of Stock as is determined by the Board.”
RESOLVED FURTHER, that except as amended hereby, the Plan is specifically ratified and reaffirmed.
[Remainder of Page Intentionally Left Blank.]
B-1